Filed pursuant to Rule 424(b)(3)
Registration No. 333-286959

PROSPECTUS
VanEck BNB ETF
The VanEck BNB ETF (the “Trust”) is an exchange-traded fund that issues common shares of beneficial interest (the “Shares”) The Shares are listed on The Nasdaq Stock Market LLC (“Nasdaq” or the “Exchange”) pursuant to Nasdaq Rule 5711(d), which permits the listing and trading of Commodity-Based Trust Shares under Nasdaq’s generic listing standards.
The Trust’s investment objective is to reflect the performance of the price of BNB tokens (“BNB”) and rewards from staking a portion of the Trust’s BNB to the extent VanEck Digital Assets, LLC (“the Sponsor”) in its sole discretion determines that the Trust may do so without undue legal or regulatory risk, such as, without limitation, by jeopardizing the Trust’s ability to qualify as a grantor trust for U.S. federal income tax purposes, less the expenses of the Trust’s operations. In seeking to achieve its investment objective, the Trust holds BNB and values its Shares daily based on the reported MarketVectorTM BNB Benchmark Rate (the “Index” or “MarketVectorTM BNB Benchmark Rate”), which is calculated based on prices contributed by trading platforms that the Sponsor’s (as defined below) affiliate, MarketVector Indexes GmbH (“MarketVector”), believes represent the top five BNB trading platforms based on the industry leading BITA Exchange Ranking report. See “The Trust and BNB Prices—Description of the MarketVectorTM BNB Benchmark Rate Construction and Maintenance” for more information.
The Sponsor is the sponsor of the Trust, CSC Delaware Trust Company (the “Trustee”) is the trustee of the Trust, and Anchorage Digital Bank N.A., (the “First BNB Custodian” or “Anchorage”), and BitGo Bank & Trust, National Association (the “Second BNB Custodian” or “BitGo,” and together with the First BNB Custodian, the “BNB Custodians”), or any successor custodian, are the custodians of the Trust, who will hold all of the Trust’s BNB on the Trust’s behalf.
To the extent the Sponsor determines to stake all or a portion of the Trust's BNB, the Sponsor plans to engage one or more third-party staking services providers (each a "Staking Services Provider") to conduct such staking activities ("Staking Activities"). The initial Staking Services Provider is BitGo. To the extent the Sponsor engages additional Staking Services Providers, the Sponsor will determine the amount of BNB to allocate to each Staking Services Provider based on such factors as the Sponsor, in its sole discretion, deems relevant, such as each Staking Services Provider's performance, including uptime and compliance with staking requirements, or operational security considerations. In addition, the Sponsor may employ a staking rewards index to benchmark the staking returns of each Staking Services Provider.
The Trust intends to issue Shares on a continuous basis and is registering an indeterminate number of Shares with the Securities and Exchange Commission (the “SEC”) in accordance with Rule 456(d) and 457(u). When the Trust sells or redeems its Shares, it will do so in blocks of 10,000 Shares (a “Basket”) that are based on the amount of BNB represented by the Basket being created, the amount of BNB being equal to the combined net asset value of the number of Shares included in the Basket (net of accrued but unpaid remuneration due to the Sponsor (the “Sponsor Fee”) and any accrued but unpaid expenses or liabilities not assumed by the Sponsor). The Trust conducts subscriptions and redemptions in cash or in-kind transactions with financial firms that are authorized to purchase or redeem Shares with the Trust (known as “Authorized Participants” or “APs”).
For a subscription in cash, the Authorized Participant’s subscription shall be in the amount of cash needed to purchase the amount of BNB represented by the Basket being created, as calculated by State Street Bank and Trust Company (“State Street”) as the Trust’s administrator (the “Administrator”) based on the Index or the other valuation policies described herein. The AP will deliver the cash to the Trust’s account at State Street, as the cash custodian (the “Cash Custodian”), which the Sponsor will then use to purchase BNB from a third party selected by the Sponsor who (1) is not the Authorized Participant and (2) will not be acting as an agent, nor at the direction, of the Authorized Participant with respect to the delivery of BNB to the Trust (such third party, a “Liquidity Provider”).
For a redemption in cash, the Sponsor shall arrange for the BNB represented by the Basket to be sold to a Liquidity Provider selected by the Sponsor and the cash proceeds to be distributed from the Trust’s account at the Cash Custodian to the Authorized Participant in exchange for their Shares. For an “in-kind” subscription, Authorized Participants will deliver, or arrange for the delivery by the Authorized Participant’s designee of, BNB to the Trust’s account with a BNB Custodian in exchange for Shares when they purchase Shares. For an “in-kind” redemption transaction with the Trust, when Authorized Participants redeem Shares, the Trust, through a BNB Custodian, will deliver BNB to such Authorized Participants, or a designee thereof, in exchange for their Shares.
Following an Authorized Participant’s subscription in cash for a Basket and issuance by the Trust of the corresponding Shares to such AP, Authorized Participants may then offer Shares to the public at prices that depend on various factors, including the supply and demand for Shares, the value of the Trust’s assets, and market conditions at the time of a transaction. Shareholders who buy or sell Shares during the day from their broker may do so at a premium or discount relative to the net asset value of the Shares of the Trust.

Except when aggregated in Baskets, Shares are not redeemable securities. Baskets are only redeemable by Authorized Participants.
Shareholders who decide to buy or sell Shares of the Trust will place their trade orders through their brokers and may incur customary brokerage commissions and charges. The Shares are listed on the Exchange under the ticker symbol “VBNB.”
Investing in the Trust involves risks similar to those involved with an investment directly in BNB and other significant risks. See “Risk Factors” beginning on page 16.
The offering of the Trust’s Shares is registered with the SEC in accordance with the Securities Act of 1933, as amended (the “1933 Act”). The offering is intended to be a continuous offering. The Trust is not registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and is not subject to regulation under the 1940 Act. The Trust is not a commodity pool for purposes of the Commodity Exchange Act of 1936, as amended (the “CEA”), and the Sponsor is not subject to regulation by the Commodity Futures Trading Commission (the “CFTC”) as a commodity pool operator or a commodity trading advisor. The Trust’s Shares are neither interests in nor obligations of the Sponsor or the Trustee.
On November 14, 2025, Van Eck Associates Corporation (the “Seed Capital Investor”), the parent of the Sponsor, subject to certain conditions, purchased the “Seed Shares,” comprising 4,000 Shares at a per-Share price of $25.00. Delivery of the Seed Shares was made on November 14, 2025. Total proceeds to the Trust from the sale of the Seed Shares were $100,000. On May 7, 2026, the Seed Shares were redeemed for cash and the Seed Capital Investor purchased the “Seed Creation Baskets,” comprising 40,000 Shares with a per-Share price equal to 0.0388791 BNB. The price of BNB was determined using the Index on May 7, 2026. The Index price on May 7, 2026 was $643.148. Total proceeds to the Trust from the sale of the Seed Creation Baskets were 1,555.1639998 BNB. The Seed Capital Investor has acted as a statutory underwriter in connection with this purchase.
The price of the Seed Creation Baskets was determined as described above and such Shares could be sold at different prices if sold by the Seed Capital Investor at different times.
The value of BNB and, therefore, the value of the Trust’s Shares could decline rapidly, including to zero. You could lose your entire investment. The Shares are neither insured nor guaranteed by the Federal Deposit Insurance Corporation, or any other governmental agency or other person or entity. The Shares are not interests in nor obligations of nor guaranteed by any of the Sponsor, the Trustee, Seed Capital Investor, MarketVector, the Administrator, the Cash Custodian, the BNB Custodians, any Liquidity Provider, any Staking Services Provider or their respective affiliates.
AN INVESTMENT IN THE TRUST INVOLVES SIGNIFICANT RISKS AND MAY NOT BE SUITABLE FOR SHAREHOLDERS THAT ARE NOT IN A POSITION TO ACCEPT MORE RISK THAN MAY BE INVOLVED WITH OTHER EXCHANGE-TRADED PRODUCTS THAT DO NOT HOLD BNB OR INTERESTS RELATED TO BNB. THE SHARES ARE SPECULATIVE SECURITIES. THEIR PURCHASE INVOLVES A HIGH DEGREE OF RISK AND YOU COULD LOSE YOUR ENTIRE INVESTMENT. YOU SHOULD CONSIDER ALL RISK FACTORS BEFORE INVESTING IN THE TRUST. PLEASE REFER TO “RISK FACTORS” BEGINNING ON PAGE 16.
NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OFFERED IN THIS PROSPECTUS, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
THE TRUST IS AN “EMERGING GROWTH COMPANY” AS THAT TERM IS USED IN THE JUMPSTART OUR BUSINESS STARTUPS ACT (THE “JOBS ACT”) AND, AS SUCH, MAY ELECT TO COMPLY WITH CERTAIN REDUCED REPORTING REQUIREMENTS.
The date of this Prospectus is October 1, 2026

This Prospectus contains information you should consider when making an investment decision about the Shares of the Trust. You may rely on the information contained in this Prospectus. The Trust and the Sponsor have not authorized any person to provide you with different information and, if anyone provides you with different or inconsistent information, you should not rely on it. This Prospectus is not an offer to sell the Shares in any jurisdiction where the offer or sale of the Shares is not permitted.
The Shares of the Trust are not registered for public sale in any jurisdiction other than the United States.

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STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This Prospectus includes “forward-looking statements” which generally relate to future events or future performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “intend”, “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or the negative of these terms or other comparable terminology. All statements (other than statements of historical fact) included in this Prospectus that address activities, events or developments that will or may occur in the future, including such matters as movements in the cryptocurrencies markets and indexes that track such movements, the Trust’s operations, the Sponsor’s plans and references to the Trust’s future success and other similar matters, are forward-looking statements. These statements are only predictions. Actual events or results may differ materially. These statements are based upon certain assumptions and analyses the Sponsor has made based on its perception of historical trends, current conditions and expected future developments, as well as other factors appropriate in the circumstances. Whether or not actual results and developments will conform to the Sponsor’s expectations and predictions, however, is subject to a number of risks and uncertainties, including the special considerations discussed in this Prospectus, general economic, market and business conditions, changes in laws or regulations, including those concerning taxes, made by governmental authorities or regulatory bodies, and other world economic and political developments. Consequently, all the forward-looking statements made in this Prospectus are qualified by these cautionary statements, and there can be no assurance that actual results or developments the Sponsor anticipates will be realized or, even if substantially realized, that they will result in the expected consequences to, or have the expected effects on, the Trust’s operations or the value of its Shares.
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PROSPECTUS SUMMARY
This is only a summary of the Prospectus and, while it contains material information about the Trust and its Shares, it does not contain or summarize all of the information about the Trust and the Shares contained in this Prospectus that is material and/or which may be important to you. You should read this entire Prospectus, including “Risk Factors” on page 16, before making an investment decision about the Shares. For a glossary of defined terms, see Appendix A.
Overview of the Trust
The VanEck BNB ETF (the “Trust”) is an exchange-traded fund that issues common shares of beneficial interest (the “Shares”). The Shares are listed on The Nasdaq Stock Market LLC (“Nasdaq” or the “Exchange”) pursuant to Nasdaq Rule 5711(d), which permits the listing and trading of Commodity-Based Trust Shares under Nasdaq’s generic listing standards (the “Generic Listing Standards”).
The Trust is not registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and is not required to register under such act. The Trust is not a commodity pool for purposes of the CEA, and the Sponsor is not subject to regulation by the CFTC as a commodity pool operator or a commodity trading advisor. The Trust is a passive investment vehicle that does not seek to pursue any investment strategy beyond reflecting the performance of the price of BNB and any rewards earned from staking a portion of the Trust’s BNB. As a result, the Trust will not attempt to avoid losses or hedge exposure arising from the risk of changes in the price of BNB.
The Trust’s investment objective is to reflect the performance of the price of BNB and rewards from staking a portion of the Trust’s BNB to the extent the Sponsor in its sole discretion determines that the Trust may do so without undue legal or regulatory risk, such as, without limitation, by jeopardizing the Trust’s ability to qualify as a grantor trust for U.S. federal income tax purposes, less the expenses of the Trust’s operations. In seeking to achieve its investment objective, the Trust holds BNB and values its Shares daily based on the reported MarketVectorTM BNB Benchmark Rate, which is calculated based on prices contributed by trading platforms that the Sponsor’s affiliate, MarketVector Indexes GmbH (“MarketVector”), believes represent the top five BNB trading platforms based on the industry leading BITA Exchange Ranking report.
The Trust is sponsored by VanEck Digital Assets, LLC (the “Sponsor”), a wholly-owned subsidiary of Van Eck Associates Corporation (“VanEck”), a U.S. registered investment adviser with approximately $199.1 billion in assets under management as of March 31, 2026. The Sponsor is not registered as an investment adviser and currently is not required to register under the Advisers Act in connection with its activities on behalf of the Trust. The Trust, the Sponsor and the service providers will not loan or pledge the Trust’s assets, nor will the Trust’s assets serve as collateral for any loan or similar arrangement.
BNB is a digital asset that is created and transmitted through the operation of the peer-to-peer blockchain network (the “BNB Smart Chain”), which exists within the BNB Chain ecosystem (the “BNB Chain”). The BNB Smart Chain is a decentralized network of computers that operates on cryptographic software protocols based on open-source code, the transaction validation and recordkeeping infrastructure of which is collectively maintained by a global user base. The BNB Smart Chain enables users to exchange tokens including BNB, in transactions which are recorded on a distributed public recordkeeping system or ledger known as a blockchain, and which may be used to pay for goods and services or conduct other activities. BNB is used on the BNB Smart Chain, among other things, to pay transaction fees required to execute smart contracts and record transactions. BNB is therefore commonly referred to as the native token of the BNB Chain ecosystem and the native token of the BNB Smart Chain.The Trust intends to stake a portion of the Trust’s assets through one or more third-party staking services providers (each, a “Staking Services Provider”). The Sponsor has adopted a staking program and liquidity risk policy (the “Staking Policy”). The Sponsor is responsible for administering the staking program, which is overseen by a designated staking committee (the “Staking Committee”). Under normal circumstances, the Sponsor will seek to stake all of the Trust’s BNB except for BNB reserved by the Sponsor in its sole discretion to facilitate foreseeable redemption transactions or otherwise protect the Trust and its assets in a manner consistent with Revenue Procedure 2025-31.

Certain Shares may be subject to lock-up or notice requirements pursuant to contractual commitments of the Sponsor. While such requirements remain in effect, the Sponsor intends to maintain a corresponding amount of the Trust’s BNB in staking (such BNB, the “Committed Assets”). Committed Assets remain assets of the Trust and are included in its NAV.
Staking Services Providers will be chosen based on cost, reputation, financial stability and operational security. The initial Staking Services Provider is expected to be BitGo Bank & Trust, National Association (“BitGo”). In consideration for the Staking Services, BitGo is expected to receive a fee equal to 4.0% of the staking rewards generated by the Trust’s staked BNB (the “Staking Services Provider Consideration”). The Staking Services Provider Consideration will be deducted from the Trust’s staking rewards before such rewards are credited to the Trust.
Staking rewards, net applicable fees, will be credited to the Trust as earned and reflected in its daily NAV, with a 4:00 p.m. Eastern time cut-off, until distributed or sold to fund a distribution. The Trust generally may re-stake staking rewards it receives, subject to the Trust’s Staking Policy, liquidity needs and intended quarterly cash distributions of net staking rewards. Investors are not required to take any action to receive staking rewards, and the Trust does not operate its own validator nodes.
Pursuant to the Staking Policy, the Sponsor is responsible for assessing, managing and reviewing liquidity risk of the Trust at least annually based on five factors, including the Trust’s investment strategy and liquidity during normal and stressed conditions, holdings of cash and cash equivalents and other funding sources, restricted assets, the lock-up period involved in staking, and historical redemption drawdowns for U.S. listed crypto-based ETFs and similar instruments globally. The Staking Policy provides that the Sponsor has the authority to adjust the size of the Baskets if it determines that such changes would improve the effectiveness and efficiency of the arbitrage mechanism.
Following the liquidity risk assessment, the Sponsor determines whether changes to the administration of the Trust’s staking program are necessary. The Trust continues to update its liquidity risk policies and procedures and any changes made or recommended will be evaluated during the next liquidity risk assessment. The Staking Policy is intended to be and is in line with the Generic Listing Standards.
As a matter of BNB Smart Chain protocol, staked BNB is not committed for a fixed term and the Trust may initiate an exit from a staked position at any time. This protocol feature does not override the Sponsor’s contractual commitments with respect to Committed Assets. The Sponsor intends to maintain the Committed Assets in staking while the applicable Share lock-up or notice requirements remain in effect. Following receipt of the required notice with respect to any such Shares, the Sponsor may initiate unstaking of the corresponding BNB, as appropriate, during the applicable notice period. When the Trust undelegates BNB, the BNB Smart Chain protocol imposes an unbonding period, currently seven days (the “Unbonding Period”), during which the BNB earns no rewards and cannot be withdrawn, transferred, sold or re-delegated. As a result, the Trust may not be able to promptly access or liquidate staked BNB to meet redemption requests in amounts greater than the portion of the Trust’s BNB that remains readily available or to respond to adverse market conditions. This delay could adversely affect the Trust’s liquidity and its ability to fulfill investor redemptions in a timely manner, particularly during periods of heightened market volatility or significant redemption activity.
As a result of any staking activity in which the Trust may engage, the Trust will receive staking rewards in the form of BNB, which are treated for U.S. federal income tax purposes as income to the Trust (see “United States Federal Income Tax Consequences” for a further description of the tax implications of the receipt of staking rewards by the Trust). The Staking Services Provider will exercise no discretion as to the amount of the Trust’s BNB to be staked or the timing of the Staking Activities (other than as is incidental to delegating BNB to, or undelegating BNB from, validators). The applicable BNB Custodian will maintain possession and control of the private keys associated with the Trust’s staked BNB at all times. Staking on the BNB Smart Chain involves the delegation of BNB to validators and carries certain risks, including operational risks and the potential loss of staking rewards if a validator is jailed or otherwise unable to participate in block production. The description and considerations related to staking are discussed more fully in “Risk Factors—Risks Associated with BNB and the BNB Chain Ecosystem.”

Because peer-to-peer transfers of BNB are recorded on the BNB Smart Chain, which is a digital public recordkeeping system or ledger, buying, holding and selling BNB is very different than buying, holding and selling more conventional instruments like cash, stocks or bonds. For example, BNB must either be acquired as a reward for participating in the validation of transactions that are added to the BNB Smart Chain (the validation process is referred to interchangeably in this Prospectus as “validation” or “staking”, the rewards are referred to as “staking rewards”, and the parties performing such validation, “validators”), obtained in a peer-to-peer transaction on the BNB Smart Chain, or purchased through an online digital asset trading platform or other intermediary, such as a broker in the institutional over-the-counter (“OTC”) market. Peer-to-peer transactions may be difficult to arrange, and involve complex and potentially risky procedures around safekeeping, transferring and holding the BNB. Alternatively, purchasing BNB on a BNB trading platform requires choosing a trading platform, opening an account, and transferring funds to the trading platform in order to purchase the BNB. Transactions on centralized trading platforms are not ordinarily recorded on the BNB Smart Chain. There are currently a large number of BNB trading platforms from which to choose, the quality and reliability of which varies significantly. Some trading platforms have been subject to hacks, resulting in significant losses to end users.
The Trust provides direct exposure to BNB and the Shares of the Trust are valued on a daily basis using prices drawn from a carefully evaluated group of trading platforms selected by MarketVector, which utilizes the BITA Exchange Ranking report data to construct the MarketVectorTM BNB Benchmark Rate. The Trust provides investors with the opportunity to access the market for BNB through Shares held in a traditional brokerage account without the potential barriers to entry or risks involved with holding or transferring BNB directly or acquiring it from an exchange.
The Trust custodies its BNB at Anchorage Digital Bank N.A. (the “First BNB Custodian”), a regulated third-party custodian that carries insurance and is a National Trust Bank regulated by the Office of the Comptroller of the Currency, and at BitGo Bank & Trust, National Association (the “Second BNB Custodian” and, together with the First BNB Custodian, the “BNB Custodians”), a regulated third-party custodian that carries insurance and is a national trust bank chartered and regulated by the Office of the Comptroller of the Currency. The initial Staking Services Provider will be the Second BNB Custodian. The Sponsor may engage one or more additional Staking Services Providers in the future.
The Trust will not use derivatives such as swaps, futures, or options in its investment strategy. Using derivatives could subject the Trust to derivatives counterparty, credit, and other risks, though the Trust also will not attempt to use derivatives to hedge the risk of declines in the price of BNB held by the Trust. The Sponsor believes that the design of the Trust will enable certain investors to more effectively and efficiently implement strategic and tactical asset allocation strategies that use BNB by investing in the Shares rather than purchasing, holding and trading BNB directly or through derivatives.
Except as set forth in the Trust Agreement, Shareholders have no voting rights with respect to the Trust.
BNB and the BNB Chain Ecosystem
BNB is a digital asset that is created and transmitted through the operations of the peer-to-peer BNB Smart Chain, a decentralized network of computers that operates on cryptographic protocols based on open-source code, the infrastructure of which is collectively maintained by a global validator network. The BNB Smart Chain enables users to exchange tokens, including BNB, which are recorded on a public transaction ledger known as a blockchain. BNB may be used to pay for goods and services, including computational power on the BNB Smart Chain, or it may be converted to fiat currencies, such as the U.S. dollar, at rates determined on digital asset trading platforms or in individual end-user-to-end-user transactions under a barter system.
The BNB Smart Chain was designed to allow users to write and implement smart contracts—that is, general-purpose code that executes on every computer in the network and can instruct the transmission of information and value based on a sophisticated set of logical conditions. Using smart contracts, users can create markets, store registries of debts or promises, represent ownership of property, move funds in accordance with conditional instructions and create digital assets other than BNB on the BNB Smart Chain. Smart contract operations are executed on the BNB Smart Chain in exchange for payment of BNB. Like the Ethereum network, the BNB Smart Chain is one of a number of projects intended to expand blockchain use beyond just a peer-to-peer money system.
BNB Chain
The BNB Chain ecosystem is a multi-chain blockchain ecosystem designed to provide scalable, Ethereum Virtual Machine (“EVM”)-compatible smart contract execution and decentralized data storage. BNB Chain consists of three blockchains: BNB Smart Chain (formerly called the Binance Smart Chain), opBNB, and BNB Greenfield. The BNB ecosystem originated in 2017 with the launch of BNB and originally launched with the BNB Beacon Chain (formerly called the Binance Chain), and later expanded into the current multi-chain architecture. Each chain serves a different purpose: BNB Smart Chain is a Layer 1 blockchain used to enable the development of user-generated permissionless applications (“dApps”), including in the decentralized finance (“DeFi”) space; opBNB is used as a Layer 2 scaling solution for BNB Smart Chain; and BNB Greenfield is used as a decentralized data storage solution. BNB Smart Chain is powered by the proof-of-staked-authority consensus protocol (“PoSA”), which combines elements of delegated proof of stake (“DPoS”) and proof-of-authority (“PoA”) by requiring validators to stake BNB and be selected based on stake and reputation. Currently, the number of BNB Smart Chain validator set consists of 45 active validators, comprising 21 “cabinet” (active block-producing) validators, and 24 “candidate” (standby) validators. This design is intended to permit faster block confirmation times and lower transaction fees than some other blockchain networks however, this design may result in greater centralization compared to networks with larger, more distributed validator sets. BNB Greenfield has a proof-of-stake consensus mechanism, which is supported by a group of validators that are authorized to validate transactions and create new blocks. See “BNB, BNB MARKET, BNB EXCHANGES AND REGULATION OF BNB — BNB and the BNB Chain Ecosystem” for additional information.
Although the technical and strategic development was originally initiated by Binance, the network is now supported by a large number of participants. The BNB Chain community coordinates governance processes through a shared governance mechanism (e.g., BEP proposals and validator consensus), and no single person or entity has the formal ability to unilaterally amend or change the network’s source code. There can be no assurance that certain entities, such as Binance, which issued BNB tokens and oversees certain features of BNB on an ongoing basis (such as periodic burns), or affiliated persons thereof, do not exercise control or informal influence, such as through their ongoing involvement in BNB Chain operations or their large holdings of BNB, which could give them, among other powers, the ability to play a role in validator selection, should they choose to exercise it, by allocating their BNB holdings among validators, who are chosen in part based on the quantity of assets staked with them. See “Risk Factors—BNB And The BNB Chain Ecosystem Have Links To, And May Be Controlled By, Binance And Its Principals”.
Governance on the BNB Smart Chain
The BNB Smart Chain, the core blockchain within the BNB Chain ecosystem, incorporates a communal governance framework that enables eligible participants, including staking credit holders, to influence the network’s evolution. Governance on the BNB Smart Chain occurs primarily through BNB Evolution Proposals (“BEPs”), off-chain temperature checks, and on-chain voting through BNB Smart Chain governance contracts. Proposals may take the form of text proposals or proposals containing executable on-chain actions directed to target contracts.
Staking credit holders, such as validators and delegators, can propose and vote on governance matters, and users who have delegated BNB may delegate voting power to themselves to vote or create proposals directly, or to another participant to act on their behalf, using BNB Smart Chain governance contracts. Accepted proposals are executed through protocol updates coordinated by validators and core developers, and no single entity can unilaterally amend network rules. This process, together with BNB Smart Chain’s staking-based validator-selection process, is intended to contribute to the network’s communal governance framework and transparency.
The BNB token
BNB is the native token of the BNB Smart Chain and serves as the base (“gas”) currency for transactions, smart contract interactions and deployment, as a governance token on BNB Smart Chain that allows token holders to participate in the governance of the network, and can currently be used to obtain discounts on trading fees on

Binance. BNB was introduced in 2017 as an ERC-20 token on the Ethereum network and later migrated to the Binance Chain and the BNB Smart Chain. BNB can be staked to help secure the network and earn staking rewards.
BNB was initially issued with a maximum supply target of 200 million tokens. However, the total number of BNB tokens in circulation is variable and subject to change over time, and the total supply is gradually reduced through a token burn mechanism, which permanently removes tokens from circulation based on usage and predefined rules. While this mechanism aims to reduce overall supply and support long-term scarcity, it does not guarantee a fixed or minimum future supply, and actual circulating amounts may vary due to market activity and on-chain dynamics. This mechanism means that risks remain with regard to changes in supply, as this is not guaranteed. As of April 22, 2026, BNB’s market capitalization is approximately $87 billion, placing it among the top five cryptocurrencies globally (coinmarketcap.com), with an average daily trading volume of approximately $564.5 million (coinmarketcap.com, glassnode.com).
The Trust’s Investment Objective and Strategies
The Trust’s investment objective is to reflect the performance of the price of BNB and rewards from staking a portion of the Trust’s BNB to the extent the Sponsor in its sole discretion determines that the Trust may do so without undue legal or regulatory risk, such as, without limitation, by jeopardizing the Trust’s ability to qualify as a grantor trust for U.S. federal income tax purposes, less the expenses of the Trust’s operations. In seeking to achieve its investment objective, the Trust holds BNB and values its Shares daily based on the reported MarketVectorTM BNB Benchmark Rate, which is calculated based on prices contributed by exchanges that the Sponsor’s affiliate, MarketVector, believes represent the top five BNB trading platforms based on the industry leading BITA Exchange Ranking report as described below, and process all creations and redemptions in transactions with Authorized Participants as described below. The Trust is a passive investment vehicle that does not seek to pursue any investment strategy beyond reflecting the performance of the price of BNB and rewards from staking a portion of the Trust’s BNB. As a result, the Trust will not attempt to speculatively sell BNB at times when its price is high or speculatively acquire BNB at low prices in the expectation of future price increases, nor will the Trust attempt to avoid losses or hedge exposure arising from the risk of changes in the price of BNB. The Trust does not utilize leverage, derivatives or any similar arrangements in seeking to meet its investment objective. The Trust conducts its Staking Activities in a manner intended to preserve the Trust’s status as a grantor trust for U.S. federal income tax purposes. See “BNB, BNB Market, BNB Exchanges and Regulation of BNB—The Trust’s Staking Program.”
When the Trust sells or redeems its Shares, it will do so in blocks of 10,000 Shares (“Baskets”) that are based on the amount of BNB represented by the Basket being created, the amount of BNB being equal to the combined net asset value of the number of Shares included in the Basket (net of the accrued but unpaid remuneration due the Sponsor (“Sponsor Fee”) and any accrued but unpaid expenses or liabilities not assumed by the Sponsor). The Trust conducts subscriptions and redemptions in cash or in-kind transactions with financial firms that are authorized to purchase or redeem Shares with the Trust (known as “Authorized Participants” or “APs”), which must be registered broker-dealers.
For a subscription in cash, the Authorized Participant’s subscription for Shares shall be in the amount of cash needed to purchase the amount of BNB represented by the Basket being created, as calculated by the Administrator based on the Index or the other valuation policies described herein. The AP will deliver the cash to the Trust’s account at the Cash Custodian, which the Sponsor will then use to purchase BNB from a third party selected by the Sponsor who (1) is not the Authorized Participant and (2) will not be acting as an agent, nor at the direction, of the Authorized Participant with respect to the delivery of BNB to the Trust in connection with such cash creation (such third party, a “Liquidity Provider”). For a redemption in cash, the Sponsor shall arrange for the BNB represented by the Basket to be sold to a Liquidity Provider selected by the Sponsor and the cash proceeds to be distributed from the Trust’s account at the Cash Custodian to the Authorized Participant in exchange for their Shares. For an “in-kind” subscription, Authorized Participants will deliver, or arrange for the delivery by the Authorized Participant’s designee of, BNB to the Trust’s BNB Custody Account with an applicable BNB Custodian in exchange for Shares when they purchase Shares. For an “in-kind” redemption transaction with the Trust, when Authorized Participants redeem Shares, the Trust, through the applicable BNB Custodian, will deliver BNB to such Authorized Participants, or a designee thereof, in exchange for their Shares.

In addition to selling BNB to distribute cash to Authorized Participants redeeming Shares, the Sponsor may sell BNB to pay certain expenses not assumed by the Sponsor (described below), which may be facilitated by one or more Liquidity Providers and/or a BNB Custodian or an affiliate thereof. All BNB is held by third-party custodians that carry insurance. The insurance carried by the Trust’s custodians may not be adequate to cover losses that might be suffered by the Trust, as described further in “Risk Factors—The lack of full insurance and Shareholders’ limited rights of legal recourse against the Trust, Trustee, Sponsor, Administrator, Cash Custodian and BNB Custodians expose the Trust and its Shareholders to the risk of loss of the Trust’s BNB for which no person or entity is liable”. The Transfer Agent (as defined below) will facilitate the processing of purchase and sale orders in Baskets from the Trust.
The Trust will engage in BNB transactions for converting cash into BNB (in association with cash purchase orders) and BNB into cash (in association with cash redemption orders). The Trust will conduct its BNB purchase and sale transactions by trading directly with third parties selected by the Sponsor, some of whom may be affiliated with APs (each, a “Liquidity Provider”), who are not registered broker-dealers, pursuant to written agreements between such Liquidity Providers and the Trust. Liquidity Providers may be added at any time, subject to the discretion of the Sponsor. Alternatively, Liquidity Providers may choose to terminate their participation as Liquidity Providers to the Trust at any time. The Trust is not aware of any other affiliation or material relationship between Liquidity Provider and the Authorized Participants or other service providers of the Trust in executing a transaction in BNB with the Trust. Each Liquidity Provider represents to the Trust that it is acting for itself and not for another person, and is not acting as agent or at the direction of any Authorized Participant. Upon receipt of an order from an Authorized Participant to create or redeem Baskets, the Trust may obtain quotes for a price to purchase or sell BNB from one or more Liquidity Providers. A Liquidity Provider may respond to the Trust’s request with an offer of a quote at which it is willing to sell the specified quantity of BNB, or a portion thereof, in the case of a creation, or a quote at which it is willing to buy the specified quantity of BNB, or a portion thereof, in the case of a redemption, as indicated in such offer. The Trust then determines, in its sole discretion, which Liquidity Provider that provided a quote to use. Once an offer is accepted it becomes a trade that is binding on both the Trust and the Liquidity Provider. Each Liquidity Provider is required to comply with U.S. federal and/or state laws including licensing and registration requirements or similar laws in non-U.S. jurisdictions and maintain practices and policies designed to comply with AML and KYC regulations.
The Liquidity Providers as of the date of this Prospectus, that have agreed to serve as a Liquidity Provider and have consented to be named in this Prospectus are Nonco LLC and Wincent Investment Fund PCC Limited.
Current or future Liquidity Providers may be affiliates of, or have material relationships with, the Trust’s current or future Authorized Participants.
The MarketVectorTM BNB Benchmark Rate
Market Vector is the index sponsor and index administrator for the MarketVectorTM BNB Benchmark Rate (“MarketVectorTM BNB Benchmark Rate” or “Index”). MarketVector is a wholly-owned subsidiary of VanEck. Market Vector is the calculation agent for the MarketVectorTM BNB Benchmark Rate and an affiliate of VanEck.
The MarketVectorTM BNB Benchmark Rate is a U.S. dollar-denominated composite reference rate for the price of BNB. The Index is calculated daily between 00:00 and 24:00 (ET) and the Index values are disseminated to data vendors. The Index is disseminated in U.S. dollars and the closing and intraday value is calculated over twenty three-minute intervals pursuant to a methodology referred to as an equal-weighted average of the volume-weighted median price.
The MarketVectorTM BNB Benchmark Rate is designed to be a robust price for BNB in U.S. dollars. There is no component other than BNB in the Index. The underlying trading platforms are sourced from the industry leading BITA Exchange Ranking report, which is issued by BITA GmbH. BITA GmbH (“BITA”) is a Germany-based fintech company that provides enterprise-grade indexes, data and infrastructure to institutions operating in the passive and quantitative investment spaces. Active in the digital asset industry since 2018, BITA GmbH provides crypto calculation, index administration and infrastructure solutions to financial institutions globally. BITA reviews various trading exchanges and analyzes such exchanges to determine whether the exchanges should be approved as a data source (approved exchanges are referred to by BITA as “whitelisted”). BITA’s methodology for evaluating exchanges utilizes a combination of qualitative and quantitative metrics to analyze a comprehensive data set, covering five categories of evaluation. The categories of evaluation include regulatory stability, liquidity, data quality, technology and usability. BITA evaluates each category of each exchange with respect to each different digital asset, with different weights assigned to each category to arrive at a “total score” for each exchange. BITA then ascribes a rating to each exchange and determines the minimum total score for an exchange to be included in each pricing index. Each qualifying exchange is then ranked by BITA according to their “total score” to determine their BITA ranking, which determines the inclusion of such exchange in the MarketVectorTM BNB Benchmark Rate. See “The Trust and BNB Prices—Description of the MarketVectorTM BNB Benchmark Rate Construction and Maintenance” for more details. The BITA Exchange Ranking report provides a framework for assessing risk of each trading platform and brings transparency and accountability to a rapidly evolving market and industry. Based on the BITA Exchange Ranking report, MarketVector initially selects the top five trading platforms by rank for inclusion in the MarketVectorTM BNB Benchmark Rate. If an eligible trading platform is downgraded by two or more notches in a semi-annual review and is no longer in the top five by rank, it is replaced by the highest ranked non-component trading platform. Adjustments to exchange coverage are announced four business days prior to the first business day of each of June and December at 23:00 CET. The MarketVectorTM BNB Benchmark Rate is rebalanced at 16:00:00 ET on the last trading day of each of May and November. The current exchange composition of the MarketVectorTM BNB Benchmark Rate is Coinbase, Binance, GateIO, Bybit, and Kraken.
The MarketVector™ BNB Benchmark Rate is subject to oversight by an Independent Oversight Function (“IOF”), which is composed of persons who are independent from, and not responsible for, the operation or management of the Index. The IOF reviews and approves the rules in the index guide and material methodology changes to the Index. Material changes to the index guide are subject to review and approval before publication and implementation, and notice of such changes is generally published 30 days in advance on MarketVector’s website at https://www.marketvector.com/insights/news. None of the information on the Index Administrator’s website is incorporated by reference into this Prospectus.
Pricing Information Available on the Exchange and Other Sources
The following table lists the Exchange symbols and their descriptions with respect to the Shares and the MarketVectorTM BNB Benchmark Rate:

Ticker	Description
VBNB	Market price per Share on the Exchange
VBNB.IV	Indicative intra-day value per Share
VBNB.NV	End of day NAV
VBNB.SO	Number of outstanding Shares
The intra-day data in the above table is published once every 15 seconds throughout each trading day.
The current market price per Share (symbol: VBNB) will be published continuously as trades occur throughout each trading day on the consolidated tape by market data vendors.
The intra-day indicative value per Share (symbol: VBNB.IV) will be published by the Exchange once every 15 seconds throughout each trading day on the consolidated tape by market data vendors.
The Trust’s most recent end-of-day net asset value (“NAV”) (symbol: VBNB.NV) will be published as of the close of business by market data vendors and available on the Sponsor’s website at www.vaneck.com, or any successor thereto, and will be published on the consolidated tape.
Any adjustments made to the MarketVectorTM BNB Benchmark Rate will be published on the MarketVector website at https://www.MarketVector.com/ or any successor thereto.
The intra-day levels and closing levels of the MarketVectorTM BNB Benchmark Rate are published by MarketVector, and the closing NAV is published by the Administrator.

The Shares are not issued, sponsored, endorsed, sold or promoted by the Exchange, and the Exchange makes no representation regarding the advisability of investing in the Shares.
MarketVector makes no warranty, express or implied, as to the results to be obtained by any person or entity from the use of the MarketVectorTM BNB Benchmark Rate for any purpose. Index information and any other data calculated and/or disseminated, in whole or part, by MarketVector is for informational purposes only, not intended for trading purposes, and provided on an “as is” basis. MarketVector does not warrant that the Index information will be uninterrupted or error-free, or that defects will be corrected. MarketVector also does not recommend or make any representation as to possible benefits from any securities or investments, or third-party products or services. Shareholders should undertake their own due diligence regarding securities and investment practices.
For more information on the MarketVectorTM BNB Benchmark Rate and MarketVector, see “The Trust and BNB Prices” below.
The Trust’s Legal Structure
The Trust is a Delaware statutory trust, formed on March 31, 2025 pursuant to the Delaware Statutory Trust Act. The Trust continuously issues common shares representing fractional undivided beneficial interest in and ownership of the Trust that may be purchased and sold on the Exchange. The Trust operates pursuant to the Second Amended & Restated Declaration of Trust and Trust Agreement (the “Trust Agreement”), dated as of April 24, 2026. CSC Delaware Trust Company, a Delaware trust company, is the Delaware trustee of the Trust (the “Trustee”). The Trust is managed and controlled by the Sponsor. The Sponsor is a limited liability company formed in the state of Delaware on December 8, 2020.
The Trust’s Service Providers
The Sponsor
The Sponsor arranged for the creation of the Trust and is responsible for the ongoing registration of the Shares for their public offering in the United States and the listing of Shares on the Exchange. The Sponsor has developed a marketing plan for the Trust, will prepare marketing materials regarding the Shares of the Trust, and will exercise the marketing plan of the Trust on an ongoing basis. The Sponsor appoints and may remove the Trust’s other service providers, including the Trustee, Administrator, Transfer Agent, BNB Custodians, Staking Services Provider and Marketing Agent (as defined below), as well as any additional, replacement, or successor service providers. The Sponsor has agreed to pay all ordinary operating expenses (except for litigation expenses and other extraordinary expenses) out of the Sponsor’s unified fee.
The Trustee
The Trustee, a Delaware trust company, acts as the trustee of the Trust as required to create a Delaware statutory trust in accordance with the Amended & Restated Declaration of Trust and the Delaware Statutory Trust Act.
The Administrator, The Transfer Agent and The Cash Custodian
State Street serves as the Trust’s Administrator, Transfer Agent and Cash Custodian. State Street’s principal address is One Congress Street, Boston, MA 02111.
The Administrator provides certain administrative and accounting services and financial reporting for the maintenance and operations of the Trust, including valuing the Trust’s BNB and calculating the net asset value per Share of the Trust and the net asset value of the Trust and maintaining the books of account of the Trust. In addition, the Administrator makes available the office space, equipment, personnel and facilities required to provide such services.

The Transfer Agent
State Street, as the Trust’s transfer agent (the “Transfer Agent”) (1) issues and redeems Shares of the Trust; (2) responds to correspondence by Shareholders and others relating to its duties; (3) maintains Shareholder accounts; and (4) makes periodic reports to the Trust. The Transfer Agent will facilitate the settlement of Shares in response to the placement of creation orders and redemption orders from Authorized Participants.
The Cash Custodian
The Cash Custodian acts as custodian for the Trust’s cash (in such capacity, the “Cash Custodian”). The Cash Custodian is responsible for, among other things, maintaining a separate deposit account or accounts for cash in the name of the Trust and determining the amount of BNB and/or cash required for the issuance or redemption, as the case may be, of Shares in creation unit aggregations of the Trust after the end of each trading day.
The Staking Services Provider
BitGo Bank & Trust, National Association (“BitGo”), which also serves as the Trust’s Second BNB Custodian, is expected to serve as the initial Staking Services Provider for the Trust. Pursuant to the staking provisions of the custodial services agreement between BitGo and the Trust dated as of August 5, 2026, as amended (the “Second BNB Custody Agreement”) and BitGo’s Staking & Delegation Services Terms incorporated therein (together, the “Staking Services Agreement”), the Staking Services Provider delegates the Trust’s BNB held in the Second BNB Account and made available for staking (“Staked Assets”) to a validator on the BNB Smart Chain and causes any rewards in respect of the Staked Assets to be credited to the Second BNB Account for the benefit of the Trust, less applicable fees (the “Staking Services”).
Staking rewards received by the applicable BNB Custodian will be credited to the Trust as earned and reflected, net of applicable fees, in its daily NAV, with a 4:00 p.m. Eastern time cut-off, until distributed or sold to fund a distribution.
The First BNB Custodian
Anchorage Digital Bank NA serves as the Trust’s First BNB Custodian. The First BNB Custodian is authorized to serve as the Trust’s custodian under the Trust Agreement and pursuant to the terms and provisions of the First BNB Custody Agreement. The First BNB Custodian has its principal office at 101 S. Reid Street, Suite 307 #329, Sioux Falls, South Dakota 57102.
The First BNB Custodian makes available to the Trust a custodial account for BNB maintained by the First BNB Custodian (“First BNB Account”) and access to an omnibus custodial account held at depository institutions in the First BNB Custodian’s name for the benefit of its customers at which a cash balance may be maintained (“Fiat Account”). The First BNB Custodian’s services in respect of the First BNB Account (i) allow BNB to be deposited from a public blockchain address to the Trust’s First BNB Account and (ii) allow BNB to be withdrawn from the First BNB Account to a public blockchain address as instructed by the Trust. The Trust expects to use the Fiat Account to facilitate the purchase and sale of BNB in connection with the cash creations and redemptions. In respect of the Fiat Account, the First BNB Custodian holds the Trust’s cash held in its Fiat Account in one or more omnibus accounts for the benefit of the First BNB Custodian’s customers at depository institutions or money market funds.
The Sponsor may, in its sole discretion, add or terminate other BNB Custodians. The Sponsor may, in its sole discretion, change the custodian for the Trust’s BNB holdings, but it will have no obligation to do so or to seek any particular terms for the Trust from other such custodians. To the extent that the Sponsor adds or terminates other BNB Custodians, or changes the custodian for the Trust’s BNB holdings, notification will be made to Shareholders via a prospectus supplement and/or a current report filed with the SEC.
The Second BNB Custodian
BitGo Bank & Trust, National Association serves as the Trust's Second BNB Custodian. The Second BNB Custodian is a national banking association chartered under the laws of the United States and authorized by the Office of the Comptroller of the Currency to exercise custodial powers. The Second BNB Custodian is authorized to serve as a custodian of the Trust’s BNB under the Trust Agreement and pursuant to the terms and provisions of the Second BNB Custody Agreement. The Second BNB Custodian has its principal office at 101 S. Reid Street, Suite 307, PMB #9793, Sioux Falls, South Dakota 57103.
The Second BNB Custodian makes available to the Trust one or more segregated custody accounts controlled and secured by the Second BNB Custodian (each, a “Second BNB Account,” and together with the First BNB Account, the “BNB Accounts”). The Second BNB Custodian’s custodial services allow the Trust to deposit BNB to, and withdraw BNB from, the Second BNB Account pursuant to the Trust’s instructions. To the extent BNB is held in the Second BNB Account, such BNB will be segregated from the property of the Second BNB Custodian and from the assets of its other customers, except for digital assets specifically moved into shared accounts by the Trust. The Trust retains all right, title and beneficial ownership in any BNB held for its benefit by the Second BNB Custodian, and the Second BNB Custodian will not lend, pledge, rehypothecate or otherwise encumber the Trust’s BNB except as expressly authorized by the Trust’s instructions or as required by applicable law. BNB that the Trust allocates to staking is held in the Second BNB Account, and the Second BNB Custodian also serves as the Trust’s Staking Services Provider. See “—The Staking Services Provider.”
The Second BNB Custodian also makes available to the Trust the ability to hold fiat currency in a Fiat Account. For a description of the accounts in which the Second BNB Custodian may hold the Trust’s fiat currency, see “Fiat Accounts” below.

The Marketing Agent
Van Eck Securities Corporation (the “Marketing Agent”), a wholly-owned subsidiary of VanEck, is responsible for reviewing and approving the marketing materials prepared by the Trust for compliance with applicable SEC and Financial Industry Regulatory Authority (“FINRA”) advertising laws, rules, and regulations.
The Trust’s Fees and Expenses
The Trust pays the Sponsor the Sponsor Fee, which is a unified fee of 0.39%. The Sponsor Fee is paid by the Trust to the Sponsor as compensation for services performed under the Trust Agreement. The Administrator will make its determination regarding the Sponsor Fee in respect of each day by reference to the Trust’s NAV as of that day. The Sponsor Fee accrues in U.S. dollars and be payable monthly in arrears in BNB on, or by, the tenth business day of the next month in respect of the prior month. Each month, the Administrator will calculate the Sponsor Fee for each day of the month, resulting in a cumulative total in U.S. dollars, which the Administrator will then calculate the BNB equivalent of by reference to the Index as of the date of calculation, and the Sponsor shall then withdraw the corresponding amount of BNB from the Trust’s BNB Accounts in payment of the Sponsor Fee. The Sponsor has agreed to pay all ordinary operating expenses (except for extraordinary expenses, including but not limited to, non-recurring expenses and costs of services performed by the Sponsor or a service provider on behalf of the Trust to protect the Trust or the interests of Shareholders, such as any applicable Staking Services Provider Consideration, and in connection with any indemnification of agents, service providers or counterparties of the Trust and extraordinary legal fees and expenses, including any legal fees and expenses incurred in connection with litigation, regulatory enforcement or investigation matters) out of the Sponsor Fee. For extraordinary expenses not covered in the previous sentence, the Sponsor shall pay these expenses as they become due and seek contemporaneous reimbursement from the Trust in the form of BNB at the time of payment. For extraordinary expenses denominated in dollars, the Sponsor shall convert the expense amounts into BNB at the Index price on the date the Sponsor seeks such reimbursement from the Trust, and shall withdraw the corresponding amounts of BNB from the Trust as reimbursement for paying such extraordinary expenses of the Trust. For extraordinary expenses denominated in BNB, if any, the Sponsor shall withdraw the corresponding amounts of BNB from the Trust as reimbursement for paying such extraordinary expenses. Neither the Trust nor the Shareholders shall be responsible for any fees and expenses, including any BNB Chain fees, incurred by the Sponsor to withdraw BNB from the Trust’s BNB Accounts in connection with payment of the Sponsor Fee or Trust expenses not assumed by the Sponsor, or to convert such BNB, once withdrawn, into cash (if applicable). The Sponsor will sell BNB which may be facilitated by one or more Liquidity Providers and/or a BNB Custodian or an affiliate thereof, in connection with the termination of the Trust and the liquidation of the Trust’s BNB holdings, which the Sponsor shall do at a price which it is able to obtain through commercially reasonable efforts, and arrange for the distribution of the cash proceeds to the Trust’s Shareholders and creditors (if any). The amount of BNB held by the Trust may vary from time to time depending on the level of the Trust’s expenses and liabilities and the market price of BNB. Furthermore, the Sponsor may, in its sole discretion, agree to rebate all or a portion of the Sponsor Fee attributable to Shares held by certain investors, or share a portion of the Sponsor Fee with such investors, subject to certain minimum Shareholding and lock up requirements as determined by the Sponsor to foster stability in the Trust’s asset levels. Any such rebate or sharing of the Sponsor’s Fee will be subject to negotiation and agreement between the Sponsor and the investor on a case-by-case basis. The Sponsor is under no obligation to provide any rebates of, or share, the Sponsor Fee. Neither the Trust nor the Trustee will be a party to any Sponsor Fee rebate or sharing arrangements negotiated by the Sponsor. Any Sponsor Fee rebate, or any sharing of the Sponsor Fee, will be paid from the funds of the Sponsor (including the Sponsor Fee) and not from the assets of the Trust. In addition, the Sponsor may, at its sole discretion and from time to time, waive all or a portion of the Sponsor Fee for stated periods of time. The Sponsor is under no obligation to waive any portion of its fees and any such waiver shall create no obligation to waive any such fees during any period not covered by the waiver.
Custody of the Trust’s Assets
The Trust’s BNB is held in custody with the First BNB Custodian and the Second BNB Custodian. Each BNB Custodian safeguards the private keys associated with any BNB held in the Trust’s applicable BNB Account. The BNB Custodians utilize “cold” storage in connection with the custody of the Trust’s BNB.
BNB Accounts
Each BNB Custodian will use segregated cold storage BNB addresses for the Trust’s applicable BNB Account. Any BNB held in a BNB Account is held at addresses on the BNB Smart Chain that are separate from the addresses the applicable BNB Custodian uses for its other customers and that are directly verifiable via the BNB Smart Chain. Each BNB Custodian will at all times record and identify in its books and records that any BNB held for the Trust constitutes the property of the Trust. No BNB Custodian will withdraw the Trust’s BNB from the Trust’s BNB Accounts with the applicable BNB Custodian, or loan, hypothecate, pledge or otherwise encumber the Trust’s BNB, without the Trust’s instruction, nor will the Sponsor or any other entity or service provider. The Trust will not lease or loan BNB held in the Trust’s BNB Account with the applicable BNB Custodian and will not give instructions to that effect.
The Sponsor has evaluated the BNB Custodians’ respective policies, procedures, and controls for safekeeping, exclusively possessing, and controlling BNB held for the Trust and believes that such policies, procedures and controls are designed consistently with accepted industry practices to protect against theft, loss, and unauthorized or accidental use of the private keys, though the Sponsor does not control the BNB Custodians’ operations or implementation of such policies, procedures and controls and there can be no assurance that they will actually work as designed or prove to be successful in safeguarding the Trust’s assets against all possible sources of theft, loss or damage.
The Trust’s BNB Accounts are not subject to the protections or insurance provided by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. Any insurance coverage obtained by or for a BNB Custodian is solely for the benefit of such BNB Custodian and does not guarantee or insure the Trust in any way. Neither the Trust nor Shareholders are named beneficiaries under such policies. The insurance maintained by the applicable BNB Custodian is shared among all of such BNB Custodian’s customers, is not specific to the Trust or to customers holding BNB with the applicable BNB Custodian, and may not be available or sufficient to protect the Trust from all possible losses or sources of losses. There is no third-party insurance held by the Trust or Sponsor on behalf of the BNB Accounts.
Fiat Accounts
The Trust may use fiat accounts (“Fiat Accounts”) at the First BNB Custodian and the Second BNB Custodian, respectively, to facilitate cash movements to counterparties in connection with the purchase and sale of BNB for cash creations and redemptions and the sale of BNB to fund distributions of the net proceeds of staking rewards to

Shareholders. In respect of the Fiat Account at the First BNB Custodian, the First BNB Custodian holds the Trust’s cash held in its account at the First BNB Custodian in one or more Customer Omnibus Accounts. “Customer Omnibus Account” means, with respect to fiat currency held for customers of the First BNB Custodian (including the Trust’s cash balance in its Fiat Account), omnibus bank accounts (each an “Omnibus Account”) at Federal Deposit Insurance Corporation insured, regulated depository institutions selected by Anchorage (each, a “Fiat Institution”).
In respect of the Fiat Account at the Second BNB Custodian, the Second BNB Custodian holds the Trust’s fiat currency in one or more customer omnibus accounts, which may consist of (i) deposit accounts established by the Second BNB Custodian at a bank, (ii) money market accounts or money market funds established by the Second BNB Custodian at a bank, or (iii) such other accounts as may be agreed between the Trust and the Second BNB Custodian in writing from time to time. Each such customer omnibus account is maintained in the name of the Second BNB Custodian or in the name of the Second BNB Custodian for the benefit of its customers, is under the Second BNB Custodian’s control and is maintained separately from the Second BNB Custodian’s business, operating and reserve accounts.
The Trust intends to maintain any cash not held in a Fiat Account at the Cash Custodian in accordance with the Cash Custody Agreement. The Trust generally does not intend to hold cash or cash equivalents except temporarily in connection with a cash creation or redemption transaction, to pay expenses or to fund distributions. However, there may be situations where the Trust will unexpectedly hold cash on a temporary basis. For additional information, see “CUSTODY OF THE TRUST’S ASSETS” below.
Net Asset Value Determinations
As described in more detail below in “NET ASSET VALUE DETERMINATIONS,” “NAV” means the total assets of the Trust which shall consist solely of BNB and cash, less total liabilities of the Trust.
The Trust Agreement gives the Sponsor the exclusive authority to determine the Trust’s NAV and the Trust’s NAV per Share, which it has delegated to the Administrator. The Administrator determines the NAV of the Trust on each day that the Exchange is open for regular trading, as promptly as practical after 4:00 p.m. Eastern time based on the MarketVectorTM BNB Benchmark Rate. The NAV of the Trust is the aggregate value of the Trust’s assets less its estimated accrued but unpaid liabilities (which include accrued expenses). In determining the Trust’s NAV, the Administrator values the BNB held by the Trust based on the price set by the MarketVectorTM BNB Benchmark Rate as of 4:00 p.m. Eastern time. The Administrator also determines the NAV per Share. The Sponsor believes that use of the MarketVectorTM BNB Benchmark Rate mitigates against idiosyncratic market risk, as the failure of any individual spot market will not materially impact pricing for the Trust. It also allows the Administrator to calculate the NAV in a manner that significantly deters manipulation.
Staking rewards received by the applicable BNB Custodian will be credited to the Trust (as earned) and reflected, net of the Staking Services Provider Consideration, in the Trust's daily NAV until distributed or sold to fund a distribution. When the Trust sells BNB received as staking rewards, or an equivalent amount of BNB, to fund a cash distribution, the cash proceeds will be reflected in the Trust's NAV until such distribution is recorded as payable or paid to Shareholders. Committed Assets and staked BNB are valued in the same manner as the Trust's unstaked BNB.
However, determining the value of Trust’s BNB using the MarketVectorTM BNB Benchmark Rate is not in accordance with U.S. generally accepted accounting principles (“GAAP”), and therefore is not used in the Trust’s financial statements. The Trust’s BNB are carried, for financial statement purposes, at fair value, as required by GAAP. The Trust determines the fair value of BNB based on the price provided by the BNB market that the Trust considers its “principal market” as of 11:59 p.m., Eastern time, on the valuation date. A disparity between the fair value of the Trust’s BNB determined using “principal market” and the fair value of the Trust’s BNB using the MarketVectorTM BNB Benchmark Rate could be material. In the case of such a material disparity that is ongoing, the Trust will notify Shareholders in a prospectus supplement and a current report on Form 8-K or in its annual or quarterly reports.

Plan of Distribution
The Trust is an exchange-traded fund. When the Trust sells or redeems its Shares, it will do so in Baskets that are based on the amount of BNB represented by the Basket being created, the amount of BNB being equal to the combined net asset value of the number of Shares included in the Basket (net of the Sponsor Fee and any accrued but unpaid expenses or liabilities not assumed by the Sponsor). The Trust currently conducts subscriptions and redemptions in cash and in-kind. Authorized Participants will deliver cash or BNB to create Shares and will receive only cash when redeeming Shares. For a subscription in cash, the Authorized Participant’s subscription shall be in the amount of cash needed to purchase the amount of BNB represented by the Basket being created, as calculated by the Administrator based on the Index or the other valuation policies described herein. The AP will deliver the cash to the Trust’s account at the Cash Custodian, which the Sponsor will then use to purchase BNB from a Liquidity Provider. For a redemption in cash, the Sponsor shall arrange for the BNB represented by the Basket to be sold to a Liquidity Provider selected by the Sponsor and the cash proceeds distributed from the Trust’s account at the Cash Custodian to the Authorized Participant. For an “in-kind” subscription, Authorized Participants will deliver, or arrange for the delivery by the Authorized Participant’s designee of, BNB to the Trust’s BNB Account with the applicable BNB Custodian in exchange for Shares when they purchase Shares. For an “in-kind” redemption transaction with the Trust, when Authorized Participants redeem Shares, the Trust, through the applicable BNB Custodian, will deliver BNB to such Authorized Participants, or a designee thereof, in exchange for their Shares.
Following the issuance of Shares by the Trust to the AP in connection with a Basket subscription, APs may then offer Shares to the public at prices that depend on various factors, including the supply and demand for Shares, the value of the Trust’s assets, and market conditions at the time of a transaction. Shareholders who buy or sell Shares during the day from their broker may do so at a premium or discount relative to the NAV of the Shares of the Trust.
Shareholders who decide to buy or sell Shares of the Trust will place their trade orders through their brokers and may incur customary brokerage commissions and charges. The Shares are listed on the Exchange under the ticket symbol “VBNB.”
Federal Income Tax Considerations
The Sponsor intends to take the position that the Trust is properly treated as a “grantor trust” for U.S. federal income tax purposes. Assuming that the Trust is a grantor trust, the Trust will not be subject to U.S. federal income tax. Rather, each Shareholder will be treated, for U.S. federal income tax purposes, as if it directly owned a pro rata share of the underlying assets held in the Trust, as if it directly received its pro rata share of the Trust’s income, and as if it directly incurred its pro rata share of the Trust’s expenses. Consequently, each sale of BNB by the Trust (which includes under current Internal Revenue Service (“IRS”) guidance using BNB to pay expenses of the Trust) would give rise to gain or loss, and therefore, would constitute a taxable event to Shareholders. See “United States Federal Income Tax Consequences—Taxation of U.S. Shareholders.”
Use of Proceeds
Proceeds received by the Trust from the issuance of Baskets consist of BNB, or cash. Deposits of BNB are held by the BNB Custodians on behalf of the Trust. A portion of the Trust's BNB is delegated for staking through the Staking Services Provider as described under "—Overview of the Trust." Staking rewards received by the Trust will be held by the Trust pending distribution, sale to fund a cash distribution, payment of applicable staking-related fees and expenses or, if and to the extent permitted by the Staking Policy and the 2025 Staking Guidance, temporary re-staking.
Principal Investment Risks of an Investment in the Trust
An investment in the Trust involves a high degree of risk. Some of the risks you may face are summarized below. A more extensive discussion of these risks appears beginning on page 16.
•Digital assets such as BNB were only introduced within the past decade, and the medium-to-long term value of the Shares is subject to a number of factors relating to the capabilities and development of blockchain technologies and to the fundamental investment characteristics of digital assets that are uncertain and difficult to evaluate.
•The trading prices of many digital assets, including BNB, have experienced extreme volatility in recent periods and may continue to do so. Extreme volatility in the future, including further declines in the trading prices of BNB, could have a material adverse effect on the value of the Shares and the Shares could lose all or substantially all of their value.
•The value of the Shares is subject to a number of factors relating to the fundamental investment characteristics of BNB as a digital asset, including the fact that digital assets are bearer instruments and loss, theft, destruction, or compromise of the associated private keys could result in permanent loss of the asset, and the capabilities and development of blockchain technologies such as the BNB Smart Chain.
•Due to the nature of private keys, BNB transactions are irrevocable and stolen or incorrectly transferred BNB may be irretrievable. As a result, any incorrectly executed BNB transactions could adversely affect an investment in the Trust.
•The value of the Shares relates directly to the value of BNB, the value of which may be highly volatile and subject to fluctuations due to a number of factors.
•The Index has a limited history, the Index price could fail to track the global BNB price, and a failure of the Index price could adversely affect the value of the Shares.
•The Index price used to calculate the value of the Trust’s BNB may be volatile, adversely affecting the value of the Shares.
•Security threats to the Trust’s account with the applicable BNB Custodians could result in the halting of Trust operations and a loss of Trust assets or damage to the reputation of the Trust, each of which could result in a reduction in the price of the Shares.
•The BNB Chain ecosystem’s decentralized governance structure may negatively affect its ability to grow and respond to challenges.
•A temporary or permanent “fork” of the BNB Smart Chain could adversely affect the short-, medium-, or long-term value of BNB and an investment in the Trust.
•Blockchain technologies are based on the theoretical conjectures as to the impossibility of solving certain cryptographical puzzles quickly. These premises may be incorrect or may become incorrect due to technological advances.
•Competition from the emergence or growth of other digital assets or methods of investing in BNB could have a negative impact on the price of BNB and adversely affect the value of the Shares.
•Due to the unregulated nature and lack of transparency surrounding the operations of BNB trading platforms, which may be subject to regulation in a relevant jurisdiction but may not be complying, they may experience fraud, manipulation, security failures or operational problems, which may adversely affect the value of BNB and, consequently, the value of the Shares.
•Digital asset markets in the U.S. exist in a state of regulatory uncertainty, and adverse legislative or regulatory developments could significantly harm the value of BNB or the Shares, such as by banning, restricting or imposing onerous conditions or prohibitions on the use of BNB, validating activity, digital wallets, the provision of services related to trading and custodying BNB, the operation of the BNB Chain ecosystem, or the digital asset markets generally.
•Shareholders do not have the protections associated with ownership of Shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.

•If regulatory changes or interpretations of an Authorized Participant’s, Liquidity Provider’s, the Trust’s or the Sponsor’s activities require the regulation of an Authorized Participant, Liquidity Provider, the Trust or the Sponsor as a money service business under the regulations promulgated by FinCEN under the authority of the U.S. Bank Secrecy Act or as a money transmitter or digital asset business under state regimes for the licensing of such businesses, an Authorized Participant, Liquidity Provider, the Trust or the Sponsor may be required to register and comply with such regulations, which could result in extraordinary, recurring and/or nonrecurring expenses to the Authorized Participant, Trust or Sponsor or increased commissions for the Authorized Participant’s clients, thereby reducing the liquidity of the shares.
•The treatment of the Trust for U.S. federal income tax purposes is uncertain.
•The treatment of digital currency for U.S. federal income tax purposes is uncertain.
•Potential conflicts of interest may arise among the Sponsor or its affiliates and the Trust. The Sponsor and its affiliates have no fiduciary duties to the Trust and its Shareholders other than as provided in the Trust Agreement, which may permit them to favor their own interests to the detriment of the Trust and its Shareholders.

RISK FACTORS
You should consider carefully the risks described below before making an investment decision. You should also refer to the other information included in this Prospectus, as well as information found in documents incorporated by reference in this Prospectus, before you decide to purchase any Shares. These risk factors may be amended, supplemented or superseded from time to time by risk factors contained in any periodic report, prospectus supplement, post-effective amendment or in other reports filed with the SEC in the future.
Risks Associated with BNB And The BNB Chain Ecosystem
The Trading Prices Of Many Digital Assets, Including BNB, Have Experienced Extreme Volatility In Recent Periods And May Continue To Do So. Extreme Volatility In The Future, Including Further Declines In The Trading Prices Of BNB, Could Have A Material Adverse Effect On The Value Of The Shares And The Shares Could Lose All Or Substantially All Of Their Value.
The trading prices of many digital assets, including BNB, have experienced extreme volatility throughout their existence, including in recent periods and may continue to do so. For instance, there were steep increases in the value of certain digital assets, including BNB, over the course of 2021, and multiple market observers asserted that digital assets were experiencing a “bubble.” These increases were followed by steep drawdowns throughout 2022 in digital asset trading prices, including for BNB. These episodes of rapid price appreciation followed by steep drawdowns have occurred multiple times throughout BNB’s history. During the market volatility event over the weekend of October 10, 2025, the price of BNB dropped from about $1,300 on October 8, 2025 to about $1,100 on October 10, 2025. BNB prices have continued to exhibit extreme volatility through the date of this Prospectus.
BNB has certain characteristics that may cause its price volatility to differ from, or at times exceed, that of other digital assets. In particular, although the BNB Smart Chain operates as a decentralized network, the development of BNB and the BNB Chain ecosystem have historically been associated with Binance and its affiliated entities. Although BNB does not represent an equity interest in Binance or any related entity, market participants may perceive BNB as reflecting, in part, the activity, reputation, or perceived financial condition of the Binance platform. As a result, legal proceedings, regulatory actions, supervisory developments, enforcement activity, restrictions on products or services, banking or payment disruptions, or shifts in customer confidence relating to Binance or affiliated entities may have a direct or disproportionate impact on the price of BNB, independent of broader digital asset market movements.
While the Sponsor cannot determine with certainty the specific causes of historical price volatility of BNB, as the native token of the BNB Chain ecosystem, BNB’s value is closely linked to the functionality, adoption, and overall health of that network. Network outages, service disruptions, cybersecurity incidents, software vulnerabilities, or other technical failures affecting the BNB Chain could adversely affect the price of BNB to a greater extent than digital assets that are not similarly dependent on a single network.
BNB is also subject to protocol-specific tokenomics, including mechanisms designed to reduce supply through periodic or real-time “burn” processes. Although these mechanisms are rules-based, changes to burn methodologies, governance decisions affecting token parameters, or market expectations regarding supply reduction may contribute to price volatility. Governance decisions or protocol upgrades affecting transaction fees, staking parameters, validator requirements, or other network features could similarly affect market perception and price dynamics. As a result, BNB may experience periods of volatility driven by network-specific or ecosystem-specific developments that do not correlate with broader trends in the digital asset markets.
Extreme volatility may persist and the value of the Shares may significantly decline in the future without recovery. The digital asset markets may still be experiencing a bubble or may experience a bubble again in the future. For example, in the first half of 2022, each of Celsius Network, Voyager Digital Ltd., and Three Arrows Capital declared bankruptcy, resulting in a loss of confidence in participants of the digital asset ecosystem and negative publicity surrounding digital assets more broadly. In November 2022, FTX Trading Ltd. (“FTX”), one of the largest digital asset exchanges by volume at the time, halted customer withdrawals amid rumors of the company’s liquidity issues and likely insolvency, which were subsequently corroborated by its CEO. Shortly thereafter, FTX’s CEO resigned and FTX and many of its affiliates filed for bankruptcy in the United States, while other affiliates have entered insolvency, liquidation, or similar proceedings around the globe, following which the U.S. Department of Justice brought criminal fraud and other charges, and the SEC and CFTC brought civil securities and commodities fraud charges, against certain of FTX’s and its affiliates’ senior executives, including its former CEO. In addition, several other entities in the digital asset industry filed for bankruptcy following FTX’s bankruptcy filing, such as BlockFi Inc. and Genesis Global Capital, LLC (“Genesis”). In response to these events (collectively, the “2022 Events”), the digital asset markets have experienced extreme price volatility and other entities in the digital asset industry have been, and may continue to be, negatively affected, further undermining confidence in the digital asset markets. The 2022 events have also negatively impacted the liquidity of the digital asset markets as certain entities affiliated with FTX engaged in significant trading activity. If the liquidity of the digital asset markets continues to be negatively impacted by these events, digital asset prices, including BNB, may continue to experience significant volatility or price declines and confidence in the digital asset markets may be further undermined. In addition, regulatory and enforcement scrutiny has increased, including from, among others, the Department of Justice, the SEC, the CFTC, the White House and Congress, as well as state regulators and authorities. These events are continuing to develop and the full facts are continuing to emerge. It is not possible to predict at this time all of the risks that they may pose to the Trust, its service providers or to the digital asset industry as a whole.
Furthermore, changes in U.S. political leadership and economic policies may create uncertainty that materially affects the price of BNB and the Trust’s Shares. For example, on March 6, 2025, President Trump issued an executive order for the “Establishment of the Strategic Bitcoin Reserve and United States Digital Asset Stockpile” (the “Order”). The Order requires the Secretary of the U.S. Department of Treasury to establish two offices to administer and maintain a “Strategic Bitcoin Reserve” (the “Bitcoin Reserve”) and a U.S. Digital Asset Stockpile (the “Digital Asset Stockpile”), respectively. The Bitcoin Reserve will be capitalized with bitcoin forfeited as part of U.S. criminal or civil proceedings or in satisfaction of penalties imposed by executive agencies. The Order directs the Secretaries of the U.S. Treasury Department and the U.S. Department of Commerce to develop budget-neutral strategies for acquiring additional bitcoin for the Bitcoin Reserve. As established by the Order, the Bitcoin Reserve will not contain BNB, and there can be no assurance, and there is no present indication, that it would be changed to include BNB in the future. The Digital Asset Stockpile will be capitalized initially with digital assets other than bitcoin forfeited as part of criminal or civil asset forfeiture proceedings; however, there will be no new acquisitions of BNB as part of the Digital Asset Stockpile. The anticipation of a U.S. government-funded strategic cryptocurrency reserve might have motivated large-scale purchases of BNB in the expectation of the U.S. government potentially acquiring BNB to fund such an expected reserve, and the market price of BNB may have decreased as a result of the ultimate content of the Order, which did not ultimately provide for acquisition of BNB as part of the Bitcoin Reserve, though BNB could be held as part of the Digital Asset Stockpile. While legislation has been introduced in the U.S. Senate and the U.S. House of Representatives, which would direct the acquisition of 1 million bitcoin by the federal government over a five-year period, no such similar federal legislation has been introduced that would provide for acquiring BNB. Even if such legislation providing for the acquisition of BNB were to be introduced at the federal level, it could fail to pass. Bills have also been introduced in several state legislatures to authorize the acquisition of bitcoin by state governments or their instrumentalities, some of which have failed to pass; however, the Sponsor is not aware as of the date of this Prospectus that similar legislation at the state level has been introduced in respect of BNB. There can be no assurance that any particular legislation will ever be introduced or passed at either the federal or state level providing for the acquisition of BNB by governmental instrumentalities.
BNB may experience volatility that is more closely tied to developments affecting a single ecosystem participant, Binance, than other digital assets such as bitcoin or ether. As a result, BNB’s price may react more sharply to entry-specific events, including regulatory actions, operational disruptions, or reputational developments relating to Binance, rather than broader market trends affecting digital assets generally. Extreme volatility in the future, including further declines in the trading prices of BNB, could have a material adverse effect on the value of the Shares and the Shares could lose all or substantially all of their value. Furthermore, negative perception, a lack of stability and standardized regulation in the digital asset economy may reduce confidence in the digital asset economy and may result in greater volatility in the price of BNB and other digital assets, including a depreciation in value. The Trust is not actively managed and will not take any actions to take advantage, or mitigate the impacts, of volatility in the price of BNB. For additional information that quantifies the volatility of BNB prices and the value of the Shares, see “BNB, BNB MARKET, BNB EXCHANGES AND REGULATION OF BNB.”

Digital assets such as BNB were only introduced within the past two decades, and the medium-to-long term value of the Shares is subject to a number of factors relating to the capabilities and development of blockchain technologies and to the fundamental investment characteristics of digital assets.
Digital assets such as BNB were only introduced within the past two decades, and the medium-to-long term value of the Shares is subject to a number of factors relating to the capabilities and development of blockchain technologies, such as the recency of their development, their dependence on the internet and other technologies, their dependence on the role played by users, developers and validators and the potential for malicious activity. For example, the realization of one or more of the following risks could materially adversely affect the value of the Shares:
•Digital asset networks and related protocols are in the early stages of development. Given the recency of the development of digital asset networks and related protocols, digital assets and the underlying digital asset networks and related protocols may not function as intended and parties may be unwilling to use digital assets, which would dampen the growth, if any, of digital asset networks and related protocols.
•The loss of access to a private key required to access a digital asset may be irreversible. If a private key is lost and no backup of the private key is accessible, or if the private key is otherwise compromised, the owner would be unable to access the digital asset corresponding to that private key.
•Digital asset networks and related protocols are dependent upon the internet. A disruption of the internet or a digital asset network or related protocol, such as the BNB Smart Chain, would affect the ability to transfer digital assets, including BNB, and, consequently, their value.
•The acceptance of software patches or upgrades to a digital asset network by a significant, but not overwhelming, percentage of the users and validators in a digital asset network, such as the BNB Smart Chain, could result in a “fork” in such network’s blockchain, resulting in the operation of multiple separate blockchain networks.
•Many digital asset networks face significant scaling challenges and are being upgraded with various features to increase the speed and throughput of digital asset transactions. These attempts to increase the volume of transactions may not be effective.
•The open-source structure of many digital asset network protocols, such as the protocol for the BNB Smart Chain, means that developers and other contributors may not be directly compensated for their contributions in maintaining and developing such protocols. As a result, the developers and other contributors of a particular digital asset may lack a financial incentive to maintain or develop the network or may lack the resources to adequately address emerging issues. Alternatively, some developers may be funded by companies whose interests are at odds with other participants in a particular digital asset network. A failure to properly monitor and upgrade the protocol of the BNB Smart Chain could damage that network.
•In the past, flaws in the source code for digital asset networks and related protocols have been exposed and exploited, including flaws that disabled some functionality for users, exposed users’ personal information and/or resulted in the theft of users’ digital assets. The cryptography underlying the BNB Smart Chain could prove to be flawed or ineffective, or developments in mathematics and/or technology, including advances in digital computing, algebraic geometry and quantum computing, could result in such cryptography becoming ineffective. In any of these circumstances, a malicious actor may be able to take the Trust’s BNB, which would adversely affect the value of the Shares. Moreover, functionality of the BNB Smart Chain may be negatively affected by such an exploit such that it is no longer attractive to users, thereby dampening demand for BNB. Even if another digital asset other than BNB were affected by similar circumstances, any reduction in confidence in the source code or cryptography underlying digital asset networks and related protocols generally could negatively affect the demand for digital assets and therefore adversely affect the value of the Shares.

Moreover, because digital assets, including BNB, have existed for a short period of time and are continuing to be developed, there may be additional risks to digital asset networks and related protocols that are impossible to predict as of the date of this Prospectus.
The Value of BNB Is Closely Associated With Binance And The Broader Binance Ecosystem, And Adverse Developments Affecting Binance Could Materially And Adversely Affect The Value of BNB And The Shares.
BNB was originally issued by Binance and continues to be economically and operationally linked to the Binance ecosystem. Binance and its affiliates have historically played a significant role in the development, promotion, and ongoing operation of BNB-related infrastructure, including token burn mechanisms, exchange-based utility features, and ecosystem development initiatives. In addition, Binance may hold a significant quantity of BNB and may influence validator participation, governance dynamics, and market liquidity.
As a result, the market value of BNB may be disproportionately affected by events related to Binance, including regulatory actions, enforcement proceedings, litigation, operational disruptions, reputational harm, or changes in Binance’s business practices. For example, prior investigations and enforcement actions by U.S. and non-U.S. regulators have impacted Binance’s operations and may continue to do so in the future.
Any material adverse development involving Binance or its affiliates could result in reduced liquidity, diminished utility, or negative market sentiment with respect to BNB, which could in turn materially and adversely affect the value of the Shares.
Staking May Subject The Trust To Risks, Including Loss Of Rewards And Operational Uncertainties.
The Trust expects to commence staking a portion of its BNB shortly after the date of this Prospectus. When staking the Trust's BNB, the Sponsor will instruct the applicable Staking Services Provider to delegate such BNB to a validator. The staked BNB will remain in the custody of an applicable BNB Custodian, but will be locked during the staking process and represented by non-transferable staking credit tokens. As a matter of BNB Smart Chain protocol, BNB is not staked for a fixed term; however, the Sponsor intends to maintain the Committed Assets in staking while the corresponding Shares are subject to the applicable lock-up or notice requirements . BNB that the Trust undelegates is subject to a protocol-imposed unbonding period, currently seven days, resulting in liquidity risks that the Sponsor manages pursuant to the Staking Policy. Undelegated BNB ceases earning rewards for the duration of the unbonding period and cannot be withdrawn, transferred, sold or re-delegated until the unbonding period concludes.
Staking on the BNB Smart Chain occurs through a validator-based staking model pursuant to which BNB is delegated to validator nodes that participate in the network's proof-of-staked-authority consensus process. The Trust's BNB remains in the custody of the Second BNB Custodian at all times. The Staking Services Provider has no ability to withdraw, rehypothecate or otherwise use the Trust's BNB. Because reward distribution and validator set composition on the BNB Smart Chain are determined on a daily cycle following 00:00 UTC, BNB delegated during a given day does not earn rewards until the following day's distribution, and an undelegation instruction may not take effect until the following day, so the Trust expects a total period of approximately seven to eight days from the submission of an unstaking instruction to the availability of unstaked BNB.
While staking BNB offers the potential to derive additional BNB, it also exposes the Trust to several risks. The BNB Smart Chain imposes slashing penalties on validators for certain misconduct, such as double signing or extended unavailability, and may “jail” a validator, temporarily removing it from the active validator set. Under current protocol rules, slashing penalties are deducted from a validator's self-delegated stake and not from BNB delegated by third parties such as the Trust; however, those rules may be changed through BNB Smart Chain governance. If the validator to which the Trust's BNB has been delegated is slashed or jailed or otherwise fails to satisfy uptime and performance requirements, the Trust may fail to earn some or all of the BNB that would have otherwise been available as a result of its staking.
Additionally, staking involves operational reliance on the BNB Custodians and the Staking Services Provider. The Trust relies on the Second BNB Custodian to safeguard the Trust's staked BNB and to facilitate staking. The Trust is subject to the risk that the Second BNB Custodian may fail to properly perform its obligations, whether due to operational error, systems failure, cybersecurity incident, insolvency, regulatory restriction, or any other factors. In addition, the Second BNB Custodian’s role in transmitting staking instructions and managing the private keys associated with the Second BNB Account creates dependency risk as the Trust cannot independently stake its BNB without the Second BNB Custodian's cooperation. Any disruption in the Second BNB Custodian’s services, including a suspension of staking operations, or mismanagement of the Second BNB Account, could have a material adverse effect on the value of the Trust’s BNB, the Trust's ability to meet its investment objective, and the value of the Shares.
The Trust also relies on the Staking Services Provider and the validator to operate validator nodes and perform validation activities on the BNB Smart Chain on behalf of the Trust. The performance and reliability of the validator node operated by the validator directly affects the rewards earned by the Trust's staking activities. The Trust is dependent on the competence, integrity, and continued service of the Staking Services Provider and the validator, and has limited ability to independently monitor or control their validator operations. Any disruption, negligence, or misconduct by the Staking Services Provider or the validator could materially and adversely affect the value of the Trust's staked BNB, the Trust's ability to achieve its investment objective, and the value of the Shares.
Replacing a Staking Services Provider or addressing other issues with vendors and service providers could entail significant delay, expense and disruption for the Trust. As a result, if these vendors and service providers experience difficulties, are subject to cybersecurity breaches, terminate their services, dispute the terms of intellectual property agreements or raise their prices, and the Sponsor is unable to replace them with other vendors and service providers, particularly on a timely basis, the Trust's staking could be interrupted or disrupted, or the Trust could suffer a loss. The Second BNB Custodian's and the Staking Services Provider’s liability for their performance or misconduct is limited pursuant to the terms of the Second BNB Custody Agreement, including BitGo’s Staking & Delegation Services Terms incorporated therein, which substantially limit the Trust's recourse and give the Trust potentially little to no remedy or ability to recover in the event of a failure to appropriately perform the staking services leading to loss. The Staking Services Provider may also suspend, modify or terminate the staking services, or amend the terms governing them, in the circumstances described in “The Trust's Service Providers—The Staking Services Provider.”
Further, the Trust's assets (including any amounts created or earned through staking) are not insured by the FDIC, SIPC or any other governmental or private agency. In the event of a service disruption, or other failure, there can be no guarantee that the Trust will recover any of its staked BNB, or the corresponding value of such assets. Staking rewards are also subject to fluctuation and may vary depending on network participation rates, protocol-level parameters, validator performance, and other on-chain dynamics beyond the control of the Trust, the Sponsor, the BNB Custodians or the Staking Services Provider.
Staked BNB Is Subject To An Unbonding Period, Which May Limit Liquidity And Affect Redemptions.
BNB that the Trust undelegates is subject to the Unbonding Period and generally is not available for withdrawal, transfer, sale or re-delegation for approximately seven to eight days after an unstaking instruction is submitted. Under normal circumstances, the Sponsor seeks to stake all of the Trust's BNB except for BNB reserved by the Sponsor in its sole discretion to facilitate foreseeable redemption transactions or otherwise protect the Trust and its assets in a manner consistent with the 2025 Staking Guidance. The amount of BNB held unstaked may vary over time based on the Staking Committee's liquidity risk assessment and the other factors described in the Staking Policy. Holding BNB unstaked reduces the amount of BNB earning staking rewards and may cause the Trust to earn lower staking returns than it would if a greater portion of its BNB were staked. If redemption demand exceeds the BNB that is readily available to meet redemptions, the Trust may need to initiate unstaking of staked BNB and wait for completion of the Unbonding Period, or use other liquidity measures permitted under the Staking Policy. The Trust may therefore be unable to satisfy redemption requests on the expected timetable in certain circumstances.
The Trust May Sell BNB To Fund Distributions Of Staking Rewards, And Distributions May Vary Or Not Be Made.
Under normal circumstances the Trust intends to make cash distributions of net staking rewards to Shareholders at least quarterly in order to rely on the safe harbor established by the 2025 Staking Guidance. To fund those distributions the Trust expects to sell BNB received as staking rewards, or an equivalent amount of BNB, through one or more Liquidity Providers and/or a BNB Custodian or an affiliate thereof. Such sales reduce the Trust’s BNB holdings, may affect the market price and/or NAV of the Shares, and will be taxable events to Shareholders. Because the market price of BNB may fluctuate between the time staking rewards are credited to the Trust, the time BNB is sold to fund a distribution and the record and payable dates, the cash distribution ultimately paid may be more or less than the value of the rewards reflected in the Trust’s NAV when earned. The amount of any distribution will depend on the amount of staking rewards received, applicable legal and regulatory requirements and the Trust’s operational and liquidity needs, and there can be no assurance that the Trust will declare or pay distributions in any particular amount, at any particular frequency, or at all. The IRS may modify, clarify or withdraw the 2025 Staking Guidance, and there can be no assurance as to the tax treatment of any distribution.
The BNB Chain Ecosystem Was Only Conceived In 2017 And The BNB Chain Ecosystem May Not Function As Intended, Which Could Have An Adverse Impact On The Value Of BNB And An Investment In The Shares.
The development of the BNB Chain ecosystem is ongoing and, as with any blockchain network or software generally, future disruptions, outages, bugs, or other problems could have a material adverse effect on the value of BNB and an investment in the Shares. Likewise, the client software implementation and wallets used by users and validators to access the BNB Chain ecosystem or BNB could suffer future disruptions, bugs, or other problems that could have a material adverse effect on the value of BNB and an investment in the Shares.
Digital Assets Represent A New And Rapidly Evolving Industry, And The Value Of The Shares Depends On The Acceptance Of BNB.
The first major blockchain-based digital asset, bitcoin, was launched in 2009. BNB launched in 2017. In general, digital asset networks, including the BNB Smart Chain and other cryptographic and algorithmic protocols governing the issuance of digital assets represent a new and rapidly evolving industry that is subject to a variety of factors that are difficult to evaluate. For example, the realization of one or more of the following risks could materially adversely affect the value of the Shares:
•Digital assets have only recently become selectively accepted as a means of payment by retail and commercial outlets, but there has yet to be a meaningful degree of use of BNB as a means of payment by retail or commercial outlets. Banks and other established financial institutions may refuse to process funds for BNB transactions; process wire transfers to or from Digital Asset Trading Platforms, BNB-related companies or service providers; or maintain accounts for persons or entities transacting in BNB. As a result, the prices of BNB are largely determined by speculators and validators, thus contributing to price volatility that makes retailers less likely to accept BNB in the future.
•Banks may not provide banking services, or may cut off banking services, to businesses that provide digital asset related services or that accept digital assets as payment, which could dampen liquidity in the market and damage the public perception of digital assets generally or any one digital asset in particular, such as BNB, and their or its utility as a payment system, which could decrease the price of digital assets generally or individually.
•The prices of digital assets may be determined on a relatively small number of Digital Asset Trading Platforms by a relatively small number of market participants, many of whom are speculators or those intimately involved with the issuance of such digital assets, such as validators or developers, which could contribute to price volatility that makes retailers less likely to accept digital assets in the future.
•Certain privacy-preserving features have been or are expected to be introduced to a number of digital asset networks. Such technologies are designed to enhance transactional privacy through the use of cryptographic techniques, including zero-knowledge proofs, and may permit users to pool and transfer digital assets while limiting public visibility into certain transaction details. If any such features are introduced to the BNB Smart Chain, any trading platforms or businesses that facilitate transactions in BNB may be at an increased risk of criminal or civil lawsuits, or of having banking services cut off if there is a concern that these features interfere with the performance of anti-money laundering duties and economic sanctions checks. If privacy-preserving features on BNB Smart Chain are perceived to facilitate illicit activity, sanctions evasion, money laundering or other violations of law, the BNB Chain ecosystem and its participants could be subject to increased regulatory scrutiny, investigations or enforcement actions.
•Users, developers and validators may otherwise switch to or adopt certain digital asset networks or protocols at the expense of their engagement with BNB or the BNB Chain ecosystem.
The Trust is not actively managed and will not have any formal strategy relating to the development of the BNB Chain ecosystem and will not attempt to avoid or mitigate losses caused by declines in the price of BNB.
Due To The Nature Of Private Keys, BNB Transactions Are Irrevocable And Stolen Or Incorrectly Transferred BNB May Be Irretrievable. As A Result, Any Incorrectly Executed BNB Transactions Could Adversely Affect An Investment In The Trust.
BNB transactions are typically not reversible without the consent and active participation of the recipient of the transaction. Once a transaction has been signed with private keys, verified and recorded in a block that is added to the BNB Smart Chain, an incorrect transfer of cryptocurrency, such as BNB, or a theft of BNB generally will not be reversible and the Trust may not be capable of seeking compensation for any such transfer or theft. Although the Trust’s transfers of BNB will regularly be made to or from the Trust’s BNB accounts at the BNB Custodians it is possible that, through computer or human error, or through theft or criminal action, the Trust’s BNB could be transferred from the Trust’s BNB accounts at the BNB Custodians in incorrect amounts or to unauthorized third parties, or to uncontrolled accounts. To the extent that the Trust is unable to successfully seek redress for such error or theft, such loss could adversely affect an investment in the Trust.
The BNB Custodians keep custody of the Trust’s BNB in cold storage. The transfer of BNB to and from Liquidity Providers is directed by the Sponsor. The Sponsor has evaluated the procedures and internal controls of the Trust’s BNB Custodians to safeguard the Trust’s BNB holdings, as well as the procedures and internal controls of the Trust’s Administrator. Each BNB Custodian maintains exclusive custody of the private key(s) associated with the Trust’s BNB holdings in offline cold storage at all times, and the Trust does not independently hold or have direct access to such private key(s). Each BNB Custodian is contractually required to transfer BNB only to wallet addresses that have been pre-approved through its anti-money laundering and sanctions compliance procedures (such addresses, “Whitelisted Addresses”). However, it is possible that, through computer or human error, or through theft or criminal action, the Trust’s BNB could be transferred from the Trust’s BNB Accounts at either BNB Custodians in incorrect amounts or to unauthorized third parties, or to incorrect destination addresses on the BNB Smart Chain, notwithstanding these controls. Each BNB Custodian bears responsibility for losses resulting from its own errors in executing a transfer direction. Alternatively, if either BNB Custodian’s internal procedures and controls are inadequate to safeguard the Trust’s BNB holdings, and the private key(s) maintained by that BNB Custodian is (are) lost, destroyed or otherwise compromised and no backup of the private key(s) is (are) accessible, the Trust will be unable to access its BNB, which could adversely affect an investment in the Shares of the Trust. In addition, if the private key(s) maintained by either BNB Custodian is (are) misappropriated and the Trust’s BNB holdings are stolen, including from or by either BNB Custodian, the Trust could lose some or all of its BNB holdings, which could adversely impact an investment in the Shares of the Trust.
The Sponsor has evaluated the procedures and internal controls of each of the Trust’s BNB Custodians to safeguard the Trust’s BNB holdings, as well as the procedures and internal controls of the Trust’s Administrator. However, it is possible that, through computer or human error, or through theft or criminal action, the Trust’s BNB could be transferred from the Trust’s BNB Account at either BNB Custodian in incorrect amounts or to unauthorized third parties, or to incorrect destination addresses on the BNB Smart Chain. Alternatively, if either BNB Custodian’s internal procedures and controls are inadequate to safeguard the Trust’s BNB holdings, and the Trust’s private key(s) is (are) lost, destroyed or otherwise compromised and no backup of the private key(s) is (are) accessible, the Trust will be unable to access its BNB, which could adversely affect an investment in the Shares of the Trust. In addition, if the Trust’s private key(s) is (are) misappropriated and the Trust’s BNB holdings are stolen, including from or by either BNB Custodian, the Trust could lose some or all of its BNB holdings, which could adversely impact an investment in the Shares of the Trust.

Such events have occurred in connection with digital assets in the past. For example, in September 2014, the Chinese digital asset exchange Huobi announced that it had sent approximately 900 bitcoins and 8,000 Litecoins (worth approximately $400,000 at the prevailing market prices at the time) to the wrong customers. To the extent that the Trust is unable to seek a corrective transaction with such third party or is incapable of identifying the third party which has received the Trust’s BNB through error or theft, the Trust will be unable to revert or otherwise recover incorrectly transferred BNB. The Trust will also be unable to convert or recover its BNB transferred to uncontrolled accounts. To the extent that the Trust is unable to seek redress for such error or theft, such loss could adversely affect the value of the Shares.
A Disruption Of The Internet May Affect BNB Operations, Which May Adversely Affect The BNB Industry And An Investment In The Trust.
The BNB Chain ecosystem relies on the Internet. A significant disruption of Internet connectivity (i.e., one that affects large numbers of users or geographic regions), or a disruption of service providers providing telecommunications, website hosting, cloud, data center, or other infrastructure services necessary for a functioning Internet, could disrupt the BNB Chain ecosystem’s functionality and operations until the disruption in the Internet is resolved. A disruption in the Internet could adversely affect an investment in the Trust or the ability of the Trust to operate.
BNB And The BNB Chain Ecosystem Have Links To, And May Be Controlled By, Binance And Its Principals.
Binance has links to BNB and the BNB Chain ecosystem, and Binance has historically played a major role in the BNB Chain ecosystem’s development. Binance typically has among the highest trading volume of BNB for any global trading platform. Users of the Binance trading platform who pay trading fees in BNB receive a trading discount, and users who maintain a certain minimum balance of BNB on Binance’s trading platform may qualify to receive additional benefits, such as additional reduced fees, lower interest rates, higher borrowing limits, and other benefits, from Binance. (Binance, Fee Schedule, https://www.binance.com/en/fee/schedule (last visited Apr. 23, 2025)). Concurrent with the launch of the Binance’s exchange in July 2017, Binance or its affiliates minted 200 million BNB tokens on the Ethereum blockchain using Ethereum’s ERC-20 functionality. These tokens were initially created for the purpose of allowing the holder of BNB to pay for fees incurred from the use of the Binance exchange, among other uses. Binance according to the BNB white paper issued the 200 million BNB as follows: 10% (20 million BNB) to angel investors in Binance Ltd., 40% (80 million BNB) to the founding employees of Binance exchange subject to a 4 year schedule, and 50% (100 million BNB) in what the BNB white paper termed an “ICO” (an abbreviation of “Initial Coin Offering”) in exchange for Ethereum (ETH) or the equivalent Ethereum price in Bitcoin in three consecutive tranches from July 1, 2017 to July 21, 2017. The Sponsor is not aware of the precise extent that the employees, principals and angel investors of Binance and its affiliates have retained their BNB that they originally received in the BNB ICO, or what percentage of outstanding BNB is currently owned by Binance and its associated persons (following open-market purchases or otherwise), but there can be no assurance that they do not currently control a majority of outstanding BNB. If Binance or affiliated persons did in fact possess control of a majority of outstanding BNB, it would give them the corresponding ability to control validator selection and influence on-chain voting and transaction confirmation, and potentially governance decisions which are based on BNB Evolution Proposals (“BEPs”), relating to the future of the BNB Chain ecosystem and BNB, such as forks, future development roadmaps, scaling decisions, etc., which they could in theory choose to exercise in a way that benefits themselves or their interests. Short of control, sizeable minority holdings of BNB tokens could theoretically confer significant influence, and influence could also in theory be exercised through informal channels. In the BNB white paper, Binance represented it would use the proceeds of the BNB ICO to develop the Binance exchange. Moreover, Binance has been responsible for operating the deflationary burning program for BNB tokens, which was a significant force in their market value.
Furthermore, as the issuer and primary governing authority of BNB, Binance exerts centralized control over critical token attributes including burn mechanisms, distribution protocols, utility features, staking rewards, and technological infrastructure. Binance could in theory implement changes without the consent of third parties that reduce token scarcity, diminish utility, alter fee structures, or disadvantage other holders of BNB. There can be no assurance that such actions would not materially erode BNB’s market value and adversely affect the value of the Shares.

Apart from the risks of potential centralized control, the perception that the BNB Chain ecosystem and BNB are associated with Binance could cause BNB’s value to be affected by developments involving or affecting Binance. For example, in 2023 the SEC filed a lawsuit against Binance, alleging, inter alia, that the offering and sale of BNB by Binance was an unregistered securities offering. The district court’s decision in SEC v. Binance Holdings Ltd. et al., 738 F.Supp.3d 20, 48-58 (D.D.C. Aug. 23, 2024), ruled that, while the SEC’s allegations regarding the manner in which Binance offered and sold BNB as part of the initial distribution of BNB were sufficient at the motion to dismiss stage, the SEC’s complaint did not include sufficient facts to support a plausible inference that any particular secondary sales of BNB satisfy the Howey test for an investment contract. In 2025, the SEC moved to dismiss its complaint against Binance, which the court granted. In 2023, the Department of Justice, OFAC, FinCEN, and the CFTC reached a series of settlements with Binance and its founder, Changpeng Zhao (“CZ”), for charges involving violations of U.S. laws governing money laundering, sanctions, registration as a money services business, and registration under the Commodity Exchange Act, among others. If Binance were to be subject to operating restrictions or was no longer able to facilitate trading in BNB, whether due to legal or regulatory developments or for commercial, technological, or other reasons, the liquidity and market value of BNB would be negatively affected, causing the Shares to decline in value. If BNB were no longer able to be used for trading fee discounts on Binance, the demand for BNB would be negatively affected, which would likewise negatively impact BNB’s market value and therefore the value of the Shares. Likewise, negative developments, publicity, or sentiment relating to Binance or its principals could affect market demand for, and value of, BNB.
Political developments in the United States or other countries could also potentially impact the value of BNB. For example, Binance’s founder, Changpeng Zhao, has received a pardon from the current president in respect of a conviction, in a case brought by the previous administration, for inadequately implementing, while at Binance, certain anti-money laundering programs. It is impossible to know exactly how and when domestic politics in the United States could affect the value of BNB over time, however, shareholders of the Trust should be aware of the risk that political developments in the United States or other countries could affect the value of BNB, including that they could conceivably do so at some point in an adverse manner that could cause the Shares to lose value.
Transactions using BNB require the payment of “gas fees,” which are subject to fluctuations that may result in high transaction fees.
Transactions using BNB, including purchases, sales and staking, require the payment of “gas fees” in BNB. Gas fees are payments made by the user to compensate for the computational energy required to process and validate transactions, such as purchases, sales and staking, on each of the BNB Chain ecosystem blockchains. These fees can fluctuate and can be very expensive relative to the cost of the transaction depending upon congestion and demand on the network. If fees are high, the cost of a transaction will potentially decrease the return of the investment, which could be negative. High gas fees may also cause delays in the execution of a transaction, which could affect the preferred timing of execution and may lead to execution of a transaction during inopportune times. In addition, gas fees are paid in BNB itself, which would require that sufficient BNB balances are maintained. Future upgrades to the BNB Chain ecosystem, regulatory changes, or technical issues could also adversely impact the cost of gas fees and could have a material adverse effect on the Trust’s business, financial condition and results of operations and the price of the Trust’s common stock.
Changes In The Governance Of A Digital Asset Network Or Protocol May Not Receive Sufficient Support From Users And Validators, Which May Negatively Affect That Digital Asset Network’s Or Protocol’s Ability To Grow And Respond To Challenges.
The governance of some digital asset networks and protocols, such as the Bitcoin and Ethereum Networks, is generally by voluntary consensus and open competition. For such networks and protocols, there may be a lack of consensus or clarity on that network’s or protocol’s governance, which may stymie such network’s or protocol’s utility, adaptability and ability to grow and face challenges. The foregoing notwithstanding, the underlying software for some digital asset networks and protocols, such as the BNB Smart Chain, is formally managed and developed by a group of core developers that propose amendments to the relevant network’s or protocol’s source code. Core developers’ roles may evolve over time, generally based on self-determined participation.

If a significant majority of users and validators were to adopt amendments to the BNB Smart Chain based on the proposals of such core developers, the BNB Smart Chain would be subject to new source code that may adversely affect the value of BNB.
As a result of the foregoing, it may be difficult to find solutions or marshal sufficient effort to overcome any future problems, especially long-term problems, on the digital asset network.
Digital Asset Networks Are Developed By A Diverse Set Of Contributors And The Perception That Certain High-Profile Contributors Will No Longer Contribute To The Network Could Have An Adverse Effect On The Market Price Of The Related Digital Asset.
Digital asset networks and related protocols are often developed by a diverse set of contributors but certain identifiable and high-profile contributors may be perceived as playing an impactful role. The perception that high-profile contributors may no longer contribute to the network may have an adverse effect on the market price of any related digital assets. For example, in June 2017, an unfounded rumor circulated that Ethereum core developer Vitalik Buterin had died. Following the rumor, the price of ETH decreased approximately 20% before recovering after Buterin himself dispelled the rumor. Some have speculated that the rumor led to the decrease in the price of ETH. In another example, FTX, one of the largest Digital Asset Trading Platforms at the time, experienced a high-profile collapse in November 2022. Along with its CEO Sam Bankman-Fried and Alameda Research (a digital asset trading firm also owned by Bankman-Fried), FTX had provided substantial financial and developmental support to the Solana project. Bankman-Fried was also a strong and vocal supporter of SOL and the Solana Network. It does not appear, however, that FTX, Alameda Research, or any other Bankman-Fried-affiliated entity had a formal relationship with Solana Labs or the Solana Foundation, or that Solana Labs or the Solana Foundation were involved in any of FTX, Alameda Research or Bankman-Fried’s alleged misconduct. The price of SOL fell severely immediately following the news of FTX’s insolvency and remained negatively affected by the perceived entanglement with FTX for some time.
In the event a high-profile contributor to the BNB Chain ecosystem, or Binance or Changpeng Zhao (“CZ”), is perceived as no longer able to contribute to or be associated with the BNB Chain ecosystem due to death, retirement, withdrawal, incapacity, or otherwise, whether or not such perception is valid, it could negatively affect the price of BNB, which could adversely impact the value of the Shares.
The Open-Source Structure Of The BNB Smart Chain Means That The Core Developers And Other Contributors Are Generally Not Directly Compensated For Their Contributions In Maintaining And Developing The BNB Smart Chain Protocol. A Failure To Properly Monitor And Upgrade The BNB Smart Chain Protocol Could Damage The BNB Smart Chain And An Investment In The Trust.
The BNB Smart Chain operates based on an open-source protocol maintained by the core developers and other contributors. As new BNB are not sold on an ongoing basis to generate revenue to support development activity, and the BNB Smart Chain protocol itself is made available for free rather than sold or made available subject to licensing or subscription fees and its use does not generate revenues for its development team, the core developers are generally not compensated for maintaining and updating the source code for the BNB Smart Chain protocol. Consequently, there is a lack of financial incentive for developers to maintain or develop the BNB Smart Chain and the core developers may lack the resources to adequately address emerging issues with the BNB Smart Chain protocol. Although the BNB Smart Chain is currently supported by the core developers, there can be no guarantee that such support will continue or be sufficient in the future. The perception that high-profile contributors may no longer contribute to the network may have an adverse effect on the market price of any related digital assets.
Alternatively, some developers may be funded by entities whose interests are not necessarily the same as that of other participants in the BNB Smart Chain. See “— BNB And The BNB Chain Ecosystem Have Links To, And May Be Controlled By, Binance And Its Principals.”. In addition, a bad actor could also attempt to interfere with the operation of the BNB Smart Chain by attempting to exercise a malign influence over a core developer. To the extent that material issues arise with the BNB Smart Chain protocol and the core developers and open-source contributors are unable to address the issues adequately or in a timely manner, the BNB Smart Chain and an investment in the Trust may be adversely affected.

Digital Assets May Have Concentrated Ownership And Large Sales Or Distributions By Holders Of Such Digital Assets, Or Any Ability To Participate In Or Otherwise Influence A Digital Asset’s Underlying Network, Could Have An Adverse Effect On The Market Price Of Such Digital Asset.
As of April 2026, the largest 100 BNB wallets held approximately 82% of the BNB in circulation. Moreover, it is possible that other persons or entities control multiple wallets that collectively hold a significant number of BNB, even if they individually only hold a small amount, and it is possible that some of these wallets are controlled by the same person or entity. As a result of this concentration of ownership, large sales or distributions by such holders could have an adverse effect on the market price of BNB.
For example, the development and promotion of BNB and the BNB Smart Chain have historically been associated with Binance and entities within the broader Binance ecosystem. Although the BNB Smart Chain operates as a decentralized network utilizing a proof-of-staked-authority consensus mechanism, certain founders, early contributors, Binance-affiliated entities, or other influential participants in the Binance ecosystem may continue to hold significant amounts of BNB or otherwise exert influence over the development, governance, branding or strategic direction of the BNB Smart Chain.
The BNB Smart Chain Could Be Vulnerable To Centralization Concerns Which Could Adversely Affect The Security And Stability of the BNB Smart Chain As Well As The Value Of The Shares.
In the context of blockchain networks and digital assets, although there is no universally accepted definition of “centralization”, concerns arise when a limited number of persons, entities, or software infrastructure have a disproportionate amount of control over the network’s operations or governance or could serve as a single point of failure, thereby undermining the network’s ability as a distributed system to continue functioning correctly even if some of its nodes or participants are faulty or malicious (also known as “Byzantine Fault Tolerance”). See also “—The BNB Smart Chain Could Be Vulnerable To Attacks on Transaction Finality and Consensus Processes, Which Could Adversely Affect An Investment In The Trust Or The Ability Of The Trust To Operate.”
The BNB Smart Chain does not require governmental authorities or financial institution intermediaries to create, transmit or determine the value of BNB, although Binance does control certain functions, such as periodic burning. The source code of the BNB Smart Chain is open-source and available to the public. As of April 2026, more than 5,000 applications were built on the BNB Smart Chain. As of April 2026, bnbchain.org reports there were approximately 53 validator nodes on the BNB Smart Chain, with no single validator node directly controlling more than 6% of the aggregate stake (Source: bnbchain.org/en/bnb-staking). However, the real figure could be higher because some entities may operate multiple nodes.
Although the BNB Smart Chain operates as an open-source, distributed network, its governance and validation structure is more concentrated than certain other blockchain networks. The validator set is limited in size, and participation in block production is restricted to a relatively small number of validators selected based on staking and other criteria. As a result, control over network operations may be more concentrated among a limited group of participants than in networks with larger and more decentralized validator sets.
In addition, certain ecosystem participants, including Binance and affiliated entities, may hold significant quantities of BNB or otherwise exert influence within the BNB Chain ecosystem. Such influence may arise through token ownership, validator relationships, participation in governance processes, or ongoing involvement in the development and promotion of the network. While no single party has formal unilateral control over the network, these factors may result in a higher degree of coordination or influence than is present in more decentralized networks.
The concentration of validation power and governance influence may increase the risk that network decisions, including protocol changes, validator selection, or other operational matters, are influenced by a limited number of participants, which could adversely affect the performance, security, or perceived integrity of the BNB Smart Chain.

A Temporary Or Permanent “Fork” or a “Clone” Of The BNB Smart Chain Could Adversely Affect The Value Of The Shares.
The BNB Smart Chain operates using open-source protocols, meaning that any user can download the software, modify it and then propose that the users and validators of BNB adopt the modification. When a modification is introduced and a substantial majority of users and validators’ consent to the modification (validators by voting, and users by staking their assets to such validators, who would generally be expected to vote in a manner consistent with the desires of the users who staked with them, although there is no formal requirement that they do so), the change is implemented and the network remains uninterrupted. However, if less than a substantial majority of users and validators’ consent to the proposed modification, and the modification is not compatible with the software prior to its modification, the consequence would be what is known as a “hard fork” of the BNB Smart Chain, with one group running the pre-modified software and the other running the modified software. The effect of such a fork would be the existence of two versions of the BNB Smart Chain running in parallel, yet lacking interchangeability. For example, in September 2022, the Ethereum Network transitioned to a proof-of-stake model, in an upgrade referred to as the “Merge.” Following the Merge, a hard fork of the Ethereum Network occurred, as certain Ethereum miners and network participants planned to maintain the proof-of-work consensus mechanism that was removed as part of the Merge. This version of the network was rebranded as “Ethereum Proof-of-Work.”
In BNB Smart Chain’s case, BNB was originally issued on Ethereum as an ERC-20 token (“ERC-20 BNB”). When the Binance Chain was developed as a standalone blockchain by Binance (“Beacon Chain”), ERC-20 BNB was migrated by minting new BNB on the Binance Chain (“Beacon Chain BNB”) in proportion to the balance of each existing ERC-20 BNB address on the Ethereum blockchain at a fixed exchange rate, with the Beacon Chain BNB being the successor asset and ERC-20 BNB being burned. Because the Beacon Chain was not designed to accommodate smart contracts and user-generated decentralized applications, a new standalone blockchain, Binance Smart Chain, was then developed to accommodate smart contract functionality and dApps. Eventually, the Beacon Chain was hard forked and merged into BNB Smart Chain, with BNB Smart Chain as the successor blockchain network and new BNB on the BNB Smart Chain issued in proportion to the balance of each existing Beacon Chain BNB wallet on the Beacon Chain at a fixed exchange rate, with BNB being the successor asset and Beacon Chain BNB no longer functional or operational after the elapsing of a sunset period.
Forks may also occur as a network community’s response to a significant security breach. For example, in July 2016, Ethereum “forked” into Ethereum and a new digital asset, Ethereum Classic, as a result of the Ethereum Network community’s response to a significant security breach. In June 2016, an anonymous hacker exploited a smart contract running on the Ethereum Network to syphon approximately $60 million of ETH held by The DAO, a distributed autonomous organization, into a segregated account. In response to the hack, most participants in the Ethereum community elected to adopt a “fork” that effectively reversed the hack. However, a minority of users continued to develop the original blockchain, referred to as “Ethereum Classic” with the digital asset on that blockchain now referred to as ETC. ETC now trades on several Digital Asset Trading Platforms. A fork may also occur as a result of an unintentional or unanticipated software flaw in the various versions of otherwise compatible software that users run. Such a fork could lead to users and validators abandoning the digital asset with the flawed software. It is possible, however, that a substantial number of users and validators could adopt an incompatible version of the digital asset while resisting community-led efforts to merge the two chains. This could result in a permanent fork, as in the case of Ethereum and Ethereum Classic.
Furthermore, a hard fork can lead to new security concerns. For example, when the Ethereum and Ethereum Classic networks, two other digital asset networks, split in July 2016, replay attacks, in which transactions from one network were rebroadcast to nefarious effect on the other network, plagued Ethereum trading platforms through at least October 2016. An Ethereum trading platform announced in July 2016 that it had lost 40,000 Ethereum Classic, worth about $100,000 at that time, as a result of replay attacks. Similar replay attack concerns occurred in connection with the Bitcoin Cash and Bitcoin Satoshi’s Vision networks split in November 2018. Another possible result of a hard fork is an inherent decrease in the level of security due to significant amounts of validating power remaining on one network or migrating instead to the new forked network. After a hard fork, it may become easier for an individual validator or validating pool’s validating power to exceed 50% of the validating power of a digital asset network that retained or attracted less validating power, thereby making digital asset networks that rely on proof-of-stake more susceptible to attack.

Protocols may also be cloned. Unlike a fork, which modifies an existing blockchain, and results in two competing networks, each with the same genesis block, a “clone” is a copy of a protocol’s codebase, but results in an entirely new blockchain and new genesis block. Tokens are created solely from the new “clone” network and, in contrast to forks, holders of tokens of the existing network that was cloned do not receive any tokens of the new network. A “clone” results in a competing network that has characteristics substantially similar to the network it was based on, subject to any changes as determined by the developer(s) that initiated the clone.
A hard fork may adversely affect the price of BNB at the time of announcement or adoption. For example, the announcement of a hard fork could lead to increased demand for the pre-fork digital asset, in anticipation that ownership of the pre-fork digital asset would entitle holders to a new digital asset following the fork. The increased demand for the pre-fork digital asset may cause the price of the digital asset to rise. After the hard fork, it is possible the aggregate price of the two versions of the digital asset running in parallel would be less than the price of the digital asset immediately prior to the fork. Furthermore, while the Trust would be entitled to both versions of the digital asset running in parallel, the Sponsor will, as permitted by the terms of the Trust Agreement, determine which version of the digital asset is generally accepted as the BNB Smart Chain asset and should therefore be considered the appropriate network for the Trust’s purposes, and there is no guarantee that the Sponsor will choose the digital asset that is ultimately the most valuable fork. Either of these events could therefore adversely impact the value of the Shares.
Shareholders May Not Receive The Benefits Of Any Forks Or “Airdrops.”
We refer to the right to receive any benefits arising from a fork, airdrop (defined below), or similar event as an “Incidental Right” and any such virtual currency acquired through an Incidental Right as “IR Virtual Currency.” The only crypto asset to be held by the Trust will be BNB. The Trust has adopted the following procedures to address situations involving any fork, airdrop or similar event that results in the issuance of Incidental Rights or IR Virtual Currency that the Trust may receive. The Trust Agreement stipulates that if a fork occurs, the Sponsor shall determine which asset constitutes BNB and which network constitutes the BNB Smart Chain. Additionally, the Sponsor has committed to cause the Trust to irrevocably abandon the Incidental Rights or IR Virtual Currency. Because the Trust will abandon any Incidental Rights and IR Virtual Currency, the Trust would not receive any direct or indirect consideration for the Incidental Rights or IR Virtual Currency and thus the value of the Shares will not reflect the value of the Incidental Rights or IR Virtual Currency. Such Incidental Rights or IR Virtual Currency will not be taken into account for purposes of determining NAV. In the event the Trust seeks to change this position, an application would need to be filed with the SEC by the Exchange seeking approval to amend its listing rules to permit the Trust to distribute the Incidental Rights or IR Virtual Currency that is not BNB in-kind to the Sponsor, as agent for the Shareholders, and the Sponsor would arrange to sell or otherwise dispose of the Incidental Rights or IR Virtual Currency and for the proceeds (if any) to be distributed to the Shareholders. There can be no assurance as to whether or when the Sponsor would make such a decision, or when the Exchange will seek or obtain this approval, if at all.
In addition to forks, a digital asset may become subject to a similar occurrence known as an “airdrop.” In an airdrop, the promoters of a new digital asset announce to holders of another digital asset that such holders will be entitled to claim a certain amount of the new digital asset for free, based on the fact that they hold such other digital asset. Neither the Trust nor the Sponsor shall be under any obligation to claim or attempt to secure or realize any economic benefit from “airdropped” assets, and the Sponsor will cause the Trust to irrevocably and permanently abandon, for no consideration, such Incidental Rights or IR Virtual Currency. In the event the Trust seeks to change this position, an application would need to be filed with the SEC by the Exchange seeking approval to amend its listing rules to permit the Trust to distribute the Incidental Rights or IR Virtual Currency associated with the airdropped assets in-kind to the Sponsor, as agent for the Shareholders, and the Sponsor would arrange to sell or otherwise dispose of the Incidental Rights or IR Virtual Currency and for the proceeds (if any) to be distributed to the Shareholders.

In The Event Of A Hard Fork Of The BNB Smart Chain, The Sponsor Will, If Permitted By The Terms Of The Trust Agreement, Use Its Discretion To Determine Which Network Should Be Considered The Appropriate Network For The Trust’s Purposes, And In Doing So May Adversely Affect The Value Of The Shares.
In the event of a hard fork of the BNB Smart Chain, the Sponsor will, if permitted by the terms of the Trust Agreement, use its discretion to determine, in good faith, which peer-to-peer network, among a group of incompatible forks of the BNB Smart Chain, is generally accepted as the BNB Smart Chain and should therefore be considered the appropriate network for the Trust’s purposes. The Sponsor will base its determination on a variety of then relevant factors, including, but not limited to, the Sponsor’s beliefs regarding expectations of the core developers of BNB, users, service providers, businesses, validators and other constituencies, as well as the actual continued acceptance of, staking power, and community engagement with, the BNB Smart Chain. There is no guarantee that the Sponsor will choose the digital asset that is ultimately the most valuable fork, and the Sponsor’s decision may adversely affect the value of the Shares as a result. The Sponsor may also disagree with Shareholders, security vendors and MarketVector on what is generally accepted as BNB and should therefore be considered “BNB” for the Trust’s purposes, which may also adversely affect the value of the Shares as a result.
In The Event Of A Hard Fork Of The BNB Smart Chain, The BNB Custodians’ Operations May Be Interrupted Or Subject To Additional Security Risks That Could Disrupt The Trust’s Ability To Process Creations And Redemptions Of Shares Or Otherwise Threaten The Security Of The Trust’s BNB Holdings.
In the event of a hard fork of the BNB Smart Chain, a BNB Custodian may temporarily halt the ability of customers (including the Trust) to deposit, withdraw or transfer BNB on the Custodian’s platform. Such a delay may be intended to permit the Custodian to assess the resulting versions of the BNB Smart Chain, to determine how best to securely “split” the BNB from the forked asset, and to prevent malicious users from conducting “replay attacks” (i.e., broadcasting transactions on both versions of the forked networks to put Custodian assets at risk). As a result, the Trust is likely to suspend creations and redemptions during a period in which the Custodian’s operations are halted.
In addition, any losses experienced by the Custodian due to a hard fork, including due to replay attacks or technological errors in assessing the fork, could have a materially adverse impact on an investment in the Shares.
Any Name Change And Any Associated Rebranding Initiative By The Core Developers Of BNB May Not Be Favorably Received By The Digital Asset Community, Which Could Negatively Impact The Value Of BNB And The Value Of The Shares.
From time to time, digital assets may undergo name changes and associated rebranding initiatives. For example, Bitcoin Cash may sometimes be referred to as Bitcoin ABC in an effort to differentiate itself from any Bitcoin Cash hard forks, such as Bitcoin Satoshi’s Vision, and in the third quarter of 2018, the team behind ZEN rebranded and changed the name of ZenCash to “Horizen.” We cannot predict the impact of any name change and any associated rebranding initiative on BNB. After a name change and an associated rebranding initiative, a digital asset may not be able to achieve or maintain brand name recognition or status that is comparable to the recognition and status previously enjoyed by such digital asset. The failure of any name change and any associated rebranding initiative by a digital asset may result in such digital asset not realizing some or all of the anticipated benefits contemplated by the name change and associated rebranding initiative, and could negatively impact the value of BNB and the value of the Shares.
If A Malicious Actor, Group Or Botnet Obtains Control Of A Sufficient Amount Of The Validating Power On The BNB Smart Chain, Or Otherwise Obtains Control Over The BNB Smart Chain Through Its Influence Over Core Developers Or Otherwise, Such Actor Or Botnet Could Manipulate The BNB Smart Chain To Adversely Affect The Value Of The Shares Or The Ability Of The Trust To Operate
If a malicious actor, group or botnet (a volunteer or hacked collection of computers controlled by networked software coordinating the actions of the computers) obtains control over a sufficient amount of the validating power on the BNB Smart Chain, it may be able to alter the blockchain on which transactions in BNB rely by constructing fraudulent blocks or preventing certain transactions from completing in a timely manner, or at all. The malicious actor or botnet could also control, exclude or modify the ordering of transactions, or prevent blocks from finalizing onto the BNB Smart Chain. Although the malicious actor or botnet may not be able to generate new digital assets or transactions using such control it could “double-spend” its own digital assets (i.e., spend the same tokens in more than one transaction) and prevent the confirmation of other users’ transactions for so long as it maintained control. To the extent that such malicious actor or botnet did not yield its control of the validating power on the BNB Smart Chain or the BNB community did not reject the fraudulent blocks as malicious, reversing any changes made to the blockchain may not be possible. Further, a malicious actor or botnet could create a flood of transactions in order to slow down the BNB Smart Chain.
BNB Smart Chain uses a Proof-of-Staked-Authority consensus mechanism in which 45 active validators are selected based on staking and, in each epoch, 21 consensus validators, currently 18 Cabinets and 3 Candidates, are selected to produce blocks. BNB Smart Chain’s fast-finality mechanism generally requires votes from at least a two-thirds supermajority of the relevant consensus validators to justify and finalize blocks, typically within two blocks; if fast finality is unavailable, the chain may continue to grow under probabilistic finality, and block production can continue so long as more than one-half of the relevant validators remain online. Accordingly, a malicious actor or coordinated group that obtained control of two-thirds or more of the relevant validator or fast-finality voting power could materially increase the risk of censorship, transaction reordering, and double-spend-like attacks, and could continue to participate in block production and earn transaction-fee-based rewards unless and until it is slashed, removed, or otherwise displaced. A malicious actor or coordinated group that obtained one-third or more of the relevant fast-finality voting power could impede fast finality and increase confirmation delays and reorganization risk.
BNB Smart Chain’s current slashing framework penalizes double-signing, malicious fast-finality voting, and validator unavailability.
With control of the respective threshold of relevant validator voting power on the BNB Smart Chain, it could be possible for the malicious actor to control, exclude or modify the ordering of transactions on the BNB Smart Chain and prevent the confirmation of other users’ transactions, while continuing to earn transaction-fee-based validator rewards and confirm its own blocks, for so long as it maintained control. To the extent that such malicious actor or botnet did not yield its control of the validating power on the BNB Smart Chain or the BNB Smart Chain community did not reject the fraudulent blocks as malicious or to the extent that such bad actor did not yield its control of processing power, reversing any changes made to the BNB Smart Chain may be difficult or impossible. Further, a malicious actor or botnet could create a flood of transactions in order to slow down the BNB Smart Chain.
For example, in August 2020, the Ethereum Classic network was the target of two double-spend attacks by an unknown actor or actors that gained more than 50% of the processing power of the Ethereum Classic network. The attacks resulted in reorganizations of the Ethereum Classic blockchain that allowed the attacker or attackers to reverse previously recorded transactions in excess of $5.0 million and $1.0 million. Any similar attacks on the BNB Smart Chain could negatively impact the value of BNB and the value of the Shares.
In addition, in May 2019, the Bitcoin Cash network experienced a 51% attack when two large mining pools reversed a series of transactions in order to stop an unknown miner from taking advantage of a flaw in a recent Bitcoin Cash protocol upgrade. Although this particular attack was arguably benevolent, the fact that such coordinated activity was able to occur may negatively impact perceptions of the Bitcoin Cash network. Although the two attacks described above took place on proof-of-work-based networks, it is possible that a similar attack may occur on the BNB Smart Chain, which could negatively impact the value of BNB and the value of the Shares.
Although there are no known reports of malicious control of the BNB Smart Chain, if groups of coordinating or connected BNB holders that together have more than 50% of outstanding BNB, were to stake that BNB and run validators, they could exert authority over the validation of BNB transactions. This risk is heightened if over 50% of the validating power on the network falls within the jurisdiction of a single governmental authority. If network participants, including the core developers and the administrators of validating pools, do not act to ensure greater decentralization of BNB, the feasibility of a malicious actor obtaining control of the validating power on the BNB Smart Chain will increase, which may adversely affect the value of BNB and the value of the Shares.

A malicious actor may also obtain control over the BNB Smart Chain through its influence over core developers by gaining direct control over a core developer or an otherwise influential programmer. To the extent that users and validators accept amendments to the source code proposed by the controlled core developer, other core developers do not counter such amendments, and such amendments enable the malicious exploitation of the BNB Smart Chain, the risk that a malicious actor may be able to obtain control of the BNB Smart Chain in this manner exists. Moreover, it is possible that a group of BNB holders that together control more than 50% of outstanding BNB are in fact part of the initial or core developer group, or are otherwise influential members of the BNB Smart Chain community. To the extent that the initial or existing core developer groups also control more than the relevant thresholds of outstanding BNB, as some believe, the risk of and arising from this particular group of users obtaining control of the validating power on the BNB Smart Chain will be even greater, and should this materialize, it may adversely affect the value of the Shares.
We Face Risks Relating To The Potential Compromise Of The BNB Smart Chain And Other Cryptocurrencies’ Network Security By Emerging Technologies, Including Artificial Intelligence And Quantum Computing, Which May Materially And Adversely Impact Our Operations And Financial Condition.
The security and integrity of the BNB Smart Chain and other cryptocurrencies’ networks are fundamentally dependent on the robustness of its cryptographic algorithms. BNB and other cryptocurrencies’ protocol relies heavily on public key cryptography and hashing algorithms to secure transactions, safeguard private keys, and prevent double-spending. Advances in emerging technologies, particularly artificial intelligence (“AI”) and quantum computing may pose significant risks to the BNB Smart Chain and other cryptocurrencies’ network’s security and operational stability.
Quantum computing, in particular, presents a long-term threat to the cryptographic assumptions underpinning the BNB Smart Chain and other cryptocurrencies. Should quantum computing achieve sufficient maturity, it could undermine the effectiveness of the cryptographic algorithms used to secure the blockchain, such as elliptic curve digital signature algorithms (ECDSA). A sufficiently powerful quantum computer could potentially reverse-engineer private keys from public addresses or compromise the blockchain’s consensus mechanism, leading to the theft of digital assets, double-spending, and other forms of fraud. Although current quantum computing capabilities are not yet at this level, advancements in quantum technologies could materialize more rapidly than anticipated, creating significant systemic risks for the BNB Smart Chain.
AI may also pose indirect security risks. AI-driven cyberattacks, including advanced phishing schemes, autonomous malware, and intelligent blockchain analysis tools, could increase the sophistication and success rate of attacks targeting BNB and other cryptocurrencies’ users, exchanges, custodians, and node operators. The use of AI to exploit vulnerabilities in software, mining hardware, or network protocols could threaten the stability and reliability of the BNB Smart Chain and other cryptocurrencies’ networks.
There can be no assurance that BNB and other cryptocurrencies’ current cryptographic safeguards will be sufficient to protect against future technological advances. While research and development efforts are ongoing to develop quantum-resistant cryptographic protocols, the BNB Smart Chain and other cryptocurrencies’ networks may face challenges in adopting such technologies at scale, particularly given their decentralized governance structure. Any successful attack or perceived vulnerability arising from AI or quantum computing could materially and adversely affect the price, liquidity, and adoption of BNB and other cryptocurrencies and could negatively impact the Trust’s business, financial condition and results of operations.
If Validators Exit The BNB Smart Chain, It Could Increase The Likelihood Of A Malicious Actor Obtaining Control.
Validators exiting the network could make the BNB Smart Chain more vulnerable to a malicious actor obtaining control of a large percentage of staked BNB, which might enable them to manipulate the BNB Smart Chain by censoring or manipulating specific transactions, as discussed previously. If the BNB Smart Chain suffers such an attack, the price of BNB could be negatively affected, and a loss of confidence in the entire BNB Chain ecosystem could result. Any reduction in confidence in the transaction confirmation process or staking power of the BNB Smart Chain may adversely affect an investment in the Trust.

The BNB Smart Chain uses a proof-of-staked-authority consensus mechanism which differs from traditional proof-of-work and pure proof-of-stake models in that a limited number of validators are selected to produce blocks based on a combination of staking and reputation. Because the active validator set is limited in size relative to some other blockchain networks, control over a relatively small number of validator positions could enable coordinated actors to exert disproportionate influence over the network. If a malicious actor were to obtain control over, or collude with, a sufficient number of validators participating in the proof-of-staked-authority consensus mechanism, such actor could potentially censor transactions, reorder transactions, delay block production, or otherwise interfere with the normal operation of the BNB Smart Chain. Similarly, if a significant number of validators were to cease participation simultaneously, whether due to technical failures, regulatory developments, economic disincentives, or coordinated action, the resulting reduction in validator participation could lower the effective security threshold of the network and increase the feasibility of a malicious actor obtaining control. Any such successful attack, prolonged network instability, or perception that the validator structure is insufficiently decentralized could adversely affect market confidence in BNB, decrease the price of BNB, and negatively impact the value of the Shares, and the performance of the Trust.
Blockchain Technologies Are Based On Theoretical Conjectures As To The Impossibility Of Solving Certain Cryptographical Puzzles Quickly. These Premises May Be Incorrect Or May Become Incorrect Due To Technological Advances.
Blockchain technologies are premised on theoretical conjectures as to the impossibility, in practice, of solving certain mathematical problems quickly. Those conjectures remain unproven, however, and mathematical or technological advances could conceivably prove them to be incorrect. Blockchain technology companies may also be negatively affected by cryptography or other technological or mathematical advances, such as the development of quantum computers with significantly more power than computers presently available, that undermine or vitiate the cryptographic consensus mechanism underpinning the BNB Smart Chain and other distributed ledger protocols. If either of these events were to happen, markets that rely on blockchain technologies, such as the BNB Smart Chain, could quickly collapse, and an investment in the Trust may be adversely affected.
MarketVector Has Analyzed BNB Trading Platform Data And Developed Insights That Have Informed MarketVector’s Understanding Of The BNB Market And The Design Of The Trust. If Such Data Or Insights Are Inaccurate Or Incorrect, The Value Of An Investment In The Trust May Be Adversely Affected.
MarketVector has relied upon BNB market data in developing its analysis of the BNB market. This analysis has informed MarketVector’s understanding of the BNB market, the design of the Trust and the design of the MarketVectorTM BNB Benchmark Rate. The continued viability of the Trust relies upon access to accurate data, and MarketVector’s continued ability to effectively analyze such data. If data is inaccurate or becomes unavailable, or if MarketVector’s analysis of such data is incorrect, the value of an investment in the Trust may be adversely affected.
Smart Contracts, Including Those Relating To DeFi Applications, Are A New Technology And Their Ongoing Development And Operation May Result In Problems, Which Could Reduce The Demand For BNB Or Cause A Wider Loss Of Confidence In The BNB Smart Chain, Either Of Which Could Have An Adverse Impact On The Value Of BNB.
Smart contracts are programs that run on the BNB Smart Chain and execute automatically when certain conditions are met. Since smart contracts typically cannot be stopped or reversed, vulnerabilities in their programming can have damaging effects. For example, in June 2016, a vulnerability in the smart contracts underlying The DAO, a distributed autonomous organization for venture capital funding on the Ethereum network, allowed an attack by a hacker to syphon approximately $60 million worth of ETH from The DAO’s accounts into a segregated account. In the aftermath of the theft, certain core developers and contributors pursued a “hard fork” of the Ethereum Network in order to erase any record of the theft. Despite these efforts, the price of ETH reportedly dropped approximately 35% in the aftermath of the attack and subsequent hard fork. In addition, in July 2017, a vulnerability in a smart contract for a multi-signature wallet software developed by Parity led to a reportedly $30 million theft of ETH, and in November 2017, a new vulnerability in Parity’s wallet software reportedly led to roughly $160 million worth of ETH being indefinitely frozen in an account. Furthermore, in April 2018, a batch overflow bug was found in many Ethereum-based ERC20-compatible smart contract tokens that allows hackers to create a large number of smart contract tokens, causing multiple crypto asset platforms worldwide to shut down ERC20-compatible token trading. Similarly, in March 2020, a design flaw in the MakerDAO smart contract caused forced liquidations of crypto assets at significantly discounted prices, resulting in millions of dollars of losses to users who had deposited crypto assets into the smart contract. In another example, in February 2022, a vulnerability in a smart contract for Wormhole, a bridge between the Ethereum and Solana Networks led to a $320 million theft of Ethereum. Other smart contracts, such as bridges between blockchain networks and decentralized finance (“DeFi”) protocols have also been manipulated, exploited or used in ways that were not intended or envisioned by their creators such that attackers syphoned over $3.8 billion worth of digital assets from smart contracts in 2022. Problems with the development, deployment, and operation of smart contracts may have an adverse effect on the value of BNB, just as they have for other digital assets like Ethereum.
In some cases, smart contracts can be controlled by one or more “admin keys” or users with special privileges, or “super users”. These users may have the ability to unilaterally make changes to the smart contract, enable or disable features on the smart contract, change how the smart contract receives external inputs and data, and make other changes to the smart contract. Furthermore, in some cases inadequate public information may be available about certain smart contracts or applications, and information asymmetries may exist, even with respect to open-source smart contracts or applications; certain participants may have hidden informational or technological advantages, making for an uneven playing field. There may be opportunities for bad actors to perpetrate fraudulent schemes and engage in illicit activities and other misconduct, such as exit scams and rug pulls (orchestrated by developers and/or influencers who promote a smart contract or application and, ultimately, escape with the money at an agreed time), or Ponzi or similar fraud schemes.
Many DeFi applications are currently deployed on the BNB Smart Chain, and smart contracts relating to DeFi applications currently represent a significant source of demand for BNB. DeFi applications may achieve their investment purposes through self-executing smart contracts that may allow users to invest digital assets in a pool from which other users can borrow without requiring an intermediate party to facilitate these transactions. These investments may earn interest to the investor based on the rates at which borrowers repay the loan, and can generally be withdrawn by the investor. For smart contracts that hold a pool of digital asset reserves, smart contract super users or admin key holders may be able to extract funds from the pool, liquidate assets held in the pool, or take other actions that decrease the value of the digital assets held by the smart contract in reserves. Even for digital assets that have adopted a decentralized governance mechanism, such as smart contracts that are governed by the holders of a governance token, such governance tokens can be concentrated in the hands of a small group of core community members, who would be able to make similar changes unilaterally to the smart contract. If any such super user or group of core members unilaterally make adverse changes to a smart contract, the design, functionality, features and value of the smart contract, its related digital assets may be harmed. In addition, assets held by the smart contract in reserves may be stolen, misused, burnt, locked up or otherwise become unusable and irrecoverable. Super users can also become targets of hackers and malicious attackers. If an attacker is able to access or obtain the super user privileges of a smart contract, or if a smart contract’s super users or core community members take actions that adversely affect the smart contract, users who transact with the smart contract may experience decreased functionality of the smart contract or may suffer a partial or total loss of any digital assets they have used to transact with the smart contract. Furthermore, the underlying smart contracts may be insecure, contain bugs or other vulnerabilities, or otherwise may not work as intended. Any of the foregoing could cause users of the DeFi application to be negatively affected, or could cause the DeFi application to be the subject of negative publicity. Because DeFi applications may be built on the BNB Smart Chain and represent a significant source of demand for BNB, public confidence in the BNB Smart Chain itself could be negatively affected, such sources of demand could diminish and the value of BNB could decrease. Similar risks apply to any smart contract or decentralized application, not just DeFi applications.
Popular Decentralized Applications Running On the BNB Smart Chain May Cease To Operate Or May Migrate To Competing Blockchains, Which May Negatively Impact The Price Of BNB And Make The BNB Smart Chain Less Attractive.
Certain decentralized applications currently running on the BNB Smart Chain may cease operations due to regulatory concerns, lawsuits, or a decline in demand. Additionally, such decentralized applications may also migrate away from the BNB Smart Chain to an alternative competing blockchain.

Validation On the BNB Smart Chain Is Subject to Risks, including Staking Liquidity and Operational Uncertainty on the BNB Smart Chain.
Validation on the BNB Smart Chain requires BNB to be transferred into smart contracts on the underlying BNB Smart Chain not under the Trust’s or anyone else’s control. If the BNB Smart Chain source code or protocol fails to behave as expected, suffer cybersecurity attacks or hacks, experience security issues, or encounter other problems, such assets may be irretrievably lost. In addition, the BNB Smart Chain dictates requirements for participation in validation activity, and may impose penalties, if the relevant activities are not performed correctly. The BNB Smart Chain sanction (i.e., “slashing”) is imposed if a validator commits certain forms of validator misconduct, including double-signing, malicious voting, or excessive downtime/unavailability. Slashing on the BNB Smart Chain is implemented primarily through protocol-level mechanisms, including system smart contracts that record validator unavailability and process slashing requests and penalties for certain validator misconduct, such as excessive downtime, double-signing, or malicious voting. These penalties may include the loss of transaction-fee-based staking rewards, reductions in a validator’s self-delegated stake, and temporary removal (“jailing”) from the active validator set. Based on publicly available on-chain data since 2020, slashing events have occurred periodically, with the vast majority relating to automated downtime penalties. More severe penalties, such as those relating to double-signing or malicious voting, have historically been rare relative to the total number of blocks produced. Slashing penalties apply to a validator’s self-delegated BNB and do not directly reduce the principal of BNB delegated by third parties. However, delegators may lose potential staking rewards during periods in which a validator is jailed or otherwise unable to participate in block production. Although slashing rules are embedded in protocol-level mechanisms, certain parameters, including thresholds and penalty amounts, may be modified through governance processes. The BNB Smart Chain community generally aspires to slash 100% of staked assets in cases where a BNB node is maliciously trying to violate safety rules and 0% during routine operation. There is currently no automatic slashing in the BNB Smart Chain. Rather, for regular consensus, after a safety violation, the BNB Chain will halt. The validators will analyze the data prior to the halt and figure out who was responsible and propose that the stake of the malicious actors responsible for the safety violation should be slashed after restart, typically 100%. Separately, as part of the “activating” and “de-activating” or “cooling down” processes of staking, staked BNB will be inaccessible for a variable period of time determined by a range of factors, resulting in potential inaccessibility during those periods. “Activation” is the funding of a validator to be included in the active set, thereby allowing the validator to participate in the BNB Smart Chain’s proof-of-staked-authority consensus protocol. “De-activating” is the request to exit from the active set and no longer participate in the BNB Smart Chain’s proof-of-staked-authority consensus protocol. As part of these “activating” and “de-activating” processes of staking on the BNB Smart Chain, any staked BNB will be inaccessible for a period of time, as the duration of activating and exiting periods are dependent on a range of factors. This can also be longer depending on network conditions and the total amount of BNB being un-staked globally.
The Sponsor is responsible for assessing, managing, and periodically reviewing the Trust’s liquidity risk annually. In conducting the liquidity risk assessment, the Sponsor considers all relevant risks, including the Trust’s investment strategy and liquidity during normal and stressed conditions and the Trust’s holdings of cash and cash equivalents and determines whether any adjustments to the management of the Trust’s liquidity risk are necessary. Potential adjustments may include reducing the portion of BNB allocated to staking or increasing the Liquidity Reserve.
Validator downtime would cause the Trust to be prevented from obtaining rewards in respect of periods during which the validator is inactive on the BNB Smart Chain.
There is no guarantee that the Trust will receive any rewards in respect of staked BNB. Past rewards are not indicative of future returns. The staking rewards that the Trust may receive from staking BNB, if any, may be affected by, among other factors:
•the total amount of BNB staked by users of the BNB Smart Chain;
•the total amount of BNB staked by the Trust;
•changes to the BNB Smart Chain as a result of protocol governance decisions;

•changes to validator fees set by the validators, including the commission charged by the validator and the Staking Services Provider Consideration;
•anticipated or unanticipated downtime by the Staking Services Provider or the validator;
•halts, outages, or other anticipated or unanticipated interruptions affecting the BNB Smart Chain or third-party service providers involved in the Trust's staking;
•validators ceasing to be eligible to participate in the BNB Smart Chain's proof-of-staked-authority mechanism and earn rewards;
•whether staking rewards are re-staked as part of the operational processes of the Trust; and
•delays or other operational factors related to or otherwise impacting the Trust's staking activities.
The BNB Smart Chain requires the payment of base fees and the practice of paying prioritization fees is common, and such fees can become significant as the amount and complexity of the transaction grows, depending on the degree of network congestion and the price of BNB. Any cybersecurity attacks, security issues, hacks, penalties, slashing events, or other problems could damage validators’ willingness to participate in validation, discourage existing and future validators from serving as such, and adversely impact the BNB Smart Chain’s adoption or the price of BNB. Any disruption of validation on the BNB Smart Chain could interfere with network operations and cause the BNB Smart Chain to be less attractive to users and application developers than competing blockchain networks, which could cause the price of BNB to decrease. The limited liquidity during the “activation” or “de-activation” processes could dissuade potential validators from participating, which could interfere with network operations or security and also cause the BNB Smart Chain to be less attractive to users and application developers than competing blockchain networks, which could cause the price of BNB to decrease.
Proof-of-staked-authority blockchains are a relatively recent innovation, and have not been subject to as widespread use or adoption over as long of a period of time as traditional proof-of-work blockchains.
Certain digital assets, such as bitcoin, use a “proof-of-work” consensus algorithm. The genesis block on the Bitcoin blockchain was mined in 2009, and Bitcoin’s blockchain has been in operation since then. Some newer blockchains enabling smart contract functionality, use a newer consensus algorithm known as “proof-of-staked-authority.” While their proponents believe that they may have certain advantages, the “proof-of-staked-authority” consensus mechanisms and governance systems underlying some newer blockchain protocols, including the BNB Smart Chain, and their associated digital assets – including the BNB held by the Trust – have not been tested at scale over as long of a period of time or subject to as widespread use or adoption as, for example, Bitcoin’s proof-of-work consensus mechanism has. This could lead to these blockchains, and their associated digital assets, having undetected vulnerabilities, structural design flaws, suboptimal incentive structures for network participants (e.g., validators), technical disruptions, or a wide variety of other problems, any of which could cause these blockchains not to function as intended, lead to outright failure to function entirely causing a total outage or disruption of network activity, or to suffer other operational problems or reputational damage, leading to a loss of users or adoption or a loss in value of the associated digital assets, including the Trust’s assets. Over the long term, there can be no assurance that the proof-of-staked-authority blockchain on which the Trust’s assets rely will achieve widespread scale or adoption or perform successfully; any failure to do so could negatively impact the value of the Trust’s assets.
Operational Cost May Exceed The Award For Validating Transaction, And Increased Transaction Fees May Adversely Affect The Usage Of The BNB Smart Chain.
If transaction confirmation fees become too high, the marketplace may be reluctant to use the BNB Smart Chain. This may result in decreased usage and limit expansion of the BNB Smart Chain in the retail, commercial and payments space, adversely impacting investment in the Trust. Conversely, if the reward for validators or the value of the transaction fees is insufficient to motivate validators, they may cease to validate transactions.

Ultimately, if the awards of new BNB and costs of validating transactions grow disproportionately, miners may operate at a loss, transition to other networks, or cease operations altogether. Each of these outcomes could, in turn, slow transaction validation and usage, which could have a negative impact on the BNB Smart Chain and could adversely affect the value of the BNB held by the Trust.
As a result of BNB’s fee burning mechanism, the incentives for validators to validate transactions with higher gas fees are reduced, since those validators would not receive those gas fees.
An acute cessation of validator operations would reduce the collective processing power on the BNB Smart Chain, which would adversely affect the transaction verification process by temporarily decreasing the speed at which blocks are added to the blockchain and make the blockchain more vulnerable to a malicious actor obtaining control in excess of the relevant threshold of the processing power on the blockchain. Reductions in processing power could result in material, though temporary, delays in transaction confirmation time. Any reduction in confidence in the transaction verification process may adversely impact the value of Shares of the Trust or the ability of the Sponsor to operate.
A Large Validator Exit Could Lead To Congestion and Deactivation Delays On The BNB Smart Chain.
A recent incident on the Ethereum blockchain illustrates the potential impact of a large validator initiating a mass exit from the BNB Smart Chain. In September 2025, Kiln, a major staking provider with over $15 billion in assets staked across multiple networks, exited all 51,000 of its Ethereum validators following a security breach involving its API. This decision led to a 150% spike in Ethereum’s validator exit queue, increasing the total queued Ethereum to 2.6 million Ethereum and extending unbonding times on the Ethereum blockchain to over 45 days.
Although BNB’s staking architecture differs from Ethereum’s, similar risks may arise in the event of a large validator exit. A mass exit and withdrawal of staked assets by a major validator or validators could result in congestion in the deactivation queue and delayed deactivation of staked BNB. In addition, a mass exit could also lead to disruption of earning staking rewards if there is a prolonged deactivation period, during which staked BNB will not earn any new staking rewards and will not be able to be restaked until the deactivation period ends.
These risks may materially and adversely affect the Trust’s ability to accurately value its BNB holdings. There can be no assurance that validator-related disruptions will not occur or that their impact will be limited.
Risks Associated with the Digital Asset Markets
Recent Developments In The Digital Asset Economy Have Led To Extreme Volatility And Disruption In Digital Asset Markets, A Loss Of Confidence In Participants Of The Digital Asset Ecosystem, Significant Negative Publicity Surrounding Digital Assets Broadly And Market-Wide Declines In Liquidity.
In the past and through the date of this Prospectus, digital asset prices have experienced significant fluctuations. This has led to volatility and disruption in the digital asset markets and financial difficulties for several prominent industry participants, including Digital Asset Trading Platforms, hedge funds and lending platforms. For example, in the first half of 2022, digital asset lenders Celsius Network LLC and Voyager Digital Ltd. and digital asset hedge fund Three Arrows Capital each entered into insolvency proceedings. This resulted in a loss of confidence in participants in the digital asset ecosystem, negative publicity surrounding digital assets more broadly and market-wide declines in digital asset trading prices and liquidity.
Thereafter, in November 2022, FTX, the third largest Digital Asset Trading Platform by volume at the time, halted customer withdrawals amid rumors of the company’s liquidity issues and likely insolvency. Shortly thereafter, FTX’s CEO resigned and FTX and several affiliates of FTX filed for bankruptcy. The U.S. Department of Justice subsequently brought criminal charges, including charges of fraud, violations of federal securities laws, money laundering, and campaign finance offenses, against FTX’s former CEO and others. In November 2023, FTX’s former CEO was convicted of fraud and money laundering. Similar charges related to violations of anti-money laundering laws were brought in November 2023 against Binance and its former CEO. FTX was also under investigation by the SEC, the Justice Department, and the Commodity Futures Trading Commission, as well as by various regulatory authorities in the Bahamas, Europe and other jurisdictions. In response to these events, the digital asset markets have experienced extreme price volatility and declines in liquidity. In addition, several other entities in the digital asset industry filed for bankruptcy following FTX’s bankruptcy filing, such as BlockFi Inc. and Genesis Global Capital, LLC (“Genesis Capital”), a subsidiary of Genesis Global Holdco, LLC (“Genesis Holdco”). The SEC also brought charges against Genesis Capital and Gemini Trust Company, LLC (“Gemini”) in January 2023 for their alleged unregistered offer and sale of securities to retail investors. In October 2023, the New York Attorney General (“NYAG”) brought charges against Gemini, Genesis Capital, Genesis Asia Pacific PTE. LTD. (“Genesis Asia Pacific”), Genesis Holdco, (together with Genesis Capital and Genesis Asia Pacific, the “Genesis Entities”), Genesis Capital’s former CEO, DCG, and DCG’s CEO alleging violations of the New York Penal Law, the New York General Business Law and the New York Executive Law. In February 2024, the NYAG amended its complaint to expand the charges against Gemini, the Genesis Entities, Genesis Capital’s former CEO, DCG, and DCG’s CEO to include harm to additional investors. Also in February 2024, the Genesis Entities entered into a settlement agreement with the NYAG to resolve the NYAG’s allegations against the Genesis Entities, which settlement was subsequently approved by the Bankruptcy Court of the Southern District of New York. In September 2025, Gemini and the SEC reached a preliminary settlement to resolve the lawsuit over the Gemini Earn program, with the SEC closing its investigation without pursuing enforcement action, and the action was dismissed with prejudice in January 2026.
These events led to a substantial increase in regulatory and enforcement scrutiny of the industry as a whole and of Digital Asset Trading Platforms in particular, including from the Department of Justice, the SEC, the CFTC, the White House and Congress. For example, in June 2023, the SEC brought charges against Binance (the “Binance Complaint”) and Coinbase (the “Coinbase Complaint”), two of the largest Digital Asset Trading Platforms, alleging that they solicited U.S. investors to buy, sell, and trade “crypto asset securities” through their unregistered trading platforms and operated unregistered securities exchanges, brokerages and clearing agencies. Binance subsequently announced that it would be suspending USD deposits and withdrawals on Binance.US and that it plans to delist its USD trading pairs. In addition, in November 2023, the SEC brought similar charges against Kraken (the “Kraken Complaint”), alleging that it operated as an unregistered securities exchange, brokerage and clearing agency. The Binance Complaint, the Coinbase Complaint and the Kraken Complaint have led, and may in the future lead, to further volatility in digital asset prices. In February 2025, a 60-day stay was granted in the SEC’s lawsuit against Binance in response to a joint request by both the SEC and Binance, which acknowledged that the SEC’s newly formed Crypto Task Force’s dismissed with prejudice in May 2025. In February 2025, Coinbase and the SEC entered into a joint stipulation to dismiss the SEC’s lawsuit with prejudice. In March 2025, Kraken and the SEC entered into a joint stipulation to dismiss the case with prejudice. Several other digital asset market participants have also announced that the SEC informed them that the SEC was terminating its investigation or enforcement action into their firm. The final outcome of these lawsuits, their effect on the broader digital asset ecosystem and the reputational impact on industry participants, remain uncertain.
In January 2025, the SEC launched a Crypto Task Force dedicated to developing a comprehensive and clear regulatory framework for digital assets led by Commissioner Hester Peirce. Subsequently, Commissioner Peirce announced a list of specific priorities to further that initiative, which included pursuing final rules related to a digital asset’s security status, a revised path to registered offerings and listings for digital asset-based investment vehicles, and clarity regarding digital asset custody, lending and staking.
On July 31, 2025, Chairman Atkins announced “Project Crypto,” a Commission-wide initiative to modernize securities rules for digital assets, reshore innovation in the United States, and implement the recommendations of the working group report. Chairman Atkins had directed the SEC’s policy divisions to work with the Crypto Task Force to draft “clear and simple rules of the road for crypto asset distributions, custody, and trading,” and the Commission and SEC staff will also consider using interpretive, exemptive, and other authorities with respect to digital asset markets.
On March 17, 2026, the SEC issued a Commission-level interpretation clarifying how the federal securities laws apply to certain crypto assets and transactions involving crypto assets. The SEC interpretation provides a taxonomy for digital commodities, digital collectibles, digital tools, stablecoins and digital securities; addresses how a “non-security crypto asset” may become subject to, and how it may cease to be subject to, an investment contract; and clarifies the application of federal securities laws to airdrops, protocol mining, protocol staking and the wrapping of a non-security crypto asset. The interpretation lists 18 crypto assets that, as of the date of the release, qualify as digital commodities, including BTC, ETH, SOL and XRP. The interpretation notes 16 of these crypto assets currently underlie futures contracts that have been made available to trade on a designated contract market operating under the regulatory oversight of the CFTC, but that it is not necessary that a crypto asset underlie such a futures contract to be a digital commodity. The CFTC joined the interpretation to provide guidance that the CFTC and its staff will administer the CEA consistent with the SEC’s interpretation. Under the SEC’s interpretation, even if a crypto asset is deemed to be a non-security crypto asset (such as a “digital commodity”), the interpretation takes the view that the non-security crypto asset may still be subject to an investment contract, even in the secondary market—and thus secondary market transactions, even in such non-security crypto assets, might be subject to the federal securities laws.
These events have also led to significant negative publicity around digital asset market participants including DCG, Genesis and DCG’s other affiliated entities. This publicity could negatively impact the reputation of the Sponsor and have an adverse effect on the trading price and/or the value of the Shares. Moreover, sales of a significant number of Shares of the Trust as a result of these events could have a negative impact on the trading price of the Shares.
Digital asset markets have also been negatively impacted by the failure of entities perceived to be integral to the digital asset ecosystem. For example, in March 2023, state banking regulators placed Silicon Valley Bank and Signature Bank into FDIC receiverships. Also, in March 2023, Silvergate Bank announced plans to wind down and liquidate its operations. Because these banks were perceived to be the banks most open to providing services for the digital asset ecosystem in the United States, their failures may impact the willingness of banks (based on regulatory pressure or otherwise) to provide banking services to digital asset market participants. In addition, because these banks were perceived to be the banks most open to providing services for the digital asset ecosystem, their failure has caused a number of companies that provide digital asset-related services to be unable to find banks that are willing to provide them with such banking services. The inability to access banking services could negatively impact digital asset market participants and therefore the value of digital assets, including BNB, and thus the Shares. In addition, although these events did not have an impact directly on the Trust or the Sponsor when these bank failures occurred, it is possible that a future closing of a bank with which the Trust or the Sponsor has a financial relationship could subject the Trust or the Sponsor to adverse conditions and pose challenges in finding an alternative suitable bank to provide the Trust or the Sponsor with bank accounts and banking services.
Events such as these that impact the wider digital asset ecosystem are continuing to develop and change at a rapid pace and it is not possible to predict at this time all of the risks that they may pose to the Sponsor, the Trust, their affiliates and/or the Trust’s third-party service providers, or on the digital asset industry as a whole.
Continued disruption and instability in the digital asset markets as these events develop, including declines in the trading prices and liquidity of BNB, or the failure of service providers to the Trust, could have a material adverse effect on the value of the Shares and the Shares could lose all or substantially all of their value.
The Value Of The Shares Relates Directly To The Value Of BNB, The Value Of Which May Be Highly Volatile And Subject To Fluctuations Due To A Number Of Factors.
The value of the Shares relates directly to the value of the BNB held by the Trust and fluctuations in the price of BNB could adversely affect the value of the Shares. The market price of BNB may be highly volatile, and subject to a number of factors, including:
•an increase in the global BNB supply that is publicly available for trading or a decrease in global BNB demand;
•market conditions of, and overall sentiment towards, the digital assets and blockchain technology industry;
•trading activity on digital asset trading platforms, which, in many cases, are largely unregulated or may be subject to manipulation;

•the adoption of BNB as a medium of exchange, store-of-value or other consumptive asset and the maintenance and development of the open-source software protocol of the BNB Smart Chain, and their ability to meet user demands;
•manipulative trading activity on digital asset exchanges, which, in many cases, are largely unregulated;
•the needs of decentralized applications, smart contracts, their users, and users of the BNB Smart Chain generally for BNB to pay gas fees to execute transactions;
•forks in the BNB Smart Chain, particularly where changes to the BNB Smart Chain source code are either not well-received by key constituencies within the BNB community or are not successfully executed or implemented and fail to achieve the functionality such changes were intended to bring about;
•governmental or regulatory actions by, or investigations or litigation in, countries around the world targeting well-known decentralized applications or smart contracts that are built on the BNB Smart Chain, or other developments or problems, and associated publicity, involving or affecting such decentralized applications or smart contracts;
•Increased competition from other forms of digital assets or payment services, including digital currencies constituting legal tender that may be issued in the future by central banks, or digital assets meant to serve as a medium of exchange by major private companies or other institutions;
•increased competition from other blockchain networks combining smart contracts, programmable scripting languages, and an associated runtime environment, with blockchain-based recordkeeping, particularly where such other blockchain networks are able to offer users access to a larger consumer user base, greater efficiency, reliability, or processing speed, or more economical transaction processing fees than the BNB Smart Chain;
•investors’ expectations with respect to interest rates, the rates of inflation of fiat currencies or BNB, and digital asset exchange rates;
•consumer preferences and perceptions of BNB specifically and digital assets generally, the BNB Smart Chain relative to competing blockchain protocols, and BNB relative to competing digital assets;
•negative events, publicity, and social media coverage relating to the digital assets and blockchain technology industry;
•fiat currency withdrawal and deposit policies on digital asset trading platforms;
•the liquidity of digital asset markets and any increase or decrease in trading volume or market making on digital asset markets;
•business failures, bankruptcies, hacking, fraud, crime, government investigations, or other negative developments affecting digital asset businesses, including digital asset trading platforms, or banks or other financial institutions and service providers which provide services to the digital assets industry;
•the use of leverage in digital asset markets, including the unwinding of positions, “margin calls”, collateral liquidations and similar events;
•investment and trading activities of large or active consumer and institutional users, speculators, miners, and investors in BNB;
•a “short squeeze” resulting from speculation on the price of BNB, if aggregate short exposure exceeds the number of shares available for purchase;
•an active derivatives market for BNB or for digital assets generally;

•monetary policies of governments, legislation or regulation, tariffs, trade restrictions, currency devaluations and revaluations and regulatory measures or enforcement actions, if any, that restrict the use of BNB as a form of payment or the purchase of BNB on the digital asset markets;
•global or regional political, economic or financial conditions, events and situations, such as the novel coronavirus outbreak;
•fees associated with processing a BNB transaction and the speed at which BNB transactions are settled;
•the maintenance, troubleshooting, and development of (or lack thereof) the BNB Smart Chain including by validators and developers worldwide;
•the ability for the BNB Smart Chain to attract and retain validators to secure and confirm transactions accurately and efficiently;
•ongoing technological viability and security of the BNB Smart Chain and BNB transactions, including vulnerabilities against hacks and scalability;
•financial strength of market participants;
•the availability and cost of funding and capital;
•the liquidity and credit risk of digital asset trading platforms;
•interruptions in service from or closures or failures of major digital asset trading platforms or their banking partners, or outages or system failures affecting the BNB Smart Chain;
•decreased confidence in digital assets and digital assets trading platforms;
•poor risk management or fraud by entities in the digital assets ecosystem;
•increased competition from other forms of digital assets or payment services; and
•the Trust’s own acquisitions or dispositions of BNB, since there is no limit on the number of BNB that the Trust may acquire.
Although returns from investing in BNB have at times diverged from those associated with other asset classes to a greater or lesser extent, there can be no assurance that there will be any such divergence in the future, either generally or with respect to any particular asset class, or that price movements will not be correlated. In addition, there is no assurance that BNB will maintain its value in the long, intermediate, short, or any other term. In the event that the price of BNB declines, the Sponsor expects the value of the Shares to decline proportionately.
The value of the Shares of the Trust are represented by the MarketVectorTM BNB Benchmark Rate that may also be subject to momentum pricing due to speculation regarding future appreciation in value of BNB, leading to greater volatility that could adversely affect the value of the Shares. Momentum pricing typically is associated with growth stocks and other assets whose valuation, as determined by the investing public, accounts for future appreciation in value, if any. The Sponsor believes that momentum pricing of BNB has resulted, and may continue to result, in speculation regarding future appreciation in the value of BNB, inflating and making the MarketVectorTM BNB Benchmark Rate more volatile. As a result, BNB may be more likely to fluctuate in value due to changing investor confidence, which could impact future appreciation or depreciation in the MarketVectorTM BNB Benchmark Rate and could adversely affect the value of the Trust.
The Trust is not actively managed and does not and will not have any strategy relating to the development of the BNB Smart Chain, nor will the Trust seek to avoid or mitigate losses from declines in the BNB price. Furthermore, the impact of the expansion of the Trust’s BNB holdings on the digital asset industry and the BNB Smart Chain is uncertain. A decline in the popularity or acceptance of the BNB Chain ecosystem, or the value of BNB, would harm the value of the Trust.

Digital Asset Networks Face Significant Scaling Challenges And Efforts To Increase The Volume and Speed Of Transactions May Not Be Successful.
Many digital asset networks, including the BNB Smart Chain, face significant scaling challenges due to the fact that public blockchains generally face a tradeoff between security and scalability. One means through which public blockchains achieve security is decentralization, meaning that no intermediary is responsible for securing and maintaining these systems. For example, a greater degree of decentralization of a public, permissionless blockchain generally means a given digital asset network is less susceptible to manipulation or capture. Achieving decentralization may mean that every single node on a given digital asset network is responsible for securing the system by processing every transaction and every single full node is responsible for maintaining a copy of the entire state of the network. However, this may involve tradeoffs from an efficiency perspective, and impose constraints on throughput. A digital asset network may be limited in the number of transactions it can process by the fact that all validators participate in validating in each block and the capabilities of each single fully participating node.
Many developers are actively researching and testing scalability solutions for public blockchains that do not necessarily result in lower levels of security or decentralization, such as off-chain payment channels and sharding. Off-chain payment channels would allow parties to transact without requiring the full processing power of a blockchain. For example, opBNB is an Optimistic Rollup, a layer-2 scaling solution whereby nodes process transactions off chain and then submit them to the BNB Smart Chain. Transactions processed by the nodes are assumed to be valid, but are subject to a seven-day “challenge period” during which users can raise challenges against the validity of the transactions. Sharding can increase the scalability of a database, such as a blockchain, by splitting the data processing responsibility among many nodes, allowing for parallel processing and validating of transactions.
As corresponding increases in throughput lag behind growth in the use of digital asset networks, average fees and settlement times may increase considerably. Since September 2020, BNB transaction fees have averaged $0.178 per transaction. As of April 2026, the BNB Smart Chain handled approximately 119 transactions per second (tokenterminal.com). Increased fees and decreased settlement speeds could preclude certain uses for BNB (e.g., micropayments) and could reduce demand for, and the price of, BNB, which could adversely impact the value of the Shares.
There is no guarantee that any of the mechanisms in place or being explored for increasing the scale of settlement of BNB Smart Chain transactions will be effective, or how long these mechanisms will take to become effective, which could adversely impact the value of the Shares.
If The Digital Asset Award Or Transaction Fees For Recording Transactions On The BNB Smart Chain Are Not Sufficiently High To Incentivize Validators, Or If Certain Jurisdictions Continue To Limit Or Otherwise Regulate Validating Activities, Validators May Cease Expanding Validating Power Or Demand High Transaction Fees, Which Could Negatively Impact The Value Of BNB And The Value Of The Shares.
If the digital asset awards for validating blocks or the transaction fees for recording transactions on the BNB Smart Chain are not sufficiently high to incentivize validators, or if certain jurisdictions continue to limit or otherwise regulate validating activities, validators may cease expending validating power to validate blocks and confirmations of transactions on the BNB Smart Chain could be slowed. For example, the realization of one or more of the following risks could materially adversely affect the value of the Shares:
•Over the past several years, digital asset validating operations have evolved from individual users validating with computer processors, graphics processing units and first-generation application specific integrated circuit machines to “professionalized” validating operations using proprietary hardware or sophisticated machines. If the profit margins of digital asset validating operations are not sufficiently high, digital asset validators are more likely to immediately sell digital assets earned by validating, resulting in an increase in liquid supply of that digital asset, which would generally tend to reduce that digital asset’s market price.
•A reduction in digital assets staked by validators on the BNB Smart Chain could increase the likelihood of a malicious actor or botnet (a volunteer or hacked collection of computers controlled by networked software coordinating the actions of the computers) obtaining control. See “—The BNB Smart Chain could be vulnerable to attacks on transaction finality and consensus processes, which could adversely affect an investment in the trust or the ability of the trust to operate.”
•Validators have historically accepted relatively low transaction confirmation fees on most digital asset networks. If validators demand higher transaction fees for recording transactions in the BNB Smart Chain or a software upgrade automatically charges fees for all transactions on the BNB Smart Chain, the cost of using BNB may increase and the marketplace may be reluctant to accept BNB as a means of payment. Alternatively, validators could collude in an anti-competitive manner to reject low transaction fees on the BNB Smart Chain and force users to pay higher fees, thus reducing the attractiveness of the BNB Smart Chain. Higher transaction confirmation fees resulting through collusion or otherwise may adversely affect the attractiveness of the BNB Smart Chain, the BNB Chain ecosystem, the value of BNB, and the value of the Shares.
•To the extent that any validators cease to record transactions that do not include the payment of a transaction fee in blocks or do not record a transaction because the transaction fee is too low, such transactions will not be recorded on the BNB Smart Chain until a block is validated by a validator who does not require the payment of transaction fees or is willing to accept a lower fee. Any widespread delays or disruptions in the recording of transactions could result in a loss of confidence in the BNB Smart Chain and could prevent the Trust from completing transactions associated with the day-to-day operations of the Trust, including creations and redemptions of the Shares in exchange for BNB or cash with Authorized Participants.
•During the course of ordering transactions and validating blocks, validators may be able to prioritize certain transactions in return for increased transaction fees, an incentive system known as “Maximal Extractable Value”or MEV. For example, in blockchain networks that facilitate DeFi protocols in particular, such as the BNB Smart Chain, users may attempt to gain an advantage over other users by increasing offered transaction fees. Certain software solutions, such as Flashbots, have been developed which facilitate validators in capturing MEV produced by these increased fees. The MEV incentive system may lead to an increase in transaction fees on the BNB Smart Chain, which may diminish its use. Users or other stakeholders on the BNB Smart Chain could also view the existence of MEV as unfair manipulation of decentralized digital asset networks, and refrain from using DeFi protocols or the BNB Smart Chain generally. In addition, it’s possible regulators or legislators could enact rules which restrict the use of MEV, which could diminish the popularity of the BNB Smart Chain among users and validators. Any of these or other outcomes related to MEV may adversely affect the value of BNB and the value of the Shares.
Due To The Largely Unregulated Nature And Lack Of Transparency Surrounding The Operations Of BNB Trading Platforms, Which May Be Subject To Regulation In a Relevant Jurisdiction But May Not Be Complying, They May Experience Fraud, Manipulation, Security Failures Or Operational Problems, Which May Adversely Affect The Value Of BNB And, Consequently, The Value Of The Shares.
Digital asset trading platforms are relatively new and, in many ways, are not subject to, or may not comply with, regulation in relevant jurisdictions in a manner similar to other regulated trading platforms, such as national securities exchanges or designated contract markets. Many operate outside the United States. Furthermore, while many prominent digital asset trading platforms provide the public with significant information regarding their ownership structure, management teams, corporate practices and regulatory compliance, many digital asset trading platforms do not provide this information. As a result, the marketplace may lose confidence in digital asset trading platforms, including prominent trading platforms that handle a significant volume of BNB trading.
Many digital asset trading platforms, both in the United States and abroad, are unlicensed, unregulated, may be subject to regulation in a relevant jurisdiction but may not be complying, may operate without extensive supervision by governmental authorities, and do not provide the public with significant information regarding their ownership structure, management team, corporate practices, cybersecurity, and regulatory compliance. In particular, those located outside the United States may be subject to significantly less stringent regulatory and compliance requirements in their local jurisdictions, and may take the position that they are not subject to laws and regulations that would apply to a national securities exchange or designated contract market in the United States, or may, as a practical matter, be beyond the ambit of U.S. regulators. As a result, trading activity on or reported by these digital asset trading platforms is generally significantly less regulated than trading in regulated U.S. securities and commodities markets, and may reflect behavior that would be prohibited in regulated U.S. trading venues. For example, in 2022, one report claimed that trading volumes on digital asset trading platforms were inflated by over 70% due to false or non-economic trades, with specific focus on unlicensed trading platforms located outside the United States. Such reports may indicate that the digital asset trading platform market is significantly smaller than expected and that the United States makes up a significantly larger percentage of the digital asset trading platform market than is commonly understood, or that a much larger portion of digital asset market activity takes place on decentralized finance platforms than is commonly understood. Any actual or perceived false trading in the digital asset trading platform market, and any other fraudulent or manipulative acts and practices, could adversely affect the values of BNB and/or negatively affect the market perception of BNB, which could in turn adversely impact the value of the Trust.
Other academics and market observers have put forth evidence to support claims that manipulative trading activity has occurred on certain digital asset trading platforms. For example, in a 2017 paper titled “Price Manipulation in the Bitcoin Ecosystem” sponsored by the Interdisciplinary Cyber Research Center at Tel Aviv University, a group of researchers used publicly available trading data, as well as leaked transaction data from a 2014 Mt. Gox security breach, to identify and analyze the impact of “suspicious trading activity” on Mt. Gox between February and November 2013, which, according to the authors, caused the price of bitcoin to increase from around $150 to more than $1,000 over a two-month period.
In August 2017, it was reported that a trader or group of traders nicknamed “Spoofy” was placing large orders on Bitfinex without actually executing them, presumably in order to influence other investors into buying or selling by creating a false appearance that greater demand existed in the market. In December 2017, an anonymous blogger (publishing under the pseudonym Bitfinex’d) cited publicly available trading data to support his or her claim that a trading bot nicknamed “Picasso” was pursuing a paint-the-tape-style manipulation strategy by buying and selling bitcoin and bitcoin cash between affiliated accounts in order to create the appearance of substantial trading activity and thereby influence the price of such assets. Although bitcoin and BNB are different assets, BNB prices may be subject to similar activity. Even in the United States, there have been allegations of wash trading even on regulated venues. Any actual or perceived false trading in the digital asset exchange market, and any other fraudulent or manipulative acts and practices, could adversely affect the value of digital assets and/or negatively affect the market perception of digital assets.
The BNB market globally and in the United States is not subject to comparable regulatory guardrails as exist in regulated securities markets. Furthermore, many BNB trading venues lack certain safeguards put in place by exchanges for more traditional assets to enhance the stability of trading on the exchanges and prevent “flash crashes,” such as limit-down circuit breakers. As a result, the prices of BNB on trading venues may be subject to larger and/or more frequent sudden declines than assets traded on more traditional exchanges. Tools to detect and deter fraudulent or manipulative trading activities such as market manipulation, front-running of trades, and wash-trading may not be available to or employed by digital asset trading platforms, or may not exist at all.
Negative perception, a lack of stability and standardized regulation in the BNB market and/or the closure or temporary shutdown of digital asset trading platforms due to fraud, business failure, security breaches or government mandated regulation, and associated losses by customers, may reduce confidence in the BNB Smart Chain and result in greater volatility in the prices of BNB. Furthermore, the closure or temporary shutdown of a BNB trading platform used in calculating the Index price may result in a loss of confidence in the Trust’s ability to determine its NAV on a daily basis. These potential consequences of such a digital asset trading platform’s failure could adversely affect the value of the Shares.
BNB Trading Platforms May Be Exposed To Fraud And Manipulation.
The SEC has identified possible sources of fraud and manipulation in the BNB market generally, including, among others (1) “wash trading”; (2) persons with a dominant position in BNB manipulating BNB pricing; (3) hacking of the BNB Chain ecosystem and trading platforms; (4) malicious control of the BNB Smart Chain; (5)

trading based on material, non-public information (for example, plans of market participants to significantly increase or decrease their holdings in BNB, new sources of demand for BNB) or based on the dissemination of false and misleading information; (6) manipulative activity involving purported “stablecoins,” including Tether (for more information, see “Risk Factors—Risk Factors Related to Digital Assets—Prices of BNB may be affected due to stablecoins (including Tether and US Dollar Coin (“USDC”)), the activities of stablecoin issuers and their regulatory treatment”); and (7) fraud and manipulation at BNB trading platforms. The effect of potential market manipulation, front-running, wash-trading, and other fraudulent or manipulative trading practices may inflate the volumes actually present in crypto market and/or cause distortions in price, which could adversely affect the Trust or cause losses to Shareholders. The use or presence of such acts and practices in the BNB market could, for example, falsely inflate the volume of BNB present in the BNB market or cause distortions in the price of BNB, among other things that could adversely affect the Trust or cause losses to shareholders. Moreover, tools to detect and deter fraudulent or manipulative trading activities, such as market manipulation, front-running of trades, and wash-trading, may not be available to or employed by digital asset markets, or may not exist at all. Many digital asset markets also lack certain safeguards put in place by exchanges for more traditional assets to enhance the stability of trading on the exchanges and prevent “flash crashes,” such as limit-down circuit breakers. As a result, the prices of BNB on digital asset markets may be subject to larger and/or more frequent sudden declines than assets traded on more traditional exchanges.
Over the past several years, some digital asset trading platforms have been closed due to fraud and manipulative activity, business failure or security breaches. In many of these instances, the customers of such digital asset trading platforms were not compensated or made whole for the partial or complete losses of their account balances in such digital asset trading platforms. While, generally speaking, smaller digital asset trading platforms are less likely to have the infrastructure and capitalization that make larger digital asset trading platforms more stable, larger digital asset trading platforms are more likely to be appealing targets for hackers and malware and their shortcomings or ultimate failures are more likely to have contagion effects on the digital asset ecosystem, and may be more likely to be targets of regulatory enforcement action. For example, the collapse of Mt. Gox, which filed for bankruptcy protection in Japan in late February 2014, demonstrated that even the largest digital asset trading platforms could be subject to abrupt failure with consequences for both users of digital asset exchanges and the digital asset industry as a whole. In particular, in the two weeks that followed the February 7, 2014 halt of bitcoin withdrawals from Mt. Gox, the value of one bitcoin fell on other trading platforms from around $795 on February 6, 2014 to $578 on February 20, 2014. Additionally, in February 2025, hackers reportedly compromised a transaction from Bybit’s multisignature cold wallets, enabling the hackers to steal over $1.5 billion of ETH from Bybit. Shortcomings or ultimate failures of larger digital asset trading platforms are more likely to have contagion effects on the digital asset ecosystem, and therefore may also be more likely to be targets of regulatory enforcement action. For example, in November 2022, FTX, another of the world’s largest digital asset trading platforms, filed for bankruptcy protection and subsequently halted customer withdrawals as well as trading on its FTX.US platform. Fraud, security failures and operational problems all played a role in FTX’s issues and downfall. Moreover, digital asset trading platforms have been a subject of enhanced regulatory and enforcement scrutiny, and digital asset markets have experienced continued instability, following the failure of FTX. In particular, in June 2023, the SEC brought the Binance Complaint and Coinbase Complaint, alleging that Binance and Coinbase operated unregistered securities exchanges, brokerages and clearing agencies. In addition, in November 2023, the SEC brought the Kraken Complaint, alleging that Kraken operated as an unregistered securities exchange, brokerage and clearing agency. Between February 2025 and May 2025, the SEC entered into court-approved joint stipulations to dismiss each of the Binance Complaint, Coinbase Complaint and the Kraken Complaint. The SEC has terminated its investigation or enforcement action into many other digital asset market participants as well. These incidents have resulted in renewed concerns over the security of digital asset platforms.
The potential consequences of a digital asset trading platform failure or failure to prevent market manipulation could adversely affect the value of the Shares. Manipulative trading or market abuse could create artificial or distorted prices, cause a loss of investor confidence in BNB, adversely impact pricing trends in BNB markets broadly, and cause losses from an investment in Shares of the Trust.
In addition, negative perception, a lack of stability and standardized regulation in the digital asset markets and the closure or temporary shutdown of digital asset trading platforms due to fraud, business failure, security breaches or government mandated regulation, and associated losses by customers, may reduce confidence in the BNB Smart Chain and result in greater volatility or decreases in the prices of BNB. Furthermore, the closure or temporary shutdown of a digital asset exchange used in calculating the Index may result in a loss of confidence in the Trust’s ability to determine its NAV on a daily basis. The potential consequences of a digital asset exchange’s failure could adversely affect the value of the Shares.
BNB Trading Platforms May Be Exposed To Front-Running.
BNB trading platforms on which BNB trades may be susceptible to “front-running,” which refers to the process when someone uses access to confidential information, or technology or market advantage to get prior knowledge of upcoming transactions. Front-running is a frequent activity on centralized as well as decentralized exchanges. By using bots functioning on a millisecond-scale timeframe, bad actors are able to take advantage of the forthcoming price movement and make economic gains at the cost of those who had introduced these transactions. The objective of a front runner is to buy a chunk of tokens at a low price and later sell them at a higher price while simultaneously exiting the position. Front-running can occur via manipulation of transaction validation and mining processes, or the theft or misappropriation of confidential information by insiders. To the extent that front-running occurs in BNB markets, it may result in concerns as to the price integrity of digital asset exchanges and digital assets more generally.
BNB Trading Platforms May Be Exposed To Wash Trading.
BNB trading platforms on which BNB trades may be susceptible to wash trading. Wash trading occurs when offsetting trades are entered into for other than bona fide reasons, such as the desire to inflate reported trading volumes. Wash trading may be motivated by non-economic reasons, such as a desire for increased visibility on popular websites that monitor markets for digital assets so as to improve their attractiveness to investors who look for maximum liquidity, or it may be motivated by the ability to attract listing fees from token issuers who seek the most liquid and high-volume exchanges on which to list their coins. Results of wash trading may include unexpected obstacles to trade and erroneous investment decisions based on false information.
Even in the United States, there have been allegations of wash trading even on regulated venues. Any actual or perceived false trading in the global digital asset trading market, and any other fraudulent or manipulative acts and practices, could adversely affect the value of BNB and/or negatively affect the market perception of BNB. If they were to affect trading at a trading platform which is used to calculate the MarketVectorTM BNB Benchmark Rate, they could cause the Trust’s NAV to be calculated incorrectly and cause Shareholders to suffer losses. See “—The MarketVectorTM BNB Benchmark Rate may be affected by manipulative or fraudulent practices in the global BNB market or at constituent platforms.”
To the extent that wash trading either occurs or appears to occur in BNB trading platforms on which BNB trades, investors may develop negative perceptions about BNB and the digital assets industry more broadly, which could adversely impact the price of BNB and, therefore, the price of Shares. Wash trading also may place more legitimate digital asset trading platforms at a relative competitive disadvantage.
Competition From Central Bank Digital Currencies And Emerging Payments Initiatives Involving Financial Institutions Could Adversely Affect The Value Of BNB And Other Digital Assets.
Central banks in various countries have introduced digital forms of legal tender (“CBDCs”). China’s CBDC project, known as Digital Currency Electronic Payment, has reportedly been tested in a live pilot program conducted in multiple cities in China. Central banks representing at least 130 countries have published retail or wholesale. Whether or not they incorporate blockchain or similar technology, CBDCs, as legal tender in the issuing jurisdiction, could have an advantage in competing with, or replace, BNB and other cryptocurrencies as a medium of exchange or store of value. Central banks and other governmental entities have also announced cooperative initiatives and consortia with private sector entities, with the goal of leveraging blockchain and other technology to reduce friction in cross-border and interbank payments and settlement, and commercial banks and other financial institutions have also recently announced a number of initiatives of their own to incorporate new technologies, including blockchain and similar technologies, into their payments and settlement activities, which could compete with, or reduce the demand for, BNB. As a result of any of the foregoing factors, the value of BNB could decrease, which could adversely affect an investment in the Trust.
Prices Of BNB May Be Affected Due To Stablecoins (Including Tether And US Dollar Coin (“USDC”)), The Activities Of Stablecoin Issuers And Their Regulatory Treatment.
While the Trust does not invest in and will not hold stablecoins, it may nonetheless be exposed to risks that stablecoins pose for the BNB market and other digital asset markets. Stablecoins are digital assets designed to have a stable value over time as compared to typically volatile digital assets, and are typically marketed as being pegged to a fiat currency, such as the U.S. dollar, at a certain value. Although the prices of stablecoins are intended to be stable, their market value may fluctuate. This volatility has in the past impacted the prices of certain digital assets, and has at times caused certain stablecoins to lose their “peg” to the underlying fiat currency. Stablecoins are a relatively new phenomenon, and it is impossible to know all of the risks that they could pose to participants in the BNB market. In addition, some have argued that some stablecoins, particularly Tether, are improperly issued without sufficient backing in a way that, when the stablecoin is used to pay for BNB, could cause artificial rather than genuine demand for BNB, artificially inflating the price of BNB, and also argue that those associated with certain stablecoins may be involved in laundering money. On February 17, 2021 the New York Attorney General entered into an agreement with Tether’s operators, including Bitfinex, requiring them to cease any further trading activity with New York persons and pay $18.5 million in penalties for false and misleading statements made regarding the assets backing Tether (the “NYAG Settlement Order”). The NYAG Settlement Order states that Bitfinex and Tether are under common ownership and management. Among other things, the NYAG Settlement Order asserts that Tether’s operators made a series of loans of some of the fiat currency reserves backing Tether stablecoins to Bitfinex, which Bitfinex used in its business, including to bridge liquidity difficulties it faced after Bitfinex lost a substantial amount of customer cash due to the actions of a payment processor it employed. In return, Bitfinex gave Tether a receivable promising to pay the funds back. The NYAG Settlement Order finds, among other things, that representations Tether’s operators made that each Tether stablecoin was backed 1:1 by fiat currency reserves were fraudulent under New York’s Martin Act, because some of the fiat currency reserves were replaced by a receivable issued by an affiliate (Bitfinex) without disclosure to the market. On October 15, 2021, the CFTC announced a settlement with Tether’s operators, Tether Holdings Limited, Tether Operations Limited, Tether Limited, and Tether International Limited, in which they agreed to pay $42.5 million in fines to settle charges that, among others, Tether’s claims that it maintained sufficient U.S. dollar reserves to back every Tether stablecoin in circulation with the “equivalent amount of corresponding fiat currency” held by Tether were untrue. Bitfinex also agreed to pay the CFTC a $1.5 million fine to settle charges that Bitfinex offered off-exchange leveraged, margined, or financed transactions involving cryptocurrencies with U.S. customers who were not eligible contract participants and accepted funds (including in the form of Tether stablecoins) and orders in connection with such illegal off-exchange transactions, triggering an obligation to register with the CFTC, which the CFTC order asserts it violated. The CFTC previously fined Bitfinex in 2016 on similar charges.
USDC is a reserve-backed stablecoin issued by Circle Internet Financial that is commonly used as a method of payment in digital asset markets, including the BNB market. The issuer of USDC uses the Circle Reserve Fund to hold cash, U.S. Treasury bills, notes and other obligations issued or guaranteed as to principal and interest by the U.S. Treasury, and repurchase agreements secured by such obligations or cash, which serve as reserves backing USDC stablecoins. While USDC is designed to maintain a stable value at 1 U.S. dollar at all times, on March 10, 2023, the value of USDC fell below $1.00 for multiple days after Circle Internet Financial disclosed that US$3.3 billion of the USDC reserves were held at Silicon Valley Bank, which had entered Federal Deposit Insurance Corporation (“FDIC”) receivership earlier that day. Stablecoins are reliant on the U.S. banking system and U.S. treasuries, and the failure of either to function normally could impede the function of stablecoins, and therefore could adversely affect the value of the Shares.
Given the foundational role that stablecoins play in global digital asset markets, their fundamental liquidity can have a dramatic impact on the broader digital asset market, including the market for BNB. Because a large portion of the digital asset market still depends on stablecoins such as Tether and USDC, there is a risk that a disorderly de-pegging or a run on Tether or USDC could lead to dramatic market volatility in digital assets more broadly. Volatility in stablecoins, operational issues with stablecoins (for example, technical issues that prevent settlement), concerns about the sufficiency of any reserves that support stablecoins or potential manipulative activity when unbacked stablecoins are used to pay for other digital assets (including BNB), or regulatory concerns about stablecoin issuers or intermediaries, such as exchanges, that support stablecoins, or new legislation, such as the Guiding and Establishing National Innovation for U.S. Stablecoins Act which prohibits the use of payment stablecoins unless the issuers obtain certain licenses and comply with various regulatory and other requirements, or the removal or migration of prominent stablecoins away from the BNB Smart Chain, could impact individuals’ willingness to trade on trading venues that rely on stablecoins, reduce liquidity in the BNB market, and affect the value of BNB, and in turn impact an investment in the Shares. Given Bitfinex has in the past been, and is currently, a component of the MarketVectorTM BNB Benchmark Rate and Bitfinex and Tether are understood to be under common ownership and management, problems with Tether specifically could potentially affect pricing of transactions on Bitfinex or otherwise disrupt Bitfinex’s operations.
Competition From The Emergence Or Growth Of Other Digital Assets Or Methods Of Investing In BNB Could Have A Negative Impact On The Price Of BNB And Adversely Affect The Value Of The Shares.
As of April 22, 2026, BNB was the fifth largest digital asset by market capitalization, as tracked by CoinMarketCap.com. As of April 2026, the digital assets tracked by CoinMarketCap.com had a total market capitalization of approximately $2.6 trillion (including the approximately $87 billion market cap of BNB), as calculated using market prices and total available supply of each digital asset, excluding tokens pegged to other assets. BNB faces competition from a wide range of digital assets, including Bitcoin and Ethereum. BNB is also supported by fewer regulated trading platforms than more established digital assets, such as Bitcoin and Ethereum, which could impact its liquidity. In addition, BNB is in direct competition to other smart contract platforms, such as Ethereum, Polkadot, Avalanche and Cardano. Competition from the emergence or growth of alternative digital assets and smart contracts platforms, such as EOS, Tezos, Tron, and numerous others, could have a negative impact on the demand for, and price of, BNB and thereby adversely affect the value of the Shares. If other blockchain networks with smart contracts or similar capabilities better meet the needs of users, application developers, and/or validators, whether due to higher performance or otherwise, or prove to be more popular than BNB for any reason, it could lead to less activity on the BNB Smart Chain and lower demand for BNB, causing the price of BNB and the value of the Shares to decline.
Investors may invest in BNB through means other than the Shares, including through direct investments in BNB and other potential financial vehicles, possibly including securities backed by or linked to BNB and digital asset financial vehicles similar to the Trust, or other futures-based products. Market and financial conditions, and other conditions beyond the Sponsor’s control, may make it more attractive to invest in other financial vehicles or to invest in BNB directly, which could limit the market for, and reduce the liquidity of, the Shares. In particular, the Trust and the Sponsor face competition with respect to the creation of competing exchange-traded spot BNB products, among other digital asset vehicles, several of which have applications pending before the SEC or that have already received SEC approval. The SEC and CFTC have also issued a joint staff statement providing the respective staffs’ view, that current law does not prohibit SEC-or CFTC-registered exchanges from facilitating trading of certain spot crypto asset products, which may expose the Trust to additional types of competition. Whether the Trust is successful in maintaining its scale and achieving its intended competitive position may be impacted by a range of factors, including the Trust’s timing in entering the market relative to competing spot BNB exchange-traded products, its fee structure relative to those competing products and potentially new platforms for investing in BNB. The Trust’s competitors may offer a more liquid secondary market for their shares, and/or may charge a substantially lower fee than the Sponsor’s Fee or expense ratio now or in the future. If the Trust fails to continue to maintain or grow sufficient scale due to competition, the Sponsor may have difficulty raising sufficient revenue to cover the costs associated with maintaining the Trust and such shortfalls could impact the Sponsor’s ability to properly invest in robust ongoing operations and controls of the Trust to minimize the risk of operating events, errors, or other forms of losses to the shareholders. Furthermore, the Trust may fail to continue to attract adequate liquidity in the secondary market due to such competition, resulting in a small number of Authorized Participants willing to make a market in the Shares, which in turn could result in the Shares trading at a significant premium or discount for extended periods. Likewise, market and financial conditions, and other conditions beyond the Sponsor’s control, may make it more attractive to gain exposure to BNB through other vehicles, rather than the Trust. In addition, to the extent digital asset financial vehicles other than the Trust tracking the price of BNB are formed and represent a significant proportion of the demand for BNB, large purchases or redemptions of the securities of these digital asset financial vehicles, or private funds holding BNB, could negatively affect the Index, the Trust’s BNB holdings, the price of the Shares, the net asset value of the Trust and the NAV.
The Digital Asset Markets Follow Trends, Certain Trends May Favor Certain Blockchains Over Others, A Trend Change Could Affect The Popularity Of The BNB Chain Ecosystem.
There are periods in which certain activities or products in the digital asset markets experience heightened popularity. For example in 2021 there was an increased interest around Non-fungible tokens and high-ticket sales, such as the $69 million dollar sale of digital artist Beeple’s work at Christie’s helped to bring attention to the Ethereum blockchain.
Similarly, meme coins have experienced exponential growth with the market capitalization of meme coins increasing from $20 billion in January 2024 to $120 billion by early December 2024. Although the Sponsor is not aware of any affiliation between the BNB Chain ecosystem itself and memecoins that are issued by third party applications built on the BNB Smart Chain, memecoin applications, like any other application built on the BNB Smart Chain, create demand for BNB to pay transaction fees to record changes of state within the application on the BNB Smart Chain. Accordingly, if the memecoin trend were to slow or stop for any reason, it could negatively impact the demand for BNB and thus the BNB price.
Congestion Or Delay On The BNB Smart Chain May Delay Purchases Or Sales Of BNB By The Trust.
Increased transaction volume could result in delays in the recording of transactions due to congestion on the BNB Smart Chain. Moreover, unforeseen system failures, disruptions in operations, or poor connectivity may also result in delays in the recording of transactions on the BNB Smart Chain. Any delay in the BNB Smart Chain could affect an Authorized Participant’s ability to buy or sell BNB at an advantageous price resulting in decreased confidence in the BNB Smart Chain. Over the longer term, delays in confirming transactions could reduce the attractiveness to merchants and other commercial parties as a means of payment. As a result, the BNB Smart Chain and the value of the Trust would be adversely affected.
The BNB Smart Chain has experienced prior network disruptions and temporary suspensions of activity. For example, in October 2022, the BNB Smart Chain was temporarily halted following the detection of a cross-chain bridge exploit, and block production was paused while validators coordinated to implement fixes and upgrades. In addition, from time to time, the BNB Smart Chain has experienced periods of elevated congestion during times of increased network usage, including during periods of heightened decentralized finance and token issuance activity, which have resulted in slower transaction processing times and higher transaction fees. While such incidents have generally been resolved within a short period of time, there can be no assurance that future system failures, security incidents, validator coordination issues, or network congestion events will be resolved promptly or without market impact. Any prolonged outage, repeated disruptions, or material degradation in network performance could reduce user and validator confidence in the BNB Smart Chain, negatively affect the market price of BNB, and adversely impact the value of the Shares and the Trust.
The SEC Has Approved Generic Listing Standards For Commodity-based Trust Shares And May Approve Other Applications Under Rule 19b-4 Of The Exchange Act To List Competing Digital Assets As Exchange-traded Products, Which Could Reduce Demand For, And The Price Of, BNB And Adversely Impact The Value Of The Shares.
To date, the SEC has only approved applications under Rule 19b-4 of the Exchange Act to list spot digital asset exchange-traded products which hold Bitcoin and Ether. In September 2025, the SEC approved Generic Listing Standards for Commodity-Based Trust Shares, pursuant to which national securities exchanges may list and trade qualifying spot commodity-based exchange-traded products, including those holding digital assets, without first submitting a separate proposed rule change under Section 19(b) of the Exchange Act, provided specified eligibility criteria are satisfied. If applications to list spot digital asset exchange-traded products, other than those which hold BNB, are approved, to the extent such competing digital asset exchange-traded products come to represent a significant proportion of the demand for digital assets generally, demand for, and the price of, BNB could be reduced. The availability of SEC-approved Generic Listing Standards could reduce regulatory barriers to entry, accelerate the introduction of competing digital asset exchange-traded products, and increase competition for investor capital allocated to digital asset investment vehicles. Such reduced demand could in turn negatively affect the Index price, the NAV, the NAV per Share, the value of the Shares, the Principal Market NAV and the Principal Market NAV per Share. Increased competition could also result in fee compression, reduced scale, diminished secondary market liquidity, or reduced trading spreads for the Trust relative to competing products. Accordingly, there can be no assurance that the Trust will be able to maintain its scale and achieve its intended competitive positioning relative to competitors, which could adversely affect the performance of the Trust and the value of the Shares. There can be no assurance that BNB will satisfy the eligibility criteria under the Generic Listing Standards at the same time as, or prior to, other digital assets, or that the Trust will benefit from the availability of such standards to the same extent as competing products.
Digital Asset Treasury Companies Risk.
In recent times, a number of companies engaged in businesses outside the digital assets industry have begun to hold their corporate treasuries in digital assets instead of in fiat currency (“digital asset treasury companies”). In some cases these companies have raised funds through financing or securities offerings and applied the proceeds to purchase digital assets, including BNB.
Digital asset treasury companies are a relatively new phenomenon and it is impossible to predict all of the risks they could pose to the Trust. On the one hand, digital asset treasury companies may increase procyclical dynamics in the market because they may purchase digital assets, such as BNB, when prices are rising and they may sell such assets when prices are decreasing, potentially making BNB more expensive in a rising market and then causing downward pressure on BNB prices in a falling market (causing prices to fall faster than they otherwise would). Digital asset treasury companies could cause greater volatility in digital asset markets, including markets for BNB. Negative events or sentiment surrounding digital asset treasury companies could affect the market for BNB. On the other hand, digital asset treasury companies may compete with the Trust in the marketplace as a perceived alternative means of achieving exposure to the price of BNB (to a greater or lesser extent) through investing in securities. The foregoing or similar events involving digital asset treasury companies could adversely affect holders of Shares in the Trust.
A Decline In The Adoption Of BNB Or The BNB Smart Chain Could Negatively Impact The Trust.
The Sponsor will not have any strategy relating to the development of BNB and the BNB Smart Chain. However, a lack of expansion in usage of BNB and the BNB Smart Chain could adversely affect an investment in Shares. The further development and acceptance of the BNB Smart Chain, which is part of a new and rapidly changing industry, is subject to a variety of factors that are difficult to evaluate. The slowing, stopping or reversing of the development or acceptance or usage of the BNB Smart Chain may adversely affect the price of BNB and therefore an investment in the Shares. The further adoption of BNB will require growth of the BNB Smart Chain. Adoption of BNB will also require an accommodating regulatory environment. The use of digital assets such as BNB to, among other things, buy and sell goods or services or facilitate cross-border payments is part of a new and rapidly evolving industry that employs digital assets based upon computer-generated mathematical and/or cryptographic protocols. The BNB Smart Chain is a prominent, but not unique, part of this industry. The growth of this industry is subject to a high degree of uncertainty, as new assets and technological innovations continue to develop and evolve. Today, speculators make up a significant portion of users of BNB and other cryptocurrencies. Certain merchants and major retail and commercial businesses have only recently begun accepting BNB as a means of payment for goods and services. Speculation may contribute to outsized price volatility, which in turn can make BNB less attractive to merchants and commercial parties as a means of payment. A lack of expansion by BNB into retail and commercial markets or a contraction of such use may result in a reduction in the price of BNB, which could adversely affect an investment in the Trust. In addition, there is no assurance that BNB will maintain its value over the long term. The price of BNB is subject to risks related to its usage. Even if growth in BNB Smart Chain adoption occurs in the near or medium term, there is no assurance that BNB usage will continue to grow over the long term. A contraction in use of BNB may result in increased volatility or a reduction in the price of BNB, which would adversely impact the value of the Trust.
The Price of BNB May Become Closely Related With Other Asset Classes.
Returns from investing in BNB have at times diverged from and/or have not been correlated with those associated with other asset classes, but there can be no assurance that there will be any such divergence, either generally or with respect to any particular asset class, or that price movements will not be correlated. In addition, there is no assurance that BNB will maintain its value in the long, intermediate, short, or any other term. In the event that the price of BNB declines, the value of the Trust is likely to decline proportionately.
Risks Associated with the MarketVectorTM BNB Benchmark Rate
The MarketVectorTM BNB Benchmark Rate Has A Limited History.
The MarketVectorTM BNB Benchmark Rate was developed by MarketVector and has a limited history. MarketVector has substantial discretion at any time to change the methodology used to calculate the MarketVectorTM BNB Benchmark Rate, including the constituent trading platforms that contribute prices to the Trust’s NAV. MarketVector does not have any obligation to take the needs of the Trust, the Trust’s Shareholders, or anyone else into consideration in connection with such changes. There is no guarantee that the methodology currently used in calculating the MarketVectorTM BNB Benchmark Rate will appropriately track the price of BNB in the future.
The MarketVectorTM BNB Benchmark Rate is based on various inputs which may include price data from various third-party trading platforms and markets. MarketVector does not guarantee the validity of any of these inputs, which may be subject to technological error, manipulative activity, or fraudulent reporting from their initial source. The MarketVectorTM BNB Benchmark Rate could be calculated now or in the future in a way that adversely affects an investment in the Trust.
The MarketVectorTM BNB Benchmark Rate Could Fail To Track The Global BNB Price, And A Failure Of The MarketVectorTM BNB Benchmark Rate Could Adversely Affect The Value Of The Shares.
Although the MarketVectorTM BNB Benchmark Rate is intended to accurately capture the market price of BNB, third parties may be able to purchase and sell BNB on public or private markets not included among the BNB trading platforms used in calculating the MarketVectorTM BNB Benchmark Rate, and such transactions may take place at prices materially higher or lower than the MarketVectorTM BNB Benchmark Rate. Moreover, there may be variances in the prices of BNB on the various BNB trading platforms used in calculating the MarketVectorTM BNB Benchmark Rate, including as a result of differences in fee structures or administrative procedures on different trading platforms. While the MarketVectorTM BNB Benchmark Rate provides a U.S. dollar-denominated composite index for the price of BNB based on, at any given time, the prices on each such constituent trading Platform or pricing source may not be equal to the value of a BNB as represented by the Index. It is possible that the price of BNB on the BNB trading platforms could be materially higher or lower than the MarketVectorTM BNB Benchmark Rate price. To the extent the MarketVectorTM BNB Benchmark Rate price differs materially from the actual prices available on a BNB trading platforms used to calculate it, or the global market price of BNB, the price of the Shares may no longer track, whether temporarily or over time, the global market price of BNB, which could adversely affect an investment in the Trust by reducing investors’ confidence in the Shares’ ability to track the market price of BNB. To the extent such prices differ materially from the MarketVectorTM BNB Benchmark Rate, investors may lose confidence in the Shares’ ability to track the market price of BNB, which could adversely affect the value of the Shares.
If the MarketVectorTM BNB Benchmark Rate is not available, the Trust’s holdings may be fair valued in accordance with the policy approved by the Sponsor. To the extent the valuation determined in accordance with the policy approved by the Sponsor differs materially from the actual market price of BNB, the price of the Shares may no longer track, whether temporarily or over time, the global market price of BNB, which could adversely affect an investment in the Trust by reducing investors’ confidence in the Shares’ ability to track the global market price of

BNB. To the extent such prices differ materially from the market price for BNB, investors may lose confidence in the Shares’ ability to track the market price of BNB, which could adversely affect the value of the Shares.
MarketVector Has Analyzed BNB Trading Platform Data And Developed Insights That Have Informed MarketVector’s Understanding Of The BNB Market And The Design Of The Trust. If Such Data Or Insights Are Inaccurate Or Incorrect, The Value Of An Investment In The Trust May Be Adversely Affected.
MarketVector has relied upon BNB market data in developing its analysis of the BNB market. This analysis has informed MarketVector’s understanding of the BNB market, the design of the Trust and the design of the MarketVectorTM BNB Benchmark Rate. The continued viability of the Trust relies upon access to accurate data, and MarketVector’s continued ability to effectively analyze such data. If data is inaccurate or becomes unavailable, or if MarketVector’s analysis of such data is incorrect, the value of an investment in the Trust may be adversely affected.
The MarketVectorTM BNB Benchmark Rate Used To Calculate The Value Of The Trust’s BNB May Be Volatile, Adversely Affecting The Value Of The Shares.
The price of BNB on public digital asset trading platforms has a limited history, and during this history, BNB prices on the digital asset markets more generally, and on digital asset exchanges individually, have been volatile and subject to influence by many factors, including operational interruptions. While the MarketVectorTM BNB Benchmark Rate is designed to limit exposure to the interruption of individual digital asset trading platforms, the MarketVectorTM BNB Benchmark Rate, and the price of BNB generally, remains subject to volatility experienced by digital asset trading platforms, and such volatility could adversely affect the value of the Shares.
Furthermore, because the number of liquid and credible BNB trading platforms is limited, the MarketVectorTM BNB Benchmark Rate will necessarily be composed of a limited number of BNB trading platforms. If a BNB trading platform were subjected to regulatory, volatility or other pricing issues, in the case of the MarketVectorTM BNB Benchmark Rate, the calculation agent would have limited ability to remove such BNB trading platform from the MarketVectorTM BNB Benchmark Rate, which could skew the price of BNB as represented by the MarketVectorTM BNB Benchmark Rate. Trading on a limited number of BNB trading platform may result in less favorable prices and decreased liquidity of BNB and, therefore, could have an adverse effect on the value of the Shares.
Purchasing activity associated with acquiring BNB required for the creation of Baskets may increase the market price of BNB on the digital asset markets, which will result in higher prices for the Shares. Increases in the market price of BNB may also occur as a result of the purchasing activity of other market participants. Other market participants may attempt to benefit from an increase in the market price of BNB that may result from increased purchasing activity of BNB connected with the issuance of Baskets. Consequently, the market price of BNB may decline immediately after Baskets are created. Decreases in the market price of BNB may also occur as a result of sales in secondary markets by other market participants. If the Index price declines, the value of the Shares will generally also decline.
The MarketVectorTM BNB Benchmark Rate May Be Affected By Manipulative Or Fraudulent Practices In The Global BNB Market Or At Constituent Trading Platforms.
The global BNB market may be subject to fraud and manipulation, see “—Due to the unregulated nature and lack of transparency surrounding the operations of BNB trading platforms, which may be subject to regulation in a relevant jurisdiction, but may not be complying, they may experience fraud, manipulation, security failures or operational problems, which may adversely affect the value of BNB and, consequently, the value of the Shares,” and the MarketVectorTM BNB Benchmark Rate may be affected to the extent they cause global prices of BNB to be subject to factors other than bona fide market forces.
Fraud or manipulation may also affect the constituent trading platforms used to calculate the MarketVectorTM BNB Benchmark Rate. For example, Coinbase paid $6.5 million in 2021 to settle a CFTC enforcement action for reckless false, misleading, or inaccurate reporting as well as wash trading by a former employee on Coinbase’s GDAX platform. According to the CFTC’s order, during the relevant period prior to the enforcement action, Coinbase operated at least two trading programs which generated orders that, at times, matched with one another.

Coinbase included the transactional information for these transactions, such as price and volume data, on its website and provided that information to reporting services, either directly or through access to its website, resulting in a perceived volume and level of liquidity of digital assets, on GDAX that was false, misleading or inaccurate. Additionally, between August and September 2016, the CFTC order finds that a former Coinbase employee intentionally placed buy and sell orders in the Litecoin/Bitcoin trading pair on GDAX, which he intended to match with one another and result in no loss or gain while creating the appearance of liquidity and trading interest in Litecoin. Ultimately, the transactions resulted in wash transactions that depicted a misleading picture of the Litecoin/Bitcoin market. It is possible that similar phenomena could affect trading platforms facilitating trading in BNB.
Fraudulent and manipulative trading practices remain a risk at many cryptocurrency trading platforms. To the extent they occur at constituent trading platforms used to calculate the MarketVectorTM BNB Benchmark Rate, they could cause the MarketVectorTM BNB Benchmark Rate to report inaccurate prices of BNB, causing the NAV of the Trust to be calculated incorrectly and thereby causing Shareholders to suffer losses.
The Index Administrator Could Experience System Failures Or Errors.
If the computers or other facilities of the index administrator, data providers and/or relevant constituent BNB platforms malfunction for any reason, calculation and dissemination of the MarketVectorTM BNB Benchmark Rate may be delayed. Errors in the MarketVectorTM BNB Benchmark Rate data, the MarketVectorTM BNB Benchmark Rate computations and/or construction may occur from time to time and may not be identified and/or corrected for a period of time or at all, which may have an adverse impact on the Trust and the Shareholders. Any of the foregoing may lead to the errors in the MarketVectorTM BNB Benchmark Rate, which may lead to a different investment outcome for the Trust and the Shareholders than would have been the case had such events not occurred.
The MarketVectorTM BNB Benchmark Rate Price Being Used To Determine The Net Asset Value Of The Trust May Not Be Consistent With GAAP. To The Extent That The Trust’s Financial Statements Are Determined Using A Different Pricing Source That Is Consistent With GAAP, The Net Asset Value Reported In The Trust’s Periodic Financial Statements May Differ, In Some Cases Significantly, From The Trust’s Net Asset Value Determined Using The MarketVectorTM BNB Benchmark Rate Pricing.
The Trust will determine the net asset value of the Trust on each Business Day based on the value of BNB as reflected by the MarketVectorTM BNB Benchmark Rate. The methodology used to calculate the MarketVectorTM BNB Benchmark Rate to value BNB in determining the net asset value of the Trust may not be deemed consistent with GAAP. To the extent the methodology used to calculate the MarketVectorTM BNB Benchmark Rate is deemed inconsistent with GAAP, the Trust will utilize a GAAP-consistent pricing source for purposes of the Trust’s periodic financial statements. Creation and redemption of Baskets, the Sponsor’s management fee and other expenses borne by the Trust will be determined using the Trust’s net asset value determined daily based on the MarketVectorTM BNB Benchmark Rate. Such net asset value of the Trust determined using the MarketVectorTM BNB Benchmark Rate may differ, in some cases significantly, from the net asset value reported in the Trust’s periodic financial statements.
The Sponsor Can Remove The MarketVectorTM BNB Benchmark Rate And Use A Different Pricing Or Valuation Methodology Instead.
Under the Trust Agreement, the Sponsor has the exclusive authority to select, remove, change, or replace the pricing or valuation methodology or policies used to value the Trust’s assets and determine NAV and NAV per Share, in its sole discretion. The Sponsor has the right to change the pricing source used to determine NAV and NAV per Share from the MarketVectorTM BNB Benchmark Rate to a different source or index. To the extent that there are material changes to the pricing or valuation methodology or policies or the pricing source described within this paragraph, notification will be made to Shareholders via a prospectus supplement and/or a current report filed with the SEC.
Intellectual Property Rights Claims May Adversely Affect The Trust And The Value Of The Shares.
The Sponsor is not aware of any intellectual property rights claims that may prevent the Trust from operating and holding BNB. However, third parties may assert intellectual property rights claims relating to the operation of the Trust and the mechanics instituted for the investment in, holding of and transfer of BNB. Regardless of the merit of an intellectual property or other legal action, any legal expenses to defend or payments to settle such claims would be extraordinary expenses that would be borne by the Trust through the sale or transfer of its BNB. Additionally, a meritorious intellectual property rights claim could prevent the Trust from operating and force the Sponsor to terminate the Trust and liquidate its BNB. As a result, an intellectual property rights claim against the Trust could adversely affect the value of the Shares.
Risks Associated with Investing in the Trust
The Value Of The Shares May Be Influenced By A Variety Of Factors Unrelated To The Value Of BNB.
The value of the Shares may be influenced by a variety of factors unrelated to the price of BNB and the BNB trading platforms included in the MarketVectorTM BNB Benchmark Rate that may have an adverse effect on the price of the Shares. These factors include the following factors:
•Unanticipated problems or issues with respect to the mechanics of the Trust’s operations and the trading of the Shares may arise, in particular due to the fact that the mechanisms and procedures governing the creation and redemption of the Shares and storage of BNB have been developed specifically for this product;
•The Trust could experience difficulties in operating and maintaining its technical infrastructure, including in connection with expansions or updates to such infrastructure, which are likely to be complex and could lead to unanticipated delays, unforeseen expenses and security vulnerabilities;
•The Trust could experience unforeseen issues relating to the performance and effectiveness of the security procedures used to protect the Trust’s accounts with the BNB Custodians or the security procedures may not protect against all errors, software flaws or other vulnerabilities in the Trust’s technical infrastructure, which could result in theft, loss or damage of its assets;
•service providers may default on or fail to perform their obligations or deliver services under their contractual agreements with the Trust, or decide to terminate their relationships with the Trust, for a variety of reasons, which could affect the Trust’s ability to operate; or
•if the BNB Smart Chain introduces privacy enhancing features in the future, service providers may decide to terminate their relationships with the Trust due to concerns that the introduction of privacy enhancing features to the BNB Smart Chain may increase the potential for BNB to be used to facilitate crime, exposing such service providers to potential reputational harm.
Any of these factors could affect the value of the Shares, either directly or indirectly through their effect on the Trust’s assets.
The Trust Is Subject To Market Risk.
Market risk refers to the risk that the market price of BNB held by the Trust will rise or fall, sometimes rapidly or unpredictably. An investment in the Shares is subject to market risk, including the possible loss of the entire principal of the investment.
An Investment In Shares Of The Trust Is Different From Directly Owning BNB.
The market value of Shares of the Trust may not have a direct relationship with the prevailing price of BNB, and changes in the prevailing price of BNB similarly will not necessarily result in a comparable change in the market value of Shares of the Trust. The performance of the Trust will not reflect the specific return an investor would realize if the investor actually held or purchased BNB directly. The differences in performance may be due to factors such as fees, transaction costs, proceeds from staking activities, operating hours of the Exchange and index tracking risk. Investors will also forgo certain rights conferred by owning BNB directly, such as the right to claim airdrops.

Redemption Liquidity Risk
The Trust may be unable to satisfy redemption requests in a timely manner if the volume of such requests exceeds the portion of its BNB holdings that is readily available to meet redemptions, taking into account the Unbonding Period, the amount of Committed Assets and the amount of other BNB held unstaked as part of the Liquidity Reserve. In such circumstances, investors seeking to redeem their Shares may experience delays, particularly during periods of heightened market volatility, Exchange disruption or substantial redemption activity. This could adversely affect the liquidity of the Trust and may result in a material impact on the value of investors' holdings.
The NAV May Not Always Correspond To The Market Price Of BNB And, As A Result, Baskets May Be Created Or Redeemed At A Value That Is Different From The Market Price Of The Shares.
The NAV of the Trust will change as fluctuations occur in the market price of the Trust’s BNB holdings. Shareholders should be aware that the public trading price per Share may be different from the NAV for a number of reasons, including price volatility, trading activity, the closing of BNB trading platforms due to fraud, failure, security breaches or otherwise, and the fact that supply and demand forces at work in the secondary trading market for Shares are related, but not identical, to the supply and demand forces influencing the market price of BNB.
An Authorized Participant may be able to create or redeem a Basket at a discount or a premium to the public trading price per Share, and the Trust will therefore maintain its intended fractional exposure to a specific amount of BNB per Share.
Shareholders also should note that the size of the Trust in terms of total BNB held may change substantially over time and as Baskets are created and redeemed.
Authorized Participants’ Buying And Selling Activity Associated With The Creation And Redemption Of Baskets May Adversely Affect An Investment In The Shares Of The Trust.
Liquidity Provider’s purchases and Authorized Participants’ and their designees’ transfers of BNB in connection with Basket creation orders may cause the price of BNB to increase, which will result in higher prices for the Shares. Increases in the BNB prices may also occur as a result of BNB purchases by other market participants who attempt to benefit from an increase in the market price of BNB when Baskets are created. The market price of BNB may therefore decline immediately after Baskets are created.
Selling activity associated with sales of BNB by Liquidity Providers or Authorized Participants and their designees in connection with redemption orders may decrease the BNB prices, which will result in lower prices for the Shares. Decreases in BNB prices may also occur as a result of selling activity by other market participants.
In addition to the effect that purchases and sales of BNB by Liquidity Providers and Authorized Participants’ and their designees’ transfers may have on the price of BNB, sales and purchases of BNB by similar investment vehicles, including competing exchange-traded products in the U.S. and other global markets that do or seek to hold BNB, could impact the price of BNB. If the price of BNB declines, the trading price of the Shares will generally also decline.
The Inability Of Liquidity Providers, And Authorized Participants Or Their Designees To Hedge Their BNB Exposure May Adversely Affect The Liquidity Of Shares And The Value Of An Investment In The Shares.
Liquidity Providers and Authorized Participants or their designees will generally want to hedge their BNB exposure in connection with Basket creation and redemption orders, while Authorized Participants would generally want to hedge their exposure to the Trust’s Shares to the extent possible. To the extent Authorized Participants, their designees, and/or Liquidity Providers are unable to hedge their exposure to the Trust’s Shares or BNB respectively due to market conditions (e.g., insufficient BNB liquidity in the market, inability to locate an appropriate hedge counterparty, etc.), such conditions may make it difficult to create or redeem Baskets or cause them to not participate in creating or redeeming Baskets. In addition, the hedging mechanisms employed by Authorized Participants, their designees, and/or Liquidity Providers and Authorized Participants or their designees to hedge their exposure to the Trust’s Shares or BNB, as applicable, may not function as intended, which may make it more difficult for them to enter into such transactions. Such events could negatively impact the market price of the Trust and the spread at which the Trust trades on the open market. To the extent Liquidity Providers and Authorized Participants or their designees turn to the market for exchange-traded futures contracts for BNB (“BNB Futures”) as well as the non-exchange traded BNB derivatives markets for their hedging needs in connection with their BNB sales or transfers to and purchases or transfers from the Trust, both the exchange-traded BNB Futures market and the non-exchange traded BNB derivatives markets have limited trading history and operational experience and may be less liquid, more volatile and more vulnerable to economic, market and industry changes than more established futures and derivatives markets. The liquidity of the market will depend on, among other things, the adoption of BNB and the commercial and speculative interest in the market for the ability to hedge against the price of BNB with exchange-traded BNB Futures and non-exchange traded BNB derivatives. There can be no assurance that such markets will be able to meet the hedging needs of Liquidity Providers and Authorized Participants or their designees, which could cause such Liquidity Providers and Authorized Participants or their designees to refrain from participation in the Trust’s creation and redemption processes, which could have adverse effects on Shareholders such as wider spreads, a breakdown of the arbitrage mechanism used to keep the Trust’s Shares trading in line with NAV of the Trust’s BNB holdings, and potentially a disruption of the creation or redemption processes altogether, as described in the following Risk Factors.
If The Process Of Creation And Redemption Of Baskets Encounters Any Unanticipated Difficulties, The Possibility For Arbitrage Transactions By Authorized Participants Intended To Keep The Price Of The Shares Closely Linked To The Price Of BNB May Not Exist And, As A Result, The Price Of The Shares May Fall Or Otherwise Diverge From NAV.
The processes of creation and redemption of Shares (which depend on timely transfers of BNB to and by the BNB Custodians) could be disrupted or encounter challenges due to, for example, the price volatility of BNB, the insolvency, business failure or interruption, default, failure to perform, security breach, or other problems affecting the BNB Custodians, in their capacities as BNB Custodians under the BNB Custody Agreements.
Authorized Participants and Liquidity Providers, who would otherwise be willing to purchase or redeem Baskets or BNB, as applicable, to take advantage of any arbitrage opportunity arising from discrepancies between the price of the Shares and the price of the underlying BNB, may decide not to take the risk that, as a result of those difficulties, they may not be able to realize the profit they expect, and reduce their transactions with or even refrain entirely from transacting with the Trust, which could disrupt the processes of creation and redemption of Shares.
If such events rise to the level of an emergency or cause creations and redemptions of Shares to be impracticable, the Sponsor may suspend the process of creation and redemption of Baskets. Any disruptions to the process of creating and redeeming Shares could cause trading spreads, and the resulting premium or discount, on Shares compared to NAV to widen.
Alternatively, in the case of a BNB Smart Chain outage or other problems affecting the BNB Chain ecosystem, the processing of transactions on the BNB Smart Chain may be disrupted, which in turn may prevent Liquidity Providers, or Authorized Participants or their designees from depositing or withdrawing BNB from their accounts at the applicable BNB Custodian, which in turn could affect the creation or redemption of Baskets. If this is the case, the liquidity of the Shares may decline and the price of the Shares may fluctuate independently of the price of BNB and may fall or otherwise diverge from NAV. Furthermore, in the event that the market for BNB should become relatively illiquid and thereby materially restrict opportunities for arbitraging, the price of the Shares may diverge from the value of BNB.
Creation Baskets may be created or redeemed in exchange for BNB or cash. At present, only certain Authorized Participants have the ability to support in-kind creation and redemption activity. The use of cash creations and redemptions, as opposed to in-kind creations and redemptions, creates transaction costs of buying and selling BNB that are not present in an in-kind model. These costs include the bid-ask spread along with the operational costs from the labor and overhead involved in calculating, executing, monitoring, and accounting for transactions in the BNB markets and related cash movements. Furthermore, there are timing costs involved in the risk that the BNB price moves between the time when the NAV is established for a creation/ redemption and the time when the BNB is traded (“slippage”). In addition, Liquidity Providers must settle BNB transactions with the Trust within a contractually specified time period, subject to customary exceptions. If the Liquidity Provider fails to perform its obligations within the contractually specified time period, the Trust would seek to use an alternate BNB Trading Counterparty to execute the BNB transaction. However, the pricing or terms of the ultimate BNB transaction conducted through the alternate Liquidity Provider, if one is available, after the failure of the original Liquidity Provider to perform its obligations could deviate, potentially significantly, from the pricing or terms of the transaction that the Trust originally entered with the original Liquidity Provider. Transaction costs and slippage would be reduced if the Trust were able to use an in-kind creation and redemption model. The Trust’s Authorized Participant Agreement provides that transaction costs and slippage related to Basket creation and redemption are the responsibility of the Authorized Participant. Whether Authorized Participants who are unable to support in-kind creation and redemption activity and Liquidity Providers as market participants will find it economically viable or commercially attractive to participate in a cash creation and redemption model for a BNB exchange-traded product like the Trust, including a cash creation and redemption model where the Trust selects the Liquidity Provider with whom it executes transactions to buy or sell BNB and the Authorized Participant is not permitted to designate the Liquidity Provider from whom BNB is purchased or sold in connection with the Authorized Participant’s Basket subscription or redemption, is not known; however, there is a risk they will not. If the Trust is unable to attract sufficient Authorized Participants and Liquidity Providers, it will be unable to maintain an efficient arbitrage mechanism for keeping the trading price of the Shares in line with NAV and the value of the underlying BNB held by the Trust, which could negatively affect Shareholders and cause them to purchase or sell Shares at a premium or discount to the value of the underlying BNB, causing losses; alternatively, it could be unable to operate, as there would be no parties who would be able to create new Shares or redeem existing Shares, leading to the Trust being unsuccessful commercially and the Sponsor deciding to terminate and wind up the Trust’s operations. In addition, a failure to settle BNB transactions with Liquidity Providers could disrupt the calculation of the Trust’s NAV or potentially cause inaccuracies in NAV calculation, which could disrupt the Trust’s operations or cause Shareholders to suffer losses.
The Lack Of Ability To Facilitate In-Kind Creations And Redemptions Of Shares Could Have Adverse Consequences For The Trust.
Authorized Participants must be registered broker-dealers. Registered broker-dealers are subject to various requirements of the federal securities laws and rules, including financial responsibility rules such as the customer protection rule, the net capital rule and recordkeeping requirements. On May 15, 2025, the SEC’s Division of Trading and Markets and FINRA’s Office of General Counsel of FINRA stated that broker-dealers are permitted to facilitate in-kind creations and redemptions in connection with spot crypto exchange-traded products; however, there has yet to be definitive regulatory guidance on the specific details of how registered broker-dealers can comply with SEC rules with regard to transacting in or holding spot BNB. Until further regulatory clarity emerges regarding whether registered broker-dealers can hold and deal in BNB under such rules, there is a risk that registered broker-dealers participating in the in-kind creation or redemption of Shares for BNB may be unable to demonstrate compliance with such requirements. While compliance with rules such as the customer protection rule, the net capital rule and recordkeeping requirements would be the broker-dealer’s responsibility, a national securities exchange is required to enforce compliance by its member broker-dealers with applicable federal securities law and rules. Only certain Authorized Participants, at present, have the ability to also, through their affiliates, support in-kind creation and redemption activity.
Even with the SEC staff’s recent statement that in-kind creations and redemptions are not prohibited by SEC regulations, the Trust’s limited ability to facilitate in-kind creations and redemptions could result in the exchange-traded product arbitrage mechanism failing to function as efficiently as it otherwise would, leading to the potential for the Shares to trade at premiums or discounts to the NAV, and such premiums or discounts could be substantial. Furthermore, if cash creations or redemptions are unavailable, either due to the Sponsor’s decision to reject or suspend such orders, the unavailability of Liquidity Provider or otherwise, Authorized Participants will be limited in their ability to redeem or create Shares, in which case the arbitrage mechanism may not function as efficiently. This could result in impaired liquidity for the Shares, wider bid/ask spreads in secondary trading of the Shares and greater costs to investors and other market participants. In addition, the Trust’s limited ability to facilitate in-kind creations and redemptions, and resulting relative reliance on cash creations and redemptions, could cause the Sponsor to halt or suspend the creation or redemption of Shares during times of market volatility or turmoil, among other consequences.
Further, there can be no assurance that broker-dealers would be willing to serve as Authorized Participants with respect to the in-kind creation and redemption of Shares. Any of these factors could adversely affect the performance of the Trust and the value of the Shares.
The Liquidity Of The Shares May Also Be Affected By The Withdrawal From Participation Of Authorized Participants Or Liquidity Providers.
In the event that one or more Authorized Participants or Liquidity Providers withdraw from or cease participation in creation and redemption activity or BNB transactions with the Trust for any reason, the liquidity of the Shares will likely decrease, which could adversely affect the market price of the Shares and result in your incurring a loss on your investment in Shares.
The Trust Is Subject To Risks Due To Its Concentration Of Investments In A Single Asset Class.
Unlike other funds that may invest in diversified assets, the Trust’s investment strategy is concentrated in a single asset class: BNB. This concentration maximizes the degree of the Trust’s exposure to a variety of market risks associated with BNB. By concentrating its investment strategy solely in BNB, any losses suffered as a result of a decrease in the value of BNB can be expected to reduce the value of an interest in the Trust and will not be offset by other gains if the Trust were to invest in underlying assets that were diversified.
An investment in the Trust may be deemed speculative and is not intended as a complete investment program. An investment in Shares should be considered only by persons financially able to maintain their investment and who can bear the risk of total loss associated with an investment in the Trust. Investors should review closely the objective and strategy of the Trust and redemption rights, as discussed herein, and familiarize themselves with the risks associated with an investment in the Trust.
The Lack Of Active Trading Markets For The Shares Of The Trust May Result In Losses On Shareholders’ Investments At The Time Of Disposition Of Shares.
Although Shares of the Trust are publicly listed and traded on an exchange, there can be no guarantee that an active trading market for the Trust will develop or be maintained. If Shareholders need to sell their Shares at a time when no active market for them exists, the price Shareholders receive for their Shares, assuming that Shareholders are able to sell them, likely will be lower than the price that Shareholders would receive if an active market did exist and, accordingly, a Shareholder may suffer losses.
Any of these factors could adversely affect the performance of the Trust and the value of the Shares.
Possible Illiquid Markets May Exacerbate Losses, Increase The Variability Between The Trust’s NAV And Its Market Price Or Affect the Trust’s Ability to Meet Cash Creation Orders and Redemption Orders.
BNB is a relatively new asset with a limited trading history. Therefore, the markets for BNB may be less liquid and more volatile than other markets for more established products. It may be difficult to execute a BNB trade at a specific price when there is a relatively small volume of buy and sell orders in the BNB market. A market disruption can also make it more difficult to liquidate a position or find a suitable counterparty at a reasonable cost.
Based on data reported by CoinMarketCap as of April 22, 2026, BNB had a market capitalization of approximately $87 billion, based on a circulating supply of approximately 134.8 million BNB and a price of $637.54, and a 30‑day aggregate trading volume of approximately $5.9 billion. For comparative context, as of the same date, Bitcoin had a market capitalization of approximately $1.57 trillion and a 30‑day aggregate trading volume of approximately $189.44 billion; Ether had a market capitalization of approximately $301.8 billion and a 30‑day aggregate trading volume of approximately $107.71 billion; and Solana had a market capitalization of approximately $50 billion and a 30‑day aggregate trading volume of approximately $23.1 billion. Although BNB is among the larger digital assets by market capitalization, its market capitalization and trading volume are significantly smaller than those of Bitcoin and Ether, which underlie currently available exchange‑traded products listed on U.S. national securities exchanges. Lower relative trading volume and market depth compared to Bitcoin and Ether may increase BNB’s susceptibility to price volatility, wider spreads, reduced liquidity during periods of market stress, and price dislocations across trading venues.
Market illiquidity may cause losses for the Trust. The large size of the positions that the Trust may acquire will increase the risk of illiquidity by both making the positions more difficult to liquidate and increasing the losses incurred while trying to do so should the Trust need to liquidate its BNB, or making it more difficult for Authorized Participants to acquire or liquidate BNB as part of the creation and/or redemption of Shares of the Trust. To the extent that the Trust conducts creation and redemption transactions for cash, such illiquidity may affect the Trust’s ability to meet such cash creation and redemption orders. Any type of disruption or illiquidity will potentially be exacerbated due to the fact that the Trust will typically invest in BNB, which is highly concentrated.
The Shares May Trade At A Price That Is At, Above Or Below The Trust’s NAV Per Share As A Result Of The Non-Current Trading Hours Between The Exchange And The Digital Asset Market.
The Trust’s NAV per Share will fluctuate with changes in the market value of BNB, and the Sponsor expects the trading price of the Shares to fluctuate in accordance with changes in the Trust’s NAV per Share, as well as market supply and demand. However, the Shares may trade on the Exchange at a price that is at, above or below the Trust’s NAV per Share for a variety of reasons. For example, the Exchange is open for trading in the Shares for a limited period each day, but the digital asset market is a 24-hour marketplace. During periods when the Exchange is closed but constituent trading platforms are open, significant changes in the price of BNB on the digital asset market could result in a difference in performance between the value of BNB as measured by the Index and the most recent NAV per Share or closing trading price. For example, if the price of BNB on the digital asset market, and the value of BNB as measured by the Index, move significantly in a negative direction after the close of the Exchange, the trading price of the Shares may “gap” down to the full extent of such negative price shift when the Exchange reopens. If the price of BNB on the digital asset market drops significantly during hours the Exchange is closed, shareholders may not be able to sell their Shares until after the “gap” down has been fully realized, resulting in an inability to mitigate losses in a negative market. Even during periods when the Exchange is open, large constituent trading platforms (or a substantial number of smaller constituent trading platforms) may be lightly traded or closed for any number of reasons, which could increase trading spreads and widen any premium or discount on the Shares.
The Trust Is An “Emerging Growth Company” And It Cannot Be Certain If The Reduced Disclosure Requirements Applicable To Emerging Growth Companies Will Make The Shares Less Attractive To Investors.
The Trust is an “emerging growth company” as defined in the JOBS Act. For as long as the Trust continues to be an emerging growth company it may choose to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to emerging public companies, which include, among other things:
•exemption from the auditor attestation requirements under Section 404(b) of the Sarbanes-Oxley Act;
•reduced disclosure obligations regarding executive compensation in the Trust’s periodic reports and audited financial statements in this Prospectus; exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on “golden parachute” compensation; and
•exemption from any rules requiring mandatory audit firm rotation and auditor discussion and analysis and, unless otherwise determined by the SEC, any new audit rules adopted by the Public Company Accounting Oversight Board.
The Trust could be an emerging growth company until the last day of the fiscal year following the fifth anniversary after its initial public offering, or until the earliest of (1) the last day of the fiscal year in which it has annual gross revenue of $1.235 billion or more, (2) the date on which it has, during the previous three year period, issued more than $1 billion in non-convertible debt or (3) the date on which it is deemed to be a large accelerated filer under the federal securities laws. The Trust will qualify as a large accelerated filer as of the first day of the first fiscal year after it has (A) more than $700 million in outstanding equity held by nonaffiliates, (B) been public for at least 12 months and (C) filed at least one annual report on Form 10-K.

Under the JOBS Act, emerging growth companies are also permitted to elect to delay adoption of new or revised accounting standards until companies that are not subject to periodic reporting obligations are required to comply, if such accounting standards apply to non-reporting companies. However, the Trust has chosen to opt out of this extended transition period for complying with new or revised accounting standards. Section 107 of the JOBS Act provides that the decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.
The Trust cannot predict if investors will find an investment in the Trust less attractive if it relies on these exemptions.
Several Factors May Affect The Trust’s Ability To Achieve Its Investment Objective On A Consistent Basis.
There is no guarantee that the Trust will meet its investment objective. Factors that may affect the Trust’s ability to meet its investment objective include, without limitation: (1) Liquidity Providers’ or Authorized Participants’ or their designees’ ability and willingness to purchase and sell or transfer or receive BNB in an efficient manner to effectuate creation and redemption orders; (2) transaction fees associated with the BNB Smart Chain; (3) the BNB market becoming illiquid or disrupted; (4) the Trust’s Share prices being rounded to the nearest cent and/or valuation methodologies; (5) the need to conform the Trust’s portfolio holdings to comply with investment restrictions or policies or regulatory or tax law requirements; (6) early or unanticipated closings of the markets on which BNB trades, resulting in the inability of Liquidity Providers or Authorized Participants’ or their designees’ to execute intended portfolio transactions; (7) accounting standards; (8) Authorized Participants refraining from participating in creation and redemption of Baskets; and (9) the MarketVectorTM BNB Benchmark Rate becoming disrupted or unavailable.
The Amount Of BNB Represented By Each Share May Decline Over Time As The Trust Pays The Sponsor's Fee And Extraordinary Trust Expenses And, If Applicable, Makes Cash Distributions, Which May Adversely Affect The Value Of The Shares.
The amount of BNB represented by the Shares is reduced when the Trust transfers or sells BNB to pay the Sponsor Fee, extraordinary Trust expenses or, if applicable, to fund cash distributions. Staking rewards may increase the Trust's BNB holdings, but there can be no assurance that retained staking rewards will equal or exceed the BNB used for such payments or distributions. Accordingly, the amount of BNB represented by each Share may decline over time even if the Trust earns staking rewards.
Although the Sponsor has agreed to assume all fees and other expenses incurred by the Trust in the ordinary course of its affairs incurred by the Trust, not all Trust expenses have been assumed by the Sponsor. For example, any taxes and other governmental charges that may be imposed on the Trust’s property will not be paid by the Sponsor.
Each outstanding Share represents a fractional, undivided interest in the BNB held by the Trust. The Trust receives staking rewards, but it also transfers or sells BNB to pay the Sponsor Fee and certain extraordinary expenses and may sell BNB to fund cash distributions. To the extent those outflows exceed staking rewards retained by the Trust, the amount of BNB represented by each Share will decline. This also applies to Shares issued in exchange for additional deposits of BNB over time, because the amount of BNB required to create Shares proportionally reflects the amount of BNB represented by the Shares outstanding at the time a creation unit is created. Assuming a constant BNB price, a decline in the amount of BNB represented by each Share would cause the trading price of the Shares to decline relative to the price of BNB.
Shareholders should be aware that staking rewards do not assure that the amount of BNB represented by each Share will remain constant or increase. The amount represented by each Share will depend, among other things, on staking rewards earned and retained by the Trust and the amount of BNB used to pay fees and expenses or, if applicable, sold to fund distributions.

The Trust Is A Passive Investment Vehicle. The Trust Is Not Actively Managed And Will Be Affected By A General Decline In The Price Of BNB.
The Sponsor does not actively manage the BNB held by the Trust. This means that the Sponsor does not sell BNB at times when its price is high, or acquire BNB at low prices in the expectation of future price increases. It also means that the Sponsor does not make use of any of the hedging techniques available to professional BNB investors to attempt to reduce the risks of losses resulting from price decreases. Any losses sustained by the Trust will adversely affect the value of your Shares.
The Development And Commercialization Of The Trust Is Subject To Competitive Pressures.
The Trust and the Sponsor face competition with respect to the creation of competing products, including with respect to the potential creation of competing exchange-traded BNB products. If the SEC were to approve many or all of the currently pending applications for such exchange-traded BNB products, many or all of such products, including the Trust, could fail to acquire substantial assets, initially or at all. Such competing products may become available for public exchange trading before the Trust and/or have a lower expense ratio than the Trust, which could have a detrimental effect on the scale and sustainability of the Trust. The Sponsor’s competitors may have greater financial, technical and human resources than the Sponsor. These competitors may also charge a substantially lower fee than the Sponsor’s Fee in order to achieve initial market acceptance and scale and compete with the Sponsor in recruiting and retaining qualified personnel. Smaller or early stage companies may also prove to be effective competitors, particularly through collaborative arrangements with large and established companies. Accordingly, the Sponsor’s competitors may commercialize a product involving BNB more rapidly or effectively than the Sponsor is able to, which could adversely affect the Sponsor’s competitive position, the likelihood that the Trust will achieve initial market acceptance and the Sponsor’s ability to generate meaningful revenues from the Trust. If the Trust fails to achieve sufficient scale due to competition, the Sponsor may have difficulty raising sufficient revenue to cover the costs associated with launching and maintaining the Trust and such shortfalls could impact the Sponsor’s ability to properly invest in robust ongoing operations and controls of the Trust to minimize the risk of operating events, errors, or other forms of losses to the Shareholders. In addition, the Trust may also fail to attract adequate liquidity in the secondary market due to such competition, resulting in a sub-standard number of Authorized Participants willing to make a market in the Shares, which in turn could result in a significant premium or discount in the Shares for extended periods and the Trust’s failure to reflect the performance of the price of BNB and rewards from staking a portion of the Trust’s BNB.
Security Threats To The Trust’s Accounts With The BNB Custodians Could Result In The Halting Of Trust Operations And A Loss Of Trust Assets Or Damage To The Reputation Of The Trust, Each Of Which Could Result In A Reduction In The Price Of The Shares.
Security breaches, computer malware and computer hacking attacks have been a prevalent concern in relation to digital assets. The Sponsor believes that the Trust’s BNB held in custody will be an appealing target to hackers or malware distributors seeking to destroy, damage or steal the Trust’s BNB, and will only become more appealing as the Trust’s assets grow. To the extent that the Trust, the Sponsor or the BNB Custodians are unable to identify and mitigate or stop new security threats or otherwise adapt to technological changes in the digital asset industry, the Trust’s BNB may be subject to theft, loss, destruction or other attack.
The Sponsor has evaluated the security procedures in place for safeguarding the Trust’s BNB. Nevertheless, the security procedures cannot guarantee the prevention of any loss due to a security breach, hack, software defect or act of God that may be borne by the Trust, and the security procedures may not protect against all errors, software flaws or other vulnerabilities in the Trust’s technical infrastructure, which could result in theft, loss or damage of the Trust’s assets. The Sponsor does not control the BNB Custodians’ operations or implementation of such security procedures, and there can be no assurance that such security procedures will actually work as designed or prove to be successful in safeguarding the Trust’s assets against all possible sources of theft, loss or damage.
The security procedures and operational infrastructure may be breached due to the actions of outside parties, error or malfeasance of an employee of the Sponsor, the BNB Custodians or otherwise, and, as a result, an unauthorized party may obtain access to the Trust’s accounts with the BNB Custodians, the private keys (and therefore BNB) or other data of the Trust. Additionally, outside parties may attempt to fraudulently induce employees of the Sponsor, the BNB Custodians or the Trust’s other service providers to disclose sensitive information in order to gain access to the Trust’s infrastructure. As the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, or may be designed to remain dormant until a predetermined event and often are not recognized until launched against a target, the Sponsor and BNB Custodians and the Trust’s other service providers may be unable to anticipate these techniques or implement adequate preventative measures. The BNB Custodians are also dependent on key service providers, including, without limitation, their data centers, and if service providers were to cease operations or experience operational problems or security threats, such events could affect the services provided to the Trust by the BNB Custodians.
An actual or perceived breach of the Trust’s BNB Accounts with the applicable BNB Custodian could harm the Trust’s operations, result in partial or total loss of the Trust’s assets, damage the Trust’s reputation and negatively affect the market perception of the effectiveness of the Trust, all of which could in turn reduce demand for the Shares, resulting in a reduction in the price of the Shares. The Trust may also cease operations, the occurrence of which could similarly result in a reduction in the price of the Shares.
If A Liquidity Provider Agreement, The BNB Custody Agreements, Or An Authorized Participant Agreement Is Terminated, Or A Liquidity Provider, An Authorized Participant Or A BNB Custodian Fails To Participate In The Creation Or Redemption Processes Of The Trust Or Fails To Provide Services As Required, The Sponsor May Need To Find And Appoint A Replacement Liquidity Provider, Authorized Participant Or BNB Custodian Quickly, Which Could Pose A Challenge To The Trust’s Ability To Create And Redeem Shares Or The Safekeeping Of The Trust’s BNB, And The Trust’s Ability To Continue To Operate May Be Adversely Affected.
The Trust is dependent on the BNB Custodians to operate, pursuant to the BNB Custody Agreements. The BNB Custodians perform essential functions in terms of safekeeping the Trust’s BNB and facilitates the transfer of BNB to the Trust by Liquidity Providers and Authorized Participants and their designees and from the Trust in connection with creations and redemptions and to pay the Sponsor Fee and extraordinary Trust expenses, and in extraordinary circumstances, to liquidate the Trust. If the BNB Custodians fail to perform the functions they perform for the Trust, the Trust may be unable to operate or create or redeem Baskets, which could force the Trust to liquidate or adversely affect the price of the Shares.
The BNB Custodians may terminate, in whole or in part, the BNB Custody Agreements, and/or suspend, restrict or terminate services to the Trust, in the event of a material breach not cured in 30 days or if the Trust suffers a bankruptcy event. The Sponsor may not be able to find a party willing to serve as a custodian under the same terms as the current Custody Agreements. To the extent that Sponsor is not able to find a suitable party willing to serve as the custodian, the Sponsor may be required to terminate the Trust and liquidate the Trust’s BNB. In addition, to the extent that the Sponsor finds a suitable party but must enter into a modified BNB Custody Agreement that is less favorable for the Trust or Sponsor, the value of the Shares could be adversely affected.
If an Authorized Participant or a Liquidity Provider suffers insolvency, business failure or interruption, default, failure to perform, security breach, or if an Authorized Participant or a Liquidity Provider chooses not to participate in the creation and redemption processes of the Trust due to the risks described in “--The Inability Of Liquidity Providers To Hedge Their BNB Exposure May Adversely Affect The Liquidity Of Shares And The Value Of An Investment In The Shares” And “-- If The Process Of Creation And Redemption Of Baskets Encounters Any Unanticipated Difficulties, The Possibility For Arbitrage Transactions By Authorized Participants Intended To Keep The Price Of The Shares Closely Linked To The Price Of BNB May Not Exist And, As A Result, The Price Of The Shares May Fall Or Otherwise Diverge From NAV,” or for any other reason, and the Trust is unable to engage replacement Authorized Participants or Liquidity Providers on commercially acceptable terms or at all, then the creation and redemption processes of the Trust or the arbitrage mechanism used to keep the Trust’s Shares trading in line with NAV could be negatively affected.

Loss Of A Critical Banking Relationship For, Or The Failure Of A Bank Used By, The Trust Could Adversely Impact The Trust’s Ability To Create Or Redeem Baskets, Or Could Cause Losses To The Trust.
The Cash Custodian and the BNB Custodians, facilitate the creation and redemption of Baskets (in exchange for cash subscriptions by Authorized Participants, or in exchange for redemptions of Shares by Authorized Participants), and other cash movements, including in connection with the purchase of BNB by the Trust to effectuate subscriptions for cash and the selling of BNB by the Trust to effect redemptions for cash or pay the Sponsor Fee and, to the extent applicable, other Trust expenses, and in extraordinary circumstances, to effect the liquidation of the Trust’s BNB. The Trust relies on the Cash Custodian and the BNB Custodians, in connection with the Trust’s Fiat Account, to hold any cash related to the purchase or sale of BNB. To the extent that the Trust faces difficulty establishing or maintaining banking relationships, the loss of the Trust’s banking partners, including the Cash Custodian or the banks at which the the BNB Custodians, in connection with the Trust’s Fiat Account, maintains customer cash balances (including the cash balance of the Trust held in the Fiat Account), or the imposition of operational restrictions by these banking partners and the inability for the Trust to utilize other financial institutions may result in a disruption of creation and redemption activity of the Trust, or cause other operational disruptions or adverse effects for the Trust. In the future, it is possible that the Trust could be unable to establish accounts at new banking partners or establish new banking relationships, or that the banks with which the Trust is able to establish relationships may not be as large or well-capitalized or subject to the same degree of prudential supervision as the existing providers.
The Trust could also suffer losses in the event that a bank or money market fund in which the Trust holds cash, including the cash associated with the Trust’s account at the Cash Custodian or the Trust’s Fiat Account with the BNB Custodians (which is held at the BNB Custodians’ Banks (as defined below) or money market funds for the benefit of its customers, including the Trust), fails, becomes insolvent, enters receivership, is taken over by regulators, enters financial distress, or otherwise suffers adverse effects to its financial condition or operational status. Recently, some banks have experienced financial distress. For example, on March 8, 2023, the California Department of Financial Protection and Innovation (“DFPI”) announced that Silvergate Bank had entered voluntary liquidation, and on March 10, 2023, Silicon Valley Bank, (“SVB”), was closed by the DFPI, which appointed the FDIC, as receiver. Similarly, on March 12, 2023, the New York Department of Financial Services took possession of Signature Bank and appointed the FDIC as receiver. A joint statement by the Department of the Treasury, the Federal Reserve and the FDIC on March 12, 2023, stated that depositors in Signature and SVB will have access to all of their funds, including funds held in deposit accounts, in excess of the insured amount. On May 1, 2023, First Republic Bank was closed by the California Department of Financial Protection and Innovation, which appointed the FDIC as receiver. Following a bidding process, the FDIC entered into a purchase and assumption agreement with JPMorgan Chase Bank, National Association, to acquire the substantial majority of the assets and assume certain liabilities of First Republic Bank from the FDIC.
If the Cash Custodian, the BNB Custodians or the banks or money market funds at which either BNB Custodian holds customer cash balances, including those associated with the Trust’s Fiat Accounts, were to experience financial distress or its financial condition is otherwise affected, the Cash Custodian’s or the applicable BNB Custodian’s ability to provide services to the Trust could be affected. Moreover, the future failure of a bank or money market fund at which the Trust (including through a Fiat Account) maintains cash, could result in losses to the Trust, to the extent the balances are not subject to deposit insurance, notwithstanding the regulatory requirements to which the Cash Custodian is subject or other potential protections. In addition, the Trust may maintain cash balances with the Cash Custodian in a Fiat Account that are not insured or are in excess of the FDIC’s insurance limits, or which are maintained by the Cash Custodian or applicable BNB Custodian at money market funds (in the case of the Fiat Accounts) and subject to the attendant risks (e.g., “breaking the buck”). As a result, the Trust could suffer losses.
The Lack Of Full Insurance And Shareholders’ Limited Rights Of Legal Recourse Against The Trust, Trustee, Sponsor, Administrator, Cash Custodian And BNB Custodians Expose The Trust And Its Shareholders To The Risk Of Loss Of The Trust’s BNB For Which No Person Or Entity Is Liable.
Neither the Trust nor the Sponsor insure the Trust’s BNB. The Trust is not a banking institution or otherwise a member of the FDIC or Securities Investor Protection Corporation (“SIPC”) and, therefore, deposits held with or assets held by the Trust are not subject to the protections enjoyed by depositors with FDIC or SIPC member institutions. Neither BNB Custodian makes any representation that pass-through FDIC deposit insurance will be available and each disclaims liability for the insolvency of a Fiat Institution. Shareholders cannot be assured that the BNB Custodiand will maintain adequate insurance in respect of the BNB they hold for the Trust, that such coverage will cover losses with respect to the Trust’s BNB, or that sufficient insurance proceeds will be available to cover the Trust’s losses in full. The BNB Custodians’ insurance may not cover the type of losses experienced by the Trust.
The insurance maintained by each BNB Custodian is shared among all of such BNB Custodian’s customers, is not specific to the Trust or to customers holding BNB with such BNB Custodian, and may not be available or sufficient to protect the Trust from all possible losses or sources of losses. The Trust is not a named insured under either BNB Custodian’s insurance policies, and may recover nothing. In addition, the BNB insurance market is limited, and the level of insurance maintained by a BNB Custodian may be substantially lower than the assets of the Trust, or the amount of claims against such BNB Custodian of all of the customers whose losses are covered by such BNB Custodian’s insurance coverage.
Furthermore, under the BNB Custody Agreements, the BNB Custodians’ liability is limited in various ways. The BNB Custodians are not liable to the Trust (whether under contract, tort (including negligence) or otherwise) for any indirect, incidental, special, punitive or consequential losses suffered or incurred by the Trust for any amount in excess of fees paid by the Trust less the aggregate amount of any losses for which the BNB Custodians are or were liable during such period. In addition, the BNB Custodians are not liable for any losses which arise as a result of the non-return of digital assets that the Trust has delegated to the BNB Custodiasn or a third party for on-chain services accessed through the BNB Custodians, such as staking, unless such losses occur as a result of the BNB Custodians’ fraud or intentional misconduct. The BNB Custody Agreements’ “Force Majeure” provisions provide that the BNB Custodians are not liable for delays, suspension of operations, failure in performance, or interruption of service to the extent it is directly due to a cause or condition beyond the reasonable control of the BNB Custodians including, but not limited to, any act of God, embargo; natural disaster; act of civil or military authorities; act of terrorists; cybersecurity incident or hacking (excluding events caused by the BNB Custodians’ breach of the BNB Custody Agreements or failure to use reasonable and industry-standard security measures); government prohibitions; civil disturbance; war; strike or other labor dispute; fire; severe weather; interruption in telecommunications, Internet services, or network provider services; unavailability of Fedwire, SWIFT or banks’ payment processes; outbreaks of infectious disease or any other public health crises, including quarantine or other required employee restrictions; material disruption to blockchain networks or protocols (including hard forks, chain reorganizations, material network congestion, validator outages, materially elevated transaction fees, or consensus failures) not caused by the BNB Custodians; critical vendor or subprocessor outages; or any other catastrophe or material event which is beyond the reasonable control of the BNB Custodians.
In the event of potential losses incurred by the Trust as a result of the BNB Custodians losing control of the Trust’s BNB or failing to properly execute instructions on behalf of the Trust, the BNB Custodians’ liability with respect to the Trust will be subject to certain limitations which may allow it to avoid liability for potential losses or may be insufficient to cover the value of such potential losses. Furthermore, the insurance maintained by the BNB Custodians is shared among all of the BNB Custodians’ customers, is not specific to the Trust or to customers holding BNB with the BNB Custodians, and may be insufficient to cover its liabilities to the Trust. Both the Trust and the BNB Custodians are required to indemnify each other under certain circumstances.
The Trust does not control the BNB Custodians and cannot guarantee that the BNB Custodians will perform their obligations to the Trust under the BNB Custody Agreements, in a timely manner or at all. The BNB Custody Agreements provide that (i) the BNB Custodians do not own or control the underlying software protocols of networks which govern the operation of digital assets (including the BNB Chain), (ii) the BNB Custodians make no guarantees regarding their security, functionality, or availability, and (iii) in no event shall the BNB Custodians be liable for or in connection with any acts, decisions, or omissions made by developers or promoters of digital assets, including BNB.
The BNB Custodians may terminate, in whole or in part, their respective BNB Custody Agreement, and/or suspend, restrict or terminate services to the Trust, in the event of a material breach not cured in 30 days or if the Trust suffers a bankruptcy event.

Moreover, in the event of an insolvency or bankruptcy of either BNB Custodian in the future, given that the contractual protections and legal rights of customers with respect to digital assets held on their behalf by third parties are relatively untested in a bankruptcy of an entity such as a BNB Custodian in the virtual currency industry, there is a risk that customers’ assets – including the Trust’s assets – may be considered the property of the bankruptcy estate of such BNB Custodian, and customers – including the Trust – may be at risk of being treated as general unsecured creditors of such entities and subject to the risk of total loss or markdowns on value of such assets.
The BNB Custody Agreements contains an agreement by the parties to treat the BNB credited to the Trust’s BNB Custody Accounts (as defined in the BNB Custody Agreements) and fiat currency as financial assets under Article 8 of the New York Uniform Commercial Code (“Article 8”), in addition to stating that the BNB Custodians will serve as fiduciary and custodian on the Trust’s behalf. It is possible that a court would not treat custodied digital assets as part of the BNB Custodians’ general estate in the event the BNB Custodians were to experience insolvency. However, due to the novelty of digital asset custodial arrangements courts have not yet considered this type of treatment for custodied digital assets and it is not possible to predict with certainty how they would rule in such a scenario. If either BNB Custodian became subject to insolvency proceedings and a court were to rule that the custodied BNB were part of the BNB Custodian’s general estate and not the property of the Trust, then the Trust would be treated as a general unsecured creditor in the BNB Custodian’s insolvency proceedings and the Trust could be subject to the loss of all or a significant portion of its assets. Moreover, in the event of the bankruptcy of either BNB Custodian, an automatic stay could go into effect and protracted litigation could be required in order to recover the assets held with that BNB Custodian, all of which could significantly and negatively impact the Trust’s operations and the value of the Shares.
Under the Trust Agreement, the Trustee and the Sponsor will not be liable for any liability or expense incurred, including, without limitation, as a result of any loss of BNB by either BNB Custodian, absent gross negligence or bad faith on the part of the Trustee or the Sponsor or breach by the Sponsor of the Trust Agreement, as the case may be. As a result, the recourse of the Trust or the Shareholders to the Trustee or the Sponsor, including in the event of a loss of BNB by either BNB Custodian, is limited.
The Shareholders’ recourse against the Sponsor, the Trustee, and the Trust’s other service providers for the services they provide to the Trust, including, without limitation, those relating to the holding of BNB or the provision of instructions relating to the movement of BNB, is limited. For the avoidance of doubt, neither the Sponsor, the Trustee, nor any of their affiliates, nor any other party has guaranteed the assets or liabilities, or otherwise assumed the liabilities, of the Trust, or the obligations or liabilities of any service provider to the Trust, including, without limitation, the BNB Custodians. Consequently, a loss may be suffered with respect to the Trust’s BNB that is not covered by the BNB Custodians’ insurance and for which no person is liable in damages. As a result, the recourse of the Trust or the Shareholders, under applicable law, is limited.
The Trust May Be Required, Or The Sponsor May Deem It Appropriate, To Terminate And Liquidate At A Time That Is Disadvantageous To Shareholders.
Pursuant to the terms of the Trust Agreement, the Trust is required to dissolve under certain circumstances. In addition, the Sponsor may, in its sole discretion, dissolve the Trust for a number of reasons, including if the Sponsor determines, in its sole discretion, that it is desirable or advisable for any reason to discontinue the affairs of the Trust.
If the Trust is required to terminate and liquidate, or the Sponsor determines in accordance with the terms of the Trust Agreement that it is appropriate to terminate and liquidate the Trust, such termination and liquidation could occur at a time that is disadvantageous to Shareholders, such as when the actual exchange rate of BNB is lower than the Index was at the time when Shareholders purchased their Shares. In such a case, when the Trust’s BNB is sold as part of its liquidation, the resulting proceeds distributed to Shareholders will be less than if the actual exchange rate at such time were higher at the time of sale.

The Sponsor Is Solely Responsible For Determining The Value Of The BNB Holdings And BNB Holdings Per Share, And Any Errors, Discontinuance Or Changes In Such Valuation Calculations May Have An Adverse Effect On The Value Of The Shares.
The Sponsor has the exclusive authority to determine the Trust’s NAV and the Trust’s NAV per share, which it has delegated to the Administrator. The Administrator will determine the Trust’s BNB holdings and BNB holdings per Share on a daily basis as soon as practicable after 4:00 p.m. Eastern time on each business day. The Administrator’s determination is made utilizing data from the operations of the Trust and the MarketVectorTM BNB Benchmark Rate, calculated at 4:00 p.m. Eastern time on such day. To the extent that the BNB holdings or BNB holdings per Share are incorrectly calculated, the Sponsor will not be liable (absent gross negligence or willful misconduct) for any error and such misreporting of valuation data could adversely affect the value of the Shares.
If the Sponsor determines in good faith that the MarketVectorTM BNB Benchmark Rate does not reflect an accurate BNB price, then the Sponsor will instruct the Administrator to employ an alternative method to determine the fair value of the Trust’s assets. There are no predefined criteria to make a good faith assessment as to which of the rules the Sponsor will apply and the Sponsor may make this determination in its sole discretion. The Administrator may calculate the NAV in a manner that ultimately inaccurately reflects the price of BNB. To the extent that the Trust’s NAV and the Trust’s NAV per share, the MarketVectorTM BNB Benchmark Rate, or the Administrator’s or the Sponsor’s other valuation methodology are incorrectly calculated, neither the Sponsor, the Administrator nor the Trustee may be liable for any error and such misreporting of valuation data could adversely affect the value of the Shares and investors could suffer a substantial loss on their investment in the Trust. Moreover, the terms of the Trust Agreement do not prohibit the Sponsor from changing the index used to calculate NAV or other valuation method used to calculate the net asset value of the Trust. Any such change in the index or other valuation method could affect the value of the Shares and investors could suffer a substantial loss on their investment in the Trust.
To the extent the methodology used to calculate the MarketVectorTM BNB Benchmark Rate is deemed not to be consistent with GAAP, the Trust’s periodic financial statements may not utilize the Trust’s NAV or the Trust’s NAV per share. For purposes of the Trust’s financial statements, the Trust will utilize a pricing source that is consistent with GAAP, as of the financial statement measurement date. The Sponsor will determine in its sole discretion the valuation sources and policies used to prepare the Trust’s financial statements. To the extent that such valuation sources and policies used to prepare the Trust’s financial statements result in an inaccurate price, the value of the Shares could be adversely affected and investors could suffer a substantial loss on their investment in the Trust. Moreover, the terms of the Trust Agreement do not prohibit the Sponsor from changing the valuation method used to calculate the net asset value to be reported in the Trust’s financial statements. Any such change in such valuation method could affect the value of the Shares and investors could suffer a substantial loss on their investment in the Trust.
Extraordinary Expenses Resulting From Unanticipated Events May Become Payable By The Trust, Adversely Affecting The Value Of The Shares.
In partial consideration for the Sponsor’s Fee, the Sponsor shall assume and pay all fees and other expenses incurred by the Trust in the ordinary course of its affairs, with the exception of those described in “Additional Information About The Trust — The Trust’s Fees and Expenses.” Expenses incurred by the Trust but not assumed by the Sponsor, such as, among others, taxes and governmental charges; expenses and costs of any extraordinary services performed by the Sponsor (or any other service provider) on behalf of the Trust to protect the Trust or the interests of Shareholders (including, for example, in connection with any fork of the BNB Smart Chain, any Incidental Rights and any IR Virtual Currency); or extraordinary legal fees and expenses are not assumed by the Sponsor and are borne by the Trust. The Sponsor will cause the Trust to either (i) sell BNB held by the Trust or (ii) deliver BNB in-kind to the Sponsor to pay Trust expenses not assumed by the Sponsor on an as-needed basis. The Sponsor may sell BNB to pay certain expenses not assumed by the Sponsor. Accordingly, the Sponsor may be required to sell or otherwise dispose of BNB at a time when the trading prices for those assets are depressed.

The sale or other disposition of assets of the Trust in order to pay extraordinary expenses could have a negative impact on the value of the Shares for several reasons. These include the following factors:
•The Trust is not actively managed and no attempt will be made to protect against or to take advantage of fluctuations in the price of BNB. Consequently, if the Trust incurs expenses in U.S. dollars, the Trust’s BNB may be sold at a time when the values of the disposed assets are low, resulting in a negative impact on the value of the Shares.
•Because the Trust does not generate any income, every time that the Trust pays expenses, it will deliver BNB to the Sponsor or sell BNB. Any sales of the Trust’s assets in connection with the payment of expenses will decrease the amount of the Trust’s assets represented by each Share each time its assets are sold by or transferred to the Sponsor.
•Assuming that the Trust is a grantor trust for U.S. federal income tax purposes, each delivery or sale of BNB by the Trust to pay the Sponsor’s Fee and/or Additional Trust Expenses will be a taxable event to beneficial owners of Shares. Thus, the Trust’s payment of expenses could result in beneficial owners of Shares incurring tax liability without an associated distribution from the Trust. Any such tax liability could adversely affect an investment in the Shares. See “United States Federal Income Tax Consequences.”
The Value Of The Shares Will Be Adversely Affected If The Trust Is Required To Indemnify The Sponsor, The Trustee, The Transfer Agent, The BNB Custodians Or The Cash Custodian Under The Relevant Agreements With The Trust.
Under the relevant agreements with the Trust, each of the Sponsor, the Trustee, the Transfer Agent, either of the BNB Custodians and the Cash Custodian has a right to be indemnified by the Trust for certain liabilities or expenses, except as set forth in the applicable agreement. Therefore, the Sponsor, the Trustee, the Transfer Agent, either of the BNB Custodians or the Cash Custodian may require that the assets of the Trust be used for indemnification in order to cover losses or liability suffered by them. This would reduce the BNB holdings of the Trust and the value of the Shares.
Anchorage Serves As A BNB Custodian For Several Competing Exchange-Traded BNB Products, And The Trust’s Cash Custodian And Liquidity Providers May Also Transact With Competing Exchange-Traded BNB Products Or With Other Companies In The Digital Assets Industry, Which Could Heighten Interconnectedness And Contagion Risks And Adversely Affect Creation And Redemption Processes Of The Trust.
By virtue of its prominent market position and capabilities, and the relatively limited number of institutionally-capable providers of cryptoasset brokerage and custody services, Anchorage serves as a BNB Custodian for several competing exchange-traded BNB products. Therefore, Anchorage’s size and market share creates the risk that Anchorage may fail to properly resource its operations to support all such products that use its services, and the broader risk that its concentrated focus on the industry could adversely affect its financial condition or disrupt its operations if its customers in the digital assets industry experience problems or issues, which could harm the Trust, the Shareholders and the value of the Shares. If Anchorage were to favor the interests of certain products over others, it could result in inadequate attention or comparatively unfavorable commercial terms to less favored products, which could adversely affect the Trust’s operations and ultimately the value of the Shares. Similarly, although the Sponsor presently has no knowledge of the Cash Custodian’s customer base, if and to the extent the Cash Custodian serves other competing exchange-traded cryptocurrency products or other similar investment vehicles, it could conceivably divert the Cash Custodian’s focus and resources away from serving the Trust, leading to harm to the Trust and its Shareholders.
The BNB Custodians are, and Liquidity Providers in many cases are, prominent companies with active operations in the digital assets industry. As illustrated by the 2022 Events, many of the players in the digital assets markets are interconnected – for example, certain market participants may be active in both borrowing and lending, or engage in a wide variety of trading relationships and transactions, with respect to many of the same counterparties, or with respect to the same digital assets or blockchain networks – which can heighten the contagion risks if one of them defaults on its obligations to others or a given digital blockchain network or digital asset were to stop functioning properly or lose substantial value, as applicable, leading to correlated failures in a wider market downturn or a disruption or market dislocation affecting that particular blockchain network or that particular digital asset. It is possible that, in circumstances similar to the 2022 Events, this interconnectedness risk affecting the BNB Custodians and the Liquidity Providers to the Trust and Authorized Participants and their designees could adversely affect the Trust or its Shareholders, for instance by disrupting creation and redemption processes.
The Trust’s Authorized Participants Act In Similar Or Identical Capacities For Several Competing Exchange-Traded BNB Products, Which May Impact The Ability Or Willingness Of One Or More Authorized Participants To Participate In The Creation And Redemption Process, Adversely Affect The Trust’s Ability To Create or Redeem Baskets And Adversely Affect The Trust’s Operations And Ultimately The Value Of The Shares.
Many of the Trust’s Authorized Participants, now or in the future, act or may act in the same capacity for several competing exchange- traded BNB products. Due to balance sheet capacity or other concerns or constraints, Authorized Participants, none of which are obligated to engage in creation and/or redemption transactions, may not be able or willing to submit creation or redemption orders with the Trust or may do so in limited capacities, particularly during times of heightened market trading activity or market volatility or turmoil. The inability or unwillingness of Authorized Participants to do so could lead to the potential for the Shares to trade at premiums or discounts to the NAV, and such premiums or discounts could be substantial.
Furthermore, if creations or redemptions are unavailable due the inability or unwillingness of one or more of the Trust’s Authorized Participants to submit creation or redemption orders with the Trust (or do so in a limited capacity), the arbitrage mechanism may fail to function as efficiently as it otherwise would or be unavailable. This could result in impaired liquidity for the Shares, wider bid/ask spreads in the secondary trading of the Shares and greater costs to investors and other market participants, all of which could cause the Sponsor to halt or suspend the creation or redemption of Shares during such times, among other consequences.
Regulatory Risk
The Regulatory Landscape Surrounding Staking Activities Is Uncertain.
The regulatory landscape surrounding Staking Activities is highly uncertain and may expose the Sponsor, the BNB Custodians, Staking Services Providers, and the Trust and its shareholders to unforeseen litigation or potential SEC enforcement actions. For example, there is a risk that the agreements for staking services could constitute an “investment contract” under the federal securities laws and therefore be deemed a security, requiring registration or reliance on an exemption from registration. In May 2025, staff of the SEC Division of Corporation Finance issued a statement (the “SEC Staking Statement”) expressing the view that certain staking activities do not involve the offer and sale of securities within the meaning of the federal securities laws, and we believe that the Staking Services Agreement satisfies the criteria set forth in this statement. However, the SEC Staking Statement is not a rule, regulation, guidance, or statement of the SEC, and has no legal force or effect. In addition, on March 17, 2026, the SEC issued an interpretive release (the “Interpretive Release”), in which the SEC reached a similar conclusion with respect to certain staking activities. Although the Interpretive Release represents the official position of the SEC, it is not itself a statute or binding rule, and a court or future administration could take a different view.
Accordingly, there is a risk that a court could disagree with the views expressed in the SEC Staking Statement or the Interpretive Release or that the SEC could withdraw the statement. In that case, or if BNB were deemed a security, there would also be a risk that a Staking Services Provider could be deemed to be acting as a broker-dealer, on the basis that the Staking Services Provider is receiving a commission for effecting the staking transactions and receipt of staking rewards.
Digital Asset Markets In The United States Exist In A State Of Regulatory Uncertainty, And Adverse Legislative Or Regulatory Developments Could Significantly Harm The Value Of BNB Or The Shares, Such As By Banning, Restricting Or Imposing Onerous Conditions Or Prohibitions On The Use Of BNB, Validating Activity, Digital Wallets, The Provision Of Services Related To Trading And Custodying BNB, The Operation Of The BNB Chain Ecosystem, Or The Digital Asset Markets Generally.
There is a lack of consensus regarding the regulation of digital assets, including BNB, and their markets. As a result of the growth in the size of the digital asset market, as well as the 2022 Events, the U.S. Congress and a number of U.S. federal and state agencies (including FinCEN, SEC, Office of the Comptroller of the Currency (the “OCC”), U.S. Commodity Futures Trading Commission (the “CFTC”), FINRA, the Consumer Financial Protection Bureau (“CFPB”), the Department of Justice, the Department of Homeland Security, the Federal Bureau of Investigation, the IRS, state financial institution regulators, and others) have been examining the operations of digital asset networks, digital asset users and the digital asset markets. Congress is currently considering several bills relating to the regulation of digital assets and stablecoins, which may not pass and be enacted in their present form or at all. In July 2025, U.S. Congress enacted the Guiding and Establishing National Innovation for U.S. Stablecoins Act (GENIUS Act), which creates a federal framework for payment stablecoins, including reserve requirements, issuer licensing, and anti-money laundering compliance. On the same day, the U.S. House of Representatives also passed the Digital Asset Market Clarity Act (CLARITY Act), which seeks to delineate regulatory jurisdiction between the SEC and CFTC over digital asset securities and commodities, respectively and as the date of this Prospectus remains pending with the U.S. Senate. In August 2026, a cloture motion was filed on the motion to proceed to consideration of the CLARITY Act. On September 15, 2026, the Senate voted 49-50 against invoking cloture on the motion to proceed, and a motion to reconsider that vote was subsequently entered. The CLARITY Act has not been enacted, and its prospects remain uncertain. These bills reflect growing bipartisan support for comprehensive digital asset regulation.
Many of these state and federal agencies have brought enforcement actions or issued consumer advisories regarding the risks posed by digital assets to investors. Ongoing and future regulatory actions with respect to digital assets generally or BNB in particular may alter, perhaps to a materially adverse extent, the nature of an investment in the Shares or the ability of the Trust to continue to operate.
The 2022 Events, including among others the bankruptcy filings of FTX and its subsidiaries, Three Arrows Capital, Celsius Network, Voyager Digital, Genesis, BlockFi and others, and other developments in the digital asset markets, have resulted in calls for heightened scrutiny and regulation of the digital asset industry, with a specific focus on intermediaries such as digital asset exchanges, platforms, and custodians. Federal and state legislatures and regulatory agencies may introduce and enact new laws and regulations to regulate crypto asset intermediaries, such as digital asset exchanges and custodians. The March 2023 collapses of Silicon Valley Bank, Silvergate Bank, and Signature Bank, which in some cases provided services to the digital assets industry, may amplify and/or accelerate these trends. On January 3, 2023, the federal banking agencies issued a joint statement on crypto-asset risks to banking organizations following events which exposed vulnerabilities in the crypto-asset sector, including the risk of fraud and scams, legal uncertainties, significant volatility, and contagion risk. Although banking organizations are not prohibited from crypto- asset related activities, the agencies have expressed significant safety and soundness concerns with business models that are concentrated in crypto- asset related activities or have concentrated exposures to the crypto-asset sector.
U.S. federal and state regulators, as well as the White House, have issued reports and releases concerning crypto assets, including crypto asset markets. Further, in 2023 the House of Representatives formed two new subcommittees: the Digital Assets, Financial Technology and Inclusion Subcommittee and the Commodity Markets, Digital Assets, and Rural Development Subcommittee, each of which were formed in part to analyze issues concerning crypto assets and demonstrate a legislative intent to develop and consider the adoption of federal legislation designed to address the perceived need for regulation of and concerns surrounding the crypto industry. However, the extent and content of any forthcoming laws and regulations are not yet ascertainable with certainty, and it may not be ascertainable in the near future. A divided Congress makes any prediction difficult. We cannot predict how these and other related events will affect us or the crypto asset business.
There remains substantial uncertainty regarding the regulation of digital assets, including BNB, and their markets, notwithstanding certain recent federal interpretive actions intended to provide additional clarity. On March 17, 2026, the SEC issued the Interpretive Release regarding the application of the federal securities laws to certain types of digital assets and certain transactions involving digital assets, and the CFTC concurrently provided guidance that it and its staff will administer the Commodity Exchange Act (the “CEA”) consistent with that interpretation. Among other things, the Interpretive Release introduces a taxonomy for crypto; addresses how a non-security crypto asset may become subject to, and may cease to be subject to, an investment contract; and clarifies the application of the federal securities laws to airdrops, protocol mining, protocol staking and the wrapping of a non-security crypto asset. Although the March 17, 2026 interpretive guidance may provide greater clarity in certain respects, this guidance is not binding law, may be revised, and does not eliminate uncertainty, particularly with respect to the regulatory treatment of specific activities or transactions involving crypto assets.
In August 2021, the chair of the SEC stated that he believed investors using digital asset trading platforms are not adequately protected, and that activities on the platforms can implicate the securities laws, commodities laws and banking laws, raising a number of issues related to protecting investors and consumers, guarding against illicit activity, and ensuring financial stability. The chair expressed a need for the SEC to have additional authorities to prevent transactions, products, and platforms from “falling between regulatory cracks,” as well as for more resources to protect investors in “this growing and volatile sector.” The chair called for federal legislation centering on digital asset trading, lending, and decentralized finance platforms, seeking “additional plenary authority” to write rules for digital asset trading and lending. Moreover, President Biden’s March 9, 2022 Executive Order, asserting that technological advances and the rapid growth of the digital asset markets “necessitate an evaluation and alignment of the United States Government approach to digital assets,” signals an ongoing focus on digital asset policy and regulation in the United States. A number of reports issued pursuant to the Executive Order have focused on various risks related to the digital asset ecosystem, and have recommended additional legislation and regulatory oversight. There have also been several bills introduced in Congress that propose to establish additional regulation and oversight of the digital asset markets.
It is not possible to predict whether Congress will grant additional authorities to the SEC or other regulators, what the nature of such additional authorities might be, how they might impact the ability of digital asset markets to function or how any new regulations that may flow from such authorities might impact the value of digital assets generally and BNB held by the Trust specifically. The consequences of increased federal regulation of digital assets and digital asset activities could have a material adverse effect on the Trust and the Shares.
FinCEN requires any administrator or exchanger of convertible digital assets to register with FinCEN as a money transmitter and comply with the anti-money laundering regulations applicable to money transmitters. Entities which fail to comply with such regulations are subject to fines, may be required to cease operations, and could have potential criminal liability. For example, in 2015, FinCEN assessed a $700,000 fine against a sponsor of a digital asset for violating several requirements of the U.S. Bank Secrecy Act (as amended) (“BSA”) by acting as an MSB and selling the digital asset without registering with FinCEN, and by failing to implement and maintain an adequate anti-money laundering program. In 2017, FinCEN assessed a $110 million fine against BTC-e, a now defunct digital asset exchange, for similar violations. The requirement that exchangers that do business in the U.S. register with FinCEN and comply with anti-money laundering regulations may increase the cost of buying and selling BNB and therefore may adversely affect the price of BNB and an investment in the Shares.
The Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury (the “U.S. Treasury Department”) has added digital currency addresses, including on the BNB Smart Chain, to the list of Specially Designated Nationals whose assets are blocked, and with whom U.S. persons are generally prohibited from dealing. Such actions by OFAC, or by similar organizations in other jurisdictions, may introduce uncertainty in the market as to whether BNB that has been associated with such addresses in the past can be easily sold. This “tainted” BNB may trade at a substantial discount to untainted BNB. Reduced fungibility in the BNB markets may reduce the liquidity of BNB and therefore adversely affect their price.
In February 2020, then-U.S. Treasury Secretary Steven Mnuchin stated that digital assets were a “crucial area” on which the U.S. Treasury Department has spent significant time. Secretary Mnuchin announced that the U.S. Treasury Department is preparing significant new regulations governing digital asset activities to address concerns regarding the potential use for facilitating money laundering and other illicit activities. In December 2020, FinCEN, a bureau within the U.S. Treasury Department, proposed a rule that would require financial institutions to submit reports, keep records, and verify the identity of customers for certain transactions to or from so-called “unhosted” wallets, also commonly referred to as self- hosted wallets. In January 2021, U.S. Treasury Secretary nominee Janet Yellen stated her belief that regulators should “look closely at how to encourage the use of digital assets for legitimate activities while curtailing their use for malign and illegal activities.”
Under regulations from the New York State Department of Financial Services (“NYDFS”), businesses involved in digital asset business activity for third parties in or involving New York, excluding merchants and consumers, must apply for a license, commonly known as a BitLicense, from the NYDFS and must comply with anti-money laundering, cyber security, consumer protection, and financial and reporting requirements, among others. As an alternative to a BitLicense, a firm can apply for a charter to become a limited purpose trust company under New York law qualified to engage in certain digital asset business activities. Other states have considered or approved digital asset business activity statutes or rules, passing, for example, regulations or guidance indicating that certain digital asset business activities constitute money transmission requiring licensure.
The inconsistency in applying money transmitting licensure requirements to certain businesses may make it more difficult for these businesses to provide services, which may affect consumer adoption of BNB and its price. In an attempt to address these issues, the Uniform Law Commission passed a model law in July 2017, the Uniform Regulation of Virtual Currency Businesses Act, which has many similarities to the BitLicense and features a multistate reciprocity licensure feature, wherein a business licensed in one state could apply for accelerated licensure procedures in other states. It is still unclear, however, how many states, if any, will adopt some or all of the model legislation.
Law enforcement agencies have often relied on the transparency of blockchains to facilitate investigations. However, certain privacy-enhancing features have been, or are expected to be, introduced to a number of digital asset networks. If the BNB Smart Chain were to adopt any of these features, these features may provide law enforcement agencies with less visibility into transaction-level data. For example, “privacy pools,” zero knowledge proofs, and other technologies that could enhance privacy have been discussed by participants in the BNB Smart Chain. Europol, the European Union’s law enforcement agency, released a report in October 2017 noting the increased use of privacy-enhancing digital assets like Zcash and Monero in criminal activity on the internet. In August 2022, OFAC banned all U.S. citizens from using Tornado Cash, a digital asset protocol designed to obfuscate blockchain transactions, by adding certain BNB wallet addresses associated with the protocol to its Specially Designated Nationals list. On October 19, 2023, FinCEN published a proposed rulemaking to apply the authorities in Section 311 of the USA PATRIOT Act to impose requirements on financial institutions that engage in convertible virtual currency (“CVC”) transactions with CVC mixers. The proposed rule, if adopted, would require covered financial institutions to report to FinCEN any CVC transactions they process that involves CVC mixing within or involving a jurisdiction outside the United States. The term “CVC mixing” covers more than just transactions that involve CVC mixers like Tornado Cash, and seemingly could cover a broader range of conduct involving technologies, services, or methods that have the effect of obfuscating the source, destination, or amount of a CVC transaction, whether or not the obfuscation was intentional. If the rule were to be adopted as proposed and if the BNB Smart Chain were to be deemed to or were to adopt features which come within the rule’s ambit, it could cause covered financial institutions – such as many virtual currency exchanges, or the Trust’s service providers, such as the Cash Custodian – to reduce support for or cease offering services for BNB or to the Trust, which could impair the utility of BNB, the value of the Shares and the Trust’s ability to operate in compliance with new laws and regulations.
A Determination That BNB Or Any Other Digital Asset Is A “Security” May Adversely Affect The Value Of BNB And The Value Of The Shares, And Result In Potentially Extraordinary, Nonrecurring Expenses To, Or Termination Of, The Trust.
Depending on its characteristics, a digital asset may be considered a “security” under the federal securities laws. The test for determining whether a particular digital asset is a “security” is complex and difficult to apply, and the outcome is difficult to predict.
Whether a digital asset is a security under the federal securities laws depends on whether it is included in the lists of instruments making up the definition of “security” in the Securities Act, the Exchange Act and the 1940 Act. Digital assets as such do not appear in any of these lists, although each list includes the terms “investment contract” and “note,” and the SEC has typically analyzed whether a particular digital asset is a security by reference to whether it meets the tests developed by the federal courts interpreting these terms, known as the Howey and Reves tests, respectively. For many digital assets, whether or not the Howey or Reves tests are met is difficult to resolve definitively, and substantial legal arguments can often be made both in favor of and against a particular digital asset qualifying as a security under one or both of the Howey and Reves tests. Adding to the complexity, the SEC staff has indicated that the security status of a particular digital asset can change over time as the relevant facts evolve.

The SEC, at least under the prior administration, has stated that certain digital assets may be considered “securities” or offered and sold in securities transactions under the U.S. federal securities laws. For example, the SEC under former SEC Chair Gensler’s leadership brought enforcement actions against the issuers and promoters of several other digital assets on the basis that the digital assets in question are securities or offered and sold in securities transactions, as well as against Digital Asset Trading Platforms for allegedly operating unregistered securities exchanges on the basis that certain of the digital assets traded on their platforms involved securities transactions.
Additional guidance and rulemaking from the SEC may be forthcoming, as previewed in recent statements by the current SEC Chairman Paul Atkins. In January 2025, the SEC launched a crypto task force dedicated to developing a comprehensive and clear regulatory framework for digital assets led by Commissioner Hester Peirce. Subsequently, Commissioner Peirce announced a list of specific priorities to further that initiative, which included pursuing final rules related to a digital asset’s security status, a revised path to registered offerings and listings for digital assets-based investment vehicles, and clarity regarding digital asset custody, lending, and staking. On July 31, 2025, Chairman Atkins announced “Project Crypto,” a Commission-wide initiative to modernize securities rules for digital assets, reshore innovation in the United States, and implement the recommendations of the working group report. Chairman Atkins had directed the SEC’s policy divisions to work with the Crypto Task Force to draft “clear and simple rules of the road for crypto asset distributions, custody, and trading,” and the Commission and SEC staff will also consider using interpretive, exemptive, and other authorities with respect to digital asset markets.
On March 17, 2026, the SEC issued a Commission-level interpretation clarifying how the federal securities laws apply to certain crypto assets and transactions involving crypto assets. The SEC interpretation provides a taxonomy for digital commodities, digital collectibles, digital tools, stablecoins and digital securities; addresses how a “non-security crypto asset” may become subject to, and how it may cease to be subject to, an investment contract; and clarifies the application of federal securities laws to airdrops, protocol mining, protocol staking and the wrapping of a non-security crypto asset. The interpretation lists 18 crypto assets that, as of the date of the release, qualify as digital commodities, including BTC, ETH, SOL and XRP. The interpretation notes 16 of these crypto assets currently underlie futures contracts that have been made available to trade on a designated contract market operating under the regulatory oversight of the CFTC, but that it is not necessary that a crypto asset underlie such a futures contract to be a digital commodity. The CFTC joined the interpretation to provide guidance that the CFTC and its staff will administer the CEA consistent with the SEC’s interpretation. Under the SEC’s interpretation, even if a crypto asset is deemed to be a non-security crypto asset (such as a “digital commodity”), the interpretation takes the view that the non-security crypto asset may still be subject to an investment contract, even in the secondary market—and thus secondary market transactions, even in such non-security crypto assets, might be subject to the federal securities laws.
As part of determining whether BNB is a security for purposes of the federal securities laws, the Sponsor takes into account a number of factors, including the various definitions of “security” under the federal securities laws and federal court decisions interpreting elements of these definitions, such as the U.S. Supreme Court’s decisions in the Howey and Reves cases, as well as reports, orders, press releases, public statements and speeches by the SEC and its staff providing guidance on when a digital asset may be a security for purposes of the federal securities laws, and other materials relevant to the status of BNB as a security (or not). Finally, the Sponsor discusses the security status of BNB with its external securities lawyers. Through this process the Sponsor believes that it is applying the proper legal standards in making a good faith determination that it believes BNB is not presently a security under federal law in light of the uncertainties inherent in the Howey and Reves tests. In light of these uncertainties and the fact-based nature of the analysis, the Sponsor acknowledges that BNB may currently be a security, based on the facts as they exist today, or may in the future be found by the SEC or a federal court to be a security under the federal securities laws notwithstanding the Sponsor’s prior conclusion; and the Sponsor’s prior conclusion, even if reasonable under the circumstances and made in good faith, would not preclude legal or regulatory action based on the presence of a security.
The Sponsor may dissolve the Trust if the Sponsor determines BNB is a security under the federal securities laws, whether that determination is initially made by the Sponsor itself, or because the SEC or a federal court subsequently makes that determination. Because the legal tests for determining whether a digital asset is or is not a security often leave room for interpretation, for so long as the Sponsor believes there to be good faith grounds to conclude that the Trust’s BNB is not a security, the Sponsor does not intend to dissolve the Trust on the basis that BNB could at some future point be determined to be a security. As part of determining whether BNB is offered and sold as a security or is a securities transaction, for purposes of the federal securities laws, the Sponsor takes into account a number of factors, including the various definitions of “security” under the federal securities laws and federal court decisions interpreting elements of these definitions, such as the U.S. Supreme Court’s decisions in the Howey and Reves cases and their progeny, as well as reports, orders, press releases, public statements and speeches by the SEC, its commissioners and its staff providing guidance on when a digital asset may be a security or when an offer and sale of a digital asset may be a securities transaction for purposes of the federal securities laws. Finally, the Sponsor discusses the security status of BNB and the Sponsor’s transactions in BNB with external counsel, and has received a memorandum regarding the status of BNB under the federal securities laws from external counsel. Through this process the Sponsor believes that it is applying the proper legal standards in determining that BNB is not a security in light of the uncertainties inherent in the Howey and Reves tests. However, such policies and procedures are risk-based judgments made by the Sponsor and not a legal standard or determination binding on any regulatory body or court. In light of the uncertainties and the fact based nature of the analysis, the Sponsor’s conclusion, even if reasonable under the circumstances, would not preclude legal or regulatory action based on the presence of a security.
In June 2023, the SEC brought charges against Binance and Coinbase, and in November 2023, the SEC brought charges against Kraken, alleging that they operated unregistered securities exchanges, brokerages and clearing agencies. In its complaints, the SEC asserted that several digital assets are securities under the federal securities laws, including BNB. The outcomes of these proceedings, as well as ongoing and future regulatory actions, have had a material adverse effect on the digital asset industry as a whole and on the price of BNB, and may alter, perhaps to a materially adverse extent, the nature of an investment in the Shares and/or the ability of the Trust to continue to operate.
Any enforcement action by the SEC or a state securities regulator finding that BNB is a security, or a court decision to that effect would be expected to have an immediate material adverse impact on the trading value of BNB, as well as the Shares. This is because the business models behind most digital assets are incompatible with regulations applying to transactions in securities.
If a digital asset is determined to be a security, it is likely to become difficult or impossible for the digital asset to be traded, cleared or custodied in the United States through the same channels used by non-security digital assets, which in addition to materially and adversely affecting the trading value of the digital asset is likely to significantly impact its liquidity and market participants’ ability to convert the digital asset into U.S. dollars. For example, in 2020 the SEC filed a complaint against the issuer of XRP, Ripple Labs, Inc., and two of its executives, alleging that they raised more than $1.3 billion through XRP sales that should have been registered under the federal securities laws, but were not. In the years prior to the SEC’s action, XRP’s market capitalization at times reached over $140 billion. However, in the weeks following the SEC’s complaint, XRP’s market capitalization fell to less than $10 billion, which was less than half of its market capitalization in the days prior to the complaint. The SEC’s action against XRP’s issuer underscores the continuing uncertainty around which digital assets are securities, and demonstrates that such factors as how long a digital asset has been in existence, how widely held it is, how large its market capitalization is and that it has actual usefulness in commercial transactions, ultimately may have no bearing on whether the SEC or a court will find it to be a security. There is currently legislation that is being proposed and considered that addresses this regulatory uncertainly, but it is unclear if the proposed legislation will be passed.
In addition, if BNB is determined to be a security, the Trust could be considered an unregistered “investment company” under SEC rules, which could necessitate the Trust’s liquidation. In this case, the Trust and the Sponsor may be deemed to have participated in an illegal offering of securities and there is no guarantee that the Sponsor will be able to register the Trust under the 1940 Act at such time or take such other actions as may be necessary to ensure the Trust’s activities comply with applicable law, which could force the Sponsor to liquidate the Trust.
Moreover, whether or not the Sponsor or the Trust were subject to additional regulatory requirements as a result of any SEC or federal court determination that its assets include securities, the Sponsor may nevertheless decide to terminate the Trust, in order, if possible, to liquidate the Trust’s assets while a liquid market still exists. For example, in response to the SEC’s action against the issuer of XRP, certain significant market participants announced they would no longer support XRP and announced measures, including the delisting of XRP from major digital asset trading platforms. The sponsor of the Grayscale XRP Trust subsequently dissolved this trust and liquidated its assets. If the SEC or a federal court were to determine that BNB is a security, it is likely that the value of the Shares of the Trust would decline significantly, and that the Trust itself may be terminated and, if practical, its assets liquidated.
The SEC considered new rules to interpret the statutory definitions of terms including “dealer” under sections 3(a)(5) and 3(a)(44), respectively, of the Exchange Act which are expected to expand the scope of market participants required to register as a dealer with the SEC or become a member of FINRA. The Sponsor is studying the impact these may have on the Trust and its arrangements with Liquidity Providers and other service providers and counterparties. Among others, if and to the extent that BNB is classified as a security, the activities of any Liquidity Provider of the Trust might, under some circumstances, cause it to be deemed as acting as a dealer under the new rules and would thus require registration with the SEC. The Liquidity Provider may instead decide to terminate its role as Liquidity Provider of the Trust and the Trust’s operations in relation to creations and redemptions of Baskets could be significantly impacted, the Trust could dissolve (including at a time that is potentially disadvantageous to Shareholders), and the value of the Shares or an investment in the Trust could be affected. Further, if and to the extent that BNB is classified as a security and the new rules require a broader range of digital asset market participants to register with the SEC or cease operations in the U.S. market, there could be significant negative impacts on the broader digital asset markets, the price of digital assets such as BNB and therefore the value of the Shares.
Changes In SEC Policy Could Adversely Impact The Value Of The Shares.
The effect of any future regulatory change on the Trust or the digital assets held by the Trust is impossible to predict, but such change could be substantial and adverse to the Trust and the value of the Shares. In particular, with the exception of funds that hold Bitcoin, Ether and certain Bitcoin-based derivatives or Ether-based derivatives, the SEC has not yet approved the listing on a national securities exchange of any non-futures based digital-asset focused exchange-traded fund or exchange-traded product (such product, an “ETF”). If the SEC were to approve any such ETF other than ours in the future, such an ETF may be perceived to be a superior investment product offering exposure to digital assets compared to the Trust because the value of the shares issued by such an ETF would be expected to more closely track the ETF’s net asset value than do Shares of the Trust, and investors may therefore favor investments in such ETFs over investments in the Trust. Any weakening in demand for the Shares compared to digital asset ETF shares could cause the value of the Shares to decline.
Competing Industries May Have More Influence With Policymakers Than The Digital Asset Industry, Which Could Lead To The Adoption Of Laws And Regulations That Are Harmful To The Digital Asset Industry.
The digital asset industry is relatively new and it does not have the same access to policymakers and lobbying organizations in many jurisdictions compared to industries with which digital assets may be seen to compete, such as banking, payments and consumer finance. Competitors from other, more established industries may have greater access to and influence with governmental officials and regulators and may be successful in persuading these policymakers that digital assets require heightened levels of regulation compared to the regulation of traditional financial services. As a result, new laws and regulations may be proposed and adopted in the United States and elsewhere, or existing laws and regulations may be interpreted in new ways, that disfavor or impose compliance burdens on the digital asset industry or digital asset platforms, which could adversely impact the value of BNB and therefore the value of the Shares.
Shareholders Do Not Have The Protections Associated With Ownership Of Shares In An Investment Company Registered Under The 1940 Act Or The Protections Afforded By The CEA.
The 1940 Act is designed to protect investors by preventing insiders from managing investment companies to their benefit and to the detriment of public investors, such as: the issuance of securities having inequitable or discriminatory provisions; the management of investment companies by irresponsible persons; the use of unsound or misleading methods of computing earnings and asset value; changes in the character of investment companies without the consent of investors; and investment companies from engaging in excessive leveraging. To accomplish these ends, the 1940 Act requires the safekeeping and proper valuation of fund assets, restricts greatly transactions with affiliates, limits leveraging, and imposes governance requirements as a check on fund management.
The Trust is not registered as an investment company under the 1940 Act, and the Sponsor believes that the Trust is not required to register under such act. Consequently, Shareholders do not have the regulatory protections provided to investors in investment companies.
The Trust will not hold or trade in commodity interests regulated by the CEA, as administered by the CFTC. Furthermore, the Sponsor believes that the Trust is not a commodity pool for purposes of the CEA, and that neither the Sponsor nor the Trustee is subject to regulation by the CFTC as a commodity pool operator or a commodity trading advisor in connection with the operation of the Trust. Consequently, Shareholders will not have the regulatory protections provided to investors in CEA-regulated instruments or commodity pools.
Future Legal Or Regulatory Developments May Negatively Affect The Value Of BNB Or Require The Trust Or The Sponsor To Become Registered With The SEC Or CFTC, Which May Cause The Trust To Liquidate.
Current and future legislation, SEC and CFTC rulemaking, and other regulatory developments may impact the manner in which BNB are treated for classification and clearing purposes. In particular, BNB itself in the future might be classified by the CFTC as a “commodity interest” under the CEA, subjecting all transactions in BNB to full CFTC regulatory jurisdiction. Alternatively, in the future a court or future SEC administration could conclude that BNB is a “security” under U.S. federal securities laws. The Sponsor and the Trust cannot be certain as to how future regulatory developments will impact the treatment of BNB under the law. In the face of such developments, the required registrations and compliance steps may result in extraordinary, nonrecurring expenses to the Trust. If the Sponsor decides to terminate the Trust in response to the changed regulatory circumstances, the Trust may be dissolved or liquidated at a time that is disadvantageous to Shareholders.
The SEC has stated that certain digital assets may be considered “securities” under the federal securities laws. The test for determining whether a particular digital asset is a “security” is complex and the outcome is difficult to predict. If BNB is in the future determined to be a “security” under federal or state securities laws by the SEC or any other agency, or in a proceeding in a court of law or otherwise, it would likely have material adverse consequences for the value of BNB. For example, it may become more difficult or impossible for BNB to be traded, cleared and custodied in the United States as compared to other digital assets that are not considered to be securities, which could in turn negatively affect the liquidity and general acceptance of BNB and cause users to migrate to other digital assets.
To the extent that BNB is determined to be a security, the Trust and the Sponsor may also be subject to additional regulatory requirements, including under the 1940 Act, and the Sponsor may be required to register as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). If the Sponsor determines not to comply with such additional regulatory and registration requirements, the Sponsor will terminate the Trust. Any such termination could result in the liquidation of the Trust’s BNB at a time that is disadvantageous to Shareholders.
To the extent that BNB is deemed to fall within the definition of a “commodity interest” under the CEA, the Trust and the Sponsor may be subject to additional regulation under the CEA and CFTC regulations. These additional requirements may result in extraordinary, recurring and/or nonrecurring expenses of the Trust, thereby materially and adversely impacting the Shares. If the Sponsor and/or the Trust determines not to comply with such additional regulatory and registration requirements, the Sponsor may terminate the Trust. Any such termination could result in the liquidation of the Trust’s BNB at a time that is disadvantageous to Shareholders.

If Regulatory Changes Or Interpretations Of An Authorized Participant’s, Liquidity Provider’s, The Trust’s Or The Sponsor’s Activities Require The Regulation Of An Authorized Participant, Liquidity Provider, The Trust Or The Sponsor As A Money Service Business Under The Regulations Promulgated By FinCEN Under The Authority Of The U.S. Bank Secrecy Act Or As A Money Transmitter Or Digital Asset Business Under State Regimes For The Licensing Of Such Businesses, An Authorized Participant, Liquidity Provider, The Trust Or The Sponsor May Be Required To Register And Comply With Such Regulations, Which Could Result In Extraordinary, Recurring And/Or Nonrecurring Expenses To The Authorized Participant, Trust Or Sponsor Or Increased Commissions For The Authorized Participant’s Clients, Thereby Reducing The Liquidity Of The Shares.
To the extent that the activities of any Authorized Participant (or their designee), Liquidity Provider, the Trust or the Sponsor cause it to be deemed a “money services business” under the regulations promulgated by FinCEN under the authority of the BSA, such Authorized Participant (or their designee), Liquidity Provider, the Trust or the Sponsor may be required to comply with FinCEN regulations, including those that would mandate the Authorized Participant (or their designee), Liquidity Provider, Trust or the Sponsor to implement anti-money laundering programs, make certain reports to FinCEN and maintain certain records. Similarly, the activities of an Authorized Participant (or their designee), Liquidity Provider, the Trust or the Sponsor may require it to be licensed as a money transmitter or as a digital asset business, such as under NYDFS’ BitLicense regulation.
Such additional regulatory obligations may cause the Authorized Participant (or their designee), Liquidity Provider, the Trust or the Sponsor to incur extraordinary expenses. If the Authorized Participant (or their designee), Liquidity Provider, the Trust or the Sponsor decide to seek the required licenses, there is no guarantee that they will timely receive them. The Authorized Participant (or their designee) or Liquidity Provider may also instead decide to terminate its role as Authorized Participant (or their designee) or Liquidity Provider of the Trust, or the Sponsor may decide to terminate the Trust. Termination by the Authorized Participant (or their designee) may decrease the liquidity of the Shares, which may adversely affect the value of the Shares, and any termination of the Trust in response to the changed regulatory circumstances may be at a time that is disadvantageous to the Shareholders.
Additionally, to the extent the Authorized Participant (or their designee), Liquidity Provider, the Trust or the Sponsor is found to have operated without appropriate state or federal licenses by any regulator or court, it may be subject to investigation, administrative or court proceedings, operating restrictions, and civil or criminal monetary fines and penalties, all of which would harm the reputation of the Authorized Participant (or their designee), Liquidity Provider, the Trust or the Sponsor, disrupt their operations, and have a material adverse effect on the price of the Shares. Although Liquidity Providers represent to the Trust that they have obtained all necessary governmental licenses, in the Liquidity Provider agreements, if such representations prove inaccurate, such Liquidity Providers may suffer adverse consequences and be unable to perform their obligations or engage in BNB transactions with the Trust, or the Trust’s operations could be adversely affected and decreased liquidity for the Shares or losses for Shareholders could result.
Anonymity, Sanctions, And Illicit Financing Risk.
Although transaction details of peer-to-peer transactions are recorded on the BNB Smart Chain, a buyer or seller of digital assets on a peer-to-peer basis directly on the BNB Smart Chain may never know to whom the public key belongs or the true identity of the party with whom it is transacting. Public key addresses are randomized sequences of alphanumeric characters that, standing alone, do not provide sufficient information to identify users. In addition, certain technologies, such as tumbling or mixing services, may obscure the origin or chain of custody of digital assets. In August 2022, OFAC banned all U.S. citizens from using Tornado Cash, a digital asset protocol designed to obfuscate blockchain transactions, by adding certain Ethereum wallet addresses associated with the protocol to its Specially Designated Nationals list. On October 19, 2023, FinCEN published a proposed rulemaking under authorities in Section 311 of the USA PATRIOT Act that would impose requirements on financial institutions that engage in CVC transactions that involve CVC mixing within or involving a jurisdiction outside the United States. FinCEN’s rulemaking states that CVC mixing transactions can play a central role in facilitating the laundering of CVC derived from a variety of illicit activity, and are frequently used by criminals and state actors to facilitate a range of illicit activity, including, but not limited to, money laundering, sanctions evasion and weapons of mass destruction proliferation. Given that the BNB Smart Chain is global and anyone can validate transactions or program

dApps or smart contracts that will operate and record transactions on the BNB Smart Chain, and the fact that their operators, creators or programmers sometimes remain anonymous, it is not inconceivable that bad actors, such as those subject to sanctions, could seek to do so.
The opaque nature of the market poses asset verification challenges for market participants, regulators and auditors and gives rise to an increased risk of manipulation and fraud, including the potential for Ponzi schemes, bucket shops and pump and dump schemes. Digital assets have in the past been used to facilitate illicit activities. If a digital asset was used to facilitate illicit activities, or a digital asset, or prominent dApp or smart contract or network participant, such as validators or users, were associated with bad actors or illicit activity, businesses that facilitate transactions in such digital assets could be at increased risk of potential criminal or civil lawsuits, or of having banking or other services cut off, and such digital asset could be removed from digital asset exchanges. Any of the aforementioned or similar occurrences could adversely affect the price of the relevant digital asset, the attractiveness of the respective blockchain network and an investment in the Shares. If the Trust or the Sponsor or the Trustee were to transact with a sanctioned entity, the Trust, the Sponsor or the Trustee would be at risk of potential criminal or civil lawsuits or liability.
The Trust takes measures with the objective of reducing illicit financing risks in connection with the Trust’s activities. However, illicit financing risks are present in the digital asset markets, including markets for BNB. There can be no assurance that the measures employed by the Trust will prove successful in reducing illicit financing risks, and the Trust is subject to the complex illicit financing risks and vulnerabilities present in the digital asset markets. If such risks eventuate, the Trust or the Sponsor or their affiliates could face civil or criminal liability, fines, penalties, or other punishments, be subject to investigation, have their assets frozen, lose access to banking services or services provided by other service providers, or suffer disruptions to their operations, any of which could negatively affect the Trust’s ability to operate or cause losses in value of the Shares.
The Sponsor and the Trust have adopted and implemented policies and procedures that are designed to ensure that they do not violate applicable anti-money laundering and sanctions laws and regulations and to comply with any applicable KYC laws and regulations. The Sponsor and the Trust will only interact with known third party service providers with respect to whom it has engaged in a due diligence process to ensure a thorough KYC process, such as the Authorized Participants, Liquidity Providers and the BNB Custodians. Authorized Participants, as broker-dealers, and the BNB Custodians, each of which is a limited purpose trust company chartered by the OCC, are subject to the BSA and U.S. economic sanctions laws.
In addition, the Trust will only accept creations and redemption requests from regulated Authorized Participants who themselves are subject to applicable sanctions and anti-money laundering laws and have compliance programs that are designed to ensure compliance with those laws. In addition, the Liquidity Providers, Authorized Participant or their designee are contractually obligated to have policies and procedures reasonably designed to comply with the money laundering and related provisions of the BSA and implementing regulations, and applicable sanctions laws. The Trust will not hold any BNB except those that have been delivered by a Liquidity Provider, Authorized Participant or their designee in connection with creation requests.
Each BNB Custodian has adopted and implemented an anti-money laundering and sanctions compliance program, which provides additional protections to ensure that the Sponsor and the Trust do not transact with a sanctioned party. Notably, the First BNB Custodian performs Know-Your-Transaction (“KYT”) screening using blockchain analytics to identify, detect, and mitigate the risk of transacting with a sanctioned or other unlawful actor. Pursuant to the First BNB Custodian’s KYT program, any BNB that is delivered to the Trust’s Custody Account will undergo screening to ensure that the origins of that BNB are not illicit.
There is no guarantee that such procedures will always be effective. If the Authorized Participants (or their designees) or Liquidity Providers have inadequate policies, procedures and controls for complying with applicable anti-money laundering and applicable sanctions laws or the Trust’s diligence or procedures are ineffective, violations of such laws could result, which could result in regulatory liability for the Trust, the Sponsor, the Trustee or their affiliates under such laws, including governmental fines, penalties, and other punishments, as well as potential liability to or cessation of services by the BNB Custodians, Liquidity Providers, or the Trust’s other service providers and counterparties. Moreover, AML and related procedures by the BNB Custodians could result in the

Trust’s BNB being blocked or frozen, and thus made unavailable to the Trust. Any of the foregoing could result in losses to the Shareholders or negatively affect the Trust’s ability to operate.
Trading On BNB Exchanges Outside The United States Is Not Subject To U.S. Regulation, And May Be Less Reliable Than U.S. Exchanges.
Barring cash creations and redemptions, or a liquidation of the Trust, the Trust does not purchase or sell BNB. To the extent any of the Trust’s trading is conducted on BNB trading platforms outside the United States, trading on such exchanges is not regulated by any U.S. governmental agency and may involve certain risks not applicable to trading on U.S. exchanges. Certain foreign markets may be more susceptible to disruption than U.S. exchanges. These factors could adversely affect the performance of the Trust.
Regulatory Changes Or Actions In Foreign Jurisdictions May Affect The Value Of The Shares Or Restrict The Use Of BNB, Validating Activity Or The Operation Of Their Networks Or The Global BNB Markets In A Manner That Adversely Affects The Value Of The Shares.
Various foreign jurisdictions have, and may continue to adopt laws, regulations or directives that affect digital asset networks (including the BNB Smart Chain), the digital asset markets (including the BNB market), and their users, particularly digital asset exchanges and service providers that fall within such jurisdictions’ regulatory scope. For example, if foreign jurisdictions in addition to China were to ban or otherwise restrict validating activity, including by regulating or limiting manufacturers’ ability to produce or sell semiconductors or hard drives in connection with validating, it would have a material adverse effect on digital asset networks (including the BNB Smart Chain), the digital asset market, and as a result, impact the value of the Shares.
A number of foreign jurisdictions have recently taken regulatory action aimed at digital asset activities. China has made transacting in cryptocurrencies illegal for Chinese citizens in mainland China, and additional restrictions may follow. Both China and South Korea have banned initial coin offerings entirely and regulators in other jurisdictions, including Canada, Singapore and Hong Kong, have opined that initial coin offerings may constitute securities offerings subject to local securities regulations.
The United Kingdom’s Financial Conduct Authority published final rules in October 2020 banning the sale of derivatives and exchange traded notes that reference certain types of digital assets, contending that they are “ill- suited” to retail investors citing extreme volatility, valuation challenges and association with financial crime. A new bill, the Financial Services and Markets Bill (“FSMB”), became law in 2023. The FSMB brings digital asset activities within the scope of existing laws governing financial institutions, markets and assets. In addition, the European Council of the European Union approved the text of Markets in Crypto-Assets (“MiCA”) in October 2022. MiCA came into effect in 2024, establishing a regulatory framework for digital asset services across the European Union. MiCA is intended to serve as a comprehensive regulation of digital asset markets and imposes various obligations on digital asset issuers and service providers. The main aims of MiCA are industry regulation, consumer protection, prevention of market abuse and upholding the integrity of digital asset markets.
Foreign laws, regulations or directives may conflict with those of the United States and may negatively impact the acceptance of one or more digital assets by users, merchants and service providers outside the United States and may therefore impede the growth or sustainability of the digital asset economy in the European Union, China, Japan, Russia and the United States and globally, or otherwise negatively affect the value of BNB. Moreover, other events, such as the interruption in telecommunications or internet services, cyber-related terrorist acts, civil disturbances, war or other catastrophes, could also negatively affect the digital asset economy in one or more jurisdictions. For example, Russia’s invasion of Ukraine on February 24, 2022 led to volatility in digital asset prices, with an initial steep decline followed by a sharp rebound in prices. The effect of any future regulatory change on the Trust or BNB is impossible to predict, but such change could be substantial and adverse to the Trust and the value of the Shares.

Tax Risk
The Treatment Of The Trust For U.S. Federal Income Tax Purposes Is Uncertain.
The Sponsor intends to take the position that the Trust is properly treated as a “grantor trust” for U.S. federal income tax purposes. Assuming that the Trust is a grantor trust, the Trust will not be subject to U.S. federal income tax. Rather, each Shareholder will be treated, for U.S. federal income tax purposes, as if it directly owned a pro rata share of the underlying assets held in the Trust, as if it directly received its pro rata share of the Trust’s income, and as if it directly incurred its pro rata share of the Trust’s expenses.
The Trust may take certain positions with respect to the tax consequences of Staking Activities, Incidental Rights and IR Virtual Currency. If the IRS were to disagree with, and successfully challenge, any of these positions, the Trust might not qualify as a grantor trust.
In 2025, the IRS released a revenue procedure (the “2025 Staking Guidance”) pursuant to which, if all the requirements listed in the 2025 Staking Guidance are satisfied, a trust’s authorization pursuant to its trust agreement to stake its digital assets will not prevent the trust from qualifying as a grantor trust for U.S. federal income tax purposes. The Sponsor intends to take the position that the Staking Activities meet the requirements of the 2025 Staking Guidance and are consistent with the Trust’s qualification as a grantor trust. The Trust intends to make cash distributions at least quarterly in order to rely on the safe harbor conditions established by the 2025 Staking Guidance applicable to grantor trusts that stake digital assets. However, there can be no assurance that the Staking Activities will be conducted in a manner so as to qualify or remain qualified for the safe harbor of the 2025 Staking Guidance. If the IRS were to successfully challenge the position that the Staking Activities meet the requirements of the 2025 Staking Guidance and are otherwise consistent with the Trust’s qualification as a grantor trust, the Trust would not qualify as a grantor trust for U.S. federal income tax purposes.
In addition, the Trust Agreement stipulates that if a fork occurs, the Sponsor shall determine which asset constitutes BNB and which network constitutes the BNB Smart Chain. Additionally, the Sponsor has committed to cause the Trust to irrevocably abandon any Incidental Rights and IR Virtual Currency to which the Trust may become entitled in the future. However, there can be no assurance that these abandonments would be treated as effective for U.S. federal income tax purposes, or that the Sponsor will continue to cause the Trust to irrevocably abandon any Incidental Rights and IR Virtual Currency if there are future regulatory developments that would make it feasible for the Trust to retain those assets. If the Trust were treated as owning any asset other than BNB as of any date on which it creates or redeems Shares, it may likely cease to qualify as a grantor trust for U.S. federal income tax purposes.
Because of the evolving nature of digital currencies, it is not possible to predict potential future developments that may arise with respect to digital currencies, including forks, airdrops, and other similar occurrences. Assuming that the Trust is currently a grantor trust for U.S. federal income tax purposes, certain future developments could render it impossible, or impracticable, for the Trust to continue to be treated as a grantor trust for such purposes.
If the IRS were to successfully assert that the Trust is not classified as a grantor trust, the Trust would likely be classified as either a partnership for U.S. federal income tax purposes, which may affect the timing and/or other tax consequences to the Shareholders, or as a publicly traded partnership that would be taxable as a corporation for U.S. federal income tax purposes, in which case the Trust would be taxed in the same manner as a corporation on its taxable income and distributions to Shareholders out of the earnings and profits of the Trust would be taxed to Shareholders as ordinary dividend income. Any such dividend distributed to a Shareholder that is a non-U.S. person for U.S. federal income tax purposes generally would be subject to U.S. federal withholding tax at a rate of 30% (or such lower rate as provided in an applicable tax treaty).
The Treatment Of Digital Currency And Staking Activities For U.S. Federal Income Tax Purposes Is Uncertain.
Assuming that the Trust is properly treated as a grantor trust for U.S. federal income tax purposes, each beneficial owner of Shares will be treated for U.S. federal income tax purposes as the owner of an undivided interest in the BNB (and, if applicable, any Incidental Rights and IR Virtual Currency) held in the Trust. Due to the new and evolving nature of digital currencies and the absence of comprehensive guidance with respect to digital currencies, many significant aspects of the U.S. federal income tax treatment of digital currency are uncertain.
In 2014, the IRS released a notice (the “Notice”) discussing certain aspects of “convertible virtual currency” (that is, digital currency that has an equivalent value in fiat currency or that acts as a substitute for fiat currency) for U.S. federal income tax purposes and, in particular, stating that such digital currency (i) is “property”, (ii) is not “currency” for purposes of the rules relating to foreign currency gain or loss, and (iii) may be held as a capital asset. In 2019, the IRS released a revenue ruling and a set of “Frequently Asked Questions” (the “Ruling & FAQs”) that provide some additional guidance, including guidance to the effect that, under certain circumstances, hard forks of digital currencies are taxable events giving rise to ordinary income and guidance with respect to the determination of the tax basis of digital currency. Moreover, in 2023, the IRS released a revenue ruling that provided guidance on digital currency staking, including guidance to the effect that staking rewards will, under certain circumstances, be treated as giving rise to taxable income (the “2023 Staking Guidance” and, together with the 2025 Staking Guidance described above, the “Staking Guidance”).
The Notice, the Ruling & FAQs and the Staking Guidance do not address other significant aspects of the U.S. federal income tax treatment of digital currencies and staking activities. Moreover, although the Ruling & FAQs address the treatment of hard forks, there continues to be uncertainty with respect to the timing and amount of the income inclusions.
Future developments that may arise with respect to digital currencies may increase the uncertainty with respect to the treatment of digital currencies for U.S. federal income tax purposes. For example, the Notice addresses only digital currency that is “convertible virtual currency,” and it is conceivable that, as a result of a fork, airdrop or similar occurrence, the Trust will hold certain types of digital currency that are not within the scope of the Notice.
There can be no assurance that the IRS will not alter its position with respect to digital currencies in the future or that a court would uphold the treatment set forth in the Notice, the Ruling & FAQs and the Staking Guidance. It is also unclear what additional guidance on the treatment of digital currencies or staking activities for U.S. federal income tax purposes may be issued in the future. Any future guidance on the treatment of digital currencies or staking activities for U.S. federal income tax purposes could increase the expenses of the Trust and could have an adverse effect on the prices of digital currencies, including on the price of BNB in the digital asset markets. As a result, any such future guidance could have an adverse effect on the value of the Shares.
Shareholders are urged to consult their tax advisers regarding the tax consequences of owning and disposing of Shares and digital currencies, as well as staking activities, in general.
Future Developments Regarding The Treatment Of Digital Currency And Staking Activities For U.S. Federal Income Tax Purposes Could Adversely Affect The Value Of The Shares.
As discussed above, many significant aspects of the U.S. federal income tax treatment of digital currency, such as BNB, are uncertain, and it is unclear what guidance on the treatment of digital currency for U.S. federal income tax purposes may be issued in the future. It is possible that any such guidance would have an adverse effect on the prices of digital currency, including on the price of BNB in digital asset exchanges, and therefore may have an adverse effect on the value of the Shares.
Because of the evolving nature of digital currencies, it is not possible to predict potential future developments that may arise with respect to digital currencies, including forks, airdrops and similar occurrences. Such developments may increase the uncertainty with respect to the treatment of digital currencies for U.S. federal income tax purposes. Moreover, certain future developments (including the potential issuance of IRS guidance that is contrary or otherwise adverse to the position taken by the Trust regarding the U.S. federal income tax characterization of staking activities) could render it impossible, or impracticable, for the Trust to continue to be treated as a grantor trust for U.S. federal income tax purposes.

Future Developments In The Treatment Of Digital Currency For Tax Purposes Other Than U.S. Federal Income Tax Purposes Could Adversely Affect The Value Of The Shares.
The taxing authorities of certain states, including New York, (i) have announced that they will follow the Notice with respect to the treatment of digital currencies for state income tax purposes and/or (ii) have issued guidance exempting the purchase and/or sale of digital currencies for fiat currency from state sales tax. Other states have not issued any guidance on these points, and could take different positions (e.g., imposing sales taxes on purchases and sales of digital currencies for fiat currency), and states that have issued guidance on their tax treatment of digital currencies could update or change their tax treatment of digital currencies. It is unclear what further guidance on the treatment of digital currencies for state or local tax purposes may be issued in the future. A state or local government authority’s treatment of BNB may have negative consequences, including the imposition of a greater tax burden on investors in BNB or the imposition of a greater cost on the acquisition and disposition of BNB generally.
The treatment of digital currencies for tax purposes by non-U.S. jurisdictions may differ from the treatment of digital currencies for U.S. federal, state or local tax purposes. It is possible, for example, that a non-U.S. jurisdiction would impose sales tax or value-added tax on purchases and sales of digital currencies for fiat currency. If a non-U.S. jurisdiction with a significant share of the market of BNB users imposes onerous tax burdens on digital currency users, or imposes sales or value-added tax on purchases and sales of digital currency for fiat currency, such actions could result in decreased demand for BNB in such jurisdiction.
Any future guidance on the treatment of digital currencies for state, local or non-U.S. tax purposes could increase the expenses of the Trust and could have an adverse effect on the prices of digital currencies, including on the price of BNB in digital asset exchanges. As a result, any such future guidance could have an adverse effect on the value of the Shares.
A U.S. Tax-Exempt Shareholder May Recognize “Unrelated Business Taxable Income” As A Consequence Of An Investment In Shares.
Under current IRS guidance, hard forks, airdrops and similar occurrences with respect to digital currencies will under certain circumstances be treated as taxable events giving rise to ordinary income. Moreover, as separately provided by the IRS in the Staking Guidance, staking rewards will, under certain circumstances, be treated as giving rise to taxable income. In the absence of guidance to the contrary, it is possible that any such income recognized by a U.S. tax-exempt Shareholder would constitute “unrelated business taxable income” (“UBTI”). U.S. tax-exempt Shareholders should consult their tax advisers regarding whether they may recognize UBTI as a consequence of an investment in Shares.
Shareholders Could Incur A Tax Liability Without An Associated Distribution Of The Trust.
In the normal course of business, the Trust expects to receive certain staking rewards that give rise to taxable income, and, in addition, it is possible that the Trust could incur a taxable gain in connection with the sale of BNB (such as sales of BNB to obtain fiat currency with which to pay the Sponsor Fee or Trust expenses, and including deemed sales of BNB as a result of the Trust using BNB to pay the Sponsor Fee or its expenses). In each case, such event may not be associated with a distribution to Shareholders. Accordingly, Shareholders may be subject to tax due to the grantor trust status of the Trust even though there is not a corresponding distribution from the Trust.
A Hard “Fork” Of The BNB Smart Chain Could Result In Shareholders Incurring A Tax Liability.
If a hard fork occurs in the BNB Smart Chain, the Trust could become entitled to units of both the original BNB and an alternative new digital asset. Under current IRS guidance, if a hard fork or other distribution of digital assets (including a so-called “airdrop”) results in a taxpayer receiving units of a new cryptocurrency over which the taxpayer has dominion and control, the taxpayer will recognize ordinary income equal to the fair market value of such units at the time dominion and control is obtained. The Trust Agreement stipulates that if a fork occurs, the Sponsor shall determine which asset constitutes BNB and which network constitutes the BNB Smart Chain. Additionally, the Sponsor has committed to cause the Trust to irrevocably abandon any Incidental Rights and IR Virtual Currency to which the Trust may become entitled in the future. However, there can be no assurance that these abandonments would be treated as effective for U.S. federal income tax purposes, or that the Sponsor will continue to cause the Trust to irrevocably abandon any Incidental Rights and IR Virtual Currency if there are future regulatory developments that would make it feasible for the Trust to retain those assets. If the Trust were treated as receiving the Incidental Rights or IR Virtual Currency, Shareholders may incur federal, state, and/or local, or non-U.S. tax liability.
The Ruling & FAQs do not address whether income recognized by a non-U.S. person as a result of a fork, airdrop or similar occurrence could be subject to the 30% withholding tax imposed on U.S.-source “fixed or determinable annual or periodical” income. Non-U.S. shareholders should assume that, in the absence of guidance, a withholding agent (including the Sponsor) is likely to withhold 30% of any such income recognized by a Non-U.S. shareholder in respect of its Shares, including by deducting such withheld amounts from proceeds that such Non-U.S. shareholder would otherwise be entitled to receive in connection with a distribution of Incidental Rights or IR Virtual Currency. The Sponsor has committed to cause the Trust to irrevocably abandon any Incidental Rights and IR Virtual Currency to which the Trust may become entitled in the future. However, there can be no assurance that these abandonments would be treated as effective for U.S. federal income tax purposes, or that the Sponsor will continue to cause the Trust to irrevocably abandon any Incidental Rights and IR Virtual Currency if there are future regulatory developments that would make it feasible for the Trust to retain those assets.
The receipt, distribution and/or sale of the alternative BNB may cause Shareholders to incur a United States federal, state, and/or local, or non-U.S. tax liability. Any tax liability could adversely impact an investment in the Shares and may require Shareholders to prepare and file tax returns they would not otherwise be required to prepare and file.
Other Risks
Potential Conflicts Of Interest May Arise Among The Sponsor Or Its Affiliates And The Trust. The Sponsor And Its Affiliates Have No Fiduciary Duties To The Trust And Its Shareholders Other Than As Provided In The Trust Agreement, Which May Permit Them To Favor Their Own Interests To The Detriment Of The Trust And Its Shareholders.
The Sponsor will manage the affairs of the Trust. Conflicts of interest may arise among the Sponsor and its affiliates, on the one hand, and the Trust and its Shareholders, on the other hand. As a result of these conflicts, the Sponsor may favor its own interests and the interests of its affiliates over the Trust and its Shareholders. These potential conflicts include, among others, the following:
•the Sponsor has no fiduciary duties to, and is allowed to take into account the interests of parties other than, the Trust and its Shareholders in resolving conflicts of interest, provided the Sponsor does not act in bad faith;
•the Trust has agreed to indemnify the Sponsor, the Trustee and their respective affiliates pursuant to the Trust Agreement;
•the Sponsor is responsible for allocating its own limited resources among different clients and potential future business ventures, to each of which it may owe fiduciary duties;
•the Sponsor and its staff also service affiliates of the Sponsor, and may also service other digital asset investment vehicles, and their respective clients and cannot devote all of its, or their, respective time or resources to the management of the affairs of the Trust;
•MarketVector, which is the index administrator of the MarketVectorTM BNB Benchmark Rate, is an affiliate of the Sponsor;
•the Sponsor, its affiliates and their officers and employees are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with the Trust;
•affiliates of the Sponsor may start to have substantial direct investments in BNB, or other digital assets or companies in the digital assets ecosystem that they are permitted to manage taking into account their own interests without regard to the interests of the Trust or its Shareholders, and any increases, decreases or other changes in such investments could affect the Index price and, in turn, the value of the Shares;
•the Sponsor decides whether to retain separate counsel, accountants or others to perform services for the Trust;
•the Sponsor may appoint an agent to act on behalf of the Shareholders, which may be the Sponsor or an affiliate of the Sponsor.
By purchasing the Shares, Shareholders agree and consent to the provisions set forth in the Trust Agreement.
Shareholders Cannot Be Assured Of The Sponsor’s Continued Services, The Discontinuance Of Which May Be Detrimental To The Trust.
Shareholders cannot be assured that the Sponsor will be willing or able to continue to serve as sponsor to the Trust for any length of time. If the Sponsor discontinues its activities on behalf of the Trust and a substitute sponsor is not appointed, the Trust will terminate and liquidate its BNB.
Appointment of a substitute sponsor will not guarantee the Trust’s continued operation, successful or otherwise. Because a substitute sponsor may have no experience managing a digital asset financial vehicle, a substitute sponsor may not have the experience, knowledge or expertise required to ensure that the Trust will operate successfully or continue to operate at all. Therefore, the appointment of a substitute sponsor may not necessarily be beneficial to the Trust and the Trust may terminate.
Although The BNB Custodians Are Fiduciaries With Respect To The Trust’s Assets, The BNB Custodians Could Resign Or Be Removed By The Sponsor, Which May Trigger Early Dissolution Of The Trust.
The BNB Custodians both act as a fiduciary under the BNB Custody Agreements and are licensed to custody the Trust’s BNB in trust on the Trust’s behalf. However, either BNB Custodian may terminate the respective BNB Custody Agreement immediately or upon providing the applicable notice provided under the BNB Custody Agreement. If either BNB Custodian terminates the respective BNB Custody Agreement, is removed, or is prohibited by applicable law or regulation to act as custodian, and no successor custodian has been employed, the Sponsor may dissolve the Trust in accordance with the terms of the Trust Agreement.
Shareholders May Be Adversely Affected By The Lack Of Independent Advisers Representing Investors In The Trust.
The Sponsor has consulted with counsel, accountants and other advisers regarding the formation and operation of the Trust. No counsel was appointed to represent investors in connection with the formation of the Trust or the establishment of the terms of the Trust Agreement and the Shares. Moreover, no counsel has been appointed to represent an investor in connection with the offering of the Shares. Accordingly, an investor should consult his, her or its own legal, tax and financial advisers regarding the desirability of the value of the Shares. Lack of such consultation may lead to an undesirable investment decision with respect to investment in the Shares.
Shareholders And Authorized Participants Lack The Right Under The BNB Custody Agreements To Assert Claims Directly Against The BNB Custodians, Which Significantly Limits Their Options For Recourse.
Neither the Shareholders nor any Authorized Participant or Liquidity Provider have a right under the BNB Custody Agreements to assert a claim against the BNB Custodians. Claims under the BNB Custody Agreements may only be asserted by the Sponsor on behalf of the Trust.
The Exchange On Which The Shares Are Listed May Halt Trading In The Trust’s Shares, Which Would Adversely Impact A Shareholder’s Ability To Sell Shares.
The Trust’s Shares are listed on the Exchange under the market symbol VBNB. Trading in Shares may be halted due to market conditions or, in light of the Exchange rules and procedures, for reasons that, in the view of the Exchange, make trading in Shares inadvisable. In addition, trading is subject to trading halts caused by extraordinary market volatility pursuant to “circuit breaker” rules that require trading to be halted for a specified period based on a specified market decline. Additionally, there can be no assurance that the requirements necessary to maintain the listing of the Trust’s Shares will continue to be met or will remain unchanged.
The Liquidity Of The Shares May Also Be Affected By The Withdrawal From Participation Of Authorized Participants, Which Could Adversely Affect The Market Price Of The Shares.
In the event that one or more Authorized Participants or market makers that have substantial interests in the Trust’s Shares withdraw or “step away” from participation in the purchase (creation) or sale (redemption) of the Trust’s Shares, the liquidity of the Shares will likely decrease, which could adversely affect the market price of the Shares and result in Shareholders incurring a loss on their investment.
The Market Infrastructure Of The BNB Spot Market Could Result In The Absence Of Active Authorized Participants Able To Support The Trading Activity Of The Trust.
BNB is extremely volatile, and concerns exist about the stability, reliability and robustness of many trading platforms where BNB trade. In a highly volatile market, or if one or more exchanges supporting the BNB market faces an issue, it could be extremely challenging for any Authorized Participants to provide continuous liquidity in the Shares. There can be no guarantee that the Sponsor will be able to find an Authorized Participant to actively and continuously support the Trust.
BNB Spot Exchanges Are Not Subject To Same Regulatory Oversight As Traditional Equity Exchanges, Which Could Negatively Impact The Ability Of Authorized Participants To Implement Arbitrage Mechanisms.
The trading for spot BNB occurs on multiple trading venues that have various levels and types of regulation, but are not regulated in the same manner as traditional stock and bond exchanges. If these exchanges do not operate smoothly or face technical, security or regulatory issues, that could impact the ability of Authorized Participants to make markets in the Shares. In such an event, trading in the Shares could occur at a material premium or discount against the NAV.
Shareholders That Are Not Authorized Participants May Only Purchase Or Sell Their Shares In Secondary Trading Markets, And The Conditions Associated With Trading In Secondary Markets May Adversely Affect Shareholders’ Investment In The Shares.
Only Authorized Participants may create or redeem Baskets. All other Shareholders that desire to purchase or sell Shares must do so through the Exchange or in other markets, if any, in which the Shares may be traded. Shares may trade at a premium or discount to the NAV per Share.
As The Sponsor And Its Management Have Limited History Of Operating Investment Vehicles Like The Trust And Limited Experience With BNB Their Experience May Be Inadequate Or Unsuitable To Manage The Trust.
The past performances of the Sponsor’s management in other investment vehicles are no indication of their ability to manage an investment vehicle such as the Trust. If the experience of the Sponsor and its management is inadequate or unsuitable to manage an investment vehicle such as the Trust, the operations of the Trust may be adversely affected.
Furthermore, the Sponsor is currently engaged in the management of other investment vehicles which could divert their attention and resources. If the Sponsor were to experience difficulties in the management of such other investment vehicles that damaged the Sponsor or its reputation, it could have an adverse impact on the Sponsor’s ability to continue to serve as Sponsor for the Trust.
The Sponsor has limited experience with BNB. This limited experience poses several potential risks to the effective management and operation of the Trust. Digital assets, such as BNB, are known for their high volatility, unique technical, legal and regulatory challenges, and rapidly evolving market dynamics. The Sponsor’s limited experience in this specific field may not fully equip them to navigate these complexities effectively.

The Sponsor Is Leanly Staffed And Relies Heavily On Key Personnel.
The Sponsor is leanly staffed and relies heavily on key personnel to manage its activities. These key personnel intend to allocate their time managing the Trust in a manner that they deem appropriate. If such key personnel were to leave or be unable to carry out their present responsibilities, it may have an adverse effect on the management of the Sponsor.
The Trust Is New, And If It Is Not Profitable, The Trust May Terminate And Liquidate At A Time That Is Disadvantageous To Shareholders.
The Trust is new. If the Trust does not attract sufficient assets to remain open, then the Trust could be terminated and liquidated at the direction of the Sponsor. Termination and liquidation of the Trust could occur at a time that is disadvantageous to Shareholders. When the Trust’s assets are sold as part of the Trust’s liquidation, the resulting proceeds distributed to Shareholders may be less than those that may be realized in a sale outside of a liquidation context. Shareholders may be adversely affected by redemption or creation orders that are subject to postponement, suspension or rejection under certain circumstances.
Shareholders Do Not Have The Rights Enjoyed By Investors In Certain Other Vehicles And May Be Adversely Affected By A Lack Of Statutory Rights And By Limited Voting And Distribution Rights.
The Shares have no voting and limited distribution rights. For example, Shareholders do not have the right to elect directors, the Trust may enact splits or reverse splits without Shareholder approval and the Trust is not required to pay regular distributions, although the Trust may pay distributions at the discretion of the Sponsor.
The Sponsor and the Trustee may agree to amend the Trust Agreement, including to increase the Sponsor Fee, without Shareholder consent. If an amendment imposes new fees and charges or increases existing fees or charges, including the Sponsor’s Fee (except for taxes and other governmental charges, registration fees or other such expenses), or prejudices a substantial existing right of Shareholders, it will become effective for outstanding Shares 30 days after notice of such amendment is given to registered owners. Notwithstanding the foregoing, the Sponsor shall have the right to increase or decrease the amount of the Sponsor Fee (i) upon three (3) business days’ prior notice of the increase or decrease being posted on the website of the Trust and (ii) upon three (3) business days’ prior written notice of the increase or decrease being given to the Trustee. Shareholders that are not registered owners (which most shareholders will not be) may not receive specific notice of a fee increase other than through an amendment to the prospectus. Moreover, at the time an amendment becomes effective, by continuing to hold Shares, Shareholders are deemed to agree to the amendment and to be bound by the Trust Agreement as amended without specific agreement to such increase (other than through the “negative consent” procedure described above).
The Trust Agreement Includes Provisions That Limit Shareholders’ Voting Rights And Restrict Shareholders’ Right To Bring A Derivative Action.
Under the Trust Agreement, Shareholders have no voting rights and the Trust will not have regular Shareholder meetings. Shareholders take no part in the management or control of the Trust. Accordingly, Shareholders do not have the right to authorize actions, appoint service providers or take other actions as may be taken by shareholders of other trusts or companies where shares carry such rights. The Sponsor may take actions in the operation of the Trust that may be adverse to the interests of Shareholders and may adversely affect the value of the Shares.
Moreover, pursuant to the terms of the Trust Agreement, Shareholders’ statutory right under Delaware law to bring a derivative action (i.e., to initiate a lawsuit in the name of the Trust in order to assert a claim belonging to the Trust against a fiduciary of the Trust or against a third-party when the Trust’s management has refused to do so) is restricted. Under Delaware law, a shareholder may bring a derivative action if the shareholder is a shareholder at the time the action is brought and either (i) was a shareholder at the time of the transaction at issue or (ii) acquired the status of shareholder by operation of law or the Trust’s governing instrument from a person who was a shareholder at the time of the transaction at issue. Additionally, Section 3816(e) of the Delaware Statutory Trust Act specifically provides that a “beneficial owner’s right to bring a derivative action may be subject to such additional standards and restrictions, if any, as are set forth in the governing instrument of the statutory trust, including, without limitation, the requirement that beneficial owners owning a specified beneficial interest in the statutory trust join in the bringing of the derivative action.” In addition to the requirements of applicable law and in accordance with Section 3816(e), the Trust Agreement provides that no Shareholder will have the right, power or authority to bring or maintain a derivative action, suit or other proceeding on behalf of the Trust unless two or more Shareholders who (i) are not “Affiliates” (as defined in the Trust Agreement and below) of one another and (ii) collectively hold at least 10% of the outstanding Shares join in the bringing or maintaining of such action, suit or other proceeding. This provision applies to any derivative actions brought in the name of the Trust other than claims under the federal securities laws and the rules and regulations thereunder.
Due to this additional requirement, a Shareholder attempting to bring or maintain a derivative action in the name of the Trust will be required to locate other Shareholders with which it is not affiliated and that have sufficient Shares to meet the 10% threshold based on the number of Shares outstanding on the date the claim is brought and thereafter throughout the duration of the action, suit or proceeding. This may be difficult and may result in increased costs to a Shareholder attempting to seek redress in the name of the Trust in court. Moreover, if Shareholders bringing a derivative action, suit or proceeding pursuant to this provision of the Trust Agreement do not hold 10% of the outstanding Shares on the date such an action, suit or proceeding is brought, or such Shareholders are unable to maintain Share ownership meeting the 10% threshold throughout the duration of the action, suit or proceeding, such Shareholders’ derivative action may be subject to dismissal. As a result, the Trust Agreement limits the likelihood that a Shareholder will be able to successfully assert a derivative action in the name of the Trust, even if such Shareholder believes that he or she has a valid derivative action, suit or other proceeding to bring on behalf of the Trust.
The Non-Exclusive Jurisdiction For Certain Types Of Actions And Proceedings And Waiver Of Trial By Jury Clauses Set Forth In The Trust Agreement May Have The Effect Of Limiting A Shareholder’s Rights To Bring Legal Action Against The Trust And Could Limit A Purchaser’s Ability To Obtain A Favorable Judicial Forum For Disputes With The Trust.
The Trust Agreement provides that the courts of the state of Delaware and any federal courts located in Wilmington, Delaware will be the non-exclusive jurisdiction for any claims, suits, actions or proceedings, provided that suits brought to enforce a duty or liability created by the 1933 Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act, the Exchange Act, or the rules and regulations promulgated thereunder. By purchasing Shares in the Trust, Shareholders waive certain claims that the courts of the state of Delaware and any federal courts located in Wilmington, Delaware is an inconvenient venue or is otherwise inappropriate. As such, Shareholder could be required to litigate a matter relating to the Trust in a Delaware court, even if that court may otherwise be inconvenient for the Shareholder.
The Trust Agreement also waives the right to trial by jury in any such claim, suit, action or proceeding, including any claim under the U.S. federal securities laws, to the fullest extent permitted by applicable law. If a lawsuit is brought against the Trust, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have, including results that could be less favorable to the plaintiffs in any such action. No Shareholder can waive compliance with respect to the U.S. federal securities laws and the rules and regulations promulgated thereunder.
If a Shareholder opposed a jury trial demand based on the waiver, the applicable court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with applicable federal laws. To our knowledge, the enforceability of a contractual pre- dispute jury trial waiver in connection with claims arising under the U.S. federal securities laws has not been finally adjudicated by the U.S. Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which govern the Trust Agreement. By purchasing Shares in the Trust, Shareholders waive a right to a trial by jury which may limit a Shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Trust.

An Investment In The Trust May Be Adversely Affected By Competition From Other Investment Vehicles Focused On BNB Or Other Cryptocurrencies.
The Trust will compete with direct investments in BNB, other cryptocurrencies, and other potential financial vehicles, possibly including securities backed by or linked to cryptocurrency and other investment vehicles that focus on other digital assets. Market and financial conditions, and other conditions beyond the Trust’s control, may make it more attractive to invest in other vehicles, which could adversely affect the performance of the Trust.
Shareholders May Be Adversely Affected By Creation Or Redemption Orders That Are Subject To Postponement, Suspension Or Rejection Under Certain Circumstances.
The Trust may, in its discretion, suspend the right of creation or redemption or may postpone the redemption or purchase settlement date, for (1) any period during which the Exchange is closed other than customary weekend or holiday closings, or trading on the Exchange is suspended or restricted, (2) any period during which an emergency exists as a result of which the fulfillment of a purchase order or the redemption distribution is not reasonably practicable (for example, as a result of a significant technical failure, power outage, or network error), or (3) such other period as the Sponsor determines to be necessary for the protection of the Shareholders of the Trust (for example, where acceptance of the total deposit required to create each Basket (“Basket Deposit”) would have certain adverse tax consequences to the Trust or its Shareholders). In addition, the Trust may reject a redemption order if (1) the order is not in proper form as described in the Authorized Participant Agreement, (2) the fulfillment of the order counsel advises may be illegal under applicable laws and regulations, or (3) if circumstances outside the control of the Sponsor, the person authorized to take redemption orders in the manner provided in the Authorized Participant Agreement, Cash Custodian or the BNB Custodians make it for all practical purposes not feasible for the Shares to be delivered or the redemption distribution to be made. Any such postponement, suspension or rejection could adversely affect a redeeming Authorized Participant. Suspension of creation privileges may adversely impact how the Shares are traded and arbitraged on the secondary market, which could cause them to trade at levels materially different (premiums and discounts) from the fair value of their underlying holdings.
If such a suspension or postponement occurs at a time when an Authorized Participant intends to redeem Shares, and the price of BNB decreases before such Authorized Participant is able again to surrender for redemption Baskets, such Authorized Participant will sustain a loss with respect to the amount that it would have been able to obtain in exchange for the BNB received from the Trust upon the redemption of its Shares, had the redemption taken place when such Authorized Participant originally intended it to occur. As a consequence, Authorized Participants may reduce their trading in Shares during periods of suspension, decreasing the number of potential buyers of Shares in the secondary market and, therefore, decreasing the price a Shareholder may receive upon sale.
Shareholders May Be Adversely Affected By An Overstatement Or Understatement Of The NAV Calculation Of The Trust Due To The Valuation Method Employed On The Date Of The NAV Calculation.
In certain circumstances, the Trust’s BNB investments may be valued using techniques other than reliance on the price established by the MarketVectorTM BNB Benchmark Rate. As described further in “Net Asset Value Determinations,” the Sponsor will monitor for significant events related to crypto assets that may impact the value of BNB and will determine in good faith, and in accordance with its valuation policies and procedures, whether to fair value the Trust’s BNB on a given day based on whether certain pre-determined criteria have been met. For example, if the MarketVectorTM BNB Benchmark Rate deviates by more than a pre-determined amount from an alternate benchmark available to the Sponsor, then the Sponsor may determine to utilize the alternate benchmark. The Sponsor evaluates its fair value criteria and the factors in determining such criteria from time to time and no less than quarterly. The Sponsor may also fair value the Trust’s BNB using observed market transactions from one or more exchanges. The Sponsor may also fair value the Trust’s BNB using a combination of inputs in certain situations (e.g., using observed market transactions, OTC quotations from brokers, etc.). The value of the Shares of the Trust established by using the MarketVectorTM BNB Benchmark Rate may be different from what would be produced through the use of another methodology. BNB or other digital asset investments that are valued using techniques other than those employed by the MarketVectorTM BNB Benchmark Rate, including BNB investments that are “fair valued,” may be subject to greater fluctuation in their value from one day to the next than would be the case if market-price valuation techniques were used.

The Liability Of The Sponsor And The Trustee Is Limited, And The Value Of The Shares Will Be Adversely Affected If The Trust Is Required To Indemnify The Trustee Or The Sponsor.
Under the Trust Agreement, the Trustee and the Sponsor are not liable, and have the right to be indemnified, for any liability or expense incurred absent gross negligence or willful misconduct on the part of the Trustee or the Sponsor or breach by the Sponsor of the Trust Agreement, as the case may be. As a result, the Sponsor may require the assets of the Trust to be sold in order to cover losses or liability suffered by it or by the Trustee. Any sale of that kind would reduce the NAV of the Trust and the value of its Shares.
Due To The Increased Use Of Technologies, Intentional And Unintentional Cyber-Attacks Pose Operational And Information Security Risks.
With the increased use of technologies such as the internet and the dependence on computer systems to perform necessary business functions, the Trust is susceptible to operational and information security risks. In general, cyber incidents can result from deliberate attacks or unintentional events. Cyber-attacks include, but are not limited to, gaining unauthorized access to digital systems for the purposes of misappropriating assets or sensitive information, corrupting data, or causing operational disruption. For instance, the doxxing of Solana’s co-founder on May 27, 2025 via Instagram highlights the vulnerability of personal information associated with online accounts, even where digital assets are secure.
Cyber-attacks may also be carried out in a manner that does not require gaining unauthorized access, such as causing denial-of-service attacks on websites. Cyber security failures or breaches of one or more of the Trust’s service providers (including, but not limited to, MarketVector, the administrator, transfer agent, and the BNB Custodians) have the ability to cause disruptions and impact business operations, potentially resulting in financial losses, the inability of the Shareholders to transact business, violations of applicable privacy and other laws, regulatory fines, penalties, reputational damage, reimbursement or other compensation costs, and/or additional compliance costs. For example, in May 2025, Coinbase experienced a significant breach of sensitive customer data and the misappropriation of digital assets resulting from the bribery of overseas insiders. This breach led to substantial financial losses for affected customers and prompted Coinbase to make certain operational adjustments, including increasing investment in insider-threat detection and automated response systems and opening a new support hub in the United States, and adding stronger security controls and monitoring across all locations.
A security breach affecting the Trust or its service providers could result in the unauthorized disclosure of sensitive information, operational disruptions, and financial losses. Substantial costs may be incurred in order to prevent any cyber incidents in the future. The Trust and its Shareholders could be negatively impacted as a result. While the Trust has established business continuity plans, there are inherent limitations in such plans.
The Trust And Its Service Providers Are Subject To Certain Operational Risks.
The Trust and its service providers, including the Sponsor, Administrator, Transfer Agent, BNB Custodians and Cash Custodian (as well as Authorized Participants and market makers) may experience disruptions that arise from human error, processing and communications errors, counterparty or third-party errors, or technology or systems failures, any of which may have an adverse impact on the Trust. Although the Trust and its service providers seek to mitigate these operational risks through their internal controls and operational risk management processes, these measures may not identify or may be inadequate to address all such risks. Additionally, each BNB Custodian has a limited operating history and experience, which could heighten certain operational risks.
Risk Factors Related to ERISA
In General.
Notwithstanding the commercially reasonable efforts of the Sponsor, it is possible that the underlying assets of the Trust will be deemed to include “plan assets” for the purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”). If the assets of the Trust were deemed to be “plan assets,” this could result in, among other things, (i) the application of the prudence and other fiduciary standards of ERISA to investments made by the Trust and (ii) the possibility that certain transactions in which the Trust might otherwise seek to engage in the ordinary course of its business and operation could constitute non-exempt “prohibited transactions” under Section 406 of ERISA and/or Section 4975 of the Code, which could restrict the Trust from entering into an otherwise desirable investment or from entering into an otherwise favorable transaction. In addition, fiduciaries who decide to invest in the Trust could, under certain circumstances, be liable for “prohibited transactions” or other violations as a result of their investment in the Trust or as co-fiduciaries for actions taken by or on behalf of the Trust or the Sponsor. There may be other federal, state, local, non-U.S. law or regulation that contains one or more provisions that are similar to the foregoing provisions of ERISA and the Code that may also apply to an investment in the Trust.
The application of ERISA (including the corresponding provisions of the Code and other relevant laws) may be complex and dependent upon the particular facts and circumstances of the Trust and of each Plan, and it is the responsibility of the appropriate fiduciary of each investing Plan to ensure that any investment in the Trust by such Plan is consistent with all applicable requirements. Each Shareholder, whether or not subject to Title I of ERISA or Section 4975 of the Code, should consult its own legal and other advisors regarding the considerations discussed above and all other relevant ERISA and other considerations before purchasing the Shares.

BNB, BNB MARKET, BNB EXCHANGES AND REGULATION OF BNB
This section of the Prospectus provides a more detailed description of BNB.
BNB and the BNB Chain Ecosystem
BNB is a digital asset that is created and transmitted through the operations of a multi-chain blockchain system (the “BNB Chain”) ecosystem. The BNB Chain ecosystem is designed to provide scalable, Ethereum Virtual Machine (“EVM”)-compatible smart contract execution and decentralized data storage. The BNB Chain ecosystem currently consists of three blockchains: BNB Smart Chain (formerly called the Binance Smart Chain), opBNB, and BNB Greenfield.
The BNB Chain ecosystem enables users to exchange tokens including BNB, in transactions which are recorded on a public transaction ledger known as a blockchain. BNB may be used to pay for goods and services, including computational power on the BNB Smart Chain, or it may be converted to fiat currencies, such as the U.S. dollar, at rates determined on digital asset trading platforms or in individual end-user-to-end-user transactions under a barter system.
The BNB Smart Chain was designed to allow users to write and implement smart contracts—that is, general-purpose code that executes on every computer in the network and can instruct the transmission of information and value based on a sophisticated set of logical conditions. Using smart contracts, users can create markets, store registries of debts or promises, represent ownership of property, move funds in accordance with conditional instructions and create digital assets other than BNB on the BNB Smart Chain. Smart contract operations are executed on the BNB Smart Chain in exchange for payment of BNB. Like the Ethereum network, the BNB Chain ecosystem is one of a number of projects intended to expand blockchain use beyond just a peer-to-peer money system.
The BNB ecosystem originated in 2017 with the launch of BNB and later expanded into the current multi-chain “BNB Chain” architecture. The BNB Beacon Chain was launched in April 2019 and retired in November 2024. It was built using Cosmos SDK to be a single-purpose chain for fast, high-volume trading on Binance DEX, and thus lacked other smart contract functionality and was not EVM-compatible. A native cross-chain bridge, the BSC Token Hub, connected the BNB Beacon Chain to the BNB Smart Chain and thus allowed BNB and other digital assets to move between the blockchains. In October 2022, the BSC Token Hub suffered an exploit, resulting in the loss of approximately two million BNB. In response to the exploit, Binance paused the system for several hours and introduced a software update that contained a hardcoded function that blacklisted the hacker’s wallet address, preventing it from signing on-chain transactions and liquidating the stolen funds. In 2024, the BNB Beacon Chain’s functionality and digital assets (including BNB) were migrated to the BNB Smart Chain, and the BNB Beacon Chain was retired. The stated goals of this fusion were to streamline the network, improve efficiency, reduce security risks, and align the BNB Chain ecosystem’s architecture with current technological demands and future growth.
The current BNB Chain ecosystem is comprised of three blockchains, BNB Smart Chain, opBNB and BNB Greenfield, which allow the network to create and trade assets such as BNB, coordinate transaction validators and facilitate the creation of smart contracts. Each chain serves a different purpose:
BNB Smart Chain
BNB Smart Chain is a Layer 1 blockchain used to enable the development of user-generated permissionless applications (“dApps”), including in the decentralized finance (“DeFi”) space.
BNB Smart Chain is powered by the proof-of-staked-authority consensus protocol (“PoSA”), which combines elements of delegated proof of stake (“DPoS”) and proof-of-authority (“PoA”) by requiring validators to stake BNB and be selected based on stake and reputation. Currently, the number of BNB Smart Chain validator set consists of 45 active validators, comprising 21 “cabinet” (active block-producing) validators, and 24 “candidate” (standby) validators. This design is intended to permit faster block confirmation times and lower transaction fees than some other blockchain networks however, this design may result in greater centralization compared to networks with larger, more distributed validator sets. Because the active validator set is limited in size relative to some other blockchain networks, control over a relatively small number of validator positions could enable coordinated actors to exert disproportionate influence over the network. If a malicious actor were to obtain control over, or collude with, a sufficient number of validators participating in the proof-of-staked-authority mechanism, such actor could potentially censor transactions, reorder transactions, delay block production, or otherwise interfere with the normal operation of the BNB Smart Chain. Similarly, if a significant number of validators were to cease participation simultaneously, whether due to technical failures, regulatory developments, economic disincentives or coordinated action, the resulting reduction in validator participation could lower the effective security threshold of the network and increase the feasibility of a malicious actor obtaining control. Any such successful attack, prolonged network instability, or perception that the validator structure is insufficiently decentralized could adversely affect market confidence in BNB, decrease the price of BNB, and negatively impact the value of the Shares.
Slashing on the BNB Smart Chain is implemented primarily through protocol-level mechanisms, including system smart contracts that automatically enforce penalties for certain validator misconduct, such as excessive downtime, double-signing, or malicious voting. These penalties may include the loss of block rewards, reductions in a validator’s self-delegated stake, and temporary removal (“jailing”) from the active validator set. Based on publicly available on-chain data since 2020, slashing events have occurred periodically, with the vast majority relating to automated downtime penalties. More severe penalties, such as those relating to double-signing or malicious voting, have historically been rare relative to the total number of blocks produced. Slashing penalties apply to a validator’s self-delegated BNB and do not directly reduce the principal of BNB delegated by third parties. However, delegators may lose potential staking rewards during periods in which a validator is jailed or otherwise unable to participate in block production. Although slashing rules are embedded in protocol-level mechanisms, certain parameters, including thresholds and penalty amounts, may be modified through governance processes.
opBNB
opBNB is a layer 2 blockchain built on top of the BNB Smart Chain. opBNB was built using the Optimism OP Stack and employs Optimistic Rollup, a Layer 2 scaling solution whereby nodes process transactions off-chain and then submit them to the BNB Smart Chain. Transactions processed by the nodes are assumed to be valid, but are subject to a seven-day “challenge period” during which users can raise challenges against the validity of the transactions or the execution results.
BNB Greenfield
BNB Greenfield is a Layer 1 blockchain with decentralized data storage capabilities. BNB Greenfield is designed to offer users greater freedom in creating, owning, sharing, executing, and trading their data assets, while also providing transparency on how their data is owned and used. BNB Greenfield itself does not have smart contract functionality.
BNB Greenfield has a proof-of-stake consensus mechanism. The proof-of-stake consensus mechanism is supported by a group of validators that are authorized to validate transactions and create new blocks. Validators on BNB Greenfield are also responsible for relaying cross-chain information to BNB Smart Chain and for testing the integrity and availability of data provided by service providers by challenging their data availability.
BNB Greenfield is also supported by storage providers. Storage providers provide publicly accessible application programming interfaces that allow users to upload, download, manage, and authenticate data.
Development of the BNB Chain Ecosystem and BNB
Although the technical and strategic development was originally initiated by Binance, the BNB Chain ecosystem is now supported by a large number of participants. The BNB Chain ecosystem community coordinates governance processes through a shared governance mechanism (e.g., BEP proposals and validator consensus), and no single person or entity has the formal ability to unilaterally amend or change the BNB Chain ecosystem’s source code. There can be no assurance that certain entities, such as Binance, which issued BNB tokens and oversees certain features of BNB on an ongoing basis (such as periodic burns), or affiliated persons thereof do not exercise control or informal influence, such as through their ongoing involvement in the BNB Chain ecosystem operations or their large holdings of BNB, which could give them, among other powers, the ability to play a role in validator selection, should they choose to exercise it, by allocating their BNB holdings among validators, who are chosen in part based on the quantity of assets staked with them. See “Risk Factors—BNB And The BNB Chain Ecosystem Have Links To, And May Be Controlled By, Binance And Its Principals”.
Governance on BNB Smart Chain
BNB Smart Chain incorporates a communal governance framework that enables token holders and validators to influence the network’s evolution. Governance occurs primarily through BNB Evolution Proposals (BEPs) and validator consensus. Proposals may address technical upgrades, parameter adjustments (such as gas limits or slashing thresholds), or changes to the validator set size, which can be increased through community governance.
Validators and delegators can vote on proposals using on-chain mechanisms implemented in BNB Smart Chain governance contracts. Holders of BNB do not participate in BNB Smart Chain on-chain governance merely by holding unstaked BNB. Rather, on-chain governance voting power is generally tied to staking credit. BNB holders who stake BNB with validators may participate in governance by delegating their voting power to themselves, in which case they may vote directly on proposals, or by delegating their voting power to a validator or another delegate to vote on their behalf. A delegator may therefore exercise direct influence if it votes directly, or indirect influence if it delegates voting power to a validator or other delegate. Validators or other delegates may have incentives to act in a manner consistent with the preferences of delegators who have delegated voting power to them, but there can be no assurance that they will do so. As in any governance system where voting power is based on the amount of stake or voting power held or delegated, larger stakers or persons receiving significant delegated voting power may have greater influence over governance outcomes. Accepted proposals are executed through protocol updates coordinated by validators and core developers, and no single entity can unilaterally amend network rules. This process, together with open-source development and validator elections, is intended to contribute to the network’s communal governance framework and transparency.
The BNB token
BNB is the native token of the BNB Smart Chain and serves as the base (“gas”) currency for transactions, smart contract interactions and deployment, as a governance token on BNB Smart Chain that allows token holders to participate in the governance of the network, and can currently be used to obtain discounts on trading fees on Binance. BNB was introduced in 2017 as an ERC-20 token on the Ethereum network and later migrated to the Binance Chain and BNB Smart Chain. BNB can be staked to help secure the network and earn staking rewards.
BNB was initially issued with a maximum supply target of 200 million tokens. However, the total number of BNB tokens in circulation is variable and subject to change over time, and the total supply is gradually reduced through a token burn mechanism, which permanently removes tokens from circulation based on usage and predefined rules. While this mechanism aims to reduce overall supply and support long-term scarcity, it does not guarantee a fixed or minimum future supply, and actual circulating amounts may vary due to market activity and on-chain dynamics. This mechanism means that risks remain with regard to changes in supply, as this is not guaranteed. As of April 22, 2026, BNB’s market capitalization is approximately $87 billion, placing it among the top five cryptocurrencies globally (coinmarketcap.com), with an average daily trading volume of approximately $564.5 million (coinmarketcap.com, glassnode).
Smart Contracts and Development on the BNB Smart Chain
Smart contracts are programs that run on a blockchain that can execute automatically when certain conditions are met. Smart contracts facilitate the exchange of anything representative of value, such as money, information, property, or voting rights.
Using smart contracts, users can send or receive digital assets, create markets, store registries of debts or promises, represent ownership of property or a company, move funds in accordance with conditional instructions and create new digital assets.

Development on the BNB Smart Chain involves building more complex tools on top of smart contracts, such as decentralized apps (“dApps”) and organizations that are autonomous, known as decentralized autonomous organizations (“DAOs”). For example, a company that distributes charitable donations on behalf of users could hold donated funds in smart contracts that are paid to charities only if the charity satisfies certain pre-defined conditions.
In total, as of April 2026, more than 5,000 dApps are currently built on the BNB Smart Chain, including dApps in the collectible non-fungible token, gaming, music streaming, and decentralized finance categories.
Additionally, the BNB Smart Chain has been used for decentralized finance (“DeFi”), or open finance platforms, which seek to democratize access to financial services, such as borrowing, lending, custody, trading, derivatives and insurance, by removing third-party intermediaries. DeFi can allow users to lend and earn interest on their digital assets, exchange one digital asset for another and create derivative digital assets such as stablecoins, which are digital assets pegged to a reserve asset such as fiat currency. As of April 2026, approximately $664 million was being used as collateral on DeFi platforms.
In addition, the BNB Smart Chain and other smart contract platforms have been used for creating non-fungible tokens, or NFTs. Unlike digital assets native to smart contract platforms which are fungible and enable the payment of fees for smart contract execution. Instead, NFTs allow for digital ownership of assets that convey certain rights to other digital or real world assets. This new paradigm allows users to own rights to other assets through NFTs, which enable users to trade them with others on the BNB Smart Chain. For example, an NFT may convey rights to a digital asset that exists in an online game or a dApp, and users can trade their NFT in the dApp or game, and carry them to other digital experiences, creating an entirely new free-market internet-native economy that can be monetized in the physical world.
Market Participants
Validators
The BNB Smart Chain relies on a limited set of validators, selected through staking-based governance, that operate validator infrastructure to produce blocks and secure the network. Transaction fees on the BNB Smart Chain are paid in BNB. When a validator proposes a block, a portion of the block’s transaction fees is collected and distributed as validator and delegator rewards, subject to BNB Smart Chain’s fee-distribution and burn mechanisms. In ordering, including, or excluding transactions, validators and block builders may be able to capture additional value, including through higher gas fees, tips, or builder/proposer payments. This incentive system is commonly referred to as Maximal Extractable Value, or MEV. MEV is particularly relevant on blockchain networks that support DeFi protocols, such as Ethereum, where market participants may compete for priority inclusion or favorable transaction ordering. MEV capture also occurs on BNB Smart Chain and may affect the execution costs or execution quality of BNB transactions conducted by or on behalf of the Trust, particularly where such transactions interact with DeFi protocols or otherwise depend on transaction ordering.
Investment and Speculative Sector
This sector includes the investment and trading activities of both private and professional investors and speculators. Historically, larger financial services institutions are publicly reported to have limited involvement in investment and trading in digital assets, although the participation landscape is beginning to change. Currently, there is relatively limited use of digital assets in the retail and commercial marketplace in comparison to relatively extensive use by speculators, and a significant portion of demand for digital assets is generated by speculators and investors seeking to profit from the short- or long-term holding of digital assets.
Retail Sector
The retail sector includes users transacting in direct peer-to-peer BNB transactions through the direct sending of BNB over the BNB Smart Chain. The retail sector also includes transactions in which consumers purchase goods and services from commercial or service businesses through direct transactions or third-party service providers, although the use of BNB as a means of payment is still developing and has not yet been accepted in the same manner as Bitcoin or Ethereum due to its infancy and because BNB has a different purpose than Bitcoin and Ethereum.
Service Sector
This sector includes companies that provide a variety of services including the buying, selling, payment processing and storing of BNB. As BNB continues to grow in acceptance, it is anticipated that service providers will expand the currently available range of services and that additional parties will enter the service sector for BNB.
BNB Protocol Development and Modifications
Concurrent with the launch of the Binance’s exchange in July 2017, Binance or its affiliates minted 200 million BNB tokens on the Ethereum blockchain using Ethereum’s ERC-20 functionality. These tokens were initially created for the purposes of allowing the holder of BNB to pay for fees incurred from the use of the Binance exchange as well as serving as an exchangeable asset for other digital assets trading on the Binance exchange. After creation, Binance issued the 200 million BNB as follows: 10% (20 million BNB) to angel investors in Binance Ltd., 40% (80 million BNB) to the founding employees of Binance Exchange subject to a 4 year schedule, and 50% (100 million BNB) in what the BNB white paper termed an “ICO” (an abbreviation of “Initial Coin Offering”) in exchange for Ethereum (ETH) or the equivalent Ethereum price in Bitcoin in three consecutive tranches from July 1, 2017 to July 21, 2017.
According to the terms stated by Binance in their whitepaper and subsequent communications associated with the creation and issuance of BNB, the 200 million BNB initially created would be the maximum BNB to exist. In addition, Binance also implemented a deflationary program whereby Binance, in its discretion and not through an on-chain mechanism, would purchase BNB tokens in the open market and then destroy these BNB (known as “burning”) on a quarterly basis. The amount of BNB burned was set at the U.S. dollar equivalent of 20% of Binance Exchange profits in that quarter. The maximum amount of BNB to be burned is capped at 100 million, reducing the maximum BNB in existence to 100 million.
In March of 2019, this program was revised such that (a) the BNB burned would be sourced from the Binance treasury and (b) the amount of BNB to be burned would be determined by an undisclosed percentage of trading volume on the Binance DEX. In October of 2021, the BNB Smart Chain added an additional BNB burning mechanism (the “Real-Time” mechanism) that burns BNB tokens at a fixed ratio to the gas fee collected by validators for each block. In January of 2022, the burning program was adjusted again such that the amount of BNB to be burned on a quarterly basis would be determined by an algorithm using the inputs of (a) the total number blocks produced by the BNB Smart Chain in a quarter, (b) the average price of the BNB token against the U.S. dollar and, (c) a constant value as a price anchor (the “Auto-Burn” mechanism). The Auto-Burn mechanism supplants the previous methodology for determining the amount of BNB burned on a quarterly basis. The Real-Time burning methodology remains in place in addition to the quarterly burns.
Binance’s overall target burn of 100 million BNB remained unchanged. In addition, to the Real-Time burning mechanism, Binance has conducted 35 consecutive quarterly BNB burns since inception, removing, in total, 65,207,940 BNB. As of April 15, 2026, the total outstanding BNB is 134,786,917.
BNB was originally issued on Ethereum as an ERC-20 token (“ERC-20 BNB”). When the Binance Chain was developed as a standalone blockchain by Binance (“Beacon Chain”), ERC-20 BNB was migrated by minting new BNB on the Binance Chain (“Beacon Chain BNB”) in proportion to the balance of each existing ERC-20 BNB address on the Ethereum blockchain at a fixed exchange rate, with the Beacon Chain BNB being the successor asset and ERC-20 BNB being burned. Because the Beacon Chain was not designed to accommodate smart contracts and user-generated decentralized applications, a new standalone blockchain, Binance Smart Chain, was then developed to accommodate smart contract functionality and dApps. Eventually, the Beacon Chain was hard forked and merged into BNB Smart Chain, with BNB Smart Chain as the successor blockchain network and new BNB on the BNB Smart Chain issued in proportion to the balance of each existing Beacon Chain BNB wallet on the Beacon Chain at a fixed exchange rate, with BNB being the successor asset and Beacon Chain BNB no longer functional or operational after the elapsing of a sunset period.

Historically the BNB Smart Chain’s development has been overseen by the BNB Chain Core Development Team and other core developers. The core developers are able to access and alter the BNB Smart Chain source code and, as a result, they are responsible for quasi-official releases of updates and other changes to the BNB Smart Chain’s source code.
The release of updates to the BNB Smart Chain’s source code does not guarantee that the updates will be automatically adopted. Users and nodes must accept any changes made to the BNB source code by downloading the proposed modification of the BNB Smart Chain’s source code. A modification of the BNB Smart Chain’s source code is only effective with respect to the BNB users that download it. If a modification is accepted only by a percentage of users and validators, a division in the BNB Smart Chain will occur such that one network will run the pre-modification source code and the other network will run the modified source code. Such a division is known as a “fork.” See “Risk Factors—Risk Factors Related to Digital Assets—A temporary or permanent fork could adversely affect an investment in the Shares”. Consequently, as a practical matter, a modification to the source code becomes part of the BNB Smart Chain only if accepted by participants collectively having a majority of the processing power on the BNB Smart Chain.
Core development of the BNB source code has increasingly focused on modifications of the BNB Smart Chain to increase speed and scalability and also allow for financial and non-financial next generation uses. The Trust’s activities will not directly relate to such projects, though such projects may utilize BNB as tokens for the facilitation of their non-financial uses, thereby potentially increasing demand for BNB and the utility of the BNB Smart Chain as a whole. Conversely, projects that operate and are built within the BNB Smart Chain may increase the data flow on the BNB Smart Chain and could either “bloat” the size of the BNB Smart Chain or slow confirmation times.
Forms of Attack Against the BNB Smart Chain
All networked systems are vulnerable to various kinds of attacks. As with any computer network, the BNB Smart Chain contains certain flaws. For example, the BNB Smart Chain is currently vulnerable to a “51% attack” (though the numerical thresholds vary in proof-of-staked-authority blockchains) where, if a party or group were to gain control of more than the relevant threshold of the staked BNB, a malicious actor would be able to gain full control of the network and the ability to manipulate the BNB Smart Chain. See “—The BNB Smart Chain Could Be Vulnerable To Attacks on Transaction Finality and Consensus Processes, Which Could Adversely Affect An Investment In The Trust Or The Ability Of The Trust To Operate.” As of April 2026, the top three largest staking pools controlled approximately 15% of the BNB staked on the BNB Smart Chain.
Summary of a BNB Transaction
Prior to engaging in BNB transactions directly on the BNB Smart Chain, a user generally must first install on its computer or mobile device a BNB Smart Chain software program that will allow the user to generate a private and public key pair associated with a BNB address. The BNB Smart Chain software program and the BNB address also enable the user to connect to the BNB Smart Chain and transfer BNB to, and receive BNB from, other users.
Each BNB Smart Chain address, or wallet, is associated with a unique “public key” and “private key” pair. To receive BNB, the BNB recipient must provide its public key to the party initiating the transfer. This activity is analogous to a recipient for a transaction in U.S. dollars providing a routing address in wire instructions to the payor so that cash may be wired to the recipient’s account. The payor approves the transfer to the address provided by the recipient by “signing” a transaction that consists of the recipient’s public key with the private key of the address from where the payor is transferring the BNB. The recipient, however, does not make public or provide to the sender its related private key.
Neither the recipient nor the sender reveals their private keys in a transaction, because the private key authorizes transfer of the funds in that address to other users. Therefore, if a user loses his or her private key, the user may permanently lose access to the BNB contained in the associated address. Likewise, BNB is irretrievably lost if the private key associated with it is deleted and no backup has been made. When sending BNB, a user’s BNB Smart Chain software program must validate the transaction with the associated private key. In addition, since every computation on the BNB Smart Chain requires processing power, there is a transaction fee involved with the transfer that is paid by the payor. Transactions on the BNB Smart Chain require the payment of a transaction fee, which is denominated in BNB and paid by the party initiating the transaction. Transaction fees are calculated using a “gas” mechanism similar to that used by other Ethereum Virtual Machine–compatible blockchains. Each transaction consumes a specified number of gas units based on the computational resources required to execute the transaction, and the total fee is determined by multiplying the gas units used by the prevailing gas price at the time the transaction is submitted. Gas prices fluctuate based on network demand and congestion. As network usage increases, transaction fees may rise as users compete to have their transactions included in the next validated block. Conversely, during periods of lower network activity, transaction fees may decline. Transaction fees largely fund network security by compensating validators for validating transactions and maintaining the BNB Smart Chain. In addition, the BNB protocol includes mechanisms that may reduce the circulating supply of BNB over time. Under BEP-95, a real-time burn mechanism, a portion of gas fees collected in each block is permanently removed from circulation. Separately, the protocol includes a periodic “auto-burn” mechanism that removes additional BNB from circulation based on a formula tied to BNB’s price and the number of blocks produced, with a stated long-term objective of reducing total supply toward 100 million BNB. Because transaction fees are paid in BNB, users must maintain sufficient BNB balances to conduct on-chain transactions. In addition to its use for paying transaction fees, BNB is used for staking and delegation activities, certain governance processes, and utilities on the Binance centralized exchange, such as discounted trading fees and participation in exchange programs. As a result, demand for BNB may be influenced by both on-chain activity and exchange-related use cases. The resulting digitally validated transaction is sent by the user’s BNB Smart Chain software program to the BNB Smart Chain validators for transaction confirmation.
BNB Smart Chain validators record and confirm transactions when they validate and add blocks of information to the BNB Smart Chain. When a validator is selected to validate a block, it creates that block, which includes data relating to (i) the verification of newly submitted and accepted transactions and (ii) a reference to the prior block in the BNB Smart Chain to which the new block is being added. The validator becomes aware of outstanding, unrecorded transactions through the data packet transmission and distribution discussed above.
Upon the addition of a block of BNB transactions, the BNB Smart Chain software program of both the spending party and the receiving party will show confirmation of the transaction on the BNB Smart Chain and reflect an adjustment to the BNB balance in each party’s BNB Smart Chain public key, completing the BNB transaction. Once a transaction is confirmed on the BNB Smart Chain, it is irreversible.
Some BNB transactions are conducted “off-blockchain” and are therefore not recorded in the BNB Smart Chain. These “off-blockchain transactions” involve the transfer of control over, or ownership of, a specific digital wallet holding BNB or the reallocation of ownership of certain BNB in a pooled-ownership digital wallet, such as a digital wallet owned by a Digital Asset Trading Platform. In contrast to on-blockchain transactions, which are publicly recorded on the BNB Smart Chain, information and data regarding off-blockchain transactions are generally not publicly available. Therefore, off-blockchain transactions are not truly BNB transactions in that they do not involve the transfer of transaction data on the BNB Smart Chain and do not reflect a movement of BNB between addresses recorded in the BNB Smart Chain. For these reasons, off- blockchain transactions are subject to risks as any such transfer of BNB ownership is not protected by the protocol behind the BNB Smart Chain or recorded in, and validated through, the blockchain mechanism.
Creation of New BNB
Initial Creation of BNB
Unlike other digital assets such as Bitcoin, which are solely created through a progressive mining process, 200 million BNB were created in connection with the launch of the Binance ecosystem in 2017. The initial 200 million BNB were distributed as follows:
•Investors: 100 million BNB, or 50% of the supply, were sold in the initial coin offering (ICO) to early investors and participants.
•Binance Team: 80 million BNB, or 40% of the supply, were allocated to the Binance founding team as compensation and to support ongoing development.

•Angel Investors: 20 million BNB, or 10% of the supply, were distributed to early angel investors who provided initial funding for the project.
Following the launch of the Binance ecosystem, BNB’s circulating supply has gradually decreased over time through Binance’s token burn program, under which a portion of BNB is permanently removed from circulation each quarter to reduce total supply.
Open-Market Activities
In May 2025 the SEC issued a “Statement on Protocol Staking Activities” (the “Statement”). The Statement gave the SEC staff’s view regarding staking on networks that use a proof-of-stake consensus mechanism. The staff’s view is that some of these activities do not involve the offer and sale of securities within the meaning of the Securities Act and the Exchange Act. Accordingly, under such an interpretation, the participants in such staking activities do not need to register these transactions with the SEC under the Securities Act. As noted above, the Trust does not currently stake any of its BNB; however, the Sponsor may, in the future, engage one or more Staking Services Providers to conduct Staking Activities, in which case the Trust could receive staking rewards. The Sponsor believes that the Trust’s staking activities would be of the type described in the Statement and therefore will not involve the purchase and sale of securities. However, if the staff or the SEC were to disagree with the Sponsor’s position, or if the SEC or the staff were to take a position counter to the position stated in the Statement, the Trust or its service providers may be deemed to be in violation of federal securities laws. The treatment of staking in a grantor trust for U.S. federal income tax purposes is still developing. As a grantor trust, the Trust can undertake only certain types of activities. Please see “United States Federal Income Tax Consequences—Taxation of the Trust” below and “Risk Factors—Tax Risks—The Treatment Of The Trust For U.S. Federal Income Tax Purposes Is Uncertain” above for more details.
Limits on BNB Supply
Unlike many other digital assets that feature ongoing inflationary issuance, BNB has a fixed maximum supply of 200 million tokens, all of which were created at the launch of the Binance ecosystem. BNB does not rely on mining or continuous minting to increase supply. Instead, the circulating supply of BNB has been designed to decline over time through Binance’s token burn mechanism.
Binance conducts quarterly token burns using a portion of its trading fee revenue and through the BNB Auto-Burn mechanism introduced in late 2021. Under the Auto-Burn model, the amount of BNB removed from circulation is automatically calculated based on BNB’s market price and the number of blocks generated on the BNB Smart Chain during the quarter. In addition, BNB used to pay transaction fees on the BNB Smart Chain is burned in real time, further reducing circulating supply.
At launch in 2017, the BNB circulating supply was approximately 100 million BNB, representing the tokens sold in the initial coin offering (ICO). As of April 2026, the total BNB supply was approximately 134.8 million BNB, with about 134.8 million BNB in circulation (Source: Binance, CoinMarketCap). This represents a cumulative reduction of roughly 32% from the original 200 million BNB supply through scheduled and ongoing burns.
Because BNB’s supply is deflationary, there is no inflationary issuance rate affecting staking or yield dynamics. However, the rate of token burns influences long-term scarcity and can impact market price and perceived value. Faster burn rates effectively reduce supply more quickly, while slower rates extend the time required to reach the program’s ultimate target of 100 million BNB total supply.
Since the Trust does not participate in any yield- or burn-related mechanisms directly, its returns will reflect changes in the market price of BNB. If the burn mechanism supports price appreciation by constraining supply, the Trust could benefit from higher BNB valuations. Conversely, if transaction volumes or network activity decline, leading to slower burns, BNB’s deflationary effects—and thus potential price support—may diminish over time.

BNB Market and BNB Exchanges
BNB can be transferred in direct peer-to-peer transactions through the direct sending of BNB over the BNB Chain from one BNB address to another. Among end-users, BNB can be used to pay other members of the BNB Chain for goods and services under what resembles a barter system. Consumers can also pay merchants and other commercial businesses for goods or services through direct peer-to-peer transactions on the BNB Smart Chain or through third-party service providers.
In addition to using BNB to engage in transactions, investors may purchase and sell BNB to speculate as to the value of BNB in the BNB market, or as a long-term investment to diversify their portfolio. The value of BNB within the market is determined, in part, by the supply of and demand for BNB in the global BNB market, market expectations for the adoption of BNB as a store of value, the number of merchants that accept BNB as a form of payment, and the volume of peer-to-peer transactions, among other factors.
BNB spot markets provide investors with a website that permits investors to open accounts with the spot market and then purchase and sell BNB. Prices for trades on BNB spot markets are typically reported publicly. An investor opening a trading account must deposit an accepted government-issued currency into their account with the spot market, or a previously acquired digital asset, before they can purchase or sell assets on the spot market. The process of establishing an account with a BNB spot market and trading BNB is different from, and should not be confused with, the process of users sending BNB from one BNB address to another BNB address on the BNB Smart Chain. This latter process is an activity that occurs on the BNB Smart Chain, while the former is an activity that occurs entirely on the private website operated by the spot market. The spot market typically records the investor’s ownership of BNB in its internal books and records, rather than on the BNB Smart Chain. The spot market ordinarily does not transfer BNB to the investor on the BNB Smart Chain unless the investor makes a request to the spot market to withdraw the BNB in their exchange account to an off-exchange BNB wallet.
Outside of spot markets, BNB can be traded OTC in transactions that are not publicly reported. The OTC market is largely institutional in nature, and OTC market participants generally consist of institutional entities, such as firms that offer two-sided liquidity for BNB, investment managers, proprietary trading firms, high-net-worth individuals that trade BNB on a proprietary basis, entities with sizeable BNB holdings, and family offices. The OTC market provides a relatively flexible market in terms of quotes, price, quantity, and other factors, although it tends to involve large blocks of BNB. The OTC market has no formal structure and no open-outcry meeting place. Parties engaging in OTC transactions will agree upon a price—often via phone or email—and then one of the two parties will then initiate the transaction. For example, a seller of BNB could initiate the transaction by sending the BNB to the buyer’s BNB address. The buyer would then wire U.S. dollars to the seller’s bank account. OTC trades are sometimes hedged and eventually settled with concomitant trades on BNB spot markets.
BNB is also traded on cryptocurrency derivatives platforms through futures contracts and perpetual swap agreements. These derivatives generally reference the future price of BNB and may allow market participants to obtain leveraged long or short exposure to BNB without directly holding the underlying token. Such instruments are typically subject to margin requirements, periodic funding payments (in the case of perpetual swaps), and mark-to-market settlement. As a result, BNB derivatives markets may experience higher volatility than spot markets, particularly during periods of rapid price movements that trigger liquidations of leveraged positions. BNB futures contracts are actively traded on global cryptocurrency derivatives platforms, many of which are located outside the United States and are subject to varying degrees of regulatory oversight. These offshore platforms may involve counterparty risk, differing market structures, and reduced transparency relative to U.S.-regulated futures exchanges. In addition, BNB-specific futures have recently been listed on ICE Futures U.S., a Commodity Futures Trading Commission–regulated designated contract market. These contracts are U.S. dollar–denominated, cash-settled futures referencing the CoinDesk BNB Benchmark Rate and are cleared through ICE Clear U.S. As these regulated contracts are relatively new, liquidity and trading volume may be more limited than on established offshore derivatives platforms. Market participants may therefore continue to rely primarily on non-U.S. venues for BNB derivatives trading.
Authorized Participants will deliver, or facilitate the delivery of, BNB or cash to the Trust’s account with the applicable BNB Custodian in exchange for Shares of the Trust, and the Trust, through the applicable BNB

Custodian, will deliver BNB or cash when such Authorized Participants redeem Shares of the Trust. Based on the BITA Exchange Ranking Report, MarketVector selects the top five exchanges by rank for inclusion in the MarketVectorTM BNB Benchmark Rate, which the Trust will then use to price its NAV at the end of every business day. See “The Trust and BNB Prices— Description of the MarketVectorTM BNB Benchmark Rate Construction and Maintenance” for more information.
Regulation of BNB and Government Oversight
As digital assets have grown in both popularity and market size, the U.S. Congress and a number of U.S. federal and state agencies (including FinCEN, SEC, CFTC, FINRA, the Consumer Financial Protection Bureau (“CFPB”), the Department of Justice, the Department of Homeland Security, the Federal Bureau of Investigation, the IRS, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Federal Reserve and state financial institution and securities regulators) have been examining the operations of digital asset networks, digital asset users and the digital asset exchange markets, with particular focus on the extent to which digital assets can be used to launder the proceeds of illegal activities or fund criminal or terrorist enterprises and the safety and soundness of exchanges or other service-providers that hold or custody digital assets for users.
For example, in July 2025, U.S. Congress passed the Guiding and Establishing National Innovation for U.S. Stablecoins Act (GENIUS Act), which creates a federal framework for payment stablecoins, including reserve requirements, issuer licensing, and anti-money laundering compliance.
On the same day, the U.S. House of Representatives also passed the Digital Asset Market Clarity Act (CLARITY Act), which seeks to delineate regulatory jurisdiction between the SEC and CFTC over digital asset securities and commodities, respectively. These bills reflect growing bipartisan support for comprehensive digital asset regulation, although final Senate action remains pending. In August 2026, a cloture motion was filed on the motion to proceed to consideration of the CLARITY Act. On September 15, 2026, the Senate voted 49-50 against invoking cloture on the motion to proceed, and a motion to reconsider that vote was subsequently entered. The CLARITY Act has not been enacted, and its prospects remain uncertain
In May 2025 the SEC issued a “Statement on Protocol Staking Activities,” which clarified that certain staking activities, including certain liquid staking activities, do not involve the offer and sale of securities within the meaning of the Securities Act and the Exchange Act.
Many of these state and federal agencies have issued consumer advisories regarding the risks posed by digital assets to investors. In addition, federal and state agencies, and other countries have issued rules or guidance about the treatment of digital asset transactions or requirements for businesses engaged in digital asset activity. President Biden’s March 9, 2022 Executive Order, asserting that technological advances and the rapid growth of the digital asset markets “necessitate an evaluation and alignment of the United States Government approach to digital assets,” signals an ongoing focus on digital asset policy and regulation in the United States. A number of reports issued pursuant to the Executive Order have focused on various risks related to the digital asset ecosystem, and have recommended additional legislation and regulatory oversight. In addition, federal and state agencies, and other countries and international bodies have issued rules or guidance about the treatment of digital asset transactions or requirements for businesses engaged in digital asset activity. Moreover, the failure of FTX Trading Ltd. (“FTX”) in November 2022 and the resulting market turmoil substantially increased regulatory scrutiny in the United States and globally and led to SEC and criminal investigations, enforcement actions and other regulatory activity across the digital asset ecosystem.
On January 23, 2025, President Trump issued an executive order titled “Strengthening American Leadership in Digital Financial Technology” aimed at supporting “the responsible growth and use of digital assets, blockchain technology, and related technologies across all sectors of the economy.” The executive order established an interagency working group tasked with “proposing a Federal regulatory framework governing the issuance and operation of digital assets” in the United States. Pursuant to this executive order, the working group released a report in July 2025 outlining the administration’s recommendations to Congress and various agencies reflecting the administration’s “pro-innovation mindset toward digital assets and blockchain technologies.” In particular, the report recommends that Congress enact legislation regarding self custody of digital assets, clarifying the applicability of

BSA obligations with respect to digital asset service providers, granting the CFTC authority to regulate spot markets in non-security digital assets, prohibiting the adoption of a CBDC, and clarifying tax laws as relevant to digital assets. In addition, the report recommends that agencies reevaluate existing guidance on digital asset activities, use existing authorities to enable the trading of digital assets at the federal level, embrace DeFi, launch or relaunch crypto innovation efforts, and promote U.S. private sector leadership in the responsible development of cross-border payments and financial markets technologies, among others.
In addition, the SEC, U.S. state securities regulators and several foreign governments have issued warnings and instituted legal proceedings in which they argue that certain digital assets may be classified as securities and that both those digital assets and any related initial coin offerings or other primary and secondary market transactions are subject to securities regulations. For example, in June 2023, the SEC brought charges against Binance and Coinbase, and in November 2023, the SEC brought charges against Kraken, alleging that they operated unregistered securities exchanges, brokerages and clearing agencies. In its complaints, the SEC asserted that several digital assets are securities under the federal securities laws, including BNB. The outcomes of these proceedings, as well as ongoing and future regulatory actions, have had a material adverse effect on the digital asset industry as a whole and on the price of BNB, and may alter, perhaps to a materially adverse extent, the nature of an investment in the Shares and/or the ability of the Trust to continue to operate. Additionally, U.S. state and federal, and foreign regulators and legislatures have taken action against virtual currency businesses or enacted restrictive regimes in response to adverse publicity arising from hacks, consumer harm, or criminal activity stemming from virtual currency activity.
In August 2021, the chair of the SEC stated that he believed investors using digital asset trading platforms are not adequately protected, and that activities on the platforms can implicate the securities laws, commodities laws and banking laws, raising a number of issues related to protecting investors and consumers, guarding against illicit activity, and ensuring financial stability. The chair expressed a need for the SEC to have additional authorities to prevent transactions, products, and platforms from “falling between regulatory cracks,” as well as for more resources to protect investors in “this growing and volatile sector.” The chair called for federal legislation centering on digital asset trading, lending, and decentralized finance platforms, seeking “additional plenary authority” to write rules for digital asset trading and lending. At the same time, the chair has also stated that the SEC has authority under existing laws to regulate the digital asset sector and several enforcement actions were filed against digital asset trading platforms during the first half of 2023.
On March 17, 2026, the SEC issued an interpretation clarifying how the federal securities laws apply to certain crypto assets and transactions involving crypto assets. The SEC interpretation (i) provides a taxonomy for digital commodities, digital collectibles, digital tools, stablecoins and digital securities; (ii) addresses how a “non-security crypto asset” may become subject to, and how it may cease to be subject to, an investment contract; and (iii) clarifies the application of federal securities laws to airdrops, protocol mining, protocol staking and the wrapping of a non-security crypto asset. The CFTC joined the interpretation to provide guidance that the CFTC and its staff will administer the CEA consistent with the SEC’s interpretation.
There have been several bills introduced in Congress that propose to establish additional regulation and oversight of the digital asset markets. Certain of these bills passed out of relevant committees and were passed in the House of Representatives in the last Congress, though not the Senate. Some of these bills have since been reintroduced with changes, and continue to be contemplated in the relevant committees, as well as the full House of Representatives and Senate. For example, in July 2025, the GENIUS Act was signed into law and the House of Representatives passed the Digital Asset Market Clarity Act of 2025 (“CLARITY Act”) in an effort to pass laws relating to digital asset market structure. In August 2026, a cloture motion was filed on the motion to proceed to consideration of the CLARITY Act. On September 15, 2026, the Senate voted 49-50 against invoking cloture on the motion to proceed, and a motion to reconsider that vote was subsequently entered. The CLARITY Act has not been enacted, and its prospects remain uncertain. It is difficult to predict whether, or when, any of these developments will lead to Congress granting additional authorities to the SEC or other regulators, what the nature of such additional authorities might be, how additional legislation and/or regulatory oversight might impact the ability of digital asset markets to function or how any new regulations or changes to existing regulations might impact the value of digital assets.

Various foreign jurisdictions have, and may continue to, in the near future, adopt laws, regulations or directives that affect a digital asset network, the Digital Asset Markets, and their users, particularly Digital Asset Trading Platforms and service providers that fall within such jurisdictions’ regulatory scope. For example:
•China has made transacting in cryptocurrencies illegal for Chinese citizens in mainland China, and additional restrictions may follow. China has banned initial coin offerings and there have been reports that Chinese regulators have taken action to shut down a number of China-based Digital Asset Trading Platforms.
•South Korea determined to amend its Financial Information Act in March 2020 to require virtual asset service providers to register and comply with its AML and counter-terrorism funding framework. These measures also provide the government with the authority to close Digital Asset Trading Platforms that do not comply with specified processes. South Korea has also banned initial coin offerings.
•The Reserve Bank of India in April 2018 banned the entities it regulates from providing services to any individuals or business entities dealing with or settling digital assets. In March 2020, this ban was overturned in the Indian Supreme Court, although the Reserve Bank of India is currently challenging this ruling.
•The United Kingdom’s Financial Conduct Authority published final rules in October 2020 banning the sale of derivatives and exchange-traded notes that reference certain types of digital assets, contending that they are “ill- suited” to retail investors citing extreme volatility, valuation challenges and association with financial crime. A new law, the Financial Services and Markets Act 2023 (“SMA”), received royal assent in June 2023. The FSMA brings digital asset activities within the scope of existing laws governing financial institutions, markets and assets.
•The Parliament of the European Union approved the text of the Markets in Crypto-Assets Regulation (“MiCA”) in April 2023, establishing a regulatory framework for digital asset services across the European Union. MiCA is intended to serve as a comprehensive regulation of digital asset markets and imposes various obligations on digital asset issuers and service providers. The main aims of MiCA are industry regulation, consumer protection, prevention of market abuse and upholding the integrity of digital asset markets. MiCA was formally approved by the European Union’s member states in 2023 and is expected to come into effect in 2024.
There remains significant uncertainty regarding foreign governments’ future actions with respect to the regulation of digital assets and Digital Asset Trading Platforms. Such laws, regulations or directives may conflict with those of the United States and may negatively impact the acceptance of BNB by users, merchants and service providers outside the United States and may therefore impede the growth or sustainability of the BNB Chain ecosystem in the United States and globally, or otherwise negatively affect the value of BNB held by the Trust. The effect of any future regulatory change on the Trust or the BNB held by the Trust is impossible to predict, but such change could be substantial and adverse to the Trust and the value of the Shares.
On February 10, 2026, ICE Futures U.S., Inc., a designated contract market (“DCM”) registered with the CFTC, listed CoinDesk BNB Futures contracts. DCMs are boards of trade (commonly referred to as exchanges) that operate under the regulatory oversight of the CFTC, pursuant to Section 5 of the CEA. To obtain and maintain designation as a DCM, an exchange must comply on an initial and ongoing basis with twenty-three Core Principles established under Section 5(d) of the CEA. Among other things, DCMs are required to establish self-regulatory programs designed to enforce the DCM’s rules, prevent market manipulation and customer and market abuses, and ensure the recording and safe storage of trade information.
The ICE CoinDesk BNB Futures contracts are cash-settled based on the CoinDesk BNB Benchmark London Settlement Rate. As with other digital asset futures listed on CFTC-registered exchanges, BNB futures contracts provide market participants with the ability to obtain leveraged exposure to changes in the price of BNB without directly holding BNB. The listing of BNB futures on a CFTC-registered DCM may contribute to price discovery in the broader BNB market, and trading activity in such futures contracts may influence volatility in the spot price of BNB.

On December 4, 2025, CFTC Acting Chairman Caroline D. Pham announced that that listed spot crypto asset products will begin trading on a CFTC-registered futures exchange (DCM). This is the first initiative in the CFTC’s “crypto sprint” to start implementation of the recommendations in the President’s Working Group on Digital Asset Markets report. Members of the public were invited to provide written input by August 18, 2025 through the CFTC website.
For more information, see “Risk Factors—Digital asset markets in the U.S. exist in a state of regulatory uncertainty, and adverse legislative or regulatory developments could significantly harm the value of BNB or the Shares, such as by banning, restricting or imposing onerous conditions or prohibitions on the use of BNB, validating activity, digital wallets, the provision of services related to trading and custodying BNB, the operation of the BNB Smart Chain, or the digital asset markets generally.”
The Trust’s Staking Program
The Trust intends to stake a portion of its BNB through one or more Staking Services Providers. The initial Staking Services Provider is expected to be BitGo. At the Sponsor’s instruction and in accordance with the Staking Policy, the applicable Staking Services Provider will delegate BNB made available for staking to a validator on the BNB Smart Chain. The Sponsor currently expects that BNB made available for staking through BitGo will initially be delegated to a validator operated by Figment. The Trust’s staked BNB will remain in the custody of an applicable BNB Custodian, and the Staking Services Provider will not exercise discretion as to the amount of the Trust’s BNB to be staked or the timing of the Staking Activities other than as is incidental to executing delegation and undelegation instructions. Once BNB is delegated, the validator will earn rewards based on the amount of BNB staked and total network staking participation. If more BNB is staked network-wide, individual reward rates may decrease as the available reward pool is shared across more participants. The Trust will receive staking rewards of BNB, which may be treated for federal income tax purposes as income to the Trust. The amount of BNB the Trust may receive as a reward for its Staking Activities can vary significantly. The Sponsor will adjust the Trust’s staking allocation over time in light of network and market conditions and the Trust’s liquidity needs. The Sponsor has adopted a liquidity risk program (the “Liquidity Program”) that provides mechanisms to monitor and manage the liquidity of the Trust’s assets. The Liquidity Program is available in full at the Trust’s website at www.vaneck.com.
Staking activity comes with a risk of loss of BNB. Staked BNB are not subject to the protections enjoyed by depositors with FDIC or SIPC member institutions.
In consideration for the Staking Services, the Staking Services Provider is expected to receive 4.0% of the staking rewards generated by the Trust’s Staking Activities (the “Staking Services Provider Consideration”). The Staking Services Provider Consideration will be paid from the proceeds of the Staking Activities received by the Trust or, in certain cases, netted from such proceeds before they are credited to the Trust.
The Sponsor has adopted the Staking Policy and will administer the staking program through the Staking Committee. Following commencement of Staking Activities, under normal circumstances, the Sponsor will seek to stake all of the Trust's BNB except for BNB reserved by the Sponsor in its sole discretion to facilitate foreseeable redemption transactions or otherwise protect the Trust and its assets in a manner consistent with the 2025 Staking Guidance. In determining the amount of the Trust's BNB to allocate to staking and the Liquidity Reserve, the Sponsor will evaluate several factors, including the amount of Committed Assets, the characteristics of BNB and the BNB Smart Chain protocol, liquidity relative to circulating market capitalization, the length of the Unbonding Period, historical and anticipated redemption activity and operational risks. The Sponsor may analyze the amount of liquid BNB needed to serve multiple days of extreme historical redemption activity and known and expected primary market demands, including advance notice of anticipated creation or redemption activity, and may account for unstaking and unbonding delays. A base staking percentage will be set and adjusted for unstaking delays, with a 5% buffer used to prompt rebalancing if the staked amount deviates significantly. The amount of BNB actually staked may change over time as these factors change.
Pursuant to the Liquidity Program (which is a component of the Staking Policy), the Sponsor is responsible for assessing, managing and reviewing liquidity risk of the Trust at least annually based on the following five factors: (i) the Trust’s investment strategy and liquidity of the Trust’s assets during normal and stressed conditions, including use of borrowing for investment purposes and derivatives and whether the investment strategy is appropriate for effective and efficient arbitrage, (ii) holdings of cash and cash equivalents, as well as borrowing arrangements and other funding sources, (iii) percentage and description of the Trust’s assets that are segregated, pledged, hypothecated, encumbered, or otherwise restricted or prevented from being liquidated, sold, transferred or assigned, including Committed Assets, (iv) the Unbonding Period and the entry and exit wait times involved in the staking process and (v) the historical percentages of cumulative drawdowns in redemptions for US listed crypto-based ETFs and other similar instruments listed globally. With respect to factor (i) above, the Staking Policy provides that the Sponsor has the authority to adjust the size of the Baskets if it determines that such changes would improve the effectiveness and efficiency of the arbitrage mechanism.
Following each liquidity risk assessment, the Sponsor determines whether changes to the administration of the Trust's staking program are necessary.
The Trust continues to update its liquidity risk policies and procedures, and any changes made or recommended are evaluated during the next liquidity risk assessment. The Liquidity Program is intended to be and is in line with the generic listing standards of the Exchange.
As a matter of BNB Smart Chain protocol, staked BNB is not committed for a fixed term and the Trust may initiate an exit from a staked position at any time. This protocol feature does not override the Sponsor's contractual commitment with respect to Committed Assets. The Sponsor intends to maintain the Committed Assets in staking while the applicable Share lock-up or notice requirements remain in effect. Following receipt of the required notice with respect to any such Shares, the Sponsor may initiate unstaking of the corresponding BNB as appropriate during the notice period. When the Trust undelegates BNB, the BNB Smart Chain protocol imposes an unbonding period, currently seven days (the "Unbonding Period"), during which the BNB earns no rewards, is locked on-chain, and cannot be withdrawn, transferred, sold or re-delegated. Because reward distribution and validator set composition on the BNB Smart Chain are determined on a daily cycle following 00:00 UTC, an undelegation instruction may not take effect until the following day, and the Trust therefore expects a total period of approximately seven to eight days from the submission of an unstaking instruction to the availability of unstaked BNB. In addition, while BNB is staked, the Trust's position is represented by non-transferable staking credit tokens that cannot be sold or transferred, so undelegation and completion of the Unbonding Period is the only means by which the Trust can convert staked BNB into transferable BNB. As a result, the Trust may not be able to promptly access or liquidate staked BNB to meet redemption requests in amounts that are greater than the portion of the Trust's BNB that remains readily available or to respond to adverse market conditions. This delay could adversely affect the Trust's liquidity and its ability to fulfill investor redemptions in a timely manner, particularly during periods of heightened market volatility or significant redemption activity. Additionally, because rewards on the BNB Smart Chain are distributed once daily following 00:00 UTC, BNB delegated during a given day does not participate in that day's reward distribution and begins earning rewards only from the following day's distribution.
As described above, certain Shares are subject to contractual restrictions on redemption and transfer. In connection with those arrangements, the Sponsor intends to maintain the corresponding Committed Assets in staking while the applicable restrictions or notice requirements remain in effect. Following receipt of the required notice with respect to any such Shares, the Sponsor may begin unstaking the corresponding BNB as appropriate in light of anticipated liquidity needs. Committed Assets remain assets of the Trust and are included in the Trust's NAV.
Under normal circumstances, the Sponsor will seek to stake all of the Trust's BNB except for BNB reserved by the Sponsor in its sole discretion to facilitate foreseeable redemption transactions or otherwise protect the Trust and its assets in a manner consistent with the 2025 Staking Guidance. "Normal circumstances" do not include periods in which the Trust is required or elects under the Liquidity Program, as determined by the Sponsor in its sole discretion, to hold unstaked BNB in connection with (a) obtaining or disposing of digital assets through a "contingent liquidity arrangement" described in section 6.02(12) of the 2025 Staking Guidance, (b) the sale of digital assets for cash in connection with the Trust's liquidation, (c) the need to take protective measures against potential systemic vulnerabilities in the network's protocol, the staking smart contracts, or the validator client software, (d) the cessation of the arrangement between the Trust and a BNB Custodian, but only with respect to the digital assets affected by the cessation, (e) the cessation of the arrangement with a Staking Services Provider, but only with respect to the staked digital assets affected by the cessation, or (f) a change in applicable law or regulation. The

Liquidity Program is available in full at the Trust's website at www.vaneck.com. See "Risk Factors - Staking May Subject The Trust To Risks, Including Loss Of Rewards And Operational Uncertainties" and "- Staked BNB Is Subject To An Unbonding Period, And Certain BNB Is Expected To Remain Staked While Corresponding Shares Are Subject To Lock-Up And Notice Provisions, Which May Limit Liquidity And Affect Redemptions" for additional information.
Distributions of Staking Rewards
Under normal circumstances, the Trust will make quarterly cash distributions of income generated from its staking activities to Shareholders. The distributions will consist of net staking income after deduction of applicable payments to the Trust’s staking services provider as compensation for its services under the Staking Services Agreement. To fund the cash distributions, the Trust may sell staking rewards and/or a portion of its BNB, which may affect the Trust’s exposure to BNB and the market price and/or net asset value of the Shares and may result in taxable income to Shareholders.
The Trust intends to make cash distributions at least quarterly in order to rely on the safe harbor conditions established by the 2025 Staking Guidance applicable to grantor trusts that stake digital assets. The IRS may modify, clarify, or withdraw such guidance, and there can be no assurance as to the tax treatment of any distributions to shareholders.
The amount of any distribution will depend on the amount of staking rewards received by the Trust, applicable legal and regulatory requirements, and the Trust’s operational and liquidity needs. There can be no assurance that the Trust will declare or pay distributions in any particular amount or at any particular frequency, or at all.
To fund any cash distribution of staking rewards, the Trust expects to sell BNB received as staking rewards, or an equivalent amount of BNB, for U.S. dollars through one or more Liquidity Providers and/or through a BNB Custodian or an affiliate thereof. The net U.S. dollar cash proceeds of such sale, after reduction for any applicable fees, costs, expenses, taxes, liabilities or reserves, are expected to represent the amount available for distribution to Shareholders. Because the market price of BNB may fluctuate between the time staking rewards are earned or credited to the Trust, the time BNB is sold to fund a distribution and the applicable record date or payable date, the cash distribution ultimately paid to Shareholders may be more or less than the value of the staking rewards reflected in the Trust’s NAV when such rewards were earned or credited.
Credit Facility
The Liquidity Program provides that the Trust may enter into a credit facility (including a credit facility with the Sponsor or its affiliates acting as lender) that allows the Trust to borrow cash or BNB to meet its current obligations. If the Trust draws cash or BNB under any such credit facility, the Trust may incur additional expenses in the form of interest on its indebtedness or other costs of borrowing. In addition, the lender under any such credit facility may require the Trust to pledge its assets as collateral for the amounts borrowed. The Sponsor or its affiliates may also lend cash or BNB to the Trust, provided that under any such arrangement the Sponsor or its affiliate will not be permitted to (1) charge interest on the amounts borrowed, (2) demand or accept any pledge of the Trust’s assets, or (3) impose terms on the Trust that are more detrimental to the Trust than those that would be available in an arms-length commercial transaction. As of the date of the Prospectus, the Trust has not entered into a credit facility. If the Trust enters into a credit facility, the Trust will notify shareholders through the filing of a Form 8-K and a supplement to this Prospectus describing the material terms of any such arrangement.

THE TRUST AND BNB PRICES
Overview of the Trust
The Trust is an exchange-traded fund that issues Shares that trade on the Exchange. The Shares are listed on The Nasdaq Stock Market LLC (“Nasdaq” or the “Exchange”) pursuant to Nasdaq Rule 5711(d), which permits the listing and trading of Commodity-Based Trust Shares under Nasdaq's generic listing standards (the “Generic Listing Standards”).
The Trust is a passive investment vehicle that does not seek to pursue any investment strategy beyond reflecting the performance of the price of BNB and rewards from staking a portion of the Trust’s BNB. As a result, the Trust will not attempt to avoid losses or hedge exposure arising from the risk of changes in the price of BNB. The Trust’s investment objective is to reflect the performance of the price of BNB and rewards from staking a portion of the Trust’s BNB to the extent the Sponsor in its sole discretion determines that the Trust may do so without undue legal or regulatory risk, such as, without limitation, by jeopardizing the Trust’s ability to qualify as a grantor trust for U.S. federal income tax purposes, less the expenses of the Trust’s operations. In seeking to achieve its investment objective, the Trust holds BNB and values its Shares daily based on the reported MarketVectorTM BNB Benchmark Rate, which is calculated based on prices contributed by exchanges that BITA GmbH, an industry leading data and index provider, has “whitelisted” (as defined below) in its BITA Exchange Ranking report. The Trust does not utilize leverage, derivatives or any similar arrangements in seeking to meet its investment objective. The Trust conducts its Staking Activities in a manner intended to preserve the Trust’s status as a grantor trust for U.S. federal income tax purposes. See “BNB, BNB Market, BNB Exchanges and Regulation of BNB—The Trust’s Staking Program.”
The Trust is sponsored by VanEck Digital Assets, LLC, a wholly-owned subsidiary of VanEck. The Trust, the Sponsor and the service providers will not loan or pledge the Trust’s assets, nor will the Trust’s assets serve as collateral for any loan or similar arrangement. The Trust is not actively managed. It does not engage in any activities designed to obtain a profit from, or to ameliorate losses caused by, changes in the price of BNB.
The Sponsor believes that the Trust will provide a cost-efficient way for Shareholders to implement strategic and tactical asset allocation strategies that use BNB by investing in the Trust’s Shares rather than purchasing, holding and trading BNB directly. The latter alternative would require selecting a BNB trading platform and opening an account or arranging a private transaction, establishing a personal computer system capable of transacting directly on the blockchain, and incurring the risks associated with maintaining and protecting a private key that is irrecoverable if lost, among other difficulties.
BNB Value
The value of BNB is determined by the value that various market participants place on BNB through their transactions. The most common means of determining the value of a BNB is by surveying one or more BNB trading platforms where BNB is traded publicly and transparently. The price of BNB on the BNB market has exhibited periods of extreme volatility, which could have a negative impact on the performance of the Trust.
On exchanges, BNB is traded with publicly disclosed valuations for each executed trade, measured by (i) one or more fiat currencies such as the U.S. dollar or Euro or (ii) one or more digital assets, including stablecoins (referred to as “pairs”). OTC dealers or market makers do not typically disclose their trade data.
Currently, there are many exchanges operating worldwide, representing a substantial percentage of BNB buying and selling activity, and providing the most data with respect to prevailing valuations of BNB. The below table reflects the average daily trading volume (in thousands of USD) of each of the five highest-ranked BNB exchanges (as ranked by BITA GmbH) included in the MarketVectorTM BNB Benchmark Rate as of March 31, 2026, using data reported by MarketVector from April 1, 2025 to March 31, 2026:

Exchanges	Average Daily Volume
Coinbase	1,910,490.98
Binance	287,085,571.36
GateIO	11,576,608.97
Bybit	16,760,247.68
Kraken	1,721,719.99
The market share for BNB/USD trading of the five highest-ranked BNB trading platforms over the past four calendar quarters (including the current calendar quarter) is shown in the table below:

Period	Coinbase	Binance	GateIO	Bybit	Kraken	Others
2025 Q2	0.00%	67.91%	2.19%	2.57%	0.07%	27.26%
2025 Q3	0.00%	60.46%	2.07%	2.80%	0.26%	34.41%
2025 Q4	0.16%	60.83%	2.53%	4.29%	0.41%	31.78%
2026 Q1	0.68%	55.10%	2.97%	3.27%	0.51%	37.47%
__________________
*Source: MarketVector
Trust Structure
The Sponsor designed the Trust in what it believes is a straight-forward structure to provide exposure to BNB. By utilizing the MarketVectorTM BNB Benchmark Rate, the Trust draws prices for its Shares off of what is in effect a “consolidated tape” for BNB, similar to the consolidated tapes or “ticker tapes” used by major stock exchanges to report trades and quotes. The term “consolidated” refers to the fact that securities, or digital assets like BNB, often trade on more than one exchange, and a consolidated tape reports not only a security’s trading activity on its primary listing exchange but the trading activity on all or substantially all exchanges on which it is traded. However, the global BNB market is not subject to comparable regulatory guardrails as regulated securities markets. See “Risk Factors—Due to the unregulated nature and lack of transparency surrounding the operations of BNB trading platforms, which may be subject to regulation in relevant jurisdiction, but may not be complying, they may experience fraud, manipulation, security failures or operational problems, which may adversely affect the value of BNB and, consequently, the value of the Shares.”
The use of the MarketVectorTM BNB Benchmark Rate is designed to eliminate from the NAV calculation pursuant to which the Trust prices its Shares those BNB trading platforms with indicia of suspicious, fake, or non-economic volume. However, there is no guarantee that such measures will be effective. See “Risk Factors— The MarketVectorTM BNB Benchmark Rate may be affected by manipulative or fraudulent practices in the global BNB market or at constituent trading platforms.” In addition, the use of five BNB trading platforms is designed to mitigate the potential for idiosyncratic exchange risk, as the failure of any individual BNB trading platform should not materially impact pricing for the Trust. Moreover, any attempt to manipulate the NAV would require a substantial amount of capital distributed across a majority of the exchanges, and potentially coordinated activity across those exchanges, making it more difficult to conduct, profit from, or avoid the detection of market manipulation. The Sponsor believes that this is especially true in a well-arbitraged and distributed market, as MarketVector believes the real BNB market to be.
In addition to the above safeguards, the MarketVectorTM BNB Benchmark Rate is calculated over twenty three-minute intervals pursuant to a methodology referred to as an equal-weighted average of the volume-weighted median price. The use of twenty consecutive three-minute segments over a sixty-minute period means a malicious actor would need to sustain efforts to manipulate the market over an extended period of time, or would need to replicate efforts multiple times, potentially triggering review from the exchange or regulators, or both. The use of a “median” price by its nature limits the ability of outlier prices that may have been caused by attempts to manipulate the price on a particular exchange, to impact the NAV, as it systematically excludes those prices from the NAV calculation.

Description of the MarketVectorTM BNB Benchmark Rate Construction and Maintenance
The Sponsor has entered into a licensing agreement with MarketVector to use the MarketVectorTM BNB Benchmark Rate. The Trust is entitled to use the MarketVectorTM BNB Benchmark Rate pursuant to a sub-licensing arrangement with the Sponsor. The MarketVectorTM BNB Benchmark Rate is a U.S. dollar-denominated composite reference rate for the price of BNB. The index administrator is MarketVector Indexes GmbH, a wholly-owned subsidiary of VanEck. On each day that the Exchange is open for regular trading, as promptly as practical after 4:00 p.m. Eastern time, the Administrator determines the NAV of the Trust, based on the MarketVectorTM BNB Benchmark Rate. In determining the Trust’s NAV, the Administrator values the BNB held by the Trust based on the price set by the MarketVectorTM BNB Benchmark Rate as of 4:00 p.m. Eastern time.
The Index is calculated daily between 00:00 and 24:00 (ET) and the Index values are disseminated every second to data vendors. The Index is disseminated in USD and the closing and intraday value is calculated over pursuant to a methodology referred to as a volume-weighted average of the volume-weighted average price of each eligible exchange. The intra-day data available in the MarketVectorTM BNB Benchmark Rate is published every second throughout each trading day. The intra-day levels and closing levels of the MarketVectorTM BNB Benchmark Rate are published by MarketVector. The current exchange composition of the MarketVectorTM BNB Benchmark Rate is Coinbase, Binance, Bybit, GateIO and Kraken. The MarketVectorTM BNB Benchmark Rate index was launched on December 19, 2025.
The MarketVector™ BNB Benchmark Rate is subject to oversight by an Independent Oversight Function (“IOF”), which is composed of persons who are independent from, and not responsible for, the operation or management of the Index. The IOF reviews and approves the rules in the index guide and material methodology changes to the Index. Material changes to the index guide are subject to review and approval before publication and implementation, and notice of such changes is generally published 30 days in advance on MarketVector’s website at https://www.marketvector.com/insights/news. None of the information on the Index Administrator’s website is incorporated by reference into this Prospectus.
The underlying trading platforms are sourced from the industry leading BITA Exchange Ranking report, which is issued by BITA GmbH. BITA GmbH (“BITA”) is a Germany-based fintech company that provides enterprise-grade indexes, data and infrastructure to institutions operating in the passive and quantitative investment spaces. Active in the digital asset industry since 2018, BITA GmbH provides crypto calculation, index administration and infrastructure solutions to financial institutions globally. BITA reviews various trading exchanges and analyzes such exchanges to determine whether the exchanges should be approved as a data source (approved exchanges are referred to by BITA as “whitelisted”). BITA’s methodology for evaluating exchanges utilizes a combination of qualitative and quantitative metrics to analyze a comprehensive data set, covering five categories of evaluation. The categories of evaluation include regulatory stability, liquidity, data quality, technology and usability. BITA evaluates each category of each exchange with respect to each different digital asset, with different weights assigned to each category to arrive at a “total score” for each exchange. BITA then ascribes a rating to each exchange and determines the minimum total score for an exchange to be included in each pricing index. Each qualifying exchange is then ranked by BITA according to their “total score” to determine their BITA ranking, which determines the inclusion of such exchange in the MarketVectorTM BNB Benchmark Rate.
The BITA Exchange Ranking report provides a framework for assessing risk of each exchange and brings transparency and accountability to a rapidly evolving market and industry. Based on the BITA Exchange Ranking report, MarketVector initially selects the top five exchanges by rank for inclusion in the MarketVectorTM BNB Benchmark Rate. If an eligible non-component exchange is in the top five by rank for two consecutive semi-annual reviews, it replaces the lowest ranked component exchange. If an eligible exchange is downgraded by two or more notches in a semi-annual review and is no longer in the top five by rank, it is replaced by the highest ranked non-component exchange. Adjustments to exchange coverage are announced four business days prior to the first business day of each of June and December at 23:00 CET. Once it has actual knowledge of material changes to the component exchanges used to calculate the Index, the Trust will notify Shareholders in a prospectus supplement and a current report on Form 8-K or in its annual or quarterly reports. The MarketVectorTM BNB Benchmark Rate is rebalanced at 16:00:00 ET on the last trading day of each of May and November.

As noted above, the MarketVectorTM BNB Benchmark Rate is disseminated in USD and the closing and intraday value is calculated over twenty three-minute intervals pursuant to a methodology referred to as an equal-weighted average of the volume-weighted median price. In other words, MarketVectorTM BNB Benchmark Rate seeks to provide the average price that BNB has traded at during the past hour. This is calculated as the average of the volume-weighted median price on the constituent platforms of each of the twenty three-minute intervals, as displayed below:
Volume-weighted median price of BNB for each three minute period (20 total) / 20 = MarketVectorTM BNB Benchmark Rate price.
When determining the volume-weighted median price during a three minute period, the highest and lowest contributed prices from the five constituent platforms are removed and the volume-weighted median is derived from the contributed prices of the other three exchanges. Using twenty consecutive three-minute segments over a sixty-minute period means malicious actors would need to sustain efforts to manipulate the market over an extended period of time, or would need to replicate efforts multiple times across exchanges, potentially triggering review. This extended period also supports Authorized Participant activity by capturing volume over a longer time period, rather than forcing Authorized Participants to mark an individual close or auction. The use of a median price reduces the ability of outlier prices to impact the NAV, as it systematically excludes those prices from the NAV calculation. The use of a volume-weighted median (as opposed to a traditional median) serves as an additional protection against attempts to manipulate the NAV by executing a large number of low-dollar trades, because, any manipulation attempt would have to involve a majority of global spot BNB volume in a three-minute window to have any influence on the NAV. As discussed herein, removing the highest and lowest prices further protects against attempts to manipulate the NAV, requiring bad actors to act on multiple exchanges at once to have any ability to influence the price.
Disclaimers
VanEck BNB ETF (the “Product”) is not sponsored, endorsed, sold or promoted by MarketVector Indexes GmbH (“Licensor”) and any of its affiliates. Licensor and any of its affiliates make no representation or warranty, express or implied, to the owners of the Product or any member of the public regarding the advisability of investing in tokens generally or in the Product particularly or the ability of the MarketVectorTM BNB Benchmark Rate to track the performance of the digital assets market. Licensor’s only relationship to the Licensee is the licensing of certain service marks and trade names of Licensor and of the Index that is determined, composed and calculated by Licensor without regard to the Licensee or the Product. Licensor has no obligation to take the needs of the Licensee or the owners of the Product into consideration in determining, composing or calculating the Index. Licensor is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Product to be issued or in the determination or calculation of the equation by which the Product is to be converted into cash. Licensor has no obligation or liability in connection with the administration, marketing or trading of the Product.
LICENSOR DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE MARKETVECTOR BNB BENCHMARK RATE OR ANY DATA INCLUDED THEREIN AND LICENSOR AND ANY OF ITS AFFILIATES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. LICENSOR AND ANY OF ITS AFFILIATES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE VANECK BNB ETF, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE MARKETVECTOR BNB BENCHMARK RATE OR ANY DATA INCLUDED THEREIN. LICENSOR MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKETVECTOR BNB BENCHMARK RATE OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL LICENSOR AND ANY OF ITS AFFILIATES HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
The Product is not sponsored, promoted, sold or supported in any other manner by BITA nor does BITA offer any express or implicit guarantee or assurance either with regard to the results of using the Index and/or Index trade mark or the Index price at any time or in any other respect. The Index is calculated and published by BITA. BITA uses its best efforts to ensure that the Index is calculated correctly. Irrespective of its obligations towards the Issuer, BITA has no obligation to point out errors in the Index to third parties including but not limited to investors and/or financial intermediaries of the financial instrument. Neither publication of the Index by BITA nor the licensing of the Index or Index trade mark for the purpose of use in connection with the financial instrument constitutes a recommendation by BITA to invest capital in said financial instrument nor does it in any way represent an assurance or opinion of BITA with regard to any investment in this financial instrument. BITA is not responsible for fulfilling the legal requirements concerning the accuracy and completeness of the financial instrument’s prospectus.

NET ASSET VALUE DETERMINATIONS
Calculation of NAV and NAV per Share
The Trust’s NAV will be calculated based on the Trust’s net asset holdings as reconciled to the BNB Custodians’ accounts on a market approach, determined on a daily basis in accordance with the MarketVectorTM BNB Benchmark Rate price at 4:00 p.m. Eastern time. The Sponsor believes that use of the MarketVectorTM BNB Benchmark Rate mitigates against idiosyncratic exchange risk, as the failure of any individual exchange will not materially impact pricing for the Trust. It also allows the Administrator to calculate the NAV in a manner that significantly deters manipulation.
Staking rewards received by the applicable BNB Custodian will be credited to the Trust (as earned) and reflected, net of the Staking Services Provider Consideration, in the Trust's daily NAV until distributed or sold to fund a distribution. When the Trust sells BNB received as staking rewards, or an equivalent amount of BNB, to fund a cash distribution, the cash proceeds will be reflected in the Trust's NAV until such distribution is recorded as payable or paid to Shareholders. Staked BNB and Locked Assets are valued at the same MarketVector™ BNB Benchmark Rate price as the Trust's unstaked BNB.
The Sponsor holds full discretion to change either the index used for calculating NAV or the index provider subject to proper notification to shareholders (such notification will be made via a prospectus supplement and/or a current report filed with the SEC and will occur in advance of any such change). Shareholder approval is not required.
In the event that (i) the Sponsor elects to no longer rely on the MarketVector™ BNB Index, or (ii) the MarketVector™ BNB Index is temporarily or permanently unavailable, the Sponsor has adopted the following policies and procedures for calculating the Trust’s NAV:
•Identification of a Successor Index. The Sponsor will endeavor, as promptly as practicable, to identify and select a successor index or pricing benchmark that (a) is calculated and published by a reputable, independent third-party index provider, (b) is based on the spot price of BNB derived from a rules-based methodology that aggregates prices across multiple eligible trading venues, and (c) employs manipulation-resistant calculation features, such as volume-weighted average pricing (VWAP) or similar methodologies, that are at least as robust as those employed by the MarketVector™ BNB Index. Any change to the index or index provider will be disclosed in advance to shareholders via a prospectus supplement and/or a current report on Form 8-K filed with the SEC.
•Temporary Unavailability. If the MarketVector™ BNB Index is unavailable on any given Business Day due to a technical failure, data disruption, or other temporary circumstance, the Sponsor will instruct the Administrator to calculate the Trust’s NAV using the most recently published value of the MarketVector™ BNB Index, or, if the Sponsor determines that such value no longer reflects fair value, using a pricing methodology determined by the Sponsor in good faith, which may include reference to one or more third-party price sources (such as other recognized BNB pricing benchmarks, volume-weighted average prices sourced directly from BITA-whitelisted exchanges, or over-the-counter market data) that the Sponsor believes most accurately reflects the fair value of BNB at or around 4:00 p.m. Eastern time on that Business Day.
•Extended Unavailability or Permanent Discontinuation. If the MarketVector™ BNB Index is unavailable for an extended period or is permanently discontinued, and the Sponsor is unable to promptly identify a suitable successor index, the Sponsor will calculate the Trust’s NAV using a methodology determined in good faith by the Sponsor that is consistent with the principles described above—specifically, aggregating trade prices and volumes from a set of reputable, liquid spot BNB trading venues and applying a VWAP-based or equivalent calculation methodology over a period designed to deter manipulation and support Authorized Participant activity. The Sponsor will disclose any such methodology to shareholders via a prospectus supplement and/or a current report on Form 8-K filed with the SEC as promptly as practicable.

•Conflicts of Interest. The Sponsor will apply its conflicts-of-interest policies and procedures when selecting any successor index, index provider, or alternative pricing methodology to ensure that any such selection is made in the best interests of the Trust and its shareholders.
As discussed, the fact that there are multiple exchanges contributing prices to the MarketVectorTM BNB Benchmark Rate used to calculate NAV makes manipulation more difficult in a well-arbitraged and fractured market, as a malicious actor would need to manipulate multiple exchanges simultaneously to impact the NAV, or dramatically skew the historical distribution of volume between the various exchanges.
In calculating the MarketVectorTM BNB Benchmark Rate, the methodology captures trade prices and sizes from exchanges and examines twenty three-minute periods leading up to 4:00 p.m. Eastern time to produce the closing value. It then calculates an equal-weighted average of the volume-weighted median price of these twenty three-minute periods, removing the highest and lowest contributed prices. Using twenty consecutive three-minute segments over a sixty-minute period means malicious actors would need to sustain efforts to manipulate the market over an extended period of time, or would need to replicate efforts multiple times across exchanges, potentially triggering review. This extended period also supports Authorized Participant activity by capturing volume over a longer time period, rather than forcing Authorized Participants to mark an individual close or auction. The use of a median price eliminates the ability of outlier prices to impact the NAV, as it systematically excludes those prices from the NAV calculation. The use of a volume-weighted median (as opposed to a traditional median) protects against attempts to manipulate the NAV by executing a large number of low-dollar trades, because, any manipulation attempt would have to involve a majority of global spot BNB volume in a three-minute window to have any influence on the NAV. As discussed, trimming the highest and lowest prices further protects against attempts to manipulate the NAV, requiring bad actors to act on multiple exchanges at once to have any ability to influence the price. Additional information about the MarketVectorTM BNB Benchmark Rate, including its methodology and calculation formula, is available on the MarketVector website, which is accessible at www.marketvector.com.
The MarketVector™ BNB Benchmark Rate is designed to be a robust price for BNB in USD. There is no component other than BNB in the index.
Adjustments to exchange coverage will be announced four business days prior to the first business day of June/December at 23:00 CET/CEST; the indexes are rebalanced at 16:00:00 ET on the last business day of May/November.
In case of a hard fork, the forked coin is not added to the MarketVectorTM BNB Benchmark Rate. Notwithstanding the foregoing, if MarketVector determines that a forked asset is significant enough to replace the old line in terms of market capitalization and acceptance, MarketVector may decide for a different treatment.
In the unlikely event a spun-off coin is larger than BNB (by market capitalization) and is in general accepted as the successor of the original chain, the index owner might decide to keep it as the only index component.
The index is calculated daily between 00:00 and 24:00 (ET) and the index values are disseminated to data vendors every 15 seconds. The index is disseminated in USD and the closing value is calculated at 16:00:00 ET with fixed 16:00 ET exchange rates.
The following provides a hypothetical example of the MarketVector™ BNB Benchmark Rate calculation*:
1.On a given calculation day, the below relevant transactions are observed at 9:02 p.m. Eastern time:

Bucket	Time (NY)	Price (USD)	Size (BNBBR)	Exchange
1	31/03/2026 15:02:07	611.6146197	1,997.338517	CoinBase
1	31/03/2026 15:01:12	612.2956446	0.249863549	CoinBase
1	31/03/2026 15:00:18	612.4783522	1.817	CoinBase
1	31/03/2026 15:00:00	613.234	6500.973479	Binance
1	31/03/2026 15:00:36	616.1303976	0.001634414	Kraken

Bucket	Time (NY)	Price (USD)	Size (BNBBR)	Exchange
1	31/03/2026 15:00:54	616.7505178	52.42788243	Kraken
1	31/03/2026 15:02:43	621.0299016	15.03138954	CoinBase
1	31/03/2026 15:01:30	621.4940188	322.3913684	Binance
1	31/03/2026 15:01:49	621.9291815	39.22692	Gateio
1	31/03/2026 15:02:25	622.143453	86.42407725	Binance
2	31/03/2026 15:03:19	605.23456	22.39424091	CoinBase
2	31/03/2026 15:04:13	606.5467	85.8875535	Binance
2	31/03/2026 15:04:31	609.2346	881.8418513	CoinBase
2	31/03/2026 15:03:55	613.1963171	24.5786328	CoinBase
2	31/03/2026 15:03:37	615.2333955	1.25643	Gateio
2	31/03/2026 15:03:01	616.2200512	25.20490108	CoinBase
2	31/03/2026 15:05:44	619.697398	86.37928425	Binance
2	31/03/2026 15:05:26	621.5393212	70.42376361	CoinBase
2	31/03/2026 15:05:08	622.4693142	10.17016	Gateio
2	31/03/2026 15:04:49	622.8563681	251.91024	Gateio
3	31/03/2026 15:06:56	616.436317	1.611969464	CoinBase
3	31/03/2026 15:08:27	617.5756749	1441.125	CoinBase
3	31/03/2026 15:06:02	618.7762503	33.01696	Gateio
3	31/03/2026 15:07:32	619.005646	1.2628	Gateio
3	31/03/2026 15:08:08	619.1456796	34.72128	Gateio
3	31/03/2026 15:07:50	620.4520031	99.99999984	Kraken
3	31/03/2026 15:08:45	620.635122	355.0014427	CoinBase
3	31/03/2026 15:07:14	620.7662948	812.6049905	CoinBase
3	31/03/2026 15:06:38	622.237586	32.11296	Gateio
3	31/03/2026 15:06:20	622.5616766	213.5367	bybit
4	31/03/2026 15:09:03	604.9712469	2.09435758	CoinBase
4	31/03/2026 15:09:39	605.4197737	6.30008068	CoinBase
4	31/03/2026 15:11:46	606.8980053	2000.546748	CoinBase
4	31/03/2026 15:09:57	606.9777653	2345.548718	CoinBase
4	31/03/2026 15:11:27	608.4802261	213.9345	Gateio
4	31/03/2026 15:11:09	611.9799523	1.825	CoinBase
4	31/03/2026 15:10:33	612.033246	76.88302	Gateio
4	31/03/2026 15:10:51	613.262133	1410.456377	CoinBase
4	31/03/2026 15:09:21	615.6177943	99.87808051	Binance
4	31/03/2026 15:10:15	615.6803074	4907.243118	CoinBase
5	31/03/2026 15:14:28	609.6489212	1.28002	Gateio
5	31/03/2026 15:12:22	610.360827	6.999354936	Binance
5	31/03/2026 15:14:46	612.4540023	10.00829252	CoinBase
5	31/03/2026 15:13:34	615.2513393	1.25706	Gateio
5	31/03/2026 15:13:16	615.8621462	24.5921524	CoinBase
5	31/03/2026 15:14:10	616.4023674	1.25993	Gateio
5	31/03/2026 15:12:58	615.45646	3181.640927	CoinBase
5	31/03/2026 15:12:04	615.6789	306.4600239	Binance
5	31/03/2026 15:12:40	616.025478	38.4636	Gateio

Bucket	Time (NY)	Price (USD)	Size (BNBBR)	Exchange
5	31/03/2026 15:13:52	616.7962551	5554.016687	Kraken
6	31/03/2026 15:16:17	610.3893496	84.826224	Binance
6	31/03/2026 15:16:53	611.4162654	290.7951	Gateio
6	31/03/2026 15:15:05	611.4823755	86.510592	Binance
6	31/03/2026 15:17:47	611.5839781	130.87024	Gateio
6	31/03/2026 15:17:29	612.4173235	159.74154	Gateio
6	31/03/2026 15:17:11	614.2315131	173.43924	Gateio
6	31/03/2026 15:15:59	615.1813815	4653.359876	Kraken
6	31/03/2026 15:15:23	617.992912	604.5511294	Binance
6	31/03/2026 15:15:41	618.5774118	589.3872797	Binance
6	31/03/2026 15:16:35	619.6216595	151.70628	Gateio
7	31/03/2026 15:19:54	610.0526082	846.612	CoinBase
7	31/03/2026 15:19:36	610.4373999	62.54948	Gateio
7	31/03/2026 15:18:24	611.7180019	366	Gateio
7	31/03/2026 15:19:18	611.7514084	139.0204067	CoinBase
7	31/03/2026 15:20:30	613.0878854	20.00059113	Binance
7	31/03/2026 15:18:42	613.8467328	38.72392	Gateio
7	31/03/2026 15:20:12	616.39877	24.470476	CoinBase
7	31/03/2026 15:18:05	617.2533861	1574.25674	CoinBase
7	31/03/2026 15:20:48	618.5453969	1.2726	Gateio
7	31/03/2026 15:19:00	621.2647446	1531.065702	CoinBase
8	31/03/2026 15:23:49	611.8011289	280.5192734	CoinBase
8	31/03/2026 15:22:19	612.5746466	3503.486385	Binance
8	31/03/2026 15:22:37	616.3069963	506.0614604	CoinBase
8	31/03/2026 15:21:43	617.0911306	37.9374	Gateio
8	31/03/2026 15:23:31	617.8539703	61.78515529	Kraken
8	31/03/2026 15:21:24	618.0295425	128.2839788	Kraken
8	31/03/2026 15:22:01	619.2110806	909.9500294	CoinBase
8	31/03/2026 15:21:06	619.7887871	499.8630512	CoinBase
8	31/03/2026 15:22:55	619.8368329	1419.63651	CoinBase
8	31/03/2026 15:23:13	620.6526814	1.27246	Gateio
9	31/03/2026 15:24:07	609.6456533	1.26252	Gateio
9	31/03/2026 15:25:38	610.2601429	838.188	CoinBase
9	31/03/2026 15:24:25	610.9406072	5.534994868	CoinBase
9	31/03/2026 15:26:32	612.0404056	233.4126446	CoinBase
9	31/03/2026 15:24:43	614.4974715	34.5477	Gateio
9	31/03/2026 15:25:20	615.828643	3.700194037	CoinBase
9	31/03/2026 15:25:56	617.0280449	1.829	CoinBase
9	31/03/2026 15:25:02	617.5352198	172.898712	Binance
9	31/03/2026 15:26:50	617.9808137	2501.294694	Binance
9	31/03/2026 15:26:14	620.2844605	719.947786	Kraken
10	31/03/2026 15:29:51	610.5505514	435.17204	CoinBase
10	31/03/2026 15:27:44	611.9081226	772.164912	CoinBase
10	31/03/2026 15:27:08	612.1062561	10.07985	Gateio

Bucket	Time (NY)	Price (USD)	Size (BNBBR)	Exchange
10	31/03/2026 15:28:57	612.9120766	1.27176	Gateio
10	31/03/2026 15:29:15	613.7634516	10.11976	bybit
10	31/03/2026 15:29:33	615.3646345	24.7273484	CoinBase
10	31/03/2026 15:27:26	616.622617	85.2798888	CoinBase
10	31/03/2026 15:28:21	616.6984167	40.31871056	CoinBase
10	31/03/2026 15:28:02	617.8978578	59.68261	bybit
10	31/03/2026 15:28:39	617.9682503	1.28513	Gateio
11	31/03/2026 15:32:34	610.9380291	1.27176	Gateio
11	31/03/2026 15:30:27	611.5479345	10.10072	Gateio
11	31/03/2026 15:31:21	612.0008524	1.829806752	CoinBase
11	31/03/2026 15:32:52	613.1719609	85.99514175	Binance
11	31/03/2026 15:31:03	613.1753697	33.65252	Gateio
11	31/03/2026 15:31:39	613.8332274	823.9912591	CoinBase
11	31/03/2026 15:30:09	615.753011	509.7265295	CoinBase
11	31/03/2026 15:32:16	617.807463	225.7811468	CoinBase
11	31/03/2026 15:30:45	618.2172603	1.10349	CoinBase
11	31/03/2026 15:31:58	619.0204705	13.44631062	CoinBase
12	31/03/2026 15:33:28	610.0281051	1.803	CoinBase
12	31/03/2026 15:34:22	611.687937	34.6556351	bybit
12	31/03/2026 15:34:58	612.1883624	69.98999995	CoinBase
12	31/03/2026 15:35:53	615.0708453	32.4792	Gateio
12	31/03/2026 15:33:46	615.5124383	51.59953271	Kraken
12	31/03/2026 15:35:35	616.2078874	420.92939	Gateio
12	31/03/2026 15:33:10	616.6259465	2.910599993	CoinBase
12	31/03/2026 15:34:40	618.0975489	500.0154087	Binance
12	31/03/2026 15:35:17	619.1957447	1.802	CoinBase
12	31/03/2026 15:34:04	621.5181546	159.74154	Gateio
13	31/03/2026 15:36:47	609.7585815	1.28016	Gateio
13	31/03/2026 15:37:23	612.2222073	1081.440112	Kraken
13	31/03/2026 15:38:17	615.8246531	7.63293	CoinBase
13	31/03/2026 15:37:41	616.7201582	34.9721	Gateio
13	31/03/2026 15:38:36	617.1526481	19.00532578	Binance
13	31/03/2026 15:37:59	617.9378413	10.07435	Gateio
13	31/03/2026 15:38:54	618.0386186	0.001637487	Kraken
13	31/03/2026 15:36:11	619.0271014	1026.995448	Binance
13	31/03/2026 15:37:05	621.4095557	7.483381946	CoinBase
13	31/03/2026 15:36:29	621.667495	625.272299	Binance
14	31/03/2026 15:41:55	609.5509517	441.91143	CoinBase
14	31/03/2026 15:39:30	611.5194592	720.6658637	CoinBase
14	31/03/2026 15:41:00	611.6070375	1.05000014	CoinBase
14	31/03/2026 15:40:24	611.7177509	1.025199672	CoinBase
14	31/03/2026 15:40:06	611.7327341	0.000193248	CoinBase
14	31/03/2026 15:40:42	612.8691664	0.250685301	CoinBase
14	31/03/2026 15:39:12	614.4834568	90.51648	bybit

Bucket	Time (NY)	Price (USD)	Size (BNBBR)	Exchange
14	31/03/2026 15:41:18	616.4181553	184.81121	Gateio
14	31/03/2026 15:41:36	616.599089	1.26532	Gateio
14	31/03/2026 15:39:48	618.0484875	279.7271665	Binance
15	31/03/2026 15:44:55	609.7343253	173.2837995	Binance
15	31/03/2026 15:44:01	611.7101185	299.0063569	Binance
15	31/03/2026 15:44:19	612.1227622	1.115079206	CoinBase
15	31/03/2026 15:42:13	612.9465154	86.38637175	Binance
15	31/03/2026 15:43:07	613.6528481	379.1385873	CoinBase
15	31/03/2026 15:43:25	614.2387703	364.57002	bybit
15	31/03/2026 15:42:49	615.0035053	0.285297922	CoinBase
15	31/03/2026 15:42:31	615.2292308	114.8051437	CoinBase
15	31/03/2026 15:43:43	615.4116871	1699.456849	CoinBase
15	31/03/2026 15:44:37	621.7231873	326.8556359	Binance
16	31/03/2026 15:46:26	611.3505639	937.4875322	Binance
16	31/03/2026 15:45:14	611.4835112	8.390842405	CoinBase
16	31/03/2026 15:46:44	612.7893924	109.0065659	CoinBase
16	31/03/2026 15:46:08	614.7997587	8.644105454	CoinBase
16	31/03/2026 15:47:56	616.8446096	111.4810785	CoinBase
16	31/03/2026 15:47:02	617.0299426	185.37276	Gateio
16	31/03/2026 15:47:38	617.1987525	0.001304429	Binance
16	31/03/2026 15:45:50	617.6438365	136.2280258	Kraken
16	31/03/2026 15:45:32	618.635534	837.252	CoinBase
16	31/03/2026 15:47:20	619.1514335	1638.906221	CoinBase
17	31/03/2026 15:50:21	610.4397498	4.486166092	CoinBase
17	31/03/2026 15:48:14	614.2449712	172.7804925	Binance
17	31/03/2026 15:49:27	615.1740773	1.826	CoinBase
17	31/03/2026 15:49:45	615.2873759	3.37933425	CoinBase
17	31/03/2026 15:49:09	615.4723808	68.12625	Gateio
17	31/03/2026 15:50:03	615.5062487	250.99152	Gateio
17	31/03/2026 15:48:51	618.5770536	9.008567532	CoinBase
17	31/03/2026 15:48:33	619.6423009	82.79028	Gateio
17	31/03/2026 15:50:39	620.8211377	1434.644862	CoinBase
17	31/03/2026 15:50:57	621.5926776	828.3723526	Kraken
18	31/03/2026 15:53:04	611.1022331	85.85329725	Binance
18	31/03/2026 15:52:10	611.6758061	85.8875535	Binance
18	31/03/2026 15:52:28	612.2366052	1.26686	bybit
18	31/03/2026 15:53:40	613.7447952	523.853822	CoinBase
18	31/03/2026 15:51:52	614.1371375	1.805	CoinBase
18	31/03/2026 15:53:58	617.9744036	1.27946	bybit
18	31/03/2026 15:53:22	618.2918991	1.2796	bybit
18	31/03/2026 15:52:46	620.3724053	1.816	CoinBase
18	31/03/2026 15:51:33	620.9747474	513.1096702	CoinBase
18	31/03/2026 15:51:15	621.0866454	34.5553	Gateio
19	31/03/2026 15:56:41	610.2786508	4.860900009	CoinBase

Bucket	Time (NY)	Price (USD)	Size (BNBBR)	Exchange
19	31/03/2026 15:55:11	611.9029786	33.9729	Gateio
19	31/03/2026 15:54:16	614.9131283	9.100449273	CoinBase
19	31/03/2026 15:55:47	615.1282784	2000.547196	CoinBase
19	31/03/2026 15:56:05	615.8421288	1.27883	Gateio
19	31/03/2026 15:56:59	616.2726924	1.83	CoinBase
19	31/03/2026 15:54:34	617.0578333	59.17027237	CoinBase
19	31/03/2026 15:54:52	620.2838533	855.972	CoinBase
19	31/03/2026 15:55:29	620.6541789	1.26483	Gateio
19	31/03/2026 15:56:23	621.4018446	1.011576058	CoinBase
20	31/03/2026 15:57:17	610.9598136	20.68232976	CoinBase
20	31/03/2026 15:57:35	612.9949691	1611.970075	CoinBase
20	31/03/2026 15:58:48	613.0686631	33.626	Gateio
20	31/03/2026 15:58:11	613.2450093	1.805	CoinBase
20	31/03/2026 15:58:30	613.7395718	35.46126	Gateio
20	31/03/2026 15:59:24	613.9059396	202.8954992	CoinBase
20	31/03/2026 15:59:06	615.6641246	870.553494	Binance
20	31/03/2026 15:59:59	616.3007518	117.4768117	Binance
20	31/03/2026 15:57:53	616.5742744	41.39603283	CoinBase
20	31/03/2026 15:59:42	618.0138489	1.804	CoinBase
2.The transactions are segmented by their timestamp into 20 buckets of equal 3-minute length as shown in the first column in the above table.
3.The volume weighted median price for each bucket is shown below:

Buckets	Volume (BNBBR)	Volume Weighted Median Price ($)
1	9,015.882132	613.234
2	1,460.047057	609.2346
3	3,024.994102	620.4520031
4	11,064.71	613.262133
5	9,125.978047	616.7962551
6	6,925.187501	615.1813815
7	4,603.971916	617.2533861
8	7,348.795703	612.5746466
9	4,512.616245	617.9808137
10	1,440.10201	611.9081226
11	1,706.898685	613.8332274
12	1,275.926306	618.0975489
13	2,814.157744	619.0271014
14	1,721.223548	611.5194592
15	3,444.903141	615.4116871
16	3,972.770436	618.635534
17	2,856.405825	620.8211377
18	1,250.706563	613.7447952

19	2,969.008953	615.1282784
20	2,937.670502	612.9949691
4.The average of the 20 volume weighted medians is calculated to be $615.354554.
The Trust’s NAV per Share is calculated by:
•taking the current market value of its total assets;
•subtracting any liabilities; and
•dividing that total by the total number of outstanding Shares.
The Administrator calculates the NAV of the Trust once each Exchange trading day. The NAV for a normal trading day will be released after 4:00 p.m. Eastern time. Trading during the core trading session on the Exchange typically closes at 4:00 p.m. Eastern time. However, NAVs are not officially struck until later in the day (often by 5:30 p.m. Eastern time and generally no later than 8:00 p.m. Eastern time). The pause between 4:00 p.m. Eastern time and 5:30 p.m. Eastern time (or later) provides an opportunity to detect, flag, investigate, and correct unusual pricing should it occur. The Sponsor will monitor for significant events related to crypto assets that may impact the value of BNB and will determine in good faith, and in accordance with its valuation policies and procedures, whether to fair value the Trust’s BNB on a given day based (e.g., if the MarketVectorTM BNB Benchmark Rate is not available the Sponsor). In certain circumstances, the Sponsor will determine whether to fair value the Trust’s BNB on a given day on whether certain pre-determined criteria have been met. For example, if the MarketVectorTM BNB Benchmark Rate deviates by more than a pre-determined amount from an alternate benchmark available to the Sponsor, then the Sponsor may determine to utilize the alternate benchmark. The Sponsor may also fair value the Trust’s BNB using observed market transactions from one or more exchanges. The Sponsor may also fair value the Trust’s BNB using a combination of inputs in certain situations (e.g., using observed market transactions, OTC quotations from brokers, etc.).
Accordingly, the NAV of the Trust may reflect the fair value of BNB rather than the BNB market prices on certain exchanges at 4:00 p.m. Eastern time. Fair value pricing involves subjective judgments and it is possible that a fair value determination for BNB or other assets is materially different than the value that could be realized upon the sale of such BNB or asset. In addition, fair value pricing could result in a difference between the prices used to calculate the Trust’s NAV and the prices used by the MarketVectorTM BNB Benchmark Rate. The Sponsor, in conjunction with the Administrator, will work in good faith to determine the fair value and implement the correct of the Trust’s NAV. The NAV for the Trust will be calculated by the Administrator once a day and will be disseminated daily to all market participants at the same time. Quotation and last-sale information regarding the Shares will be disseminated through the facilities of the Consolidated Tape Association (“CTA”). In addition, in order to provide updated information relating to the Trust for use by Shareholders and market professionals, ICE Data Indices, LLC will calculate and disseminate throughout the core trading session on each trading day an updated intraday indicative value (“IIV”). The IIV will be calculated by taking creation unit holdings and updating that value throughout the trading day to reflect changes in the price of BNB; this value is then divided by the numbers of shares per creation unit in order to calculate an IIV on a “per share” basis.
The IIV disseminated during the Exchange core trading session hours should not be viewed as an actual real time update of the NAV, because NAV per Share is calculated only once at the end of each trading day based upon the relevant end of day values of the Trust’s investments. The Trust will provide the IIV per Share updated every 15 seconds, as calculated by the Exchange or a third-party financial data provider during the Exchange’s regular trading hours (9:30 a.m. to 4:00 p.m. E.T.). The IIV will be disseminated on a per Share basis every 15 seconds during regular Exchange core trading session hours of 9:30 a.m. Eastern time to 4:00 p.m. Eastern time. ICE Data Indices, LLC will disseminate the IIV value through the facilities of CTA/CQ High Speed Lines. In addition, the indicative fund value will be published on the Exchange’s website and will be available through on-line information services such as Bloomberg and Reuters. The IIV may differ from the NAV due to the differences in the time window of trades used to calculate each price (the NAV uses a sixty-minute window, whereas the IIV draws prices from the last trade on each exchange in an effort to produce a relevant, real-time price). The Sponsor does not believe this will cause confusion in the marketplace, as Authorized Participants are the only Shareholders who interact with the NAV and the Sponsor will communicate its NAV calculation methodology clearly.
There are many instances in the market today where the IIV and the NAV of an ETF are subtly different, whether due to the calculation methodology, market hours overlap or other factors. The Sponsor has seen limited or no negative impact on trading, liquidity or other factors for exchange-traded funds in this situation. The Sponsor believes that the IIV will closely track the globally integrated BNB price as reflected on the contributing real BNB trading platforms.
Dissemination of the IIV provides additional information that is not otherwise available to the public and is useful to Shareholders and market professionals in connection with the trading of the Trust’s Shares on the Exchange. Shareholders and market professionals will be able throughout the trading day to compare the market price of the Trust and the IIV. If the market price of the Trust’s Shares diverges significantly from the IIV, market professionals will have an incentive to execute arbitrage trades. For example, if the Trust appears to be trading at a discount compared to the IIV, a market professional could buy the Trust’s Shares on the Exchange and sell short futures contracts. Such arbitrage trades can tighten the tracking between the market price of the Trust and the IIV and thus can be beneficial to all market participants.
The Trust does not expect that price differentials for BNB across exchanges would have a meaningful impact on this arbitrage mechanism. Furthermore, the Trust does not expect that the closure of any single one exchange would meaningfully impact the arbitrage mechanism because Liquidity Providers typically source underlying spot BNB liquidity from multiple exchanges. The Trust acknowledges, however, that this arbitrage mechanism could potentially be adversely impacted if halts in the trading of spot BNB were to occur across multiple exchanges, whether due to breaches or otherwise. See “Risk Factors-- BNB spot exchanges are not subject to same regulatory oversight as traditional equity exchanges, which could negatively impact the ability of Authorized Participants and Liquidity Providers to implement arbitrage mechanism” for additional information on these risks.
The Sponsor reserves the right to adjust the Share price of the Trust in the future to maintain convenient trading ranges for Shareholders. Any adjustments would be accomplished through stock splits or reverse stock splits. Such splits would decrease (in the case of a split) or increase (in the case of a reverse split) the proportionate NAV per Share, but would have no effect on the net assets of the Trust or the proportionate voting rights of Shareholders or the value of any Shareholder’s investment.
Calculation of Principal Market NAV and Principal Market NAV per Share
In addition to calculating NAV and NAV per Share, for purposes of the Trust’s financial statements, the Trust determines the Principal Market NAV and Principal Market NAV per Share on each valuation date for such financial statements. The determination of the Principal Market NAV and Principal Market NAV per Share is identical to the calculation of NAV and NAV per Share, respectively, except that the value of BNB is determined using the fair value of BNB based on the price in the BNB market that the Trust considers its “principal market” as of 11:59 p.m., Eastern time, on the valuation date, rather than using the Index. A disparity between the fair value of the Trust’s BNB determined using “principal market” and the fair value of the Trust’s BNB using the MarketVectorTM BNB Benchmark Rate could be material. In the case of such a material disparity that is ongoing, the Trust will notify Shareholders in a prospectus supplement and a current report on Form 8-K or in its annual or quarterly reports.
The Trust has adopted a valuation policy, which provides for the procedure for valuing the Trust’s assets. The policy also sets forth the procedures to determine the principal market (or in the absence of a principal market, the most advantageous market) for purposes of determining the Principal Market NAV and Principal Market NAV per Share in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820-10, which outlines the application of fair value accounting. Under ASC 820-10, fair value for BNB is determined to be the price that would be received in a current sale, assuming an orderly transaction between market participants on the valuation date in the principal market to market participants or, in the absence of a principal market, the most advantageous market. Market participants are defined as buyers and sellers in the principal or most advantageous market that are independent, knowledgeable, and willing and able to transact. Under its valuation policy, the Trust determines its principal market (or in the absence of a principal market the most advantageous market) annually and conducts an analysis at least on a quarterly basis to determine whether there have occurred any changes in BNB markets and its operations that would require a change in the Trust’s determination of its principal market.
The Trust identifies and determines the BNB principal market (or in the absence of a principal market, the most advantageous market) for GAAP purposes consistent with the application of fair value measurement framework in FASB ASC 820-10.
ASC 820-10 determines fair value to be the price that would be received for BNB in a current sale, which assumes an orderly transaction between market participants on the measurement date. ASC 820-10 requires the Trust to assume that BNB is sold in its principal market to market participants or, in the absence of a principal market, the most advantageous market. Market participants are defined as buyers and sellers in the principal or most advantageous market that are independent, knowledgeable, and willing and able to transact.
Under ASC 820-10, a principal market is the market with the greatest volume and activity level for the asset or liability. The determination of the principal market will be based on the market with the greatest volume and level of activity that can be accessed.
The Trust does not itself transact on any Digital Asset Markets (as defined below). The Authorized Participants or Liquidity Providers transact in an Exchange Market, Brokered Market, a Dealer Market, and Principal-to-Principal Markets, each as defined in ASC 820-10-35-36A (collectively, “Digital Asset Markets”).
In determining which of the eligible Digital Asset Markets is the Trust’s principal market, the Trust obtains reliable volume and level of activity information and reviews these criteria in the following order:
First, the Trust reviews a list of Digital Asset Markets and scopes in the markets that the Trust reasonably believes are operating in compliance with applicable laws and regulations and those that are accessible to the Trust and the Authorized Participant.
Second, the Trust sorts the remaining Digital Asset Markets from high to low based on volume and level of activity of BNB traded on each Digital Asset Market.
Third, the Trust then reviews intra-day pricing fluctuations and the degree of variances in price on Digital Asset Markets to identify any material notable variances that may impact the volume or price information of a particular Digital Asset Market.
Fourth, the Trust then selects a Digital Asset Market as its principal market based on the highest market-based volume, level of activity, and price stability in comparison to the other Digital Asset Markets on the list. Based on information reasonably available to the Trust, Exchange Markets have the greatest volume and level of activity for the asset. The Trust therefore looks to accessible Exchange Markets as opposed to the Brokered Market, Dealer Market and Principal-to-Principal Markets to determine its principal market.
As a result of the analysis, the Trust will select an Exchange Market as the Trust’s principal market. Based on the Trust’s initial assessment, the NAV and NAV per Share will be calculated using the fair value of BNB based on the price provided by this Exchange, as of 4:00 p.m., Eastern time on the measurement date for GAAP purposes.
The Trust will update its principal market analysis periodically and as needed to the extent that events have occurred, or activities have changed in a manner that could change the Trust’s determination of the principal market.
The Sponsor on behalf of the Trust will determine in its sole discretion the valuation sources and policies used to prepare the Trust’s financial statements in accordance with GAAP.
The cost basis of the investment in BNB recorded by the Trust for financial reporting purposes is the fair value of BNB at the time of transfer. The cost basis recorded by the Trust may differ from proceeds collected by the Authorized Participant from the sale of the corresponding Shares to investors.

ADDITIONAL INFORMATION ABOUT THE TRUST
The Trust
The Trust is a Delaware statutory trust, formed on March 31, 2025 pursuant to the DSTA. The Trust continuously issues common shares representing fractional undivided beneficial interest in and ownership of the Trust that may be purchased and sold on the Exchange. The Trust operates pursuant to the Trust Agreement dated as of March 31, 2025. CSC Delaware Trust Company, a Delaware trust company, is the Delaware trustee of the Trust. The Trust is managed and controlled by the Sponsor. The Sponsor is a limited liability company formed in the state of Delaware on December 8, 2020.
The Trust is not registered as an investment company under the 1940 Act and currently is not required to register under the 1940 Act, and the Sponsor is not registered as an investment adviser and currently is not required to register under the Advisers Act in connection with its activities on behalf of the Trust. The Trust will not hold or trade in commodity futures contracts regulated by the Commodity Exchange Act (“CEA”), as administered by the CFTC. The Trust is not a commodity pool for purposes of the CEA and neither the Sponsor, nor the Trustee is subject to regulation as a commodity pool operator or a commodity trading adviser in connection with their activity on behalf of the Trust.
The Trust has no operating history. The Trust and the Sponsor face competition with respect to the creation of competing products, such as exchange-traded products offering exposure to the spot BNB market or other digital assets. There can be no assurance that the Trust will grow to or maintain an economically viable size. While there are no predetermined criteria for determining whether the Trust has reached an economically viable size, the Sponsor will monitor the Trust’s assets and liabilities, average daily trading volume of the Shares and other factors on an ongoing basis. If the Trust is unable to reach or maintain an economically viable size, trading in Shares may occur at wider spreads than other competitor products, which could adversely affect the Shareholders. Additionally, Shareholders may be subject to a higher expense ratio than expected if the Trust incurred any operating expenses that are not borne by the Sponsor. There is no guarantee that the Sponsor will obtain or maintain a commercial advantage relative to competitors offering similar products. Whether or not the Trust is successful in achieving its intended scale may be impacted by a range of factors, such as the Trust’s timing in entering the market and its fee structure relative to those of competitive products.
The number of outstanding Shares is expected to increase and decrease from time to time as a result of the creation and redemption of Baskets. The creation and redemption of Baskets requires the delivery to the Trust or the distribution by the Trust of the amount of BNB represented by the NAV of the Baskets being created or redeemed. The total amount of BNB required for the creation of Baskets will be based on the combined net assets represented by the number of Baskets being created or redeemed.
The Trust has no fixed termination date.
The Trust’s Fees and Expenses
The Trust pays the Sponsor the Sponsor Fee, which is a unified fee of 0.39%. The Sponsor Fee is paid by the Trust to the Sponsor as compensation for services performed under the Trust Agreement. The Administrator will make its determination regarding the Sponsor Fee in respect of each day by reference to the Trust’s NAV as of that day. The Sponsor Fee will be accrued in U.S. dollars daily and be payable monthly in arrears in BNB on, or by, the tenth business day of the next month in respect of the prior month. Each month, the Administrator will calculate the Sponsor Fee for each day of the month, resulting in a cumulative total in U.S. dollars, which the Administrator will then calculate the BNB equivalent of by reference to the Index as of the date of calculation, and the Sponsor shall then withdraw the corresponding amount of BNB from the Trust’s BNB Accounts in payment of the Sponsor Fee. The Sponsor has agreed to pay all operating expenses (except for extraordinary expenses, including but not limited to, non-recurring expenses and costs of services performed by the Sponsor or a service provider on behalf of the Trust to protect the Trust or the interests of Shareholders, such as any applicable Staking Services Provider Consideration, and in connection with any indemnification of agents, service providers or counterparties of the Trust and extraordinary legal fees and expenses, including any legal fees and expenses incurred in connection with litigation, regulatory enforcement or investigation matters) out of the Sponsor Fee. For extraordinary expenses not covered in the previous sentence, the Sponsor shall pay these expenses as they become due and seek contemporaneous reimbursement from the Trust in the form of BNB at the time of payment. For extraordinary expenses denominated in dollars, the Sponsor shall convert the expense amounts into BNB at the Index price on the date the Sponsor seeks such reimbursement from the Trust, and shall withdraw the corresponding amounts of BNB from the Trust as reimbursement for paying such extraordinary expenses of the Trust. For extraordinary expenses denominated in BNB, if any, the Sponsor shall withdraw the corresponding amounts of BNB from the Trust as reimbursement for paying such extraordinary expenses. Neither the Trust nor the Shareholders shall be responsible for any fees and expenses, including any BNB Chain ecosystem fees, incurred by the Sponsor to withdraw BNB from the Trust’s BNB Account in connection with payment of the Sponsor Fee or Trust expenses not assumed by the Sponsor, or to convert such BNB, once withdrawn, into cash (if applicable). The Sponsor will sell BNB which may be facilitated by one or more Liquidity Providers and/or a BNB Custodian or an affiliate thereof, in connection with the termination of the Trust and the liquidation of the Trust’s BNB holdings, which the Sponsor shall do at a price which it is able to obtain through commercially reasonable efforts, and arrange for the distribution of the cash proceeds to the Trust’s Shareholders and creditors (if any). Accordingly, the amount of BNB held by the Trust may vary from time to time depending on the level of the Trust’s expenses and liabilities and the market price of BNB. In addition, the Sponsor may, at its sole discretion and from time to time, waive all or a portion of the Sponsor Fee for stated periods of time. The Sponsor is under no obligation to waive any portion of its fees and any such waiver shall create no obligation to waive any such fees during any period not covered by the waiver.
As partial consideration for receipt of the Sponsor Fee, the Sponsor shall assume and pay all fees and other expenses incurred by the Trust in the ordinary course of its affairs, excluding taxes, but including (i) marketing-related expenses, (ii) fees to the Administrator, if any, (iii) fees to the BNB Custodians, (iv) fees to the Transfer Agent, (v) fees to the Trustee, (vi) the fees and expenses related to any future listing, trading or quotation of the Shares on any listing exchange or quotation system (including legal, marketing and audit fees and expenses), (vii) ordinary course legal fees and expenses but not litigation-related expenses, (viii) audit fees, (ix) regulatory fees, including if applicable any fees relating to the registration of the Shares under the 1933 Act or Exchange Act, (x) printing and mailing costs; (xi) costs of maintaining the Trust’s website and (xii) applicable license fees (each, a “Sponsor-paid Expense” and together, the “Sponsor-paid Expenses”), provided that any expense that qualifies as an Additional Trust Expense will be deemed to be an Additional Trust Expense and not a Sponsor-paid Expense.
The Sponsor will not, however, assume certain extraordinary, non-recurring expenses that are not Sponsor-paid Expenses (each, “Additional Trust Expenses”), including, but not limited to, taxes and governmental charges, expenses and costs of any extraordinary services performed by the Sponsor (or any other service provider) on behalf of the Trust to protect the Trust or the interests of Shareholders, any indemnification of the BNB Custodians, Administrator or other agents, service providers or counterparties of the Trust, the fees and expenses related to the listing, and extraordinary legal fees and expenses, including any legal fees and expenses incurred in connection with litigation, regulatory enforcement or investigation matters. Certain of the Sponsor-paid Expenses, such as ordinary course legal fees and expenses, are capped. In the Sponsor’s sole discretion, all or any portion of a Sponsor-paid Expense may be redesignated as an Additional Trust Expense.
After the payment of the Sponsor Fee to the Sponsor, or reimbursement of Additional Trust Expenses the Sponsor may elect to convert some or all of the Sponsor Fee or reimbursement of Additional Trust Expenses into cash by selling this BNB at market prices, in the Sponsor’s sole discretion. Due to the variance in market prices for BNB, the rate at which the Sponsor converts BNB to cash may differ from the rate at which the Sponsor Fee or reimbursement of Additional Trust Expenses was initially paid in BNB.
The applicable BNB Custodian will assume the transfer fees associated with the transfer of BNB to the Sponsor with respect to the Sponsor Fee or Additional Trust Expenses, and any further expenses associated with such transfer will be assumed by the Sponsor. The Trust shall not be responsible for any fees and expenses incurred by the Sponsor to convert BNB received in payment of the Sponsor Fee or as reimbursement of Additional Trust Expenses into cash.
The Sponsor from time to time will sell BNB, which may be facilitated by one or more Liquidity Providers and/or a BNB Custodian or an affiliate thereof, in connection with the termination of the Trust and the liquidation of its BNB holdings. The Sponsor is authorized to sell BNB, which may be facilitated by a BNB Custodian, at such times and in the smallest amounts required to permit such payments. See “United States Federal Income Tax Consequences—Taxation of U.S. Shareholders” for the federal income tax consequences to U.S. Shareholders (as defined below) of such sales.
Termination of the Trust
The Trust shall be dissolved at any time upon the happening of any of the following events:
•a U.S. federal or state regulator requires the Trust to shut down or forces the Trust to liquidate its BNB or seizes, impounds or otherwise restricts access to the property of the Trust;
•any ongoing event exists that either prevents the Trust from making or makes impractical the Trust’s reasonable efforts to make a fair determination of the price of BNB for purposes of determining the net asset value of the Trust;
•any ongoing event exists that either prevents the Trust from converting or makes impractical the Trust’s reasonable efforts to convert BNB to U.S. dollars; or
•a certificate of dissolution or revocation of the Sponsor’s charter is filed (and ninety (90) days have passed after the date of notice to the Sponsor of revocation without a reinstatement of the Sponsor’s charter) or the withdrawal, removal, adjudication or admission of bankruptcy or insolvency of the Sponsor (each of the foregoing events an “Event of Withdrawal”) has occurred unless (i) at the time there is at least one remaining Sponsor or (ii) within ninety (90) days of such Event of Withdrawal, the Trustee agrees in writing to continue the affairs of the Trust and to select, effective as of the date of such event, one or more successor Sponsors.
The Sponsor may, in its sole discretion, dissolve the Trust and will notify Shareholders in a prospectus supplement and/or a current report on Form 8-K or in its annual or quarterly reports, if any of the following events occur:
•Shares are delisted from the Exchange and are not approved for listing on another national securities exchange within five business days of their delisting;
•the SEC determines that BNB is a security or the Trust is an investment company under the 1940 Act;
•the CFTC determines that the Trust is a commodity pool under the Commodity Exchange Act;
•the Trust is determined to be a “money service business” under the regulations promulgated by FinCEN under the authority of the US Bank Secrecy Act and is required to comply with certain FinCEN regulations thereunder;
•the Trust is required to obtain a license or make a registration under any state law regulating money transmitters, money services businesses, providers of prepaid or stored value or similar entities, or virtual currency businesses;
•the Trust becomes insolvent or bankrupt;
•a BNB Custodian resigns or is removed without replacement;
•all of the Trust’s BNB are sold;
•the Sponsor determines that the property of the Trust in relation to the expenses of the Trust makes it unreasonable or imprudent to continue the affairs of the Trust;
•the Sponsor receives notice from the IRS or from counsel for the Trust or the Sponsor that the Trust fails to qualify for treatment, or will not be treated, as a grantor trust under the Code;

•60 days have elapsed since DTC or another depository has ceased to act as depository with respect to the Shares and the Sponsor has not identified another depository that is willing to act in such capacity; or
•the Trustee notifies the Sponsor of the Trustee’s election to resign and the Sponsor does not appoint a successor trustee within one hundred and eighty (180) days.
In addition, the Trust may be dissolved if the Sponsor determines, in its sole discretion, that it is desirable or advisable for any reason to discontinue the affairs of the Trust. In respect of termination events that rely on Sponsor determinations to terminate the Trust (e.g., if the SEC determines that the Trust is an investment company under the 1940 Act; the CFTC determines that the Trust is a commodity pool under the CEA; the Trust is determined to be a money transmitter under the regulations promulgated by FinCEN; the Trust fails to qualify for treatment, or ceases to be treated, as a grantor trust for U.S. federal income tax purposes; or, following a resignation by a trustee or custodian, the Sponsor determines that no replacement is acceptable to it), the Sponsor may consider, without limitation, the profitability to the Sponsor and other service providers of the operation of the Trust, any obstacles or costs relating to the operation or regulatory compliance of the Trust relating to the determination’s triggering event, and the ability to market the Trust to investors. To the extent that the Sponsor determines to continue operation of the Trust following a determination’s triggering event, the Trust will be required to alter its operations to comply with the triggering event. In the instance of a determination that the Trust is an investment company, the Trust and Sponsor would have to comply with the regulations and disclosure and reporting requirements applicable to investment companies and investment advisers. In the instance of a determination that the Trust is a commodity pool, the Trust and the Sponsor would have to comply with regulations and disclosure and reporting requirements applicable to commodity pools and commodity pool operators or commodity trading advisers. In the event that the Trust is determined to be a money transmitter, the Trust and the Sponsor will have to comply with applicable federal and state registration and regulatory requirements for money transmitters and/or money service businesses. In the event that the Trust ceases to qualify for treatment as a grantor trust for U.S. federal income tax purposes, the Trust will be required to alter its disclosure and tax reporting procedures and may no longer be able to operate or to rely on pass-through tax treatment. In each such case and in the case of the Sponsor’s determination as to whether a potential successor trustee or custodian is acceptable to it, the Sponsor will not be liable to anyone for its determination of whether to continue or to terminate the Trust.
Upon the dissolution of the Trust, the Sponsor (or in the event there is no Sponsor, such person (the “Liquidating Trustee”) as the majority in interest of the beneficial owners of the Trust may propose and approve) shall take full charge of the property of the Trust. Any Liquidating Trustee so appointed shall have and may exercise, without further authorization or approval of any of the parties hereto, all of the powers conferred upon the Sponsor under the terms of the Trust Agreement, subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, and provided that the Liquidating Trustee shall not have general liability for the acts, omissions, obligations and expenses of the Trust. Thereafter, in accordance with Section 3808(e) of the Delaware Statutory Trust Act (“DSTA”), the affairs of the Trust shall be wound up and all assets owned by the Trust shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom shall be applied and distributed in the following order of priority: (a) to the expenses of liquidation and termination and to creditors, including registered owners and beneficial owners of the Trust who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Trust (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for distributions to registered owners of the Trust, and (b) to the beneficial owners of the Trust pro rata in accordance with their respective percentage interests of the property of the Trust. The proceeds of the liquidation of the Trust’s assets are expected to be distributed in cash. Shareholders are not entitled to any of the Trust’s underlying BNB holdings upon the dissolution of the Trust. The Sponsor (or in the event there is no Sponsor, the Liquidating Trustee), on behalf of the Trust, would expect to sell the Trust’s BNB through the same processes and procedures as creation and redemption transactions or through a BNB Custodian or its affiliate. See “Creation and Redemption of Shares” for more information.
Following the dissolution and distribution of the assets of the Trust, the Trust shall terminate and the Sponsor or the Liquidating Trustee, as the case may be, shall instruct the Trustee in writing to execute and cause such certificate of cancellation of the Certificate of Trust to be filed in accordance with the Delaware Statutory Trust Act at the expense of the Sponsor or the Liquidating Trustee, as the case may be. Notwithstanding anything to the contrary contained in this Trust Agreement, the existence of the Trust as a separate legal entity shall continue until the filing of such certificate of cancellation.
Amendments
The Trustee and the Sponsor may amend any provision of the Trust Agreement without the consent of any other person, including any registered owner or beneficial owner of the Trust, provided that any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees or other such expenses), or that otherwise prejudices any substantial existing right of the registered owners or the beneficial owners of the Trust, will not become effective as to outstanding Shares until 30 days after notice of such amendment is given to the registered owners of the Trust. Notwithstanding the foregoing, the Sponsor shall have the right to increase or decrease the amount of the Sponsor Fee (i) upon three (3) business days’prior notice of the increase or decrease being posted on the website of the Trust and (ii) upon three (3) business days’ prior written notice of the increase or decrease being given to the Trustee. Every registered owner or beneficial owner of the Trust, at the time any amendment so becomes effective, shall be deemed, by continuing to hold any Shares or an interest therein, to consent and agree to such amendment and to be bound by the Trust Agreement as amended thereby.

THE TRUST’S SERVICE PROVIDERS
The Sponsor
The Sponsor arranged for the creation of the Trust and is responsible for the ongoing registration of the Shares for their public offering in the United States and the listing of Shares on the Exchange. The Sponsor has developed a marketing plan for the Trust, will prepare marketing materials regarding the Shares of the Trust, and will exercise the marketing plan of the Trust on an ongoing basis. The Sponsor has agreed to pay all operating expenses (except for litigation expenses and other extraordinary expenses) out of the Sponsor’s unified fee.
The Sponsor is a wholly-owned subsidiary of VanEck. VanEck acts as adviser or sub-adviser to exchange-traded funds, mutual funds, other pooled investment vehicles and separate accounts. VanEck has been wholly owned by members of the van Eck family since its founding in 1955 and its shares are held by its Chief Executive Officer, Jan van Eck, and his family. See “Management; Voting by Shareholders” for a discussion of Mr. van Eck’s biography and positions with the Sponsor.
VanEck and its subsidiaries have considerable experience issuing and operating exchange-traded products, including two investment companies registered under the 1940 Act, that provide exposure to digital assets and digital asset companies (i.e., the equity securities of companies primarily engaged in the digital asset industry). As of March 31, 2026, VanEck and its affiliates oversee approximately $2.8 billion in assets under management across over 21 digital asset-related exchange-traded products across various jurisdiction. Although the Sponsor is a relatively new entity within the broader structure of VanEck, the Sponsor utilizes a similar management team that VanEck has used in issuing and operating these exchange-traded products.
The principal office of the Sponsor is:
VanEck Digital Assets, LLC
666 Third Avenue, 9th Floor
New York, NY 10017
The Trustee
CSC Delaware Trust Company, a Delaware trust company, acts as the trustee of the Trust for the purpose of creating a Delaware statutory trust in accordance with the DSTA. The Trustee is appointed to serve as the trustee of the Trust in the State of Delaware for the sole purpose of satisfying the requirement of Section 3807(a) of the DSTA that the Trust have at least one trustee with a principal place of business in the State of Delaware.
General Duty of Care of Trustee
The Trustee is a fiduciary under the Trust Agreement; provided, however, that the fiduciary duties and responsibilities and liabilities of the Trustee are limited by, and are only those specifically set forth in, the Trust Agreement.
Resignation, Discharge or Removal of Trustee; Successor Trustees
The Trustee may resign upon at least 60 days’ prior written notice to the Sponsor; provided, however, that such resignation shall not be effective until such time as a successor Trustee has accepted such appointment. The Sponsor may remove the Trustee at any time upon 60 days’ prior written notice to the Trustee; provided, however, that such removal shall not be effective until such time as a successor Trustee has accepted such appointment.
Upon the resignation or removal of the Trustee, the Sponsor shall appoint a successor Trustee. If no successor Trustee shall have been appointed and shall have accepted such appointment within 60 days after the giving of such notice of resignation or removal, the Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee. Any successor Trustee appointed pursuant to the Trust Agreement shall be eligible to act in such capacity in accordance with this Trust Agreement and, following compliance with the Trust Agreement, shall become fully vested with the rights, powers, duties and obligations of its predecessor under the Trust Agreement, with like effect as if originally named as Trustee. Any such successor Trustee shall notify the Trustee of its appointment by providing a written instrument to the Trustee. At such time the Trustee shall be discharged of its duties herein. Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Trustee shall be a party, or any corporation to which substantially all the corporate trust business of the Trustee may be transferred, shall, subject to the preceding sentence, be the Trustee under the Trust Agreement without further act.
The Administrator
State Street Bank and Trust Company serves as the Trust’s administrator (the “Administrator”). The Administrator’s principal address is One Congress Street, Boston, MA 02111. Under the Trust Administration and Accounting Agreement, the Administrator provides necessary administrative, tax and accounting services and financial reporting for the maintenance and operations of the Trust, including valuing the Trust’s BNB and calculating the net asset value per Share of the Trust and the net asset value of the Trust and supplying pricing information to the Sponsor for the Trust’s website. In addition, the Administrator makes available the office space, equipment, personnel and facilities required to provide such services.
The Cash Custodian
Under the Cash Custody Agreement between State Street Bank and Trust Company and the Trust, State Street Bank and Trust Company may act as custodian for the Trust’s non-BNB assets, if any, and as custodian for the Trust’s cash (in such capacity, the “Cash Custodian”). The Cash Custodian has agreed to, among other things, open and maintain a separate deposit account or accounts of the Trust, to determine the amount of BNB and/or cash required for an issuance or redemption of shares in a Basket and to release and deliver non-BNB assets and pay out cash.
The Cash Custodian shall credit to the deposit account(s) all cash received by the Cash Custodian from or for the account of the Trust. Upon an instruction to purchase Shares for the account of the Trust, the Cash Custodian shall pay out cash of the Trust to purchase Shares. Upon an instruction to redeem Shares for the account of the Trust, the Cash Custodian shall transfer the Shares so as to sell or redeem the Shares and receive proceeds of such sale or redemption.
The Staking Services Provider
BitGo Bank & Trust, National Association, which also serves as the Trust’s Second BNB Custodian, serves as the Trust’s Staking Services Provider. BitGo is a national trust bank chartered and regulated by the Office of the Comptroller of the Currency and a wholly-owned subsidiary of BitGo Holdings, Inc. BitGo’s principal office is at 101 S. Reid Street, Suite 307, PMB #9793, Sioux Falls, South Dakota.
Pursuant to the Staking Services Agreement, the Staking Services Provider, upon the Trust’s instruction submitted through the Staking Services Provider’s platform, delegates BNB held in the Second BNB Account to a validator on the BNB Smart Chain, undelegates such BNB upon further instruction, and causes staking rewards, less the Staking Services Provider Consideration, to be credited to the Second BNB Account. The Trust’s BNB is expected to be delegated to a validator operated by Figment. The Staking Services Provider does not re-delegate the Trust’s BNB to another validator without the Trust’s instruction, except as required by applicable law or as it determines necessary to maintain network security. The Staking Services Provider does not exercise discretion as to the amount of BNB to be staked or the timing of the Staking Activities other than as is incidental to executing the Trust’s delegation and undelegation instructions. The Staking Services are provided in a non-fiduciary capacity.
In consideration for the Staking Services, the Staking Services Provider receives the Staking Services Provider Consideration, currently 4.0% of the staking rewards generated by the Staked Assets, as set forth in the Amendment to the Second BNB Custody Agreement dated as of September 25, 2026.
Under the Staking Services Agreement, the Staking Services Provider will use commercially reasonable efforts to prevent slashing penalties and, where a slashing penalty is caused directly by the Staking Services Provider’s operations (and not by a protocol-wide failure, a third-party service provider, a malicious actor or a force majeure event), will use commercially reasonable efforts to replace the BNB lost, which is the Trust’s sole remedy for such penalties. The Staking Services Provider is not liable for missed rewards, for consequential damages, or for losses arising from malfunctions of the BNB Smart Chain or validator software, and its aggregate liability for direct damages relating to the Staking Services is capped at the Staking Services Provider Consideration collected in the six months preceding the relevant event (three months for missed rewards). The Staking Services Provider may suspend, modify or terminate the Staking Services at any time on written notice if it determines that continuing them would be inconsistent with applicable law, regulatory guidance or supervisory requirements, and may amend the terms governing the Staking Services on 30 days’ prior written notice for material changes (including changes to the fee structure) and without advance notice for non-material changes; amendments apply to delegations made after their effective date. The Staking Services in respect of delegated BNB continue until such BNB is undelegated. See “Material Contracts—Second BNB Custody Agreement.”
Staking rewards will be credited to the Second BNB Account. The date that such rewards are credited to the Trust will be considered the trade date for the recognition of the staking rewards. The received rewards will be held by the Trust pending distribution, sale to fund a cash distribution, payment of applicable staking-related fees and expenses or, if and to the extent permitted by the Staking Policy and the 2025 Staking Guidance, temporary re-staking. The staking rewards will be recognized as income in the Trust’s daily records as earned. In accordance with GAAP, the Trust will report such income in the financial statements based upon trade date in the quarterly and annual reports.
The Sponsor may, in its sole discretion, add or terminate Staking Services Providers. To the extent that the Sponsor adds or terminates a Staking Services Provider, notification will be made to Shareholders via a prospectus supplement and/or a current report filed with the SEC.
The First BNB Custodian
Anchorage Digital Bank N.A. serves as the Trust’s First BNB Custodian and is a National Trust Bank regulated by the Office of the Comptroller of the Currency. The First BNB Custodian is authorized to serve as the Trust’s custodian under the Trust Agreement and pursuant to the terms and provisions of the First BNB Custody Agreement. The First BNB Custodian has its principal office at 101 S. Reid Street, Suite 307 #329, Sioux Falls, South Dakota 57103.
The First BNB Custodian makes available to the Trust the First BNB Account and access to an omnibus custodial account held at depository institutions in the First BNB Custodian’s name for the benefit of its customers at which a cash balance may be maintained. The First BNB Custodian’s services in respect of the First BNB Account (i) allow BNB to be deposited from a public blockchain address to the Trust’s First BNB Account and (ii) allow BNB to be withdrawn from the First BNB Account to a public blockchain address as instructed by the Trust. The First BNB Custody Agreement requires the First BNB Custodian to hold the Trust’s BNB in cold storage. The First BNB Custodian will use segregated cold storage BNB addresses for the Trust.
The addresses on the BNB Smart Chain at which the Trust’s BNB in the First BNB Account are held by the First BNB Custodian are separate from the BNB addresses that the First BNB Custodian uses for its other customers and are directly verifiable via the BNB Smart Chain. The First BNB Custodian will safeguard the private keys to the BNB associated with the Trust’s First BNB Account. The First BNB Custodian will at all times record and identify in its books and records that such BNBs constitute the property of the Trust. The First BNB Custodian will not withdraw the Trust’s BNB from the Trust’s First BNB Account with the First BNB Custodian, or loan, hypothecate, pledge or otherwise encumber the Trust’s BNB, without the Trust’s instruction, nor will the Sponsor or any other entity or service provider. The Trust will not lease or loan BNB held in the Trust’s First BNB Account with the First BNB Custodian and will not give instructions to that effect.

The BNB is deemed delivered to the address associated with the Trust’s First BNB Account only after the required number of confirmations of the transaction on the BNB Smart Chain, and that the First BNB Custodian has no obligations for BNB that is not delivered in that manner. Once the Trust submits a request for a withdrawal transaction, the BNB subject to the withdrawal request shall be delivered by the First BNB Custodian to the designated address on the BNB Smart Chain specified in the Trust’s withdrawal transaction within one business day of 4:00 p.m. Eastern time of the business day on which the Trust submits the withdrawal request. If a withdrawal request is made by the Trust (i) by 4:00 p.m. Eastern time of the business day on which the Trust submits the withdrawal request, (ii) in connection with a redemption of Shares of the Trust by an Authorized Participant, and (iii) the delivery of BNB for such withdrawal request is to the account at the First BNB Custodian of an Authorized Participant, then the BNB subject to such withdrawal request shall be delivered to the destination blockchain address specified therein, by the next business day from the business day when such withdrawal request was submitted. The First BNB Custody Agreement provides that withdrawals may be delayed in connection with scheduled maintenance or the congestion or disruption of a digital asset network, including the BNB Smart Chain.
In respect of the Fiat Accounts, the First BNB Custodian holds the Trust’s cash held in its account at the First BNB Custodian in one or more Customer Omnibus Accounts. “Customer Omnibus Account” means, with respect to fiat currency held for customers of the First BNB Custodian in Fiat Accounts (including the Trust’s cash balance in its Fiat Accounts), omnibus bank accounts (each an “Omnibus Account”) at FDIC-insured, regulated depository institutions selected by Anchorage (each, a “Fiat Institution”). The First BNB Custodian makes no representation about the availability of pass through FDIC deposit insurance in connection with the Omnibus Account at such Fiat Institutions.
The First BNB Custodian represents that no more than once per fiscal year, the Trust shall be entitled to request that the First BNB Custodian produce its Services Organization Controls 2 Type I report (a “SOC 2-I Report”) and a new Services Organization Controls 2 Type II report (a “SOC 2-II Report” and, together with a SOC 2-I Report, “SOC Reports”), or certify that there have been no material changes which would impact the previous SOC Reports provided to the Trust, and promptly deliver to the Trust a copy of each SOC Report within 45 days of the Trust’s request. No more than once per fiscal year, the Trust shall be entitled to request that the First BNB Custodian produce a copy of the First BNB Custodian’s audited annual financial statements for each financial year, and the First BNB Custodian shall promptly deliver such financial statements to the Trust.
The First BNB Custodian agrees to take reasonable care and use commercially reasonable efforts in executing its responsibilities to the Trust pursuant to the First BNB Custody Agreement, which includes exercising the degree of care, diligence and skill that a prudent and competent professional provider of services similar to the services contemplated by the First BNB Custody Agreement would exercise in the circumstances, or such higher care where required by law or the First BNB Custody Agreement (collectively, the “Standard of Care”). Notwithstanding any other provision in the First BNB Custody Agreement, for the Trust’s BNB held in the First BNB Account, the First BNB Custodian represents, warrants, and covenants that it will maintain the private key or keys in a form accessible to the First BNB Custodian and will take reasonable care and use commercially reasonable efforts to (i) protect and keep the private key or keys secure and (ii) not disclose them or allow access to them by any other person.
Subject to the “Force Majeure” provision (defined below) and as limited by the limitations of liability in the First BNB Custody Agreement, the First BNB Custodian shall be liable to the Trust for the Loss (defined below) of any of the Trust’s BNB or fiat currency to the extent that such Loss was caused by the negligence, fraud, willful or reckless misconduct of the First BNB Custodian or breach by the First BNB Custodian of its Standard of Care. The First BNB Custody Agreement provides that “Loss” means liabilities, damages, diminution in value, payments, obligations, losses, interest, costs and expenses, security or other remediation costs (including any regulatory investigation or third party subpoena costs, reasonable attorneys’ fees, court costs, expert witness fees, and other expenses relating to investigating or defending any Claim); fines, taxes, fees, restitution, or penalties imposed by any governmental, regulatory or administrative body, interest on and additions to tax with respect to, or resulting from Taxes imposed on Client’s assets, cash, other property, or any income or gains derived therefrom; and judgments (at law or in equity) or awards of any nature. The First BNB Custodian is responsible for losses resulting from its errors in executing a direction from the Trust (e.g., if the Trust provides the correct destination address for executing a withdrawal transaction, but the First BNB Custodian erroneously sends the Trust’s BNB to another destination address).
The First BNB Custody Agreement provides that should a Loss of the Trust’s BNB or fiat currency due to the negligence, fraud, willful or reckless misconduct of the First BNB Custodian or a breach by the First BNB Custodian of its Standard of Care occur, the First BNB Custodian will, as soon as practicable, return to the Trust a quantity of the same digital asset that is equal to the quantity of digital assets involved in the Loss, or return to the

Trust a quantity of the same fiat currency that is equal to the quantity of fiat currency involved in the Loss (if the Loss involved the Fiat Account). The First BNB Custody Agreement provides that (i) the First BNB Custodian does not own or control the underlying software protocols of networks which govern the operation of digital assets (including the BNB Chain), (ii) the First BNB Custodian makes no guarantees regarding their security, functionality, or availability, and (iii) in no event shall the First BNB Custodian be liable for or in connection with any acts, decisions, or omissions made by developers or promoters of digital assets, including BNB.
The First BNB Custody Agreement’s “Force Majeure” provision provides that in no event shall the First BNB Custodian be liable for any delays, failure in performance or interruption of service which result directly or indirectly from any cause or condition, whether or not foreseeable, beyond the First BNB Custodian’s reasonable control, including, but not limited to, any act of God; embargo; natural disaster; act of civil or military authorities; act of terrorists; cybersecurity incident or hacking (excluding events caused by the First BNB Custodian’s breach of the First BNB Custody Agreement or failure to use reasonable and industry-standard security measures); government prohibitions; civil disturbance; war; strike or other labor dispute; fire; severe weather; interruption in telecommunications, Internet services, or network provider services; unavailability of Fedwire, SWIFT or banks’ payment processes; outbreaks of infectious disease or any other public health crises, including quarantine or other required employee restrictions; material disruption to blockchain networks or protocols (including hard forks, chain reorganizations, material network congestion, validator outages, materially elevated transaction fees, or consensus failures) not caused by the First BNB Custodian; critical vendor or subprocessor outages; or any other catastrophe or material event which is beyond the reasonable control of the First BNB Custodian; provided, however, that for the avoidance of doubt, the First BNB Custody Agreement’s Force Majeure provision shall not apply in respect to a cybersecurity attack, hack or other intrusion by a third party or by someone associated with the First BNB Custodian is not a circumstance that is beyond the First BNB Custodian’s reasonable control, to the extent directly caused by the First BNB Custodian’s failure to comply with its obligations under the First BNB Custody Agreement. The occurrence of an event described in the Force Majeure provision shall not affect the validity and enforceability of any remaining provisions of the First BNB Custody Agreement.
Under the First BNB Custody Agreement, each of the First BNB Custodian and the Trust has agreed to indemnify and hold harmless the other party from any third-party claim or third-party demand (including reasonable attorneys’ fees and expenses) (collectively, “Damages”) arising out of or related to the First BNB Custodian’s or the Trust’s, as the case may be, non-performance of its obligations under or material breach of the First BNB Custody Agreement violation of any law, rule or regulation related to the performance of its obligations under the First BNB Custody Agreement or gross negligence, fraud or willful misconduct. In addition, the First BNB Custodian agrees to indemnify the Trust in the event of Losses relating to any breach of the First BNB Custodian’s confidentiality, data protection and/or information security obligations or the Trust’s access or use of the services, in accordance with the terms and conditions of the First BNB Custody Agreement, violates, misappropriates, or infringes upon any third party intellectual and/or industrial property rights.
The First BNB Custodian shall not be liable to the Trust (whether under contract, tort (including negligence) or otherwise) for any indirect, incidental, special, punitive or consequential losses suffered or incurred by the Trust for any amount in excess of fees paid by the Trust less the aggregate amount of any losses for which the First BNB Custodian is or was liable during such period.
The First BNB Custody Agreement will commence on the date of execution and continue until terminated in accordance with its provisions. The First BNB Custody Agreement may be terminated by the First BNB Custodian upon 180 days written notice to the Trust and the Trust may terminate the First BNB Custody Agreement upon 30 days written notice to the First BNB Custodian; provided, however, that if the First BNB Custody Agreement is terminated, the First BNB Custodian shall continue to act as First BNB Custodian pursuant to the terms of the First BNB Custody Agreement for a 180-day period commencing on the date the party is notified of any termination of the First BNB Custody Agreement. Either party (the “Terminating Party”) may terminate the First BNB Custody Agreement at any time on written notice to the other party (the “Defaulting Party”), such termination to take effect after giving effect to any notice requirement and cure period that may apply.
The First BNB Custodian has the right to immediately (i) take actions the First BNB Custodian determines appropriate to comply with applicable law and regulations and in accordance with its Bank Secrecy Act and Anti-

Money Laundering compliance program (“BSA/AML Program”), (ii) suspend the Trust’s First BNB Account or Fiat Account, (iii) freeze/lock the funds and assets in all such accounts, and (iv) suspend the Trust’s access to the First BNB Custodian’s platform or its account there (collectively, an “account suspension”), if: (A) the First BNB Custodian is required to do so by a regulatory authority, court order, facially valid subpoena, or binding order of a governmental authority, (B) the First BNB Custodian reasonably and in good faith believes the Trust has violated applicable laws and regulations in connection with the Trust’s First BNB Account or Fiat Account, or the First BNB Custodian is required to do so under the First BNB Custodian’s BSA/AML Program, (C) the First BNB Custodian believes someone is attempting to gain unauthorized access to the account, or (D) the First BNB Custodian believes there is unusual activity in the account. Except as set forth above, the First BNB Custodian shall not suspend the Trust’s access to the First BNB Account or the Fiat Account, and any suspension of the Trust’s access to such accounts shall constitute a breach of the First BNB Custody Agreement. In the case of an account suspension due to (C) or (D) of this paragraph, the First BNB Custodian shall restore the Trust’s normal access to the First BNB Account or Fiat Account as promptly as reasonably possible without putting the BNB and fiat currency in such accounts at risk.
The Sponsor may, in its sole discretion, add or terminate BNB custodians. The Sponsor has entered into the Second BNB Custody Agreement, under which BitGo Bank & Trust, National Association serves as the Second BNB Custodian and maintains the Second BNB Account for the Trust's BNB (the First BNB Account and the Second BNB Account together, the "BNB Accounts"). The Sponsor may, in its sole discretion, change the custodians for the Trust's BNB holdings, but it will have no obligation to do so or to seek any particular terms for the Trust from other such custodians. To the extent that the Sponsor adds or terminates BNB custodians, or changes a custodian for the Trust's BNB holdings, notification will be made to Shareholders via a prospectus supplement and/or a current report filed with the SEC.
The Second BNB Custodian
BitGo Bank & Trust, National Association serves as the Trust’s Second BNB Custodian. The Second BNB Custodian is a national banking association chartered under the laws of the United States and authorized by the Office of the Comptroller of the Currency to exercise custodial powers. The Trust has entered into the Second BNB Custody Agreement with the Second BNB Custodian. The Second BNB Custodian has its principal address at 101 S. Reid Street, Suite 307, PMB #9793, Sioux Falls, South Dakota 57103.
The Second BNB Custodian makes available to the Trust one or more Second BNB Accounts, each of which is controlled and secured by the Second BNB Custodian. The Second BNB Custodian’s custodial services allow the Trust to deposit BNB to, and withdraw BNB from, the Second BNB Account pursuant to the Trust’s instructions. Any digital assets that may be stored in the Second BNB Account will be segregated from the property of the Second BNB Custodian and from the assets of its other customers, except for digital assets specifically moved into shared accounts by the Trust. The Trust retains all right, title and beneficial ownership in any BNB held for its benefit by the Second BNB Custodian, and the Second BNB Custodian will not lend, pledge, rehypothecate or otherwise encumber the Trust’s BNB except as expressly authorized by the Trust’s instructions or as required by applicable law.
The Second BNB Custodian also makes available to the Trust the ability to hold fiat currency in a Fiat Account. For a description of the accounts in which the Second BNB Custodian may hold the Trust’s fiat currency, see “Fiat Accounts” above.
The Second BNB Custodian will hold the private keys associated with any BNB held for the Trust in a Second BNB Account and has represented that it maintains a reasonable and appropriate information security program, including policies and procedures reasonably designed to safeguard its electronic systems consistent with industry standards applicable to qualified custodians. The Second BNB Custodian has agreed to conduct SOC 1 and SOC 2 examinations annually and to provide copies of the resulting reports to the Trust annually, together with bridge letters covering any portion of a year outside the period covered by such reports. The Second BNB Custodian has also established a business continuity plan that is reviewed and updated at least annually.

Under the Second BNB Custody Agreement, the Second BNB Custodian has agreed to exercise reasonable care, skill and diligence in the performance of its duties, consistent with the standards applicable to a qualified custodian holding assets for institutional clients, including safeguarding the Trust’s assets and acting in accordance with the Trust’s instructions. The Second BNB Custodian acts only upon instructions given by the Trust or its authorized persons and authenticated in accordance with agreed security procedures, and has no duty to inquire into or investigate the validity, accuracy or content of any instructions. The Second BNB Custodian may refuse to process or may cancel a pending transaction as required by applicable law, to enforce pre-disclosed or mutually agreed transaction thresholds and conditions, or if it reasonably believes the transaction may violate or facilitate the violation of applicable law.
Under the Second BNB Custody Agreement, the Second BNB Custodian is liable for the loss of digital assets on deposit in the Second BNB Account to the extent that it caused such loss through negligence, fraud or willful misconduct and, in such circumstances, is required to return a quantity of digital assets equal to the quantity of the lost digital assets, subject to the additional terms, limitations and exceptions set forth in the Second BNB Custody Agreement.
The Second BNB Custodian does not own or control the underlying software protocols that govern the operation of BNB. In the event of a fork of the BNB Smart Chain, the Second BNB Custodian may temporarily suspend its operations with respect to BNB and may determine whether to support a branch of the forked protocol, in each case subject to the terms of the Second BNB Custody Agreement. The Second BNB Custodian is generally under no obligation to support airdrops, side chains, forks or other derivative or enhanced protocols, tokens or coins that interact with BNB, subject to the terms of the Second BNB Custody Agreement.
The Second BNB Custody Agreement contains a force majeure provision under which the Second BNB Custodian will not be liable for delays, suspension of operations, failure in performance or interruption of service resulting directly or indirectly from causes or conditions beyond its reasonable control, including specified natural disasters, governmental actions, labor disputes, interruptions in telecommunications, Internet or network-provider services, equipment or software failures and other catastrophes or occurrences beyond its reasonable control.
The Second BNB Custody Agreement contains indemnification obligations applicable to both the Trust and the Second BNB Custodian. Subject to the terms and limitations of the Second BNB Custody Agreement, the Trust is required to indemnify the Second BNB Custodian and specified related persons against certain third-party claims arising from specified circumstances, and the Second BNB Custodian is required to indemnify the Trust and specified related persons for certain losses arising from the Second BNB Custodian’s material breach, failure to exercise reasonable care, fraud or willful misconduct.
The Second BNB Custodian’s liability is subject to the limitations and exclusions set forth in the Second BNB Custody Agreement. Subject to specified exceptions, the Second BNB Custodian generally excludes liability for lost profits and special, incidental, indirect, intangible or consequential damages and limits its aggregate direct liability by reference to fees paid or payable under the Second BNB Custody Agreement during the applicable period preceding the event giving rise to liability.
The Trust and the Second BNB Custodian have agreed that property credited to the Trust’s Second BNB Account will be treated as “financial assets” under Article 8, that the Second BNB Custodian will act as a “securities intermediary” in maintaining each Second BNB Account, and that each Second BNB Account will constitute a “securities account” within the meaning of Article 8. The State of New York is the “securities intermediary’s jurisdiction” for purposes of the Uniform Commercial Code.
The Second BNB Custody Agreement has an initial term of one year and automatically renews for successive one-year periods unless either party provides the notice of non-renewal specified in the Second BNB Custody Agreement. The Second BNB Custody Agreement may also be terminated by either party for an uncured material breach and may be terminated by the Trust under certain other circumstances, in each case subject to the terms, notice requirements and any applicable fees set forth in the Second BNB Custody Agreement.

The Second BNB Custodian may suspend or restrict services or access to the Second BNB Account under the circumstances specified in the Second BNB Custody Agreement, including in connection with legal or regulatory requirements, suspected prohibited activity, security concerns and other circumstances described therein.
The Second BNB Custodian has agreed that, to the extent it may legally do so, it will permit the Trust’s internal auditors or third-party accountants, upon thirty (30) days’ advance written notice, to inspect, take extracts from and audit the records maintained under the Second BNB Custody Agreement, subject to a jointly agreed scope and to limitations protecting its trade secrets, information relating to other clients, and the security of its facilities and services.
The Transfer Agent
The Transfer Agent: (1) issues and redeems Shares of the Trust; (2) responds to correspondence by Trust Shareholders and others relating to its duties; (3) maintains Shareholder accounts; and (4) makes periodic reports to the Trust.
The Marketing Agent
The Marketing Agent is responsible for: (1) working with the Administrator to review and approve, or reject, purchase and redemption orders of Baskets placed by Authorized Participants with the Administrator; (2) providing assistance in the marketing of the Shares; (3) reviewing and approving the marketing materials prepared by the Sponsor for compliance with applicable SEC and FIRA advertising laws, rules and regulations; and (4) maintaining a public website on behalf of the Trust, containing information about the Trust and the Shares. The internet address of the Trust’s website is accessible at www.vaneck.com. This internet address is only provided here as a convenience, and the information contained on or connected to the Trust’s website is not considered part of this Prospectus.
MarketVector Indexes GmbH is an indirectly wholly owned-subsidiary of Van Eck Associates Corporation.

CUSTODY OF THE TRUST’S ASSETS
The Trust’s BNB is currently held in custody by the First BNB Custodian pursuant to the First BNB Custody Agreement. The Second BNB Custodian also serves as a custodian of the Trust’s BNB pursuant to the Second BNB Custody Agreement. To the extent the Trust holds BNB with a BNB Custodian, such BNB is maintained in custody accounts established for the benefit of the Trust and is segregated from the applicable BNB Custodian’s own property, subject to the terms of the applicable BNB Custody Agreement. Under normal circumstances, the Trust’s unstaked BNB, including the Liquidity Reserve, is held with the First BNB Custodian and the Trust’s staked BNB is held with the Second BNB Custodian.
Each BNB Custodian maintains custody accounts for the Trust pursuant to the applicable BNB Custody Agreement and retains or controls the private keys necessary to provide its custodial services with respect to any BNB held for the Trust. The Trust’s BNB Accounts are established in the name of, or for the benefit of, the Trust, and the Trust’s interest in any BNB held in such accounts is reflected on the books and records of the applicable BNB Custodian. The account structures, wallet architecture, key-generation processes and related security procedures used by the First BNB Custodian and the Second BNB Custodian are governed by their respective BNB Custody Agreements and operational procedures and are not identical.
Key Storage
The BNB Custodians utilize cold storage in connection with the custody of the Trust’s BNB. Under the First BNB Custody Agreement, the First BNB Custodian is required to securely hold the private keys controlling the Trust’s BNB in offline cold storage and to maintain the Trust’s BNB at segregated blockchain addresses separate from assets held by the First BNB Custodian as principal and from assets of its other customers or any other person. The First BNB Custodian will have no right, title or interest in the Trust’s BNB, and the Trust’s BNB held with the First BNB Custodian will remain the property of the Trust.
Under the Second BNB Custody Agreement, the Second BNB Custodian is required to use commercially reasonable efforts to keep in safe custody the BNB received by it, holds the keys with respect to the Second BNB Account, and is required to identify the BNB as held for the Trust. BNB held in the Second BNB Account is segregated from the Second BNB Custodian’s own digital assets and from the digital assets of its other customers, except for BNB specifically moved into shared accounts by the Trust. The Trust retains all right, title and beneficial ownership in any BNB held for its benefit by the Second BNB Custodian.
While BNB held in the Second BNB Account is staked, the Second BNB Custodian continues to hold the private keys associated with such BNB, and the Trust’s interest is represented by non-transferable staking credit tokens recorded on the BNB Smart Chain. Neither the Staking Services Provider (in that capacity) nor the Sponsor has access to the private keys associated with the Trust’s BNB, whether staked or unstaked. Delegation and undelegation transactions in respect of BNB in the Second BNB Account are signed by the Second BNB Custodian upon the Trust’s instruction.
Security Procedures
Each BNB Custodian acts as custodian of the Trust’s BNB to the extent BNB is held with such BNB Custodian in accordance with the terms and provisions of the applicable BNB Custody Agreement. Transfers of BNB into or out of the Trust’s applicable BNB Accounts are subject to the applicable BNB Custodian’s procedures for receiving, approving and authenticating instructions from the Trust or persons authorized by the Trust.
Under the First BNB Custody Agreement, the Trust is required to designate multiple persons authorized to provide instructions on behalf of the Trust, and certain instructions require approval by more than one such authorized person. The First BNB Custodian’s authentication procedures include biometric authentication, which may include fingerprint, facial recognition or voiceprint authentication. Instructions may also be submitted through an application programming interface made available by the First BNB Custodian, subject to the Trust’s obligation to safeguard related API keys.

Under the Second BNB Custody Agreement, actions requested of the Second BNB Custodian require instructions from the Trust or its Authorized Persons that are received and authenticated in accordance with agreed security procedures. The Second BNB Custodian may rely on instructions authenticated in accordance with those procedures and may refuse to process certain instructions or transactions as provided in the Second BNB Custody Agreement.
BNB Accounts are subject to the deposit, withdrawal and security requirements of the applicable BNB Custody Agreement. Under the First BNB Custody Agreement, transfers are subject to blockchain-confirmation requirements and are limited to wallet addresses that have been pre-approved through the First BNB Custodian’s anti-money laundering and sanctions compliance procedures (“Whitelisted Addresses”), and the First BNB Custodian may block or reject a transfer if sanctions screening indicates that the transaction is suspected or determined to violate applicable sanctions laws.
Under the Second BNB Custody Agreement, deposits and withdrawals are subject to the Second BNB Custodian’s applicable procedures and security-verification requirements, including requirements relating to supported digital assets and authenticated withdrawal instructions.
The Trust may change the custodial arrangements described in this Prospectus, as supplemented, at any time without notice to Shareholders. To the extent a change in custodial arrangements is deemed material by the Sponsor, the Trust will notify Shareholders in a prospectus supplement and/or a current report on Form 8-K or in its annual or quarterly reports.

FORM OF SHARES
Registered Form
Shares are issued in registered form in accordance with the Trust Agreement. The Transfer Agent has been appointed registrar and transfer agent for the purpose of transferring Shares in certificated form. The Transfer Agent keeps a record of all Shareholders and holders of the Shares in certified form in the registry (“Register”). The Sponsor recognizes transfers of Shares in certificated form only if done in accordance with the Trust Agreement. The beneficial interests in such Shares are held in book-entry form through participants and/or accountholders in DTC.
Book Entry
Individual certificates are not issued for the Shares. Instead, Shares are represented by one or more global certificates, which are deposited by the Administrator with DTC and registered in the name of Cede & Co., as nominee for DTC. The global certificates evidence all of the Shares outstanding at any time. Shareholders are limited to (1) participants in DTC such as banks, brokers, dealers and trust companies (“DTC Participants”), (2) those who maintain, either directly or indirectly, a custodial relationship with a DTC Participant (“Indirect Participants”), and (3) those who hold interests in the Shares through DTC Participants or Indirect Participants, in each case who satisfy the requirements for transfers of Shares. DTC Participants acting on behalf of Shareholders holding Shares through such participants’ accounts in DTC will follow the delivery practice applicable to securities eligible for DTC’s Same-Day Funds Settlement System. Shares are credited to DTC Participants’ securities accounts following confirmation of receipt of payment.
DTC
DTC has advised us as follows: It is a limited purpose trust company organized under the laws of the State of New York and is a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities for DTC Participants and facilitates the clearance and settlement of transactions between DTC Participants through electronic book-entry changes in accounts of DTC Participants.

TRANSFER OF SHARES
The Shares are only transferable through the book-entry system of DTC. Shareholders who are not DTC Participants may transfer their Shares through DTC by instructing the DTC Participant holding their Shares (or by instructing the Indirect Participant or other entity through which their Shares are held) to transfer the Shares. Transfers are made in accordance with standard securities industry practice.
Transfers of interests in Shares with DTC are made in accordance with the usual rules and operating procedures of DTC and the nature of the transfer. DTC has established procedures to facilitate transfers among the participants and/or accountholders of DTC. Because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect Participants, the ability of a person or entity having an interest in a global certificate to pledge such interest to persons or entities that do not participate in DTC, or otherwise take actions in respect of such interest, may be affected by the lack of a certificate or other definitive document representing such interest.
DTC has advised us that it will take any action permitted to be taken by a Shareholder (including, without limitation, the presentation of a global certificate for exchange) only at the direction of one or more DTC Participants in whose account with DTC interests in global certificates are credited and only in respect of such portion of the aggregate principal amount of the global certificate as to which such DTC Participant or Participants has or have given such direction.

PLAN OF DISTRIBUTION
Buying and Selling Shares
Most investors buy and sell Shares of the Trust in secondary market transactions through brokers. The Shares are listed on the Exchange under the ticker symbol “VBNB.” Shares are bought and sold throughout the trading day like other publicly traded securities. When buying or selling Shares through a broker, most investors incur customary brokerage commissions and charges. Shareholders are encouraged to review the terms of their brokerage account for details on applicable charges.
Authorized Participants
The offering of the Trust’s Shares is a best efforts offering. The Trust continuously offers Baskets consisting of 10,000 Shares to Authorized Participants. Authorized Participants pay a transaction fee for each order they place to create or redeem one or more Baskets.
The offering of Baskets is being made in compliance with Rule 2310 of the FINRA Rules. Accordingly, Authorized Participants will not make any sales to any account over which they have discretionary authority without the prior written approval of a purchaser of Shares.
The per Share price of Shares offered in Baskets on any day will be the total NAV of the Trust calculated shortly after the close of the Exchange on that day divided by the number of issued and outstanding Shares of the Trust. An Authorized Participant is not required to sell any specific number or dollar amount of Shares.
By executing an Authorized Participant Agreement, an Authorized Participant becomes part of the group of parties eligible to purchase Baskets from, and put Baskets for redemption to, the Trust. An Authorized Participant is under no obligation to create or redeem Baskets or to offer to the public Shares of any Basket it does create. Authorized Participants as of the date of this Prospectus are: Jane Street Capital, LLC and Macquarie Capital (USA) Inc. Additional Authorized Participants may be added at any time, subject to the Sponsor’s discretion.
Current or future Liquidity Providers may be affiliates of, or have material relationships with, the Trust’s current or future Authorized Participants.
Because new Shares can be created and issued on an ongoing basis, at any point during the life of the Trust, a “distribution,” as such term is used in the 1933 Act, will be occurring. Authorized Participants, other broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in a distribution in a manner that would render them statutory underwriters and subject them to the prospectus-delivery and liability provisions of the 1933 Act. Any purchaser who purchases Shares with a view towards distribution of such Shares may be deemed to be a statutory underwriter. In addition, an Authorized Participant, other broker-dealer firm or its client will be deemed a statutory underwriter if it purchases a Basket from the Trust, breaks the Basket down into the constituent Shares and sells the Shares to its customers; or if it chooses to couple the creation of a supply of new Shares with an active selling effort involving solicitation of secondary market demand for the Shares. In contrast, Authorized Participants may engage in secondary market or other transactions in Shares that would not be deemed “underwriting.” For example, an Authorized Participant may act in the capacity of a broker or dealer with respect to Shares that were previously distributed by other Authorized Participants. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the broker-dealer or its client in the particular case, and the examples mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject them to the prospectus-delivery and liability provisions of the 1933 Act.
Dealers who are neither Authorized Participants nor “underwriters” but are nonetheless participating in a distribution (as contrasted to ordinary secondary trading transactions), and thus dealing with Shares that are part of an “unsold allotment” within the meaning of Section 4(a)(3)(C) of the 1933 Act, would be unable to take advantage of the prospectus-delivery exemption provided by Section 4(a)(3) of the 1933 Act.

The Authorized Participants may be indemnified by the Sponsor for (i) any material breach by the Sponsor of any provision of the Authorized Participant Agreement that relates to the Sponsor; (ii) any representations provided by the Sponsor relating to the Authorized Participant Agreement, the Registration Statement, the Prospectus or the issuance or distribution of Shares that is false or misleading in any material respect or omits material information necessary to make the statement contained therein complete; (iii) any failure on the part of the Sponsor to perform any obligation of the Sponsor set forth in the Authorized Participant Agreement; (iv) any failure by the Sponsor to comply with applicable laws in connection with the Authorized Participant Agreement and the offer, sale, creation, redemption and marketing of the Shares; (v) actions of the Authorized Participant taken in reasonable reliance upon any instructions issued or representations reasonably believed by it to be genuine and to have been given by or on behalf of the Sponsor; (vi) any (1) representation by the Sponsor that is not consistent with the Trust’s then-current Registration Statement made in connection with the offer or the solicitation of an offer to buy or sell Shares or applicable prospectus, and (2) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement as originally declared effective by the SEC or in any amendment thereof or applicable prospectus, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (vii) any untrue statement or alleged untrue statement of a material fact, or omission or alleged omission of a material fact, made in any marketing materials prepared by or for the Sponsor or Trust and/or furnished to the Authorized Participant by the Sponsor or the Trust, or any disclosure provided by the Sponsor to the Authorized Participant for inclusion in marketing materials prepared by the Authorized Participant. Notwithstanding the foregoing, the Authorized Participants will not be entitled to receive a discount or commission from the Trust or the Sponsor for their purchases of Baskets.
Seed Capital Investor
On November 14, 2025, Van Eck Associates Corporation (the “Seed Capital Investor”), the parent of the Sponsor, subject to certain conditions, purchased the “Seed Shares,” comprising 4,000 Shares at a per-Share price of $25.00. Delivery of the Seed Shares was made on November 14, 2025. Total proceeds to the Trust from the sale of the Seed Shares were $100,000. On May 7, 2026, the Seed Shares were redeemed for cash and the Seed Capital Investor purchased the “Seed Creation Baskets,” comprising 40,000 Shares with a per-Share price equal to 0.0388791 BNB. The price of BNB was determined using the Index on May 7, 2026. The Index price on May 7, 2026 was $643.148. Total proceeds to the Trust from the sale of the Seed Creation Baskets were 1,555.1639998 BNB. The Seed Capital Investor has acted as a statutory underwriter in connection with this purchase.
The price of the Seed Creation Baskets was determined as described above and such Shares could be sold at different prices if sold by the Seed Capital Investor at different times.

CREATION AND REDEMPTION OF SHARES
The Trust creates and redeems Shares from time to time, but only in one or more Baskets. Baskets are only made in exchange for delivery to the Trust of the amount of BNB represented by the Baskets being created or an amount of cash sufficient purchase such amount of BNB, the amount of which is equal to the combined NAV of the number of Shares included in the Baskets being created determined as of 4:00 p.m. Eastern time on the day the order to create Baskets is properly received. Baskets are only redeemed in exchange for delivery to the Trust of the amount of Shares represented by the Basket. The Authorized Participants will deliver cash or BNB to create Shares and will receive cash or BNB when redeeming Shares. Transfers of BNB to and from the Trust’s BNB Accounts with the BNB Custodians, including transfers involving an Authorized Participant or an Authorized Participant Designee in connection with in-kind creations and redemptions, are expected to be “on-chain” transactions represented on and recorded by the BNB Smart Chain. Such transfers require blockchain validation and are subject to network conditions, including congestion, transaction fee levels, and confirmation times. In connection with cash creations and redemptions, the Trust may purchase or sell BNB through Liquidity Providers or trading venues. While the Trust expects that the majority of such BNB transfers will be effected through on-chain transactions, certain transactions may involve settlement through exchange or custodial wallets that are not immediately reflected as on-chain transfers until withdrawn. Cash components of creations and redemptions are settled through traditional banking channels. For a redemption in cash, the Sponsor shall arrange for the BNB represented by the Basket to be sold to a Liquidity Provider selected by the Sponsor and the cash proceeds distributed from the Trust’s account at the Cash Custodian to the Authorized Participant. The Liquidity Providers as of the date of this Prospectus, that have agreed to serve as a Liquidity Provider and have consented to be named in this Prospectus are Nonco LLC and Wincent Investment Fund PCC Limited. Additional Liquidity Providers may be added at any time, subject to the Sponsor’s sole discretion. For an “in-kind” subscription, Authorized Participants will deliver, or arrange for the delivery by the Authorized Participant’s designee of, BNB to the Trust’s BNB account with the applicable BNB Custodian in exchange for Shares when they purchase Shares. For an “in-kind” redemption transaction with the Trust, when Authorized Participants redeem Shares, the Trust, through the applicable BNB Custodian, will deliver BNB to such Authorized Participants, or a designee thereof, in exchange for their Shares.
Authorized Participants are the only persons that may place orders to create and redeem Baskets. Authorized Participants must be (1) registered broker-dealers or other securities market participants, such as banks and other financial institutions, that are not required to register as broker-dealers to engage in securities transactions described below, and (2) DTC Participants. Registered broker-dealers are subject to various requirements of the federal securities laws and rules, including financial responsibility rules such as the customer protection rule, the net capital rule and recordkeeping requirements. On May 15, 2025, the SEC’s Division of Trading and Markets and FINRA’s Office of General Counsel withdrew their 2019 joint statement regarding broker-dealer custody of crypto asset securities, which was widely perceived as prohibiting broker-dealers from offering custodial services for crypto assets that are not securities. Additionally, on the same day, the SEC released a set of Frequently Asked Questions (FAQs) clarifying its views on broker-dealers’ crypto asset activities. The FAQs stated that (i) SEC Rule 15c3-3 applies only to crypto asset securities, and (ii) broker-dealers are permitted to facilitate in-kind creations and redemptions in connection with spot crypto exchange-traded products.
To become an Authorized Participant, a person must enter into an Authorized Participant Agreement with the Sponsor. The Authorized Participant Agreement provides the procedures for the creation and redemption of Baskets and for the delivery, or facilitation of the delivery, of the BNB required for such creation and redemptions. The Authorized Participant Agreement and the related procedures attached thereto may be amended by the Trust or the Sponsor (as the case may be), without the consent of any Shareholder or Authorized Participant. Authorized Participants pay the Transfer Agent a fee for each order they place to create or redeem one or more Baskets. The transaction fee may be reduced, increased or otherwise changed by the Sponsor. Authorized Participants who make deposits (directly in the case of cash creations and, indirectly in the case of BNB deposits) with the Trust in exchange for Baskets receive no fees, commissions or other form of compensation or inducement of any kind from either the Trust or the Sponsor, and no such person will have any obligation or responsibility to the Sponsor or the Trust to effect any sale or resale of Shares.
Each Authorized Participant will be required to be registered as a broker-dealer under the Exchange Act and a member in good standing with FINRA, or exempt from being or otherwise not required to be licensed as a broker-

dealer or a member of FINRA, and will be qualified to act as a broker or dealer in the states or other jurisdictions where the nature of its business so requires. Certain Authorized Participants may also be regulated under federal and state banking laws and regulations. Each Authorized Participant has its own set of rules and procedures, internal controls and information barriers as it determines is appropriate in light of its own regulatory regime.
The Trust will engage in BNB transactions for converting cash into BNB (in association with purchase orders) and BNB into cash (in association with redemption orders). The Trust will conduct its BNB purchase and sale transactions by trading directly with third parties selected by the Sponsor (each, a “Liquidity Provider”), who are not registered broker-dealers, pursuant to written agreements between such Liquidity Providers and the Trust. Liquidity Providers may be added at any time, subject to the discretion of the Sponsor. Alternatively, Liquidity Providers may choose to terminate their participation as Liquidity Providers to the Trust at any time. The Trust is not aware of any other affiliation or material relationship between Liquidity Provider and the Authorized Participants or other service providers of the Trust in executing a transaction in BNB with the Trust. Each Liquidity Provider represents to the Trust that it is acting for itself and not for another person, and is not acting as agent or at the direction of any Authorized Participant. Upon receipt of an order from an Authorized Participant to create or redeem Baskets, the Trust may obtain quotes for a price to purchase or sell BNB from one or more Liquidity Providers. A Liquidity Provider may respond to the Trust’s request with an offer of a quote at which it is willing to sell the specified quantity of BNB, or a portion thereof, in the case of a creation, or a quote at which it is willing to buy the specified quantity of BNB, or a portion thereof, in the case of a redemption, as indicated in such offer. The Trust then determines, in its sole discretion, which Liquidity Provider that provided a quote to use. Once an offer is accepted it becomes a trade that is binding on both the Trust and the Liquidity Provider. Each Liquidity Provider is required to comply with U.S. federal and/or state laws including licensing and registration requirements or similar laws in non-U.S. jurisdictions and maintain practices and policies designed to comply with AML and KYC regulations. The Liquidity Providers as of the date of this Prospectus, that have agreed to serve as a Liquidity Provider and have consented to be named in this Prospectus are Nonco LLC and Wincent Investment Fund PCC Limited. Current or future Liquidity Providers may be affiliates of, or have material relationships with, the Trust’s current or future Authorized Participants.
The following description of the procedures for the creation and redemption of Baskets is only a summary and a Shareholder should refer to the relevant provisions of the Trust Agreement and the form of Authorized Participant Agreement for more detail. The Trust Agreement and form of Authorized Participant Agreement are filed as exhibits to the registration statement of which this Prospectus is a part.
Authorized Participants will place orders through the Transfer Agent. The Transfer Agent will coordinate with the Sponsor, who will in turn coordinate with the Trust’s BNB Custodian in order to facilitate settlement of the Shares and BNB as described in more detail in the Creation Procedures and Redemption Procedures sections below. The ability of Authorized Participants to engage in arbitrage transactions is intended to keep the market price of the Shares closely aligned with the NAV. However, the effectiveness of the arbitrage mechanism depends on, among other things, the liquidity and operational stability of BNB spot markets, derivatives markets, and blockchain settlement. Extreme price volatility, significant bid-ask spreads, low trading volume, or material price differentials across crypto asset trading platforms may impair the ability of Authorized Participants or Liquidity Providers to acquire or dispose of BNB efficiently. In addition, if one or more crypto asset trading platforms experience outages, technical failures, regulatory restrictions, or are otherwise unavailable, Authorized Participants may be unable to source or hedge BNB positions at prices that reflect the Trust’s NAV. Because BNB spot markets are fragmented across multiple venues globally, temporary dislocations or differing prices across platforms could widen premiums or discounts of the Shares relative to NAV. In stressed market conditions, including rapid price declines or liquidity shocks, leveraged derivatives markets may experience liquidation cascades that further disrupt price formation and impair arbitrage activity.
The trading prices of many digital assets, including BNB, have experienced extreme volatility in recent periods and may continue to do so. Extreme volatility may persist and the value of the Shares may significantly decline in the future without recovery. The digital asset markets may still be experiencing a bubble or may experience a bubble again in the future. Extreme volatility in the future, including further declines in the trading prices of BNB, could have a material adverse effect on the value of the Shares and the Shares could lose all or substantially all of their value. The Trust is not actively managed and will not take any actions to take advantage, or mitigate the impacts, of volatility in the price of BNB.
In addition, the use of cash creations and redemptions has transaction costs of buying and selling BNB. These costs include the bid-ask spread along with the operational costs from the labor and overhead involved in calculating, executing, monitoring, and accounting for transactions in the BNB markets and related cash movements. The Trust’s Authorized Participant Agreement provides that transaction costs and slippage related to Basket creation and redemption are the responsibility of the Authorized Participant.
Under ordinary circumstances, the Trust does not anticipate that there would be fees or costs related to purchases and sales of BNB. To the extent there are unusual or unanticipated fees or costs associated with BNB purchases and sales in connection with creation and redemption activity, the Sponsor would seek to pass these costs to the Liquidity Providers or the Authorized Participants. If unable to do so, the Sponsor would treat these as extraordinary expenses and could decide to seek reimbursement from the Trust to the extent the fees or expenses were paid by the Sponsor on the Trust’s behalf.
Creation Procedures
On any business day, an Authorized Participant may place an order with the Transfer Agent to create one or more Baskets. Currently, creation orders are only accepted in cash or in-kind. For purposes of processing creation and redemption orders, a “business day” means any day other than a day when the Exchange is closed for regular trading (“Business Day”). Purchase orders must be placed by the order cut-off time for a purchase order on a Business Day (the “Creation Order Cut-Off Time”). The Creation Order Cut-Off Time is 3:59:59 p.m. Eastern time on a trade date or as otherwise communicated by the Sponsor. The day on which an order is received by the Transfer Agent is considered the purchase order date.
Prior to the delivery of Baskets for a purchase order, the Authorized Participant must also have wired to the Transfer Agent the nonrefundable transaction fee due for the creation order to offset the transfer and other transaction costs associated with the issuance of the Basket. Authorized Participants may not withdraw a creation request. The manner by which creations are made is dictated by the terms of the Authorized Participant Agreement. By placing a creation order, an Authorized Participant agrees to facilitate the deposit of cash with the Cash Custodian or BNB with the applicable BNB Custodian. If an Authorized Participant fails to consummate the foregoing, the order will be cancelled.
For a cash creation, the total deposit of cash required to create each Basket is an amount of cash that is in the same proportion to the total assets of the Trust, net of accrued expenses and other liabilities, on the date the order to purchase is properly received, as the number of Shares to be created under the purchase order is in proportion to the total number of Shares outstanding on the date the order is received. On the trade date for a purchase order (the “Creation Trade Date”), following receipt of the purchase order from the Authorized Participant, the Trust shall, in its sole discretion, select a Liquidity Provider and execute a trade to purchase BNB from that Liquidity Provider in the amount of the Basket Deposit (the calculation of which is explained below), with the purchased BNB to be delivered by the Liquidity Provider on the Creation Settlement Date in exchange for a cash price to be delivered by the Trust on Creation Settlement Date. The Liquidity Provider, not the Authorized Participant, shall be responsible for delivering BNB to the Trust. The Authorized Participant shall be responsible for delivering cash to the Trust.
For an in-kind creation, following an Authorized Participant’s placement of a purchase order, the Trust’s BNB Custodian account must be credited with the required BNB by the end of the business day following the purchase order date, or in the case of cash deposits, the Trust’s Cash Custodian account must be credited with the required cash by the end of the business day following the purchase order date, as applicable. If the Authorized Participant or its designee fails to consummate the foregoing, the order shall be cancelled. Upon receipt of the BNB deposit amount in the Trust’s BNB Custodian account, in the case of in-kind creations, or the cash deposit amount in the Trust’s Cash Custodian account, in the case of cash creations, the Trust will notify the Transfer Agent to release the shares to the Authorized Participant, by directing DTC to credit the number of Shares created to the applicable DTC account.

No Shares will be issued unless and until the applicable BNB Custodian (in the case of in-kind deposits) or Cash Custodian (in the case of cash deposits) has informed the Transfer Agent that the BNB or cash (as applicable) has been received. Disruption of services at a BNB Custodian would have the potential to delay settlement of the BNB related to Share creations. To the extent a Liquidity Provider, is not able to deliver BNB associated with a cash purchase order as of a specified time on the settlement date, the Authorized Participant will have the option to cancel the order, or the Sponsor may select an alternative execution method for the BNB purchase. To the extent that BNB transfers in connection with a creation order are delayed due to congestion or other issues with the BNB Chain, such BNB will not be held in cold storage in until such transfers can occur.
BNB held in the Trust’s BNB Custodian account is the property of the Trust and is not leased, or loaned under any circumstances.
Determination of Required Deposits
The Basket Cash Component changes from day to day. To determine the Basket Cash Component, the Administrator starts by determining the number of BNB held by the Trust as of the opening of business on that trade date, and subtracts the amount of BNB constituting estimated accrued but unpaid fees and expenses of the Trust as of the opening of business on that trade date. For the purposes of the computation of the Basket Deposit, the BNB quantity is displayed to the hundred millionth. Second, this figure, in BNB, is divided by the quotient of the number of Shares outstanding at the opening of business on the trade date divided by 10,000. This produces the Basket Deposit, which is the number of BNB attributable to each Basket as of the opening of business on the trade date. Third, the resulting BNB amount is then valued, in cash, at the Index calculated on the trade date, or in accordance with the other valuation policies described in the Registration Statement if the Index is not available. This produces the Basket Cash Component. The Basket Deposit, and the Basket Cash Component, so determined is communicated via electronic mail message to all Authorized Participants, and made available on the Sponsor’s website for the Shares. The Exchange also publishes the Basket Deposit determined by the Administrator as indicated above.
In the case of a cash creation only, by the end of day Eastern time (or such other time as the parties may agree) on the trade date for a purchase order, the Administrator will calculate and transmit the Required Cash Creation Total, consisting of (1) the Basket Cash Component, (2) Cash Amount, and (3) any Purchase Slippage, to the Authorized Participant, which the Authorized Participant shall be responsible for delivering in cash on the settlement date for a purchase order (which shall be the Business Day immediately following the trade date unless the Trust, Sponsor, Authorized Participant agree to a different date) (the “Creation Settlement Date”) to the Trust’s account at the Cash Custodian is cleared, immediately available funds by 1:00 p.m. Eastern time. The Trust acknowledges that, if the actual cash purchase price of BNB from the Liquidity Provider is below the Basket Cash Component, the Authorized Participant shall be entitled to retain the difference and the Required Cash Creation Total shall be reduced accordingly.
In the case of an in-kind creation only, by the end of day Eastern Standard Time (or such other time as the parties may agree) on Creation Trade Date, the Administrator will calculate and transmit the Creation Basket Deposit, to the Authorized Participant, which the Authorized Participant shall be responsible for delivering in BNB on Creation Settlement Date to the Trust’s Custodian Account.
Delivery of Required Deposits
For a cash creation, on the Creation Settlement Date, the Authorized Participant who places a purchase order must follow the procedures outlined in the “Creation Procedures” section of this Prospectus. In the case of a cash creation only, the Trust shall instruct the Cash Custodian to transfer the cash proceeds to the Trust’s Fiat Account. The Liquidity Provider delivers BNB to the Trust’s BNB Accounts in exchange for the cash purchase price, a delivery facilitated by a BNB Custodian. Upon settlement by the BNB Custodians, of the BNB purchase from the Liquidity Provider and the deposit of BNB in the Trust’s BNB Accounts, the Trust shall instruct the Transfer Agent to release the Shares to the Authorized Participant, and the Transfer Agent shall direct DTC to credit the number of Shares ordered to the applicable DTC account, by 1:00 p.m. Eastern time on the Creation Settlement Date and the Creation Order shall be settled. If the BNB purchase transaction between the Trust and the Liquidity Provider fails to settle, the Authorized Participant shall have the option to cancel the Creation Order, in which case the Trust will return the Required Cash Creation Total less the Cash Amount to the Authorized Participant and the Shares will not be issued, or the Sponsor may use an alternative execution method for the Trust to purchase BNB, in which case the Authorized Participant agrees and acknowledges it is responsible for any Purchase Slippage and Cash Amount relating to such alternative execution method. The expense and risk of delivery and ownership of cash until such cash has been received in immediately available, cleared federal funds by the Cash Custodian on behalf of the Trust will be borne solely by the Authorized Participant.
For an in-kind creation, on the Creation Settlement Date, the Authorized Participant or its designee shall deposit the amount of BNB specified in the Creation Basket Deposit in the Trust’s BNB Account at the applicable BNB Custodian by 1:00 p.m. Eastern time. Upon settlement by the applicable BNB Custodian, the Trust shall instruct the Transfer Agent to release the Shares to the Authorized Participant, and the Transfer Agent shall direct DTC to credit the number of Shares ordered to the applicable DTC account, by close of business on the Creation Settlement Date and the Creation Order shall be settled. If the BNB deposit transaction between the Trust and the Authorized Participant or its designee fails to settle, the Authorized Participant shall have the option to cancel the Creation Order, in which case the Trust will return the Creation Basket Deposit to the Authorized Participant and the Shares will not be issued, or the Sponsor may use an alternative execution method for the Trust to purchase BNB, in which case the Authorized Participant agrees and acknowledges it is responsible for providing any Basket Cash Component, plus any Purchase Slippage and Cash Amount, relating to such alternative execution method. The expense and risk of delivery and ownership of BNB until such BNB has been credited to the Trust’s BNB Account by the applicable BNB Custodian on behalf of the Trust will be borne solely by the Authorized Participant.
Rejection of Purchase Orders
The Sponsor or its designee has the absolute right, but does not have any obligation, to reject any purchase order or Basket Deposit if the Sponsor determines that:
•the purchase order or Basket Deposit is not in proper form;
•it would not be in the best interest of the Shareholders of the Trust;
•the acceptance of the purchase order or the Basket Deposit would have adverse tax consequences to the Trust or its Shareholders;
•the acceptance or receipt of the purchase order or the Basket Deposit would, in the opinion of counsel to the Sponsor, be unlawful; or
•circumstances outside the control of the Trust, the Sponsor, the Marketing Agent, a BNB Custodian or Cash Custodian make it, for all practical purposes impracticable or not feasible to process Baskets (including if the Sponsor determines that the investments available to the Trust at that time will not enable it to meet its investment objective).
None of the Sponsor, the Transfer Agent, the BNB Custodians or the Cash Custodian will be liable for the rejection of any purchase order or Basket Deposit.
Redemption Procedures
The procedures by which an Authorized Participant can redeem one or more Baskets mirror the procedures for the creation of Baskets with an additional safeguard on BNB or cash being removed from the Trust’s applicable BNB Custodian or Cash Custodian account. Currently, redemption orders are processed in cash or BNB. On any business day, an Authorized Participant may place an order with the Transfer Agent to redeem one or more Baskets. Redemption orders must be placed by the order cut-off time for an order on a Business Day (the “Redemption Order Cut-Off Time”). The Redemption Order Cut-Off Time is 3:59:59 p.m. Eastern time on a trade date or as otherwise communicated by the Sponsor. A redemption order will be effective on the date it is received by the Transfer Agent (“Redemption Order Date”).
For a cash redemption, on the trade date for a Redemption Order (the “Redemption Trade Date”), the Trust in its sole discretion, shall select a Liquidity Provider and execute a trade to sell the BNB in exchange for cash to be delivered on the settlement date for a Redemption Order (which shall be the Business Day immediately following the Redemption Trade Date unless the Trust, Sponsor, and Authorized Participant agree to a different date) (the “Redemption Settlement Date”). The Liquidity Providers as of the date of this Prospectus, that have agreed to serve as a Liquidity Provider and have consented to be named in this Prospectus are Nonco LLC and Wincent Investment Fund PCC Limited. Additional Liquidity Providers may be added at any time, subject to the Sponsor’s sole discretion. The Redemption Settlement Date shall be the immediately following Business Day after the Redemption Trade Date, unless the parties otherwise agree in writing. The Liquidity Provider, not the Authorized Participant, shall be responsible for purchasing BNB from the Trust. By placing a Redemption Order, an Authorized Participant agrees to facilitate the delivery of the Basket of Shares.
For an in-kind redemption, on the Redemption Trade Date, the Trust shall instruct the applicable BNB Custodian to deliver BNB to the Authorized Participant or its designee on the Redemption Settlement Date. The Redemption Settlement Date, in the case of an in-kind redemption order, shall be the immediately following Business Day after the Redemption Trade Date, unless the parties otherwise agree in writing. The Authorized Participant, or its designee, shall be responsible for receiving BNB from the Trust in the case of an in-kind redemption order.
Once the Transfer Agent notifies the applicable BNB Custodian or Cash Custodian (as applicable), the Sponsor and the Administrator that the Shares have been received in the Trust’s DTC account, the Administrator shall instruct the applicable BNB Custodian or Cash Custodian (as applicable) to transfer the redemption BNB or cash amount from the Trust’s applicable BNB Custodian or Cash Custodian account to the Authorized Participant.
BNB held in the Trust’s BNB Accounts is the property of the Trust and is not leased, or loaned under any circumstances.
Determination of Redemption Distribution
By 8:00 p.m. Eastern time (or such other time as the parties may agree) on the Redemption Trade Date, in the case of a cash Redemption Order, the Administrator will calculate the Required Cash Redemption Total that the Trust is responsible for delivering in cash on Redemption Settlement Date to the Authorized Participant’s designated bank account. The Required Cash Redemption Total consists of (1) Basket Cash Component, minus (2) the Cash Amount, and minus (3) any Redemption Slippage. The Trust acknowledges that, if the actual cash sale price realized from selling BNB to the Liquidity Provider is above the Basket Cash Component, the Authorized Participant shall be entitled to retain the difference and the Required Cash Redemption Total shall be increased accordingly.
By 8:00 p.m. Eastern Standard Time (or such other time as the parties may agree) on Redemption Trade Date, in the case of an in-kind Redemption Order, the Administrator will calculate the Creation Basket Deposit that the Trust is responsible for delivering in BNB on Redemption Settlement Date to the Authorized Participant’s or its designee’s account at the applicable BNB Custodian.
Delivery of Redemption Distribution
On the Redemption Settlement Date, in the case of a cash Redemption Order, the Liquidity Provider delivers cash to the Trust’s Fiat Account in exchange for BNB. Upon settlement of the BNB sale by the Trust to the Liquidity Provider and the receipt of the Liquidity Provider’s cash in the Trust’s Fiat Account, the Trust shall instruct the applicable BNB Custodian to transfer the cash to the Trust’s Cash Custodian account. The Trust shall then instruct the Transfer Agent to deliver the Authorized Participant’s Shares in the Basket Deposit back to the Trust, in exchange for which the Trust shall instruct the Cash Custodian to transfer the Required Cash Redemption Total to the Authorized Participant’s designated bank account and the Redemption Order shall be settled. If the BNB sale transaction between the Trust and the Liquidity Provider fails to settle, the Authorized Participant shall have the option to cancel the Redemption Order, in which case the Trust will retain its BNB and the Authorized Participant will retain the associated Shares and will not receive any cash, or the Sponsor may use an alternative execution method for the Trust to sell BNB, in which case the Authorized Participant agrees and acknowledges it is responsible for any Redemption Slippage and Cash Amount relating to such alternative execution method. If the Trust’s DTC account has not been credited with all of the Baskets to be redeemed by such time, the redemption distribution will also be delayed.

On the Redemption Settlement Date, in the case of an in-kind Redemption Order, the Trust shall instruct the Transfer Agent to deliver the Authorized Participant’s Shares in the Creation Basket Deposit back to the Trust, in exchange for which the Trust shall instruct the applicable BNB Custodian to transfer the BNB in the Creation Basket Deposit to the Authorized Participant’s or its designee’s account at such BNB Custodian and the Redemption Order shall be settled. The Trust shall have no obligation to instruct the applicable BNB Custodian to transfer BNB to the Authorized Participant or its designee unless and until the Trust’s DTC account has been credited with all of the Shares relating to the Creation Baskets to be redeemed. If the BNB transfer between the Trust’s BNB Custodian Account and the Authorized Participant’s or its designee’s BNB Custodian account fails to settle, the Authorized Participant shall have the option to cancel the Redemption Order, in which case the Trust will retain its BNB and the Authorized Participant will retain the associated Shares and will not receive any BNB, or the Sponsor may use an alternative execution method for the Trust to sell BNB, in which case the Authorized Participant will receive cash, and the Authorized Participant agrees and acknowledges it is responsible for any Redemption Slippage and Cash Amount relating to such alternative execution method.
Suspension or Rejection of Redemption Orders
The Sponsor may, in its discretion, suspend the right of redemption, or postpone the redemption settlement date, (1) for any period during which the Exchange is closed other than customary weekend or holiday closings, or trading on the Exchange is suspended or restricted, (2) for any period during which an emergency exists as a result of which delivery, disposal or evaluation of BNB is not reasonably practicable, or (3) for such other period as the Sponsor determines to be necessary for the protection of the Shareholders. For example, the Sponsor may determine that it is necessary to suspend redemptions to allow for the orderly liquidation of the Trust’s assets. If the Sponsor has difficulty liquidating the Trust’s positions, e.g., because of a market disruption event, it may be appropriate to suspend redemptions until such time as such circumstances are rectified. If any of these events occurs at a time when an Authorized Participant intends to redeem Shares, and the price of BNB decreases before such Authorized Participant is able to complete such redemption order, such Authorized Participant may sustain a loss with respect to the amount that it would have been able to obtain in exchange for the BNB received from the Trust upon the redemption of its Shares, had the redemption taken place when such Authorized Participant originally intended it to occur. As a consequence, Authorized Participants may reduce their trading in Shares during periods of suspension, decreasing the number of potential buyers of Shares in the secondary market and, therefore, decreasing the price a Shareholder may receive upon sale. None of the Sponsor, the person authorized to take redemption orders in the manner provided in the Authorized Participant Agreement, the Cash Custodian or the BNB Custodians will be liable to any person or in any way for any loss or damages that may result from any such suspension or postponement. To the extent that the Sponsor suspends the right of redemption, the Trust will notify Shareholders in a prospectus supplement and a current report on Form 8-K or in its annual or quarterly reports.
Redemption orders must be made in whole Baskets. The Sponsor acting by itself or through the person authorized to take redemption orders in the manner provided in the Authorized Participant Agreement may, in its sole discretion, reject any redemption order (1) the Sponsor determines not to be in proper form, (2) the fulfillment of which its counsel advises may be illegal under applicable laws and regulations, or (3) if circumstances outside the control of the Sponsor, the person authorized to take redemption orders in the manner provided in the Authorized Participant Agreement or a BNB Custodian make it for all practical purposes not feasible for the Shares to be delivered under the redemption order. The Sponsor may also reject a redemption order if the number of Shares being redeemed would reduce the remaining outstanding Shares to 10,000 Shares (i.e., 1 Basket) or less.
The Marketing Agent shall notify the Authorized Participant of a rejection or suspension of any redemption order. The Marketing Agent is under no duty, however, to give notification of any specific defects or irregularities nor shall the Marketing Agent or the Trust incur any liability for the failure to give any such notification. The Trust and the Marketing Agent may not revoke a previously accepted redemption order.
Creation and Redemption Transaction Fee
To compensate the Transfer Agent for expenses incurred in connection with the creation and redemption of Baskets, an Authorized Participant is required to pay a transaction fee to the Transfer Agent to create or redeem Baskets, which does not vary in accordance with number of Baskets in such order. The transaction fee may be reduced, increased or otherwise changed by the Sponsor. The Sponsor will notify DTC of any change in the transaction fee and will not implement any increase in the fee for the redemption of baskets until thirty (30) days after the date of notice.
Liability of Authorized Participants for Taxes and Other Governmental Charges
An Authorized Participant shall be responsible for any transfer tax, sales or use tax, recording tax, value added tax or similar tax or governmental charge applicable to the creation or redemption of Creation Baskets (and the transfer of BNB in connection therewith), regardless of whether or not such tax or charge is imposed directly on the Authorized Participant. The applicable Authorized Participant agrees to indemnify the Sponsor, the Trustee and the Trust if any of them is required by law to pay any such tax, charge or fee, together with any applicable penalties, additions to tax and interest thereon.
Secondary Market Transactions
As noted, the Trust will create and redeem Shares from time to time, but only in one or more Baskets. The creation and redemption of Baskets are only made in exchange for delivery to the Trust or the distribution by the Trust of the amount of BNB (or corresponding amount of cash) equal to the number of Shares included in the Baskets being created or redeemed determined on the day the order to create or redeem Baskets is properly received.
As discussed above, Authorized Participants are the only persons that may place orders to create and redeem Baskets. Authorized Participants must be registered broker-dealers or other securities market participants, such as banks and other financial institutions that are not required to register as broker-dealers to engage in securities transactions. An Authorized Participant is under no obligation to create or redeem Baskets, and an Authorized Participant is under no obligation to offer to the public Shares of any Baskets it does create.
Authorized Participants that do offer to the public Shares from the Baskets they create will do so at per-Share offering prices that are expected to reflect, among other factors, the trading price of the Shares on the Exchange, the NAV of the Trust at the time the Authorized Participant purchased the Baskets, the NAV of the Shares at the time of the offer of the Shares to the public, the supply of and demand for Shares at the time of sale, and the liquidity of BNB or other portfolio investments. Baskets are generally redeemed when the price per Share is at a discount to the NAV per Share. Shares initially comprising the same Basket but offered by Authorized Participants to the public at different times may have different offering prices. An order for one or more Baskets may be placed by an Authorized Participant on behalf of multiple clients. Authorized Participants who make deposits with the Trust in exchange for Baskets receive no fees, commissions or other forms of compensation or inducement of any kind from either the Trust or the Sponsor and no such person has any obligation or responsibility to the Sponsor or the Trust to effect any sale or resale of Shares. Shares trade in the secondary market on the Exchange.
Shares are expected to trade in the secondary market on the Exchange. Shares may trade in the secondary market at prices that are lower or higher relative to their NAV per Share. The amount of the discount or premium in the trading price relative to the NAV per Share may be influenced by various factors, including the number of Shareholders who seek to purchase or sell Shares in the secondary market and the liquidity of BNB.

USE OF PROCEEDS
Proceeds received by the Trust from the issuance of Baskets consist of BNB or cash. A portion of the Trust's BNB is delegated for staking through the Staking Services Provider as described under "BNB, BNB Market, BNB Exchanges and Regulation of BNB—The Trust's Staking Program." Rewards received by the Trust from its Staking Activities will be held by the Trust pending distribution, sale to fund a cash distribution, payment of applicable staking-related fees and expenses or, if and to the extent permitted by the Staking Policy and the 2025 Staking Guidance, temporary re-staking. Deposits of BNB are held by the BNB Custodians on behalf of the Trust.Deposits of cash are delivered to the Cash Custodian, following which the Sponsor shall use such cash to purchase BNB from Liquidity Providers, with the BNB so purchased delivered by the applicable Liquidity Provider to a BNB Custodian, in each case, at the Sponsor’s instruction.

CONFLICTS OF INTEREST
There are present and potential future conflicts of interest in the Trust’s structure and operation you should consider before you purchase Shares. The Sponsor will use this notice of conflicts as a defense against any claim or other proceeding made. If the Sponsor is not able to resolve these conflicts of interest adequately, it may impact the Trust’s ability to achieve its investment objective.
The officers, directors and employees of the Sponsor do not devote their time exclusively to the Trust. These persons are directors, officers or employees of other entities which may compete with the Trust for their services. They could have a conflict between their responsibilities to the Trust and to those other entities.
The Sponsor has the authority to manage the investments and operations of the Trust, and this may allow it to act in a way that furthers its own interests which may create a conflict with your best interests. Shareholders have no voting rights, which will limit their ability to influence matters such as amendment of the Trust Agreement, change in the Trust’s basic investment policy, dissolution of the Trust, or the sale or distribution of the Trust’s assets.
The Sponsor serves as the sponsor to the Trust. The Sponsor may have a conflict to the extent that its trading decisions for the Trust may be influenced by the effect they would have on other funds its affiliates may manage. In addition, the Sponsor may be required to indemnify its officers, directors and key employees with respect to their activities on behalf of other funds, if the need for indemnification arises. This potential indemnification could cause the Sponsor’s assets to decrease. If the Sponsor’s other sources of income are not sufficient to compensate for the indemnification, it could cease operations, which could in turn result in Trust losses and/or termination of the Trust.
Affiliates of the Sponsor, including Van Eck Associates Corporation, have and may in the future issue various exchange traded products and other pooled investment vehicles that provide exposure to certain digital assets in U.S. and non-U.S. jurisdictions. In addition, the Sponsor’s affiliates may engage in trading of BNB across affiliates. The Sponsor has adopted and implemented policies and procedures that are reasonably designed to ensure compliance with applicable law, including a Compliance Manual and Code of Ethics, which address conflicts of interest. Additionally, the Sponsor has adopted policies and procedures requiring that certain personnel pre-clear trading activity in certain digital assets, including BNB. The Sponsor believes that these pre-clearance requirements, in addition to other controls, are reasonably designed to mitigate the risk of conflicts of interest and other impermissible activity.
The Sponsor and affiliates thereof may participate in transactions related to BNB, either for their own account (subject to certain internal employee trading operating practices) or for the account of others, such as clients, and such transactions may occur prior to, during, or after the commencement of this offering. Such transactions may not serve to benefit the Shareholders of the Trust and may have a positive or negative effect on the value of the BNB held by the Trust and, consequently, on the market value of BNB.
Because these parties may trade BNB for their own accounts at the same time as the Trust, prospective Shareholders should be aware that such persons may take positions in BNB which are opposite, or ahead of, the positions taken for the Trust. There can be no assurance that any of the foregoing will not have an adverse effect on the performance of the Trust.
If the Sponsor acquires knowledge of a potential transaction or arrangement that may be an opportunity for the Trust, it will have no duty to offer such opportunity to the Trust. The Sponsor will not be liable to the Trust or the Shareholders for breach of any fiduciary or other duty if Sponsor pursues such opportunity or directs it to another person or does not communicate such opportunity to the Trust. Neither the Trust nor any Shareholder has any rights or obligations by virtue of the Trust Agreement, the trust relationship created thereby, or this Prospectus in such business ventures or the income or profits derived from such business ventures. The pursuit of such business ventures, even if competitive with the activities of the Trust, will not be deemed wrongful or improper.
MarketVector is the index sponsor and index administrator for the MarketVectorTM BNB Benchmark Rate and a wholly-owned subsidiary of VanEck, which may create conflicts of interest as a result of such relationship. In addition, Market Vector is the calculation agent for the MarketVectorTM BNB Benchmark Rate and an affiliate of VanEck. Appropriate procedures have been implemented to avoid any conflicts of interest adversely affecting the interests of Shareholders. However, Shareholders should be aware that MarketVector has not taken the interests of the Shareholders into consideration when creating the MarketVectorTM BNB Benchmark Rate, and MarketVector will have no obligation to take the interests of the Shareholders into account when maintaining, modifying, rebalancing, reconstituting or discontinuing the MarketVectorTM BNB Benchmark Rate. Actions taken by MarketVectorTM in respect of the MarketVectorTM BNB Benchmark Rate may have an adverse impact on the value or liquidity of the Shares. The interests of MarketVector and the Shareholders may not be aligned. MarketVector will have no responsibility or liability to the Shareholders.
As of June 10, 2025, VanEck is a minority equity holder in Metatech Holdings, the parent company of Nonco LLC and holds approximately 6% of its equity. Nonco LLC is a Liquidity Provider to the Trust, and the Trust conducts its BNB purchase and sale transactions by trading directly with Liquidity Providers, including Nonco LLC.
Resolution of Conflicts Procedures
The Trust Agreement provides that whenever a conflict of interest exists between the Sponsor or any of its affiliates, on the one hand, and the Trust or any Shareholders or any other person, on the other hand, the Sponsor will resolve such conflict of interest considering the relative interest of each party (including its own interest) and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable accepted accounting practices or principles.

OWNERSHIP OR BENEFICIAL INTEREST IN THE TRUST
The beneficial interest in the Trust is divided into shares. Each Share of the Trust represents an equal beneficial interest in the net assets of the Trust, and each holder of Shares is entitled to receive such holder’s pro rata share of distributions of income and capital gains, if any.
All Shares are fully paid and non-assessable. No Share will have any priority or preference over any other Share of the Trust. All distributions, if any, will be made ratably among all Shareholders from the assets of the Trust according to the number of Shares held of record by such Shareholders on the record date for any distribution or on the date of termination of the Trust, as the case may be. Except as otherwise provided by the Sponsor, Shareholders will have no preemptive or other right to subscribe to any additional Shares or other securities issued by the Trust. Every Shareholder, by virtue of having purchased or acquired a Share, shall have expressly consented and agreed to be bound by the terms of the Trust Agreement.
The Sponsor will have full power and authority, in its sole discretion, without seeking the approval of the Trustee or the Shareholders (a) to establish and designate and to change in any manner and to fix such preferences, voting powers, rights, duties and privileges of the Trust as the Sponsor may from time to time determine, (b) to divide the beneficial interest in the Trust into an unlimited amount of shares, with or without par value, as the Sponsor will determine, (c) to issue shares without limitation as to number (including fractional shares), to such persons and for such amount of consideration, subject to any restriction set forth in the By-Laws, if any, at such time or times and on such terms as the Sponsor may deem appropriate, (d) to divide or combine the shares into a greater or lesser number without thereby materially changing the proportionate beneficial interest of the shares in the assets held, and (e) to take such other action with respect to the shares as the Sponsor may deem desirable. The ownership of Shares will be recorded on the books of the Trust or a transfer or similar agent for the Trust. No certificates certifying the ownership of Shares will be issued except as the Sponsor may otherwise determine from time to time. The Sponsor may make such rules as it considers appropriate for the issuance of share certificates, transfer of Shares and similar matters. The record books of the Trust as kept by the Trust, or any transfer or similar agent, as the case may be, will be conclusive as to the identity of the Shareholders and as to the number of Shares held from time to time by each.

DUTIES OF THE SPONSOR
The general fiduciary duties which would otherwise be imposed on the Sponsor (which would make its operation of the Trust as described herein impracticable due to the strict prohibition imposed by such duties on, for example, conflicts of interest on behalf of a fiduciary in its dealings with its beneficiaries), are replaced entirely by the terms of the Trust Agreement (to which terms all Shareholders, by subscribing to the Shares, are deemed to consent).
Additionally, under the Trust Agreement, the Sponsor has the following obligations as a sponsor of the Trust:
•execute, file, record and/or publish all certificates, statements and other documents and do any and all other things as may be appropriate for the formation, qualification and operation of the Trust and for the conduct of its business in all appropriate jurisdictions;
•retain independent public accountants to audit the accounts of the Trust;
•employ attorneys to represent the Trust;
•select the Trust’s Trustee, administrator, transfer agent, custodian(s), BNB trading platform counterparties and OTC market participant counterparties, index provider, marketing agent(s); insurer(s) and any other service provider(s) and cause the Trust to enter into contracts with such service provider(s);
•negotiate and enter into insurance agreements to secure and maintain the insurance coverage to the extent described in the Prospectus;
•develop a marketing plan for the Trust on an ongoing basis and prepare marketing materials regarding the Trust;
•maintain the Trust’s website;
•acquire and sell BNB, which may be facilitated by a BNB Custodian, with a view to providing Shareholders with exposure to BNB at a price that reflects the performance of the price of BNB and rewards from staking a portion of the Trust’s BNB, less the expenses of the Trust’s operations, valuing the Trust’s Shares daily based on the reported MarketVectorTM BNB Benchmark Rate, or any other pricing or valuation methodology adopted by the Sponsor in its discretion (for the avoidance of doubt, the Sponsor may select such subsequent pricing or valuation methodology without Shareholder approval);
•determine the Trust’s NAV and NAV per Share, and select, remove, change, or replace the pricing or valuation methodology or policies used to value the Trust’s assets and determine NAV and NAV per Share, in its sole discretion;
•enter into an Authorized Participant Agreement with each Authorized Participant and discharge the duties and responsibilities of the Trust and the Sponsor thereunder;
•receive directly or through its delegates from Authorized Participants and process or cause its delegates to process properly submitted purchase orders, as described in the Trust Agreement and in the Authorized Participant Agreement;
•in connection with purchase orders, receive directly or through its delegates the number of BNB and/or cash in an amount equal to the Basket Deposit from Authorized Participants;
•in connection with purchase orders, after accepting an Authorized Participant’s purchase order and receiving BNB in an amount equal to the Basket Deposit, or the amount of cash needed to purchase the quantity of BNB corresponding to the Basket Deposit, the Sponsor or its delegate will direct the Trust’s appointed transfer agent to credit the Baskets to fill the Participant’s purchase order within one Business Day immediately following the receipt of BNB and/or cash;

•receive directly or through its delegates from Authorized Participants and process or cause its delegates to process properly submitted redemption orders, as described in the Trust Agreement and in the Authorized Participant Agreement;
•in connection with redemption orders, after receiving the redemption order specifying the number of Baskets that the Authorized Participant wishes to redeem and after the Trust’s DTC account has been credited with the Baskets to be redeemed, the Sponsor or its delegates will transfer to the redeeming Authorized Participant: i) in the case of an in- kind redemption, an amount of BNB equal to the amount of BNB represented by the Baskets being redeemed; ii) in the case of a redemption for cash, the cash proceeds of the sale of such BNB;
•the Sponsor will, if permitted by the terms of the Trust Agreement, use its discretion to determine, in good faith, which peer-to-peer network, among a group of incompatible forks of the BNB Smart Chain, is generally accepted as the BNB Smart Chain and should therefore be considered the appropriate network for the Trust’s purposes;
•assist in the preparation and filing of reports and proxy statements (if any) to the Shareholders, the periodic updating of the Registration Statement and Prospectus and other reports and documents for the Trust required to be filed by the Trust with the SEC and other governmental bodies;
•use its best efforts to maintain the status of the Trust as a grantor trust for U.S. federal income tax purposes, including making such elections, filing such tax returns, and preparing, disseminating and filing such tax reports, as it is advised by its counsel or accountants are from time to time required by any statute, rule or regulation of the United States, any State or political subdivision thereof, or other jurisdiction having taxing authority in respect of the Trust or its administration;
•monitor all fees charged to the Trust, and the services rendered by the service providers to the Trust, to determine whether the fees paid by, and the services rendered to, the Trust are at competitive rates and are the best price and services available under the circumstances, and if necessary, renegotiate the fee structure to obtain such rates and services for the Trust;
•perform such other services as the Sponsor believes the Trust may from time to time require; and
•in general, to carry out any other business in connection with or incidental to any of the foregoing powers, to do everything necessary, suitable or proper for the accomplishment of any purpose or the attainment of any object or the furtherance of any power herein set forth, either alone or in association with others, and to do every other act or thing incidental or appurtenant or growing out of or connected with the aforesaid business or purposes, objects or powers.
To the extent that a law (common or statutory) or in equity, the Sponsor has duties (including fiduciary duties) and liabilities relating thereto to the Trust, the Shareholders or to any other person, the Sponsor will not be liable to the Trust, the Shareholders or to any other person for its good faith reliance on the provisions of the Trust Agreement or this Prospectus unless such reliance constitutes gross negligence, bad faith, or willful misconduct on the part of the Sponsor.

LIABILITY AND INDEMNIFICATION
Trustee
The Trustee will not be liable for the acts or omissions of the Sponsor, the Transfer Agent or any other person, nor will the Trustee be liable for supervising or monitoring the performance and the duties and obligations of the Sponsor, the Transfer Agent, the Trust or any other person under the Trust Agreement. The Trustee will not be personally liable under any circumstances, except for its own willful misconduct, bad faith or gross negligence. In particular, but not by way of limitation:
(a)the Trustee will not be personally liable for any error of judgment made in good faith except to the extent such error of judgment constitutes gross negligence on its part;
(b)no provision of the Trust Agreement will require the Trustee to expend or risk its personal funds or otherwise incur any financial liability in the performance of its rights or powers hereunder, if the Trustee shall have reasonable grounds for believing that the payment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to it;
(c)under no circumstances will the Trustee be personally liable for any representation, warranty, covenant, agreement, or indebtedness of the Trust;
(d)the Trustee will not be personally responsible for or in respect of the validity or sufficiency of the Trust Agreement or for the due execution hereof by the Sponsor;
(e)the Trustee has not prepared or verified, and shall have no duty, responsibility or obligation or any liability therefore, for any information, disclosure, or other statement in any memorandum or other documents issued in connection with the sale or transfer of any Shares;
(f)the Trustee will not be liable or any actions taken or omitted to be taken by it in accordance with the written instructions of the Sponsor;
(g)the Trustee will be under no obligation to exercise any of the rights or powers vested in it by the Trust Agreement, or to institute, conduct or defend any litigation under the Trust Agreement or any other agreements to which the Trust is a party, at the request, order or direction of the Sponsor unless the Sponsor has offered CSC Delaware Trust Company (in its individual capacity and in its capacity as Trustee) security or indemnity satisfactory to it against the costs, expenses and liabilities that may be incurred by it (including, without limitation, the reasonable fees and expenses of its counsel) therein or thereby;
(h)Notwithstanding anything contained herein to the contrary, the Trustee will not be required to take any action in any jurisdiction other than in the State of Delaware if the taking of such action would (i) require the consent, approval, authorization or order of, giving of notice to, or the registration with or taking any action in respect of, any state or other governmental authority or agency of any jurisdiction other than the State of Delaware, (ii) result in any fee, tax or other governmental charge becoming payable by the Trustee under the laws of any jurisdiction or any political subdivision thereof other than the State of Delaware, or (iii) subject the Trustee to personal jurisdiction, other than in the State of Delaware, for causes of action arising from personal acts unrelated to the consummation of the actions of the trustee contemplated by this Trust Agreement;
(i)the Trustee will incur no liability to anyone in acting upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper reasonably believed by it to be genuine and reasonably believed by it to be signed by the proper party or parties. The Trustee may accept a certified copy of a resolution of any governing body of any corporate party as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect. As to any fact or matter the manner of ascertainment of which is not specifically prescribed herein, the Trustee may for all purposes hereof rely on a certificate, signed by an authorized officer of the Sponsor or any other corresponding directing party, as to such fact or matter, and such certificate will constitute full protection to the Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon;
(j)in the exercise or administration of the trust hereunder, the Trustee (i) may act directly or through agents or attorneys pursuant to agreements entered into with any of them, and the Trustee will not be liable for the default or misconduct of such agents or attorneys if such agents or attorneys will have been selected by the Trustee in good faith and with due care and (ii) may consult with counsel, accountants and other skilled persons to be selected by it in good faith and with due care and employed by it, and it will not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons;
(k)except as expressly provided in Article 3 of the Trust Agreement, the Trustee acts solely as a trustee under the Trust Agreement and not in its individual capacity, and all persons having any claim against the Trustee by reason of the transactions contemplated by the Trust Agreement will look only to the Trust’s property for payment or satisfaction thereof; and
(l)the Trustee will not be liable for punitive, exemplary, consequential, special or other similar damages under any circumstances.
The Trustee, in its individual capacity and in its capacity as Trustee, or any officer, affiliate, director, employee, or agent of the Trustee (each, an “Indemnified Person”) will be entitled to indemnification from the Sponsor or the Trust, to the fullest extent permitted by law, from and against any and all losses, claims, taxes, damages, reasonable expenses, and liabilities (including liabilities under State or federal securities laws) of any kind and nature whatsoever (collectively, “Expenses”), to the extent that such Expenses arise out of or are imposed upon or asserted against such Indemnified Persons with respect to the creation, operation or termination of the Trust, the execution, delivery or performance of the Trust Agreement or the transactions contemplated in the Trust Agreement; provided, however, that the Sponsor and the Trust will not be required to indemnify any Indemnified Person for any Expenses that are a result of the willful misconduct, bad faith or gross negligence of such Indemnified Person. The obligations of the Sponsor and the Trust to indemnify the Indemnified Persons will survive the termination of the Trust Agreement.
Sponsor
The Sponsor will not be under any liability to the Trust, the Trustee or any Shareholder for any action taken or for refraining from the taking of any action in good faith pursuant to the Trust Agreement, or for errors in judgment or for depreciation or loss incurred by reason of the sale of any BNB or other assets held in trust hereunder; provided, however, that this provision will not protect the Sponsor against any liability to which it would otherwise be subject by reason of its own gross negligence, bad faith, or willful misconduct. The Sponsor may rely in good faith on any paper, order, notice, list, affidavit, receipt, evaluation, opinion, endorsement, assignment, draft or any other document of any kind prima facie properly executed and submitted to it by the Trustee, the Trustee’s counsel or by any other Person for any matters arising hereunder. The Sponsor will in no event be deemed to have assumed or incurred any liability, duty, or obligation to any Shareholder or to the Trustee other than as expressly provided for herein. The Trust will not incur the cost of that portion of any insurance which insures any party against any liability, the indemnification of which is herein prohibited.
In addition, as described in the Trust Agreement, (i) whenever a conflict of interest exists or arises between the Sponsor or any of its Affiliates, on the one hand, and the Trust, on the other hand; or (ii) whenever the Trust Agreement or any other agreement contemplated herein or therein provides that the Sponsor will act in a manner that is, or provides terms that are, fair and reasonable to the Trust, the Sponsor will resolve such conflict of interest, take such action or provide such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Sponsor, the resolution, action or terms so made, taken or provided by the Sponsor will not constitute a breach of the Trust Agreement or any other agreement contemplated herein or of any duty or obligation of the Sponsor at law or in equity or otherwise.

The Sponsor and its shareholders, members, directors, officers, employees, Affiliates and subsidiaries (each a “Sponsor Indemnified Party”) will be indemnified by the Trust and held harmless against any loss, liability or expense incurred hereunder without gross negligence, bad faith, or willful misconduct on the part of such Sponsor Indemnified Party arising out of or in connection with the performance of its obligations under the Trust Agreement or any actions taken in accordance with the provisions of the Trust Agreement. Any amounts payable to a Sponsor Indemnified Party under Section 4.06 of the Trust Agreement may be payable in advance or will be secured by a lien on the Trust. The Sponsor will not be under any obligation to appear in, prosecute or defend any legal action that in its opinion may involve it in any expense or liability; provided, however, that the Sponsor may, in its discretion, undertake any action that it may deem necessary or desirable in respect of the Trust Agreement and the rights and duties of the parties hereto and the interests of the Shareholders and, in such event, the legal expenses and costs of any such action will be expenses and costs of the Trust and the Sponsor will be entitled to be reimbursed therefor by the Trust. The obligations of the Trust to indemnify the Sponsor Indemnified Parties will survive the termination of the Trust Agreement.

PROVISIONS OF LAW
According to applicable law, indemnification of the Sponsor is payable only if the Sponsor determined, in good faith, that the act, omission or conduct that gave rise to the claim for indemnification was in the best interest of the Trust and the act, omission or activity that was the basis for such loss, liability, damage, cost or expense was not the result of negligence or misconduct and such liability or loss was not the result of negligence or misconduct by the Sponsor, and such indemnification or agreement to hold harmless is recoverable only out of the assets of the Trust.
Provisions of Federal and State Securities Laws
This offering is made pursuant to federal and state securities laws. The SEC and state securities agencies take the position that indemnification of the Sponsor that arises out of an alleged violation of such laws is prohibited unless certain conditions are met.
These conditions require that no indemnification of the Sponsor or any underwriter for the Trust may be made in respect of any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the party seeking indemnification and the court approves the indemnification; (ii) such claim has been dismissed with prejudice on the merits by a court of competent jurisdiction as to the party seeking indemnification; or (iii) a court of competent jurisdiction approves a settlement of the claims against the party seeking indemnification and finds that indemnification of the settlement and related costs should be made, provided that, before seeking such approval, the Sponsor or other indemnitee must apprise the court of the position held by regulatory agencies against such indemnification. These agencies are the SEC and the securities administrator of the State or States in which the plaintiffs claim they were offered or sold interests.

MANAGEMENT; VOTING BY SHAREHOLDERS
The Shareholders of the Trust take no part in the management or control, and have no voice in, the Trust’s operations or business. Except in limited circumstances, Shareholders have no voting rights under the Trust Agreement.
The Sponsor generally has the right to amend the Trust Agreement as it applies to the Trust provided that the Shareholders have the right to vote only if expressly required under Delaware or federal law or rules or regulations of the Exchange, or if submitted to the Shareholders by the Sponsor in its sole discretion. No amendment affecting the Trustee will be binding upon or effective against the Trustee unless consented to by the Trustee in the form of an instruction letter.
The Trust does not have any directors, officers or employees. The creation and operation of the Trust has been arranged by the Sponsor. The Sponsor is not governed by a board of directors. The following persons, in their respective capacities as directors or executive officers of the Sponsor perform certain functions with respect to the Trust that, if the Trust had directors or executive officers, would typically be performed by them. The principals and executive officers of the Sponsor are as follows:
Jan F. van Eck
Mr. van Eck, (born 1963), serves as the Chief Executive Officer and President of the Sponsor and VanEck. Mr. van Eck joined VanEck in 1992 and its Executive Management Team in 1998. Additionally, he is the President and CEO of Van Eck Securities Corporation. Furthermore, Mr. van Eck is a Trustee, the President and Chief Executive Officer of VanEck Vectors ETF Trust, VanEck Funds and VanEck VIP Trust. Furthering VanEck’s mission to anticipate asset classes and trends, Mr. van Eck has created strategic beta, tactical allocation, emerging markets, and commodity- related investment strategies in mutual fund, ETF, and institutional formats. Mr. van Eck founded the VanEck’s ETF business in 2006. One of the world’s largest ETF sponsors, the Van Eck offers ETFs, branded VanEck Vectors®, globally across equity and fixed income asset classes. Mr. van Eck holds a JD from Stanford University and graduated Phi Beta Kappa from Williams College with a major in Economics. He has registrations with the National Futures Association and the Financial Industry Regulatory Authority. Mr. van Eck is a Director of the National Committee on United States- China Relations. He routinely appears on CNBC and Bloomberg Television, and was a 2013 Finalist for Institutional Investor’s Fund Leader of the Year and a 2019 finalist for ETF.com’s Lifetime Achievement Award.
John J. Crimmins
Mr. Crimmins (born 1957) serves as Vice President, Treasurer and Chief Financial Officer of the Sponsor. Mr. Crimmins joined VanEck in 2009 as Vice President of Portfolio Administration. He is primarily responsible for overseeing portfolio accounting and administration. He also serves as Chief Financial Officer and Treasurer to the VanEck Funds, VanEck VIP Trust and VanEck ETF Trust. Prior to joining VanEck, Mr. Crimmins was the Chief Financial, Operating and Compliance Officer for Kern Capital Management LLC from 1997 to 2009 and the Vice President and Director of Mutual Fund Administration for Evergreen Investment Services from 1987 to 1997. Previously, Mr. Crimmins acted as Vice President and Controller for Pilgrim Group for three years and was in public accounting for six years. Mr. Crimmins is a Certified Public Accountant and received a BS in Accounting from St. John’s University.

BOOKS AND RECORDS
The Trust keeps its books of record and account at the office of the Sponsor located at 666 Third Avenue, 9th Floor, New York, NY 10017, or at the offices of the Administrator, or such office, including of an administrative agent, as it may subsequently designate upon notice. The books and records are open to inspection by any person who establishes to the Trust’s satisfaction that such person is a Shareholder upon reasonable advance notice at all reasonable times during usual business hours of the Trust.
The Trust keeps a copy of the Trust Agreement on file in the Sponsor’s office which will be available for inspection by any Shareholder at all times during its usual business hours upon reasonable advance notice.

STATEMENTS, FILINGS, AND REPORTS TO SHAREHOLDERS
After the end of each fiscal year, the Sponsor will cause to be prepared an annual report for the Trust containing audited financial statements. The annual report will be in such form and contain such information as will be required by applicable laws, rules and regulations and may contain such additional information which the Sponsor determines shall be included. The annual report will be filed with the SEC and the Exchange and will be distributed to such persons and in such manner, as is required by applicable laws, rules and regulations.
The Sponsor is responsible for the registration and qualification of the Shares under the federal securities laws. The Sponsor will also prepare, or cause to be prepared, and file any periodic reports or updates required under the Exchange Act. The Administrator will assist and support the Sponsor in the preparation of such reports.
The Administrator will make such elections, file such tax returns, and prepare, disseminate and file such tax reports, as it is advised to by its counsel or accountants or as required from time to time by any applicable statute, rule or regulation.

FISCAL YEAR
The fiscal year end of the Trust is June 30. The Sponsor may select an alternate fiscal year.

GOVERNING LAW; CONSENT TO DELAWARE JURISDICTION
The rights of the Sponsor, the Trust, DTC (as registered owner of the Trust’s global certificate for Shares) and the Shareholders are governed by the laws of the State of Delaware. The Sponsor, the Trust and DTC and, by accepting Shares, each DTC Participant and each Shareholder, consent to the non-exclusive jurisdiction of the courts of the State of Delaware and any federal courts located in Delaware, provided that (i) the forum selection provisions do not apply to suits brought to enforce a duty or liability created by the 1933 Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act, the Exchange Act, or the rules and regulations promulgated thereunder. Such consent is not required for any person to assert a claim of Delaware jurisdiction over the Sponsor and the Trust.
Section 22 of the 1933 Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the 1933 Act or the rules and regulations thereunder. Investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

LEGAL MATTERS
Litigation and Claims
Within the past five years of the date of this Prospectus, there have been no material administrative, civil or criminal actions against the Sponsor, the Trust or any principal or affiliate of any of them. This includes any actions pending, on appeal, concluded, threatened, or otherwise known to them.
Legal Opinion
Sidley Austin LLP has advised the Sponsor in connection with the Shares being offered and has also rendered an opinion regarding the material federal income tax consequences relating to the shares. Sidley Austin LLP also advises the Sponsor with respect to its responsibilities as sponsor of, and with respect to matters relating to, the Trust. Certain opinions of counsel will be filed with the SEC as exhibits to the Registration Statement of which this Prospectus is a part.
EXPERTS
The financial statement of VanEck BNB ETF are included herein in reliance on the report of Cohen & Company, Ltd., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

MATERIAL CONTRACTS
Administration and Accounting Agreement
On November 13, 2025, the Trust entered into an administration and accounting agreement (the “Administration and Accounting Agreement”) with the Administrator.
Pursuant to the Administration and Accounting Agreement, the Administrator is generally responsible for the furnishing certain administrative services to the Trust. The responsibilities of the Administrator include: (i) providing administrative, tax and accounting services and financial reporting for the maintenance and operations of the Trust; (ii) valuing the Trust’s BNB; (iii) calculating the net asset value per Share of the Trust and the net asset value of the Trust; (iv) supplying pricing information to the Sponsor for the Trust’s website; and (v) providing the office space, equipment, personnel and facilities required such services.
The Administration Agreement will have a one-year initial term and will automatically be renewed for successive one-year periods, unless terminated pursuant to the terms of the agreement.
Cash Custody Agreement
On November 13, 2025, the Trust entered into an administration and accounting agreement (the “Cash Custody Agreement”) with the Cash Custodian.
Pursuant to the Cash Custody Agreement, the Cash Custodian is generally responsible for, among other things, (i) opening and maintaining a separate deposit account or accounts of the Trust; (ii) determining the amount of BNB and/or cash required for an issuance or redemption of shares in a Basket; and (iii) releasing and delivering non-BNB assets and pay out cash.
The Cash Custody Agreement will have a one-year initial term and will automatically be renewed for successive one-year periods, unless terminated pursuant to the terms of the agreement.
BNB Custody Agreements
On November 14, 2025, the Trust entered into a master custody service agreement with Anchorage Digital Bank N.A., as First BNB Custodian, as amended from time to time, including the first amendment thereto dated November 18, 2025 (the “First BNB Custody Agreement”).
Pursuant to the First BNB Custody Agreement, the First BNB Custodian is generally responsible for making the First BNB Account available to the Trust. The responsibilities of the First BNB Custodian also include: (i) maintaining the First BNB Account; (ii) providing the Trust with access to a Fiat Account; (iii) allowing BNB to be deposited from a public blockchain address to the Trust’s First BNB Account; and (iv) allowing BNB to be withdrawn from the First BNB Account to a public blockchain address as instructed by the Trust.
On August 5, 2026, the Trust entered into a custodial services agreement with BitGo Bank & Trust, National Association, as Second BNB Custodian, as amended from time to time, including the fee amendment thereto dated as of September 25, 2026 (the “Second BNB Custody Agreement,” and together with the First BNB Custody Agreement, the “BNB Custody Agreements”). Pursuant to the Second BNB Custody Agreement, the Second BNB Custodian makes available to the Trust one or more segregated custody accounts for the receipt, safekeeping and maintenance of the Trust’s BNB, permits deposits and withdrawals pursuant to authenticated instructions, and provides related custodial and settlement services as applicable, including the Staking Services described in “The Trust’s Service Providers—The Staking Services Provider”. The Second BNB Custody Agreement also permits the Trust to hold fiat currency through a Fiat Account as described herein.
The First BNB Custody Agreement has the term and renewal provisions described in that agreement, including the three-year initial term previously disclosed by the Trust. The Second BNB Custody Agreement has a one-year initial term and automatically renews for successive one-year periods unless either party gives at least sixty (60) days’ notice of non-renewal or the parties otherwise mutually agree, subject in each case to the termination provisions of the applicable agreement.

Transfer Agency Agreement
On November 13, 2025, the Trust entered into a transfer agency and service agreement (the “Transfer Agency Agreement”) with the Transfer Agent.
Pursuant to the Transfer Agency Agreement, the Transfer Agent is generally responsible for the day-to-day administration of the Trust. The responsibilities of the Transfer Agent include: (i) establishing and maintaining each Authorized Participant’s account in the Trust; (ii) receiving and processing orders for the purchase of creation units from the Sponsor or Trust and deliver any cash payment to the custodian; (iii) receiving and processing redemption requests and directions from the Sponsor or Trust; and (iv) recording the issuance of Shares of the Trust and maintaining a record of the total number of Shares of the Trust which are issued and outstanding, based upon data provided to it by the Trust.
The Transfer Agreement will have a one-year initial term and will automatically be renewed for successive one-year periods, unless terminated pursuant to the terms of the agreement.
Marketing Agreement
On November 19, 2025, the Sponsor entered into a marketing agent agreement (the “Marketing Agreement”) with the Marketing Agent.
Under the Marketing Agreement, the Sponsor has agreed to develop and prepare, subject to the review and written approval of the Marketing Agent, marketing materials for the Trust, which will comply with all applicable laws, rules and regulations in all material respects. The Sponsor shall prepare and make all regulatory filings for all marketing materials prepared by either party on a timely basis.
The Marketing Agreement also provides that the Marketing Agent shall develop and prepare, subject to the review and written approval of the Sponsor, marketing materials for the Trust, which will comply with all applicable laws, rules and regulations in all material respects. If the Marketing Agent becomes the sponsor of the trust, it shall prepare and make all regulatory filings for all marketing materials prepared by either party on a timely basis.
The Marketing Agent will use its best efforts to market the Shares in accordance with the terms of the Marketing Agreement. In addition, the Marketing Agent will develop a “landing page” for the Trust, which can be part of an existing non-exclusive website. The website may include, among other things, sales material, prospectuses, and closing prices.
Sublicense Agreement
On November 19, 2025, the Trust entered into an index sublicense agreement (the “Sublicense Agreement”) with the Sponsor, pursuant to which the Sponsor has granted the Trust within the scope of the Sponsor’s rights under its license agreement with MarketVector, a transferable, worldwide license to use (i) the MarketVector™ BNB Benchmark Rate and (ii) the trade name and service mark rights to “Market Vector.” The Sublicense Agreement is effective for three years and shall automatically renew for successive one-year terms unless the Trust terminates the agreement in accordance with the terms of the Sublicense Agreement or provides notice of its intent to not renew the Sublicense Agreement.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following is a discussion of the material U.S. federal income tax consequences that generally will apply to the purchase, ownership and disposition of Shares by a U.S. Shareholder (as defined below). The discussion below is based on the Code, Treasury Regulations promulgated thereunder and judicial and administrative interpretations of the Code, all as in effect on the date of this Prospectus and all of which are subject to change either prospectively or retroactively. The tax treatment of Shareholders may vary depending upon their own particular circumstances. Certain Shareholders (including but not limited to banks, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt organizations, tax-exempt or tax-advantaged retirement plans or accounts, non-U.S. persons, brokers or dealers, traders, entities that are partnerships or S-corporations for U.S. federal income tax purposes, persons holding Shares as a position in a “hedging,” “straddle,” “conversion,” “constructive sale” or other integrated transaction for U.S. federal income tax purposes, persons whose “functional currency” is not the U.S. dollar, persons subject to the federal alternative minimum tax, persons required for U.S. federal income tax purposes to accelerate the recognition of any item of gross income with respect to the Shares as a result of such income being recognized on an applicable financial statement, or other investors with special circumstances) may be subject to special rules not discussed below. In addition, the following discussion applies only to investors who will hold Shares as “capital assets” (generally, property held for investment). Moreover, the discussion below does not address the effect of any state, local or foreign tax law consequences (or any consequences under any U.S. federal tax law other than U.S. federal income tax law) that may apply to an investment in Shares. Purchasers of Shares are urged to consult their own tax advisers with respect to all U.S. federal, state, local and foreign tax law considerations potentially applicable to their investment in Shares.
For purposes of this discussion, a “U.S. Shareholder” is a Shareholder that is:
•an individual who is treated as a citizen or resident of the United States for U.S. federal income tax purposes;
•a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.
If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Shares, the tax treatment of a partner generally depends upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Shares, the discussion below may not be applicable and we urge you to consult your own tax adviser for the U.S. federal income tax implications of the purchase, ownership and disposition of such Shares.
Taxation of the Trust
The Sponsor and the Trustee will treat the Trust as a “grantor trust” for U.S. federal income tax purposes. As a grantor trust, the Trust can undertake only certain types of activities. For example, generally, the Trust cannot vary its investment portfolio to take advantage of market fluctuations. In the opinion of Sidley Austin LLP, although not free from doubt due to the lack of directly governing authority, the Trust should be classified as a “grantor trust” for U.S. federal income tax purposes. The Trust intends to operate so that it will qualify to be treated as a grantor trust for U.S. federal income tax purposes. The opinion of Sidley Austin LLP is based on various assumptions relating to the Trust’s organization, operation, assets and activities, including that all other factual information set forth in the relevant documents and records are true and correct and that the Trust has operated in accordance with the Staking Guidance and will at all times operate in accordance with the method of operation described in the Trust’s organizational documents and this Prospectus. Sidley Austin LLP will have no obligation to update its opinion subsequent to the date of such opinion. Sidley Austin LLP will have no obligation to advise the Sponsor, the

Trustee or the Trust or the Shareholders of any subsequent change in the matters addressed in its opinion, the assumptions on which the conclusions in the opinion are based, or of any subsequent change in applicable law. The opinion of Sidley Austin LLP is not binding on the IRS or any court. Accordingly, there can be no assurance that the IRS will agree with the conclusions of counsel’s opinion and it is possible that the IRS or another tax authority could assert a position contrary to one or all of those conclusions and that a court could sustain that contrary position. Neither the Sponsor nor the Trustee will request a ruling from the IRS with respect to the classification of the Trust for U.S. federal income tax purposes or with respect to any other matter. If the IRS were to successfully assert that the Trust is not classified as a “grantor trust,” the Trust would likely be classified as either a partnership for U.S. federal income tax purposes, which may affect the timing and/or other tax consequences to the Shareholders, or as a publicly traded partnership that would be taxable as a corporation for U.S. federal income tax purposes, in which case the Trust would be taxed in the same manner as a corporation on its taxable income and distributions to Shareholders out of the earnings and profits of the Trust would be taxed to Shareholders as ordinary dividend income.
Except as otherwise indicated, the remainder of this discussion assumes that the Trust is classified as a grantor trust for U.S. federal income tax purposes.
Taxation of U.S. Shareholders
Each Shareholder will be treated, for U.S. federal income tax purposes, as if it directly owned a pro rata share of the underlying assets held in the Trust. A Shareholder also will be treated as if it directly received its respective pro rata share of the Trust’s income, if any, and as if it directly incurred its respective pro rata share of the Trust’s expenses. In the case of a Shareholder that purchases Shares for cash, its initial tax basis in its pro rata share of the assets held in the Trust at the time it acquires its Shares will be equal to its cost of acquiring the Shares. In the case of a Shareholder that acquires its Shares as part of the creation of a Basket, the delivery of BNB to the Trust in exchange for a pro rata share of the underlying BNB represented by the Shares will not be a taxable event to the Shareholder, and the Shareholder’s tax basis and holding period for the Shareholder’s pro rata share of the BNB held in the Trust will be the same as its tax basis and holding period for the BNB delivered in exchange therefor. For purposes of this discussion, and unless stated otherwise, it is assumed that all of a Shareholder’s Shares are acquired on the same date and at the same price per Share. Shareholders that hold multiple lots of Shares, or that are contemplating acquiring multiple lots of Shares, should consult their own tax advisers as to the determination of the tax basis and holding period for the underlying BNB related to such Shares.
Any BNB acquired by the Trust as staking rewards generally would be treated as giving rise to taxable income under the Staking Guidance. Additionally, such BNB will have a separate tax basis and holding period. It is likely that a Shareholder will have a tax basis for its share of any BNB acquired by the Trust as staking rewards equal to the amount of income that it recognizes and the Shareholder’s holding period for such BNB will begin as of the time it recognizes such income.
Current IRS guidance on the treatment of convertible virtual currencies classifies BNB as “property” that is not currency for U.S. federal income tax purposes and clarifies that BNB can be held as a capital asset, but it does not address several other aspects of the U.S. federal income tax treatment of BNB. Because BNB is a new technological innovation, the U.S. federal income tax treatment of BNB or transactions relating to investments in BNB may evolve and change from those discussed below, possibly with retroactive effect. In this regard, the IRS has indicated that it has made it a priority to issue additional guidance related to the taxation of virtual currency transactions, such as transactions involving BNB. In addition, the IRS and U.S. Treasury Department have issued regulations regarding the tax information reporting obligations and tax basis for certain digital asset transactions, as well as a safe harbor for certain investment trusts staking digital currencies. While the U.S. federal government has started to issue such additional guidance, whether any future guidance will adversely affect the U.S. federal income tax treatment of an investment in BNB or in transactions relating to investments in BNB is unknown. Moreover, future developments that may arise with respect to digital currencies may increase the uncertainty with respect to the treatment of digital currencies for U.S. federal income tax purposes. This discussion assumes that any BNB the Trust may hold is properly treated for U.S. federal income tax purposes as property that may be held as a capital asset and is not currency for purposes of the provisions of the Code relating to foreign currency gain and loss.

The Trust may use BNB to pay certain expenses of the Trust, which under current IRS guidance will be treated as a sale of such BNB, and it may sell BNB to distribute cash to Authorized Participants redeeming Shares and to pay certain expenses. If the Trust sells BNB (for example to generate cash to pay fees or expenses) or is treated as selling BNB (for example by using BNB to pay fees or expenses), a Shareholder will recognize gain or loss in an amount equal to the difference between (a) the Shareholder’s pro rata share of the amount realized by the Trust upon the sale and (b) the Shareholder’s tax basis for its pro rata share of the BNB that was sold. A Shareholder’s tax basis for its share of any BNB sold by the Trust should generally be determined by multiplying the Shareholder’s total basis for its share of all of the BNB held in the Trust immediately prior to the sale, by a fraction the numerator of which is the amount of BNB sold, and the denominator of which is the total amount of the BNB held in the Trust immediately prior to the sale. After any such sale, a Shareholder’s tax basis for its pro rata share of the BNB remaining in the Trust should be equal to its tax basis for its share of the total amount of the BNB held in the Trust immediately prior to the sale, less the portion of such basis allocable to its share of the BNB that was sold or treated as sold.
Upon a Shareholder’s sale of some or all of its Shares (other than a redemption), the Shareholder will be treated as having sold its pro rata share of the BNB held in the Trust at the time of the sale that is attributable to the Shares sold. Accordingly, the Shareholder generally will recognize gain or loss on the sale in an amount equal to the difference between (a) the amount realized pursuant to the sale of the Shares, and (b) the Shareholder’s tax basis for its pro rata share of the BNB held in the Trust at the time of sale that is attributable to the Shares sold, as determined in the manner described in the preceding paragraph. Based on current IRS guidance, such gain or loss (as well as any gain or loss realized by a Shareholder on account of the Trust selling BNB) will generally be long-term or short-term capital gain or loss, depending upon whether the Shareholder has a holding period of greater than one year in its pro rata share of the BNB that was sold.
The Trust’s sales of BNB to fund cash redemptions are expected to result in gains or losses with such gains or losses expected to be treated as incurred by the Shareholder that is being redeemed. These gains or losses generally would equal the difference between (a) the amount realized from the sale of the BNB, and (b) the Shareholder’s tax basis for the Shareholder’s pro rata share of the BNB held in the Trust that is sold to fund the redemption, as determined in the manner described above. A redemption of some or all of a Shareholder’s Shares in exchange for the cash received from such sale is not expected to be treated as a separate taxable event for the Shareholder.
An in-kind redemption of some or all of a Shareholder’s Shares in exchange for the underlying BNB represented by the Shares redeemed generally will not be a taxable event to the Shareholder. The Shareholder’s tax basis and holding period for the BNB received in the in-kind redemption generally will be the same as the Shareholder’s tax basis and holding period for its pro rata share of the BNB held in the Trust immediately prior to the in-kind redemption that is attributable to the Shares redeemed. The Shareholder’s holding period for the BNB received generally will include the period during which the Shareholder held the Shares redeemed in-kind. A subsequent sale of the BNB received by the Shareholder generally will be a taxable event.
After any sale or redemption of less than all of a Shareholder’s Shares, the Shareholder’s tax basis for its pro rata share of the BNB held in the Trust immediately after such sale or redemption generally will be equal to its tax basis in its share of the total amount of the BNB held in the Trust immediately prior to the sale or redemption, less the portion of such basis which is taken into account in determining the amount of gain or loss recognized by the Shareholder upon such sale or cash redemption or, in the case of an in-kind redemption, that is treated as the basis of the BNB received by the Shareholder in the redemption.
The Trust currently stakes a portion of its BNB through the Staking Services Provider and receives staking rewards. BNB acquired by the Trust as staking rewards from Staking Activities is treated as giving rise to ordinary taxable income. Additionally, such BNB has a separate tax basis and holding period. It is likely that a Shareholder will have a tax basis for its share of any BNB acquired by the Trust as staking rewards equal to the amount of income that it recognizes and the Shareholder's holding period for such BNB will begin as of the time it recognizes such income.
If a hard fork occurs in the BNB Smart Chain, the Trust could become entitled to units of both the original BNB and an alternative new digital asset. Under current IRS guidance, if a hard fork or other distribution of digital assets

(including a so-called “airdrop”) results in a taxpayer receiving units of a new cryptocurrency over which the taxpayer has dominion and control, the taxpayer will recognize ordinary income equal to the fair market value of such units at the time dominion and control is obtained. The Trust Agreement stipulates that if a fork occurs, the Sponsor shall determine which asset constitutes BNB and which network constitutes the alternative new digital asset, or Incidental Right or IR Virtual Currency. Additionally, the Sponsor has committed to cause the Trust to irrevocably abandon any Incidental Rights and IR Virtual Currency to which the Trust may become entitled in the future. However, there can be no assurance that these abandonments would be treated as effective for U.S. federal income tax purposes, or that the Sponsor will continue to cause the Trust to irrevocably abandon any Incidental Rights and IR Virtual Currency if there are future regulatory developments that would make it feasible for the Trust to retain those assets. If the Trust were treated as receiving the Incidental Rights or IR Virtual Currency, Shareholders may incur federal, state, and/or local, or non-U.S. tax liability.
3.8% Medicare Tax on Net Investment Income
Certain U.S. Shareholders who are individuals are required to pay a 3.8% Medicare tax on the lesser of the excess of their modified adjusted gross income over a threshold amount ($250,000 for married persons filing jointly and $200,000 for single taxpayers) or their “net investment income,” which generally includes capital gains from the disposition of property and may include income from staking rewards from Staking Activities and other income. This tax is in addition to any capital gains taxes due on such investment income. A similar tax applies to estates and trusts. U.S. Shareholders should consult their own tax advisers regarding the effect, if any, this tax may have on their investment in the Shares.
Brokerage Fees and Trust Expenses
Any brokerage or other transaction fee incurred by a Shareholder in purchasing Shares will be treated as part of the Shareholder’s tax basis in the underlying assets of the Trust. Similarly, any brokerage fee incurred by a Shareholder in selling Shares will reduce the amount realized by the Shareholder with respect to the sale.
Shareholders will be required to recognize the full amount of gain or loss upon a sale or deemed sale of BNB by the Trust (as discussed above), even though some or all of the proceeds of such sale are used by the Trustee to pay Trust expenses. Shareholders may deduct their respective pro rata shares of each expense incurred by the Trust to the same extent as if they directly incurred the expense. Shareholders who are individuals, estates or trusts, however, may be required to treat some or all of the expenses of the Trust as miscellaneous itemized deductions, which are nondeductible. In addition, deductions may be subject to phase outs and other limitations under applicable provisions of the Code.
Investment by Certain Retirement Plans
Individual retirement accounts (“IRAs”) and participant-directed accounts under tax-qualified retirement plans are limited in the types of investments they may make under the Code. Potential purchasers of Shares that are IRAs or participant-directed accounts under a Code section 401(a) plan should consult with their own tax advisors as to the tax consequences of a purchase of Shares.
United States Information Reporting and Backup Withholding
The Trustee will file certain information returns with the IRS, and provide certain tax-related information to Shareholders, in connection with the Trust. To the extent required by applicable regulations, each Shareholder will be provided with information regarding its portion of the Trust’s annual income, expenses, gains and losses (if any). A U.S. Shareholder generally may be subject to United States backup withholding tax in certain circumstances unless it provides its taxpayer identification number and complies with certain certification procedures. Shareholders may be required to meet certain information reporting or certification requirements imposed by the Foreign Account Tax Compliance Act, in order to avoid certain information reporting and withholding tax requirements.
The amount of any backup withholding will be allowed as a credit against a Shareholder’s U.S. federal income tax liability and may entitle the Shareholder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Individual U.S. Shareholders will be required to report on their federal income tax return the receipt, acquisition, sale, or exchange of any financial interest in virtual currency, which includes a Shareholder’s interest in BNB held by the Trust.
Taxation in Jurisdictions Other Than the United States
Prospective purchasers of Shares that are based in or acting out of a jurisdiction other than the United States are advised to consult their own tax advisers as to the tax consequences under the laws of such jurisdiction (or any other jurisdiction other than the United States in which they are subject to taxation) of their purchase, holding, sale and redemption of or any other dealing in Shares and, in particular, as to whether any value added tax, other consumption tax or transfer tax is payable in relation to such purchase, holding, sale, redemption or other dealing.
THE FOREGOING IS ONLY A GENERAL SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES ASSOCIATED WITH THE PURCHASE, OWNERSHIP AND DISPOSITION OF SHARES BY A U.S. SHAREHOLDER. EACH PROSPECTIVE SHAREHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISER CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSIDERATIONS BEFORE DECIDING WHETHER TO INVEST IN THE SHARES OF THE TRUST.

PURCHASES BY EMPLOYEE BENEFIT PLANS
The Employee Retirement Income Security Act of 1974 (“ERISA”) and/or Section 4975 of the Code impose certain requirements on: (i) employee benefit plans and certain other plans and arrangements, including individual retirement accounts and annuities, Keogh plans and certain collective investment funds or insurance company general or separate accounts in which such plans or arrangements are invested, that are subject to Title I of ERISA and/or Section 4975 of the Code (collectively, “Plans”); and (ii) persons who are fiduciaries with respect to the investment of assets treated as “plan assets” within the meaning of U.S. Department of Labor (the “DOL”) regulation 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Assets Regulation”), of a Plan. Investments by Plans are subject to the fiduciary requirements and the applicability of prohibited transaction restrictions under ERISA and the Code.
“Governmental plans” within the meaning of Section 3(32) of ERISA, certain “church plans” within the meaning of Section 3(33) of ERISA and “non-U.S. plans” described in Section 4(b)(4) of ERISA, while not subject to the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code, may be subject to any federal, state, local, non-U.S. or other law or regulation that is substantially similar to the foregoing provisions of ERISA and the Code. Fiduciaries of any such plans are advised to consult with their counsel prior to an investment in the Shares.
In contemplating an investment of a portion of Plan assets in the Shares, the Plan fiduciary responsible for making such investment should carefully consider, taking into account the facts and circumstances of the Plan, the “Risk Factors” discussed above and whether such investment is consistent with its fiduciary responsibilities. The Plan fiduciary should consider, among other issues, whether: (1) the fiduciary has the authority to make the investment under the appropriate governing plan instrument; (2) the investment would constitute a direct or indirect non-exempt prohibited transaction with a “party in interest” or “disqualified person” within the meaning of ERISA and Section 4975 of the Code respectively; (3) the investment is in accordance with the Plan’s funding objectives; and (4) such investment is appropriate for the Plan under the general fiduciary standards of investment prudence and diversification, taking into account the overall investment policy of the Plan, the composition of the Plan’s investment portfolio and the Plan’s need for sufficient liquidity to pay benefits when due. When evaluating the prudence of an investment in the Shares, the Plan fiduciary should consider the DOL’s regulation on investment duties, which can be found at 29 C.F.R. § 2550.404a-1.
It is intended that: (a) none of the Sponsor, the Trustee, the BNB Custodians, the Cash Custodian or any of their respective affiliates (the “Transaction Parties”) has through this report and related materials provided any investment advice within the meaning of Section 3(21) of ERISA to the Plan in connection with the decision to purchase or acquire such Shares; and (b) the information provided in this report and related materials will not make a Transaction Party a fiduciary to the Plan.

INFORMATION YOU SHOULD KNOW
This Prospectus contains information you should consider when making an investment decision about the Shares. You should rely only on the information contained in this Prospectus or any applicable prospectus supplement. None of the Trust or the Sponsor has authorized any person to provide you with different information and, if anyone provides you with different or inconsistent information, you should not rely on it. This Prospectus is not an offer to sell the Shares in any jurisdiction where the offer or sale of the Shares is not permitted.
The information contained in this Prospectus was obtained from us and other sources we believe to be reliable.
You should disregard anything we said in an earlier document that is inconsistent with what is included in this Prospectus or any applicable prospectus supplement. Where the context requires, when we refer to this “Prospectus,” we are referring to this Prospectus and (if applicable) the relevant prospectus supplement.
You should not assume that the information in this Prospectus or any applicable prospectus supplement is current as of any date other than the date on the front page of this Prospectus or the date on the front page of any applicable prospectus supplement.
We include cross references in this Prospectus to captions in these materials where you can find further related discussions. The table of contents tells you where to find these captions.

SUMMARY OF PROMOTIONAL AND SALES MATERIAL
The Trust expects to use the following sales material it has prepared:
•the Trust’s website, which is accessible at www.vaneck.com; and
•the Trust Fact Sheet found on the Trust’s website.
The materials described above are not a part of this Prospectus or the registration statement of which this Prospectus is a part.

INTELLECTUAL PROPERTY
The Sponsor owns trademark registrations for the Trust. The Sponsor relies upon these trademarks through which it markets its services and strives to build and maintain brand recognition in the market and among current and potential investors. So long as the Sponsor continues to use these trademarks to identify its services, without challenge from any third party, and properly maintains and renews the trademark registrations under applicable laws, rules and regulations, it will continue to have indefinite protection for these trademarks under current laws, rules and regulations.
The Sponsor also owns trademark registrations for the Sponsor. The Sponsor relies upon these trademarks through which it markets its services and strives to build and maintain brand recognition in the market and among current and potential investors. So long as the Sponsor continues to use these trademarks to identify its services, without challenge from any third party, and properly maintains and renews the trademark registrations under applicable laws, rules and regulations; it will continue to have indefinite protection for these trademarks under current laws, rules and regulations.

WHERE YOU CAN FIND MORE INFORMATION
The Trust has filed a registration statement on Form S-1 with the SEC under the 1933 Act. This Prospectus does not contain all of the information set forth in the registration statement (including the exhibits to the registration statement), parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information about the Trust or the Shares, please refer to the registration statement, which is available online at www.sec.gov.
Information about the Trust and the Shares can also be obtained from the Trust’s website, which is accessible at www.vaneck.com. The Trust’s website address is only provided here as a convenience to you and the information contained on or connected to the website is not part of this Prospectus or the registration statement of which this Prospectus is part. The Trust is subject to the informational requirements of the Exchange Act and will file certain reports and other information with the SEC under the Exchange Act.
The reports and other information is available online at www.sec.gov.

PRIVACY POLICY
The Trust and the Sponsor may collect or have access to certain nonpublic personal information about current and former Shareholders. Nonpublic personal information may include information received from Shareholders, such as a Shareholder’s name, social security number and address, as well as information received from brokerage firms about Shareholder holdings and transactions in Shares of the Trust.
The Trust and the Sponsor do not disclose nonpublic personal information except as required by law or as described in their Privacy Policy. In general, the Trust and the Sponsor restrict access to the nonpublic personal information they collect about Shareholders to those of their and their affiliates’ employees and service providers who need access to such information to provide products and services to Shareholders.
The Trust and the Sponsor maintain safeguards that comply with federal law to protect Shareholders’ nonpublic personal information. These safeguards are reasonably designed to (1) ensure the security and confidentiality of Shareholders’ records and information, (2) protect against any anticipated threats or hazards to the security or integrity of Shareholders’ records and information, and (3) protect against unauthorized access to or use of Shareholders’ records or information that could result in substantial harm or inconvenience to any Shareholder.
Third-party service providers with whom the Trust and the Sponsor share nonpublic personal information about Shareholders must agree to follow appropriate standards of security and confidentiality, which includes safeguarding such nonpublic personal information physically, electronically and procedurally.
A copy of the Sponsor’s current Privacy Policy, which is applicable to the Trust, is provided to Shareholders annually and is also available at www.vaneck.com.

APPENDIX A
GLOSSARY OF DEFINED TERMS
In this Prospectus, each of the following terms have the meanings set forth after such term:
“1933 Act”: The Securities Act of 1933.
“1940 Act”: Investment Company Act of 1940.
“Administrator”: State Street Bank and Trust Company.
“Advisers Act”: Investment Advisers Act of 1940.
“Authorized Participant”: One that purchases or redeems Baskets from or to the Trust.
“Authorized Participant Agreement”: An agreement entered into by an Authorized Participant, the Sponsor and the Trustee that provides the procedures for the creation and redemption of Baskets.
“Basket”: A block of 10,000 Shares used by the Trust to issue or redeem Shares. “Basket Deposit”: The total deposit required to create each basket.
“BNB Accounts”: The First BNB Account and the Second BNB Account, collectively.
“BNB Chain”: The multi-chain blockchain ecosystem designed to provide scalable, EVM-compatible smart contract execution and decentralized data storage, consisting of three blockchains: BNB Smart Chain, opBNB, and BNB Greenfield.
“BNB Custodian” or “BNB Custodians”: The First BNB Custodian and the Second BNB Custodian, collectively and each individually, a “BNB Custodian.”
“BNB Custody Agreements”: The First BNB Custody Agreement and the Second BNB Custody Agreement, collectively.
“BNB Smart Chain”: The layer 1 blockchain that serves as the main EVM-compatible execution layer of the BNB Chain ecosystem, which uses a proof-of-staked-authority consensus mechanism to validate transactions.
“Business Day”: Any day other than a day when the Exchange or the New York Stock Exchange is closed for regular trading.
“Cash Custodian”: State Street Bank and Trust Company.
“Cash Custody Agreement”: The agreement pursuant to which the Cash Custodian acts as custodian for the Trust’s cash and non-BNB assets, if any.
“CBDC”: Central Bank Digital Currencies.
“CEA”: Commodity Exchange Act of 1936.
“CFPB”: The U.S. Consumer Financial Protection Bureau.
“CFTC”: The U.S. Commodity Futures Trading Commission.
“Code”: Internal Revenue Code of 1986, as amended.
“Committed Assets”: the amount of the Trust’s BNB corresponding to Shares that are subject to lock-up or notice requirements pursuant to contractual commitments of the Sponsor and that the Sponsor intends to maintain in staking while such requirements remain in effect. Committed Assets remain assets of the Trust and are included in the Trust’s NAV.

“DOL”: The U.S. Department of Labor, responsible for promulgating and enforcing rules under ERISA.
“DSTA”: The Delaware Statutory Trust Act.
“DTC”: The Depository Trust Company. DTC will act as the securities depository for the Shares.
“DTC Participant”: An entity that has an account with DTC.
“ERISA”: The Employment Retirement Income Security Act of 1974.
“Exchange Act”: The Securities Exchange Act of 1934.
“Expenses”: Any and all losses, claims, taxes, damages, reasonable expenses, and liabilities (including those under State or federal securities laws) of any kind of nature whatsoever for which an Indemnified Person will be entitled to Indemnification, to the fullest extent permitted by law, from the Sponsor or the Trust.
“Fiat Account” or “Fiat Accounts”: A fiat currency account made available to the Trust by either BNB Custodian or, collectively, the fiat currency accounts made available to the Trust by the BNB Custodians.
“First BNB Account”: The special account opened by the First BNB Custodian for the purpose of holding the Trust’s BNB and facilitating the transfer of BNB required for the operation of the Trust.
“First BNB Custodian”: Anchorage Digital Bank N.A.
“First BNB Custody Agreement”: The master custody service agreement between the Trust and the First BNB Custodian, dated November 14, 2025, as amended from time to time.
“FinCEN”: The U.S. Department of Treasury Financial Crimes Enforcement Network.
“FINRA”: Financial Industry Regulatory Authority, formerly the National Association of Securities Dealers.
“IIV”: Intraday indicative value.
“Incidental Rights”: Rights to acquire, or otherwise establish dominion and control over, any virtual currency or other asset or right, other than BNB, which rights are incident to the Trust’s ownership of BNB and arise without any action of the Trust, or of the Sponsor or Trustee on behalf of the Trust. The Sponsor shall cause the Trust to irrevocably abandon Incidental Rights.
“Indemnified Person”: The Trustee or any officer, affiliate, director, employee, or agent of the Trustee who is entitled to indemnification from the Sponsor or the Trust.
“Indirect Participants”: Banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly.
“IR Virtual Currency”: Any virtual currency tokens, or other asset or right, that is not BNB, and is acquired by the Trust through the exercise (subject to the applicable provisions of the Trust Agreement) of any Incidental Right.
“IRA”: Individual retirement account.
“IRS”: U.S. Internal Revenue Service.
“Marketing Agent”: Van Eck Securities Corporation.
“MarketVector”: MarketVector Indexes GmbH, the sponsor of MarketVectorTM BNB Benchmark Rate.
“NAV”: Net asset value of the Trust.
“NFA”: National Futures Association.
“OTC”: Over-the-counter market.

“Plan Assets Regulation”: U.S. Department of Labor (DOL) Regulation 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA, which defines plan assets.
“Plans”: Employee benefit plans and/or certain other plans and arrangements subject to Title I of ERISA and/or Section 4975 of the Code.
“Redemption Order Date”: The date a redemption order is received in satisfactory form and approved by the Marketing Agent. “Register”: The record of all shareholders and holders of the Shares in certificated form kept by the Administrator.
“SEC”: The U.S. Securities and Exchange Commission.
“Second BNB Account”: Each segregated custody account made available by the Second BNB Custodian for the purpose of holding the Trust’s BNB.
“Second BNB Custodian”: BitGo Bank & Trust, National Association.
“Second BNB Custody Agreement”: The agreement which establishes the rights and responsibilities of the Second BNB Custodian, the Sponsor and the Trust with respect to the custody of the Trust’s BNB that may be held in the Second BNB Accounts.
“Shareholders”: Holders of Shares.
“Shares”: Common shares representing fractional undivided beneficial interests in the Trust.
“Sponsor Indemnified Party”: The Sponsor and its shareholders, members, directors, officers, employees, Affiliates and subsidiaries who are indemnified by the Trust and held harmless against any loss, liability, or expense incurred arising out of or in connection with the performance of its obligations under or actions taken according to the Trust Agreement, except for those incurred as a result of gross negligence, bad faith, or willful misconduct.
“Sponsor Indemnified Party”: The Sponsor and its shareholders, members, directors, officers, employees, Affiliates and subsidiaries who are indemnified by the Trust and held harmless against any loss, liability, or expense incurred arising out of or in connection with the performance of its obligations under or actions taken according to the Trust Agreement, except for those incurred as a result of gross negligence, bad faith, or willful misconduct.
“State Street”: State Street Bank and Trust Company.
“The Sponsor”: VanEck Digital Assets, LLC, a Delaware limited liability company.
“The Sponsor Fee”: The unified fee of 0.39% to be paid to the Sponsor by the Trust as compensation for services performed under the Trust Agreement.
“The Trust”: VanEck BNB ETF.
“Transfer Agent”: State Street Bank and Trust Company.
“Trust Agreement”: The Second Amended and Restated Declaration of Trust and Trust Agreement of VanEck BNB ETF, dated as of April 24, 2026.
“Trustee”: CSC Delaware Trust Company, a Delaware trust company.
“VanEck”: Van Eck Associates Corporation.
“You”: The owner or holder of Shares.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Sponsor and Shareholder of
VanEck BNB ETF
Opinion on the Financial Statement
We have audited the accompanying statement of assets and liabilities of VanEck BNB ETF (the “Trust”), as of April 22, 2026, and the related notes (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of VanEck BNB ETF as of April 22, 2026, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
This financial statement is the responsibility of the Trust’s management. Our responsibility is to express an opinion on the Trust’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Trust in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Trust is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit includes performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement and confirmation of cash owned as of April 22, 2026, by correspondence with the custodian. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.
We have served as the Trust’s auditor since 2025.
COHEN & COMPANY, LTD.
Towson, Maryland
April 27, 2026

VanEck BNB ETF
STATEMENT OF ASSETS AND LIABILITIES
At April 22, 2026

ASSETS:
Cash	$100,000
Total Assets	100,000
LIABILITIES:
Total Liabilities	—
Commitments and contingent liabilities (Note 6)	—
NET ASSETS	$100,000

Shares issued and outstanding (a)	4,000
Net Asset Value per Share (Note 2)	$25.00
__________________
(a)No par value, unlimited amount authorized
See Notes to Financial Statement

NOTES TO FINANCIAL STATEMENT
April 22, 2026
Note 1. Organization:
The VanEck BNB ETF (the “Trust”), a Delaware statutory trust, is an exchange-traded fund that issues common shares of beneficial interest in an ownership of the Trust. The shares are traded on The Nasdaq Stock Market LLC (the “Exchange”). The Trust’s investment objective is to reflect the performance of the price of BNB tokens (“BNB”) and rewards from staking a portion of the Trust’s BNB to the extent that VanEck Digital Assets, LLC (the “Sponsor”) in its sole discretion (i) implements staking and (ii) determines that the Trust may do so without undue legal or regulatory risk, such as, without limitation, by jeopardizing the Trust’s ability to qualify as a grantor trust for U.S. federal income tax purposes, less the expenses of the Trust’s operations. The Trust is managed and controlled by the Sponsor, a wholly-owned subsidiary of Van Eck Associates Corporation (“VanEck”). The Delaware Trust Company, is the “Trustee” of the Trust. On November 14, 2025, VanEck purchased 4,000 shares at $25.00 per share for $100,000. The Trust had no operations other than this initial seed transaction.
Note 2. Significant Accounting Policies:
A.    Basis of Preparation and Use Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from those estimates.
The Trust qualifies as an investment company solely for accounting purposes and not for any other purpose and follows accounting and reporting requirements of Accounting Standards Codification (“ASC”) 946 Financial Services—Investment Companies, but is not registered, and is not required to be registered, as an investment company under the Investment Company Act of 1940, as amended.
B.    Cash
Cash represents cash deposits held at a major financial institution and is subject to credit risk to the extent its balance exceeds the federally insured limits. As of April 22, 2026, the Trust’s cash balance did not exceed the federal insured limits.
C.    Investment Valuation
The Trust values its investments in BNB and other assets and liabilities at fair value daily. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date.
The Trust identifies and determines the BNB principal market (or in the absence of a principal market, the most advantageous market) for GAAP financial statement purposes consistent with the application of fair value measurement framework in Financial Accounting Standards Board (“FASB”) ASC 820 at 11:59 p.m. EST. Under ASC 820, a principal market is the market with the greatest volume and activity level for the asset or liability. The Sponsor on behalf of the Trust will determine in its sole discretion the valuation sources and policies used to prepare the Trust’s financial statements in accordance with GAAP.
Various inputs are used in determining the fair value of assets and liabilities. Inputs may be based on independent market data (observable inputs) or they may be internally developed (unobservable inputs). These inputs are categorized into a disclosure hierarchy consisting of three broad levels for financial reporting purposes. The three levels of the fair value hierarchy are as follows:
Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability either directly or indirectly, including quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not considered to be active, inputs other than quoted prices that are observable for the asset or liability, and inputs that are derived principally from or corroborated by observable market data by correlation or other means; and
Level 3 – Unobservable inputs where there are little or no market activity for the asset or liability, including the Trust’s assumptions used in determining the fair value of investments.
D.    BNB
BNB transactions are accounted for on trade date. Realized gains and losses on the sale of BNB are determined based on the average cost method. Under ASC Topic 946, the average cost method is an accepted method to determine realized gains and losses on the sale of BNB. Proceeds received by the Trust from the issuance of baskets consist of BNB. Deposits of BNB will be held by Anchorage Digital Bank N.A. (the “First BNB Custodian”) on behalf of the Trust until (i) delivered out in connection with redemptions of baskets or cash or (ii) sold by the Sponsor, which may be facilitated by the BNB Custodian to pay fees due to the Sponsor and Trust expenses and liabilities not assumed by the Sponsor.
There was no BNB, held as of April 22, 2026.
E.    Calculation of Net Asset Value
The Trust’s net asset value (“NAV”) is calculated based on the Trust’s net asset holdings as reconciled to the BNB Custodian’s accounts on a market approach, determined on a daily basis in accordance with the MarketVector™ BNB Index price at 4:00 pm EST. The Trust’s NAV per Share is calculated by taking the current market value of its total assets, subtracting any liabilities, and then dividing that total by the total number of outstanding Shares. The Trust Agreement gives the Sponsor the exclusive authority to determine the Trust’s NAV and the Trust’s NAV per Share, which it has delegated to the Administrator.
F.    Federal Income Taxes
The Trust is treated as a grantor trust for federal income tax purposes and, therefore, no provision for federal income taxes is required. Any interest, expenses, gains and losses are passed through to the holders of Shares of the Trust. The Sponsor has reviewed the tax positions as of April 22, 2026, and has determined that no provision for income tax is required in the Trust’s financial statements.
G.    Segment Reporting
The Chief Financial Officer and Treasurer of the Sponsor acts as the Trust’s chief operating decision maker (“CODM”), assessing performance and making decisions about resource allocation. The CODM has determined that the Trust has a single operating segment based on the fact that the Trust’s long-term strategic asset allocation is pre-determined in accordance with the terms of its prospectus, with a defined investment strategy which is executed by the Sponsor. The financial information provided to and reviewed by the CODM is presented within the Trust’s financial statements.
Note 3. Trust Expenses and Other Agreements
The Trust will pay to the Sponsor a unified fee (the “Sponsor Fee”) that will accrue daily. The Sponsor has agreed to pay all operating expenses (except for litigation expenses and other extraordinary expenses) out of the Sponsor Fee. The Sponsor from time to time will sell BNB, which may be facilitated by the custodian, in such quantity as is necessary to permit payment of the Sponsor Fee and Trust expenses and liabilities not assumed by the Sponsor.
The Trustee’s fee is paid by the Sponsor and is not an expense of the Trust.

The Trust will hold its BNB at the BNB Custodian, which is a regulated third-party custodian that carries insurance and is responsible for safekeeping of BNB owned by the Trust and holding private keys that provide access to the BNB in the Trust’s BNB account.
State Street Bank and Trust Company serves as the Trust’s administrator, transfer agent and cash custodian.
Note 4. Related Parties
The Sponsor is considered to be a related party to the Trust.
MarketVector Indexes GmbH is the index sponsor and index administrator for the MarketVector™ BNB Index, which is used by the Trust to determine its net asset value. MarketVector Indexes GmbH is an indirectly wholly-owned subsidiary of Van Eck Associates Corporation.
Van Eck Securities Corporation, a marketing agent to the Trust, is a wholly owned-subsidiary of VanEck.
Van Eck Associates Corporation is the sole shareholder as of April 22, 2026.
Note 5. Capital Share Transactions
Investors can buy and sell Shares of the Trust in secondary market transactions through brokers. Shares trade on the Exchange under the ticker symbol VBNB. Shares are bought and sold throughout the trading day like other publicly traded securities.
The Trust continuously offers the Trust Shares in creation baskets consisting of 25,000 Shares to authorized participants. Authorized participants pay a transaction fee for each order they place to create or redeem one or more creation baskets. The Administrator calculates the cost to purchase (or sell in the case of a redemption order) the amount of BNB represented by the baskets being created (or redeemed); the amount of BNB represented is equal to the combined NAV of the number of Shares included in the baskets being created (or redeemed).
The Trust creates and redeems Shares, but only in one or more creation baskets. Creation baskets are only made in exchange for delivery to the Trust or the distribution by the Trust of the amount of BNB represented by the baskets being created or redeemed, the amount of which is equal to the combined NAV of the number of Shares included in the baskets being created or redeemed determined as of 4:00 p.m. EST on the day the order to create or redeem baskets is properly received. Only authorized participants may place orders to create and redeem baskets through the transfer agent. The transfer agent will coordinate with the Trust’s custodian in order to facilitate settlement of the Shares and BNB.
Note 6. Commitments and Contingent Liabilities
In the normal course of business, the Trust enters into contracts that contain a variety of general indemnifications. The Trust’s maximum exposure under these agreements is unknown as this would involve future claims that may be made against the Trust that have not yet occurred. However, the Sponsor believes the risk of loss under these arrangements to be remote.
Note 7. Concentration Risk
Substantially all of the Trust’s assets are holdings of BNB, which creates a concentration risk associated with fluctuations in the value of BNB due to number of factors. Accordingly, a decline in the value of BNB will have an adverse effect on the value of the Shares of the Trust. Factors that may have the effect of causing a decline in the value of BNB include high volatility, which could have a negative impact on the performance of the Trust. BNB exchanges are relatively new and, in some cases, unregulated, and, therefore, may be more exposed to fraud and security breaches than established, regulated exchanges for other financial assets or instruments, which could have a negative impact on the performance of the Trust. The value of the Shares depends on the development and acceptance of the BNB Network. The slowing or stopping of the development or acceptance of the BNB Network may adversely affect an investment in the Trust. The price of BNB on the BNB market has exhibited periods of extreme volatility. The Trust is subject to risks due to its concentration of investments in a single asset class.

Possible illiquid markets may exacerbate losses or increase the variability between the Trust’s NAV and its market price. The amount of BNB represented by the Shares may decline over time.
Future and current regulations by a United States or foreign government or quasi-governmental agency could have an adverse effect on an investment in the Trust. Shareholders do not have the protections associated with ownership of Shares in an investment company registered under the 1940 Act or the protections afforded by the Commodity Exchange Act. Future legal or regulatory developments may negatively affect the value of BNB or require the Trust or the Sponsor to become registered with the SEC or CFTC, which may cause the Trust to liquidate.
The Exchange on which the Shares are listed may halt trading in the Trust’s Shares, which would adversely impact a Shareholder’s ability to sell Shares. The market infrastructure of the BNB spot market could result in the absence of active authorized participants able to support the trading activity of the Trust.
Shareholders that are not authorized participants may only purchase or sell their Shares in secondary trading markets, and the conditions associated with trading in secondary markets may adversely affect Shareholders’ investment in the Shares.
Note 8. Subsequent Event Review
The Trust has evaluated subsequent events and transactions for potential recognition or disclosure through the date the financial statements were issued and has determined that there are no material events that would require disclosure.

VANECK BNB ETF
PROSPECTUS
October 1, 2026